As filed with the Securities and Exchange Commission on March 14, 2012
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EURASIAN MINERALS INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1000	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

543 Granville Street, Suite 501
Vancouver, British Columbia V6C 1X8
Canada
(604) 688-6390
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

DL Services Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(206) 903-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew J. McLeod	Kimberley R. Anderson	Joshua E. Little
Blake, Cassels & Graydon LLP	Dorsey & Whitney LLP	Durham Jones & Pinegar, P.C.
595 Burrard Street	701 Fifth Avenue, Suite 6100	192 E. 200 N., Third Floor
P.O. Box 49314	Seattle, Washington 98104	St. George, Utah 84770
Suite 2600, Three Bentall Centre	(206) 903-8800	(435) 674-0400
Vancouver, British Columbia V7X 1L3, Canada
(604) 631-3300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed merger described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [ ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, without par value	18,837,233	N/A	$40,186,097	$4,605.33

(1)

Based upon the maximum number of common shares of Eurasian Minerals Inc. (“Eurasian”) issuable upon completion of the merger described in this proxy statement/prospectus, which was calculated as the product of 0.45, the exchange ratio in the merger, multiplied by the 41,860,518 shares of Bullion Monarch Mining, Inc. (“Bullion”) common stock estimated to be cancelled in the transaction (consisting of the sum of (a) 39,360,518 shares outstanding and (b) 2,500,000 shares issuable pursuant to outstanding warrants, each as of March 7, 2012).

(2)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(f) and (c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to the maximum number of Bullion shares of common stock that may be exchanged in the merger, multiplied by $1.07, the average of the high and low prices of Bullion’s common stock on March 7, 2012, as reported on the OTCQB, minus $4,604,657 (the estimated amount of cash to be paid by the registrant to the shareholders of Bullion in the merger).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 13, 2012

The accompanying proxy statement/prospectus is dated [•], 2012, and is first being mailed to Bullion shareholders on or about [•], 2012.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Bullion Monarch Mining, Inc. Shareholders:

     The board of directors of Bullion Monarch Mining, Inc., or Bullion, has unanimously adopted and approved an Agreement and Plan of Merger in which a direct, wholly owned subsidiary of Eurasian Minerals Inc., or Eurasian, will merge with Bullion, with Bullion surviving as a wholly-owned subsidiary of Eurasian (the “merger”). We are sending you the accompanying proxy statement/prospectus to notify you of the special meeting of Bullion shareholders being held to vote on the approval of the merger agreement and related matters and to ask you to vote at the special meeting in favor of the approval of the merger agreement.

     If the merger agreement is approved by our shareholders and the merger is completed, for each share of Bullion common stock that you hold as of the effective time of the merger, which we refer to as the effective time, you will be entitled to receive (i) 0.45 of a share of Eurasian common stock and (ii) $0.11 in cash. We refer to this combination of cash and stock together as the merger consideration.

     Eurasian’s common stock trades on the TSX Venture Exchange under the symbol “EMX” and on the NYSE Amex under the symbol “EMXX,” and Bullion’s common stock trades on the OTCQB under the symbol “BULM.”

     For a discussion of risk factors that you should consider in evaluating the merger and the other matters on which you are being asked to vote, see “Risk Factors” beginning on page 18 of the enclosed proxy statement/prospectus. The market price of Eurasian common stock will continue to fluctuate following the date of the shareholder vote on the merger proposal at the special meeting. Consequently, at the time of the shareholder vote, the value of the stock consideration will not yet be determined.

     Bullion cannot complete the merger without the approval of holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting. A failure to vote on the proposal to approve the merger agreement has the same effect as a vote by you AGAINST the approval of the merger agreement. Therefore, your vote is very important, regardless of the number of shares of Bullion common stock you own, and Bullion urges you to take the time to vote by following the instructions on your proxy card regardless of whether you plan to attend the special meeting.

     You will also have an opportunity to vote to approve (i) on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger; and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement, referred to as the adjournment proposal.

     The special meeting will be held at [•] located at [•], on [•], 2012, at [•] local time.

     The Bullion board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation payable or that could become payable to the named executive officers of Bullion in connection with the merger pursuant to pre-existing severance arrangements, and “FOR” the adjournment proposal.

Sincerely,

R. Don Morris, CEO and Chairman of the Board
Bullion Monarch Mining, Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

     The accompanying proxy statement/prospectus incorporates important business and financial information about Eurasian and Bullion from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents in this proxy statement/prospectus or filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Eurasian Minerals Inc.	Bullion Monarch Mining, Inc.
543 Granville Street, Suite 501	20 North Main, Ste. 202
Vancouver, British Columbia V6C 1X8	St. George, Utah 84770
Canada	Attn: Joseph Morris
Attn: Valerie Barlow	Tel: (801) 426-8111
Tel: (604) 688-6390

     To obtain timely delivery of the documents in advance of the special meeting of shareholders, you must request the information no later than [•], 2012 (which is five business days prior to the date of the special meeting).

     For more information, see “Where You Can Find More Information” beginning on page 154.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	8
Information about the Companies	8
The Merger	9
Interests of Certain Persons in the Merger	11
Certain Material U.S. Federal Income Tax Considerations	12
Certain Material Canadian Federal Income Tax Considerations	12
Comparison of Rights of Shareholders of Bullion and Shareholders of Eurasian	12
Risk Factors	12
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	13
Selected Historical Financial Data of Eurasian	13
Selected Historical Financial Data of Bullion	14
Selected Unaudited Pro Forma Condensed Combined Financial Data	15
Comparative Historical Per Share Data	15
Comparative Per Share Market Price Data	16
EXCHANGE RATE INFORMATION	17
RISK FACTORS	18
Risks Related to the Merger	18
Risks Related to Eurasian (and the Combined Company in the event the Merger is Completed)	22
Risks Related to Bullion	25
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	29
THE SPECIAL MEETING OF BULLION SHAREHOLDERS	30
Date, Time and Place	30
Purpose of Special Meeting	30
Recommendation of the Bullion Board of Directors	30
Bullion Record Date; Shares Entitled to Vote	30
Quorum	30
Required Vote	31
Voting of Proxies by Holders of Record	31
Shareholders Sharing an Address	32
Revocability of Proxies	32
Adjournments and Postponements	32
Solicitation of Proxies	33
PROPOSAL ONE—THE MERGER	34
General	34
Background of the Merger	34
Bullion’s Reasons for the Merger	37
Recommendation of the Bullion Board of Directors	40
Eurasian’s Reasons for the Merger	40
Opinion of Bullion’s Financial Advisor	41
Interests of Certain Persons in the Merger	43
Bullion Warrants	44
Board of Directors of Eurasian Following the Merger	44
Certain Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger	44
Certain Material Canadian Federal Income Tax Consequences of the Merger	44
Dissenters’ Rights	55
Resale of Eurasian Common Shares	57
Stock Exchange Listing of Eurasian Common Stock	57
Deregistration of Bullion Common Stock	57
Accounting Treatment	57
Eurasian’s Status as a Foreign Private Issuer under the United States Securities Exchange Act of 1934	58

i

ii

iii

BULLION MONARCH MINING, INC.

20 North Main, Suite 202
St. George, Utah 84770
(801) 426-8111

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [•], 2012

To the Shareholders of Bullion Monarch Mining, Inc.:

     A special meeting of the shareholders (the “Special Meeting”) of Bullion Monarch Mining, Inc., a Utah corporation, or Bullion, will be held at [•] located at [•], on [•], 2012, at [•] local time, for the following purposes:

(1)

to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of February 7, 2012, by and among Eurasian Minerals Inc., EMX (Utah) Corp. and Bullion (as it may be amended from time to time, the “merger agreement”), pursuant to which EMX (Utah) Corp. will merge with and into Bullion, and the separate corporate existence of EMX (Utah) Corp. will cease and Bullion will survive as a wholly-owned subsidiary of Eurasian Minerals Inc., as more fully described in the attached proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus;

(2)

to consider and vote upon, on an advisory (non-binding) basis, a proposal to approve certain “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger;

(3)

to consider and vote upon any proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement; and

(4)

to consider and act upon such other business as may properly come before the Special Meeting (and any adjournment or postponement thereof), including to consider any procedural matters incident to the conduct of the Special Meeting.

     Bullion’s board of directors has fixed the close of business on [•], 2012, as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The list of shareholders entitled to vote at the Special Meeting will be available for inspection at 20 North Main, Suite 201, St. George, Utah 84770, beginning on the earlier of ten days prior to the date of the Special Meeting or two business days after the date this notice is provided to shareholders and continuing through the Special Meeting, and any adjournments thereof. The list will also be available for inspection at the Special Meeting.

     THE BOARD OF DIRECTORS OF BULLION UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND THE OTHER PROPOSALS.

     Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of Bullion entitled to vote at the Special Meeting is required to approve the merger agreement. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote AGAINST the approval of the merger agreement.

     Whether or not you plan to attend the Special Meeting in person, we urge you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the pre-addressed postage-paid envelope provided. You may revoke your proxy at any time before it is voted at the Special Meeting. If you attend the Special Meeting and wish to vote in person, then you may revoke your proxy and vote in person. If your shares are held in “street name” by your bank, broker or other nominee, only that bank, broker or other nominee can vote your shares and a vote cannot be cast unless you provide such bank, broker or other nominee with instructions or obtain a legal proxy from them. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct them to vote your shares.

     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger, the merger agreement and the other matters to be considered at the Special Meeting. We urge you to read the accompanying proxy statement/prospectus and its annexes carefully and in their entirety.

[•], 2012

BY ORDER OF THE BOARD OF DIRECTORS

R. Don Morris, CEO and Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
BULLION’S SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [•], 2012.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS AVAILABLE AT [•].

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SPECIAL MEETING

     In the following questions and answers below, we highlight selected information from this proxy statement/prospectus but we have not included all of the information that may be important to you regarding the merger and the transactions contemplated by the merger agreement. To better understand the merger and the transactions contemplated by the merger agreement, and for a complete description of their legal terms, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 154.

     All references in this proxy statement/prospectus to “Eurasian” refer to Eurasian Minerals Inc., a corporation incorporated under the laws of the Province of British Columbia; all references in this proxy statement/prospectus to “Bullion” refer to Bullion Monarch Mining, Inc., a Utah corporation; all references in this proxy statement/prospectus to “Merger Sub” refer to EMX (Utah) Corp., a Utah corporation and a direct, wholly owned subsidiary of Eurasian; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of February 7, 2012, by and among Eurasian, Merger Sub and Bullion, as it may be amended from time to time; and all references to the “merger” refer to the merger contemplated by the merger agreement. Throughout this proxy statement/prospectus, we refer to Eurasian’s registered shares, no par value, as Eurasian common shares, Eurasian shares or Eurasian common stock; and Bullion common stock, $0.001 par value per share, as Bullion common stock or Bullion shares. Unless otherwise noted, all references to “dollars” or “$” refer to U.S. dollars.

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:

Eurasian, Merger Sub and Bullion have entered into the Agreement and Plan of Merger, dated February 7, 2012 and attached as Annex A, pursuant to which Eurasian will acquire Bullion by merging Merger Sub, a wholly- owned subsidiary of Eurasian, with and into Bullion, with Bullion surviving the merger as a wholly-owned subsidiary of Eurasian.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

This document is both a proxy statement of Bullion and a prospectus of Eurasian. It is a proxy statement of Bullion because the Bullion board of directors is soliciting proxies from Bullion’s shareholders to vote on the approval of the merger agreement at a special meeting of its shareholders, referred to as the special meeting, as well as the other matters set forth in the notice of the meeting and described in this proxy statement/prospectus, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Eurasian will issue its common shares to the holders of Bullion common stock in the merger. This document contains important information about the merger agreement, the merger and the special meeting of the shareholders of Bullion. You should read this document carefully.

Your vote is very important. Eurasian and Bullion encourage you to vote as soon as possible. The enclosed proxy card allows you to vote your Bullion shares without attending the special meeting. If you are a registered shareholder, you may vote by proxy by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card by mail. For more specific information on how to vote, please see the questions and answers below.

Q:	ON WHAT AM I BEING ASKED TO VOTE?

A:

At the special meeting, Bullion shareholders will be asked (1) to approve the merger agreement, (2) to approve the adjournment of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to approve the merger agreement, (3) to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and (4) any other business properly before the special meeting.

Q:	WHAT CONSIDERATION WILL BULLION SHAREHOLDERS RECEIVE IN THE MERGER?

A:

Holders of Bullion common stock, as of the effective time of the merger, will exchange their shares of Bullion common stock for Eurasian common shares and cash. Each share of Bullion common stock will be converted into the right to receive (1) 0.45 of a Eurasian common share and (2) $0.11 in cash. Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant. Following the merger, Eurasian common shares will continue to trade on the TSX Venture Exchange under the symbol “EMX” and on NYSE Amex under the symbol “EMXX.”

Q:	HOW MUCH STOCK WILL THE CURRENT SHAREHOLDERS OF EURASIAN AND BULLION OWN IN THE COMBINED COMPANY?

A:

As of the closing of the merger, it is expected that current Eurasian shareholders will own approximately 73.5% and current Bullion shareholders will own approximately 26.5% of the combined company’s outstanding shares on a fully diluted basis.

Q:	WILL I BE TAXED ON THE EURASIAN COMMON SHARES OR CASH THAT I RECEIVE?

A:

The merger has been structured by the parties with the intent that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the merger qualifies as a reorganization for U.S. federal income tax purposes, U.S. shareholders of Bullion will recognize gain (but not loss) with respect to their Bullion common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Eurasian common stock); and will recognize gain (or loss) to the extent any cash received instead of a fractional share of Eurasian common stock exceeds (or is less than) the basis of the fractional share.

A Non-U.S. Holder (as defined in “Proposal One—The Merger—Certain Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 44) of Bullion common stock generally will not be subject to U.S. federal income tax with respect to the merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the particular tax consequences to you of the merger. The foregoing description of U.S. federal income tax consequences of the merger to shareholders is qualified in its entirety by the longer form discussion under “Certain Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 44, and neither this description nor the longer form discussion is intended to be legal or tax advice to any particular shareholder. Neither Bullion nor Eurasian has sought or obtained a ruling from the Internal Revenue Service, or IRS, regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge such tax treatment of the merger or that the U.S. courts will uphold such tax treatment in the event of an IRS challenge.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:

Eurasian’s and Bullion’s boards of directors considered a number of factors in approving the merger agreement. Among them, Bullion’s board of directors considered the relative financial conditions, results of operations and prospects for growth of Bullion and Eurasian, Bullion’s operational and liquidity challenges and Eurasian’s competitive strengths. Eurasian’s board of directors considered that the merger will aid in the expansion and diversification of Eurasian’s portfolio of revenue-generating properties and further enhance the liquidity of Eurasian’s shares pursuant to Eurasian’s recent listing on the NYSE Amex. See “Proposal One—The Merger—Bullion’s Reasons for the Merger” on page 37 and “Proposal One—The Merger—Eurasian’s Reasons for the Merger” on page 40.

Q:	HOW WILL THE COMBINED COMPANY BE MANAGED? WILL BULLION HAVE REPRESENTATION ON THE EURASIAN BOARD OF DIRECTORS?

A:

Following the merger, Bullion will become a wholly-owned subsidiary of Eurasian, subject to the management of the Eurasian board of directors, and Bullion common stock will no longer be publicly traded. Upon the closing of the merger, James A. Morris, President of Bullion and a member of its board of directors (or if he is unable or unwilling to serve, another individual agreed by Eurasian and Bullion) will be appointed to Eurasian’s board of directors. Additionally, R. Don Morris, Chairman of the Bullion board of directors, will be appointed to the Eurasian Advisory Board, which provides strategic advice to Eurasian’s board of directors.

Q:	DO PERSONS INVOLVED IN THE MERGER HAVE INTERESTS THAT MAY CONFLICT WITH MINE AS A BULLION SHAREHOLDER?

A:

Yes. When considering the recommendations of Bullion’s board of directors, you should be aware that certain Bullion directors and executive officers have interests in the merger that are different from, or are in addition to, yours. These interests include the intended employment of each of Robert D. Morris III and Philip L. Manning by Eurasian for a transition period after the merger, change of control agreements that provide severance to certain employees upon a qualifying termination of employment in connection with the merger, the expected election of one Bullion director to the Eurasian board of directors and appointment of one Bullion director to the Eurasian Advisory Board, and the receipt of liability insurance and indemnification benefits by directors and officers of Bullion from Eurasian.

Q:	WHEN DO EURASIAN AND BULLION EXPECT THE MERGER TO BE COMPLETED?

A.

Eurasian and Bullion are working to complete the merger as quickly as practicable and anticipate that it will be completed during the second quarter of 2012. However, the merger is subject to approval by Bullion’s shareholders and various other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. Unless Eurasian and Bullion otherwise agree, the merger will be completed as soon as practicable and no later than three business days after all of the closing conditions in the merger agreement have been satisfied (or, to the extent legally permissible, waived) in accordance with their terms.

Q:	WHEN IS BULLION’S SPECIAL MEETING OF SHAREHOLDERS?

A:	Bullion’s special meeting of shareholders will take place on [•], 2012 at the time and location specified on the cover page of this document.

Q:	WHO IS ENTITLED TO VOTE AT BULLION’S SPECIAL MEETING OF SHAREHOLDERS?

A:

All holders of Bullion common stock who held shares at the close of business on [•], 2012, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. If the special meeting is postponed or adjourned, the Bullion board of directors may fix a new record date for any such postponed or adjourned meeting. If a bank, broker or other nominee holds your shares, then you are not the holder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting.

Q:	WHAT SHAREHOLDER VOTES ARE REQUIRED?

A:	The vote requirements to approve the proposals are as follows:

•

the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bullion common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of Bullion common stock outstanding, failure to vote your shares (including as a result of broker non-votes and abstentions) will have the same effect as voting against approval of the merger agreement;

•

the proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger requires that the number of Bullion shares voted in favor of the proposal are greater than those voted against; and

•

the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of Bullion common stock represented at the special meeting.

Even if you plan to attend the special meeting, we urge you either to complete, sign, date and return promptly the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet to assure your shares of Bullion common stock are represented and voted at the special meeting.

Q:	HOW ARE VOTES COUNTED?

A:

With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote your shares of Bullion common stock or “ABSTAIN” from voting on the proposal, it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

With respect to the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on the advisory proposal to approve the compensation that may become payable to Bullion’s named executive officers in connection with the merger. If you “ABSTAIN,” it will have no effect on the outcome of the vote on this proposal.

With respect to the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If a quorum is present, an abstention will not count as a vote cast on the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies. As a result, if a quorum is present and you “ABSTAIN,” it will have no effect on the outcome of the vote on this proposal. However, if a quorum is not present and you “ABSTAIN” from voting on the proposal, it has the same effect as if you vote “AGAINST” the proposal.

If you sign and return your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies, “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and in accordance with the recommendation of Bullion’s board of directors on other matters, if any, properly brought before the special meeting for a vote by or at the direction of Bullion’s board of directors.

Q:	HOW DOES BULLION’S BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

A:

The board of directors of Bullion unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” the approval, on an advisory basis, of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and “FOR” the approval of the adjournment (if necessary or appropriate) of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

Q:	WHY AM I BEING ASKED TO CAST AN ADVISORY (NON-BINDING) VOTE TO APPROVE THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BECOME PAYABLE TO BULLION’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:

The Securities and Exchange Commission, or SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require Bullion to seek an advisory (non-binding) vote with respect to certain payments that may be made to Bullion’s executive officers in connection with the merger.

Q:	WHAT WILL HAPPEN IF BULLION SHAREHOLDERS DO NOT APPROVE THE “GOLDEN PARACHUTE” COMPENSATION AT THE SPECIAL MEETING?

A:

Approval of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Bullion regardless of whether the merger agreement is approved. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to Bullion’s named executive officers to the extent payable in accordance with the terms of pre-existing compensation arrangements.

Q:	ARE THERE ANY OTHER MATTERS TO BE ADDRESSED AT THE SPECIAL MEETING OF SHAREHOLDERS?

A:

Bullion is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Bullion board of directors may recommend.

Q:	WHY IS MY VOTE IMPORTANT?

A:

If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at Bullion’s special meeting of shareholders, it will be more difficult for Bullion to obtain the necessary quorum to hold its meeting and the shareholder approval necessary to approve the merger agreement and the merger. Without the affirmative vote of a majority of the outstanding shares of Bullion common stock, the merger cannot be completed.

Q:	IF MY BULLION SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:

No, unless you provide specific instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Bullion shares. Unless you follow the instructions, your Bullion shares will not be voted and will have the same effect as if you voted against the approval of the merger agreement. This is referred to as a “broker non-vote.”

Q:	WHAT HAPPENS IF I SELL MY SHARES AFTER THE RECORD DATE BUT BEFORE THE SPECIAL MEETING?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Bullion shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (so long as such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Bullion’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your Bullion shares through completion of the merger.

Q:	WHAT DO I DO IF I RECEIVE MORE THAN ONE PROXY STATEMENT/PROSPECTUS OR SET OF VOTING INSTRUCTIONS?

A:

If you hold Bullion shares directly as a record holder and also in “street name” or otherwise through your broker, bank or other nominee, you may receive more than one proxy statement/prospectus or set of voting instructions relating to the special meeting. These should each be voted or returned separately in order to ensure that all of your Bullion shares are voted.

Q:	CAN I CHANGE MY VOTE?

A:

Yes. If you are a holder of record of Bullion shares as of the record date, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, by:

• submitting a new proxy with a later date, by using the telephone or Internet voting procedures described herein, or by completing, signing, dating and returning a new proxy card by mail to Bullion;

• attending the special meeting and voting in person; or

• sending written notice of revocation to Bullion’s corporate secretary.

For more detailed procedures on revoking a proxy, see the description under “The Special Meeting of Bullion Shareholders—Revocability of Proxies” beginning on page 32 of this proxy statement/prospectus.

If you own your shares through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	DO THE DIRECTORS AND OFFICERS OF BULLION INTEND TO VOTE FOR THE MERGER?

A:

Yes. Pursuant to voting agreements entered into with Eurasian, certain directors, executive officers and other shareholders of Bullion have agreed to vote their shares of Bullion common stock at the special meeting in favor of the proposal to approve the merger agreement and the merger. For a more complete description of the voting agreements, see “Agreements Entered Into in Connection with the Merger Agreement—Voting Agreements” beginning on page 73 of this proxy statement/prospectus. The form of voting agreement is also attached to this proxy statement/prospectus as Annex B.

Q:	WHAT WILL HAPPEN IN THE MERGER?

A:

If Bullion shareholder approval as described in this proxy statement/prospectus is obtained and all other conditions to the merger have been satisfied (or, to the extent legally permissible, waived), Merger Sub will merge with and into Bullion, upon the terms and subject to the conditions set forth in the merger agreement. Upon the completion of the merger, the separate corporate existence of Merger Sub will cease and Bullion will continue as the surviving corporation in the merger, succeed to and assume all the rights and obligations of Merger Sub and be a wholly owned subsidiary of Eurasian.

Q:	DO I HAVE APPRAISAL RIGHTS OF A DISSENTING OWNER?

A:

If the merger is approved by Bullion’s shareholders, any holder of Bullion common stock who does not vote in favor of the merger and who has previously taken necessary steps under applicable Utah law may exercise rights of appraisal, rather than receive the merger consideration in the merger. The provisions of Utah law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise dissenters’ rights. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act is attached to this proxy statement/prospectus as Annex C. For a more detailed discussion of dissenters’ rights under Utah law, please see the section entitled “Proposal One—The Merger—Dissenters’ Rights” beginning on page 55 of this proxy statement/prospectus.

Q:	WILL BULLION SHAREHOLDERS BE ABLE TO TRADE EURASIAN COMMON SHARES THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:

Yes. The Eurasian common shares issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act, and will be listed on the TSX Venture Exchange under the symbol “EMX” and on NYSE Amex under the symbol “EMXX.” All Eurasian common shares that each Bullion shareholder receives in the merger will be freely transferable unless a shareholder is deemed an affiliate of Bullion prior to the merger or an affiliate of Eurasian following the merger for purposes of U.S. federal securities laws. For more information on Bullion affiliates’ ability to trade Eurasian common shares received in the merger see “Proposal One—The Merger—Resale of Eurasian Common Shares” on page 57.

Q:	WHAT WILL HAPPEN TO MY STOCK CERTIFICATES AND WHERE SHOULD I SEND MY STOCK CERTIFICATES?

A:

At the effective time of the merger, your Bullion stock certificate(s) will convert into the right to receive Eurasian common shares and you will no longer be a shareholder of Bullion. You will receive written instructions and a letter of transmittal. You will use these documents to exchange your shares of Bullion common stock for Eurasian common shares and cash. Each person who submits the necessary documentation is entitled to receive the merger consideration to which the shareholder is entitled pursuant to the merger agreement. For more information see “The Agreement and Plan of Merger—Procedures for Surrendering Stock Certificates and Book-Entry Shares” on page 60.

Q:	SHOULD I SEND IN MY BULLION STOCK CERTIFICATES NOW?

A:

No. You should not send in your stock certificates at this time. Bullion shareholders who hold their shares in certificated form will need to exchange their Bullion stock certificates for the Eurasian common shares and cash provided for in the merger agreement upon completion of the merger. Eurasian will send Bullion shareholders written instructions for exchanging Bullion stock certificates at that time. Bullion shareholders who hold their shares in book-entry form will also receive written instructions for exchanging their shares after the transaction is completed.

Q:	WHAT WILL HAPPEN TO MY BULLION WARRANTS IN THE MERGER?

A:

Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant. For more information on the exchange of the Bullion warrants, please see “The Agreement and Plan of Merger—Bullion Warrants” beginning on page 60.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 18.

Q:	WHAT DO I NEED TO DO NOW?

A:

After you have carefully read this entire document, please vote your shares of Bullion common stock. You may do this by completing, signing, dating and mailing the enclosed proxy card, as explained in this proxy statement/prospectus or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to the enclosed proxy card. This will enable your shares to be represented and voted at Bullion’s special meeting of shareholders. If you submit a valid proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals described in this document submitted at Bullion’s special meeting of shareholders.

The Bullion board of directors unanimously recommends that Bullion’s shareholders vote “FOR” the approval of the merger agreement and the merger, “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and “FOR” the postponement or adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT EURASIAN AND BULLION?

A:

More information about Eurasian and Bullion is available from various sources described under “Where You Can Find More Information” on page 154. Additional information about Eurasian may be obtained from its Internet website at www.eurasianminerals.com, and additional information about Bullion may be obtained from its Internet website at www.bullionmm.com. Eurasian and Bullion have included their respective website addresses in this proxy statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites. The contents of these websites, and information accessible through them, are not part of this proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:

Bullion shareholders with any questions about the merger should contact Joseph Morris at 20 North Main, Suite 202, St. George, Utah 84770, phone: (801) 426-8111. If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting. For additional information, see “Where You Can Find More Information” beginning on page 154. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 76)

Eurasian Minerals Inc.

     Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 and is engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Sweden, the United States, and the Australia and Asia-Pacific region. Eurasian’s royalty and merchant banking division, Eurasian Capital, seeks to build a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model.

     On November 24, 2003, Eurasian completed a reverse take-over of an Alberta corporation, and on September 24, 2004, Eurasian continued into British Columbia from Alberta under the Business Corporations Act (British Columbia). Eurasian is a reporting issuer in British Columbia and Alberta and trades on the TSX Venture Exchange (the “TSX-V”) as a Tier 1 issuer under the symbol “EMX” and on the NYSE Amex LLC (“NYSE Amex”) under the symbol “EMXX.”

     The principal executive office of Eurasian is located at 543 Granville Street, Suite 501, Vancouver, British Columbia V6C 1X8, Canada, and Eurasian’s telephone number is (604) 688-6390. Eurasian’s website is www.eurasianminerals.com.

EMX (Utah) Corp.

     Merger Sub is a newly formed Utah corporation and a wholly owned subsidiary of Eurasian. Merger Sub was formed solely for the purpose of effecting the proposed merger with Bullion and has not carried on any activities other than in connection with the proposed merger. The address and telephone number for Merger Sub’s principal executive office is the same as for Eurasian.

Bullion Monarch Mining, Inc.

     Bullion is a gold-focused royalty company incorporated in Utah with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. The majority of its current revenues are derived from a royalty claim block located in Northeastern Nevada’s Carlin Trend. It also has an interest in various mineral assets in North and South America in the exploration stage.

     In 1999, Bullion Monarch Company (“Old Bullion”) was administratively dissolved by the State of Utah for failing to file its annual reports with the Department of Commerce for the State of Utah. Old Bullion subsequently organized Bullion, and completed a court-approved reorganization, effective March 31, 2005, whereby shareholders of the dissolved Old Bullion received rights to obtain shares in the newly organized Bullion under certain conditions equal to the number of shares previously owned in Old Bullion, following a fairness hearing conducted by the Utah Division of Securities on September 27, 2006. The rights of Old Bullion shareholders to receive Bullion shares expired on September 26, 2011 pursuant to the terms of the court-approved reorganization.

     Bullion’s common stock is quoted on the OTCQB tier of the OTC Market under the symbol “BULM.” The principal executive office of Bullion is located at 20 North Main Street, Suite 202, St. George, Utah 84770, and Bullion’s phone number is (801) 426-8111. Bullion’s website is www.bullionmm.com.

The Merger (page 34)

The Agreement and Plan of Merger

     Under the terms of the merger agreement, Merger Sub will merge with and into Bullion, with Bullion continuing as the surviving corporation. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the entire merger agreement carefully as it is the legal document that governs the merger.

General

     As a result of the merger, the separate corporate existence of Merger Sub will cease and Bullion will continue as the surviving corporation of the merger and become a wholly-owned subsidiary of Eurasian.

     Holders of Bullion common stock, as of the effective time of the merger, will exchange their shares of Bullion common stock for Eurasian common shares and cash consideration. Each share of Bullion common stock will be exchanged for 0.45 of a Eurasian common share plus $0.11 in cash.

     Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant.

     Upon the closing of the merger, Bullion will cease trading on the OTCQB. Eurasian will continue to trade after the merger on the TSX-V under the symbol “EMX” and on NYSE Amex under the symbol “EMXX.”

Reasons for the Merger

     The Bullion board of directors has determined that the merger and the terms of the merger agreement are in the best interests of Bullion and its shareholders and has adopted the merger agreement. For a description of the factors on which the Bullion board of directors based its determination, see “Proposal One—The Merger—Bullion’s Reasons for the Merger” beginning on page 37.

Opinion of Bullion’s Financial Advisor

     Bullion retained Stephen W. Semeniuk, CFA, who is referred to in this proxy statement/prospectus as Semeniuk, to act as its financial advisor in connection with the merger and to render to the Bullion board an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Bullion common stock pursuant to the merger agreement. At the meeting of the Bullion board on January 27, 2012, Semeniuk rendered his opinion to the Bullion board to the effect that, as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

     Semeniuk’s opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Semeniuk in rendering his opinion. Semeniuk’s opinion was directed to the Bullion board and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Bullion common stock. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Bullion common stock should vote on the merger or any matter related thereto.

     The full text of the written opinion of Semeniuk is attached to this proxy statement/prospectus as Annex D. Bullion encourages its shareholders to read Semeniuk’s opinion carefully and in its entirety.

Bullion’s Special Meeting of Shareholders

     Bullion’s special meeting of shareholders will be held on [•], 2012 at [•]. At the special meeting, shareholders of Bullion will consider and vote upon a proposal to approve the merger agreement and the merger and the other proposals described in the notice for the meeting included with this proxy statement/prospectus. Only shareholders of record at the close of business on [•], 2012, the record date, will be entitled to vote at the special meeting.

Quorum and Vote Required at the Special Meeting

     A minimum of one half of the shares of Bullion common stock issued and outstanding must be represented at the special meeting, in person or by proxy, in order to constitute a quorum. The proposal for the approval of the merger agreement and the merger will be approved if holders of a majority of the issued and outstanding shares of Bullion common stock as of the record date vote in favor of the proposal.

Shares Beneficially Owned as of the Record Date

     Shares Owned by Directors and Officers of Bullion. Based on 39,360,518 shares, the number of shares of Bullion common stock issued and outstanding as of March 12, 2012, the directors and executive officers of Bullion and their affiliates, as a group, beneficially own approximately 14,285,616 shares of Bullion common stock, or approximately 36.3% of the outstanding Bullion common stock entitled to be voted at the special meeting.

     Shares Owned by Eurasian. In connection with the merger agreement, on February 7, 2012, Eurasian entered into voting agreements with certain directors, officers and other shareholders of Bullion. Each voting agreement provides that the Bullion shareholder party to the agreement will vote for and support the merger. Eurasian also obtained irrevocable proxies in connection with the support agreement to vote in favor of the merger and against any proposal made in opposition to, or in competition with, the consummation of the merger. As a result of the voting agreements, Eurasian may be deemed to beneficially own 15,185,616 shares of Bullion common stock or 38.6% of the outstanding shares of Bullion common stock as of February 7, 2012.

Bullion Warrants

     Each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant. For more information on the exchange of the Bullion warrants, see “The Agreement and Plan of Merger—Bullion Warrants” beginning on page 60 of this proxy statement/prospectus.

Dissenters’ Rights

     If the merger is approved by Bullion’s shareholders, any holder of Bullion common stock who does not vote in favor of the merger and who has previously taken necessary steps under Utah law may exercise rights of appraisal under Utah law, rather than receive the merger consideration in the merger. The provisions of Utah law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise your dissenters’ rights. A shareholder may take actions that prevent that shareholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act is attached to this proxy statement/prospectus as Annex C. For a more detailed discussion of dissenters’ rights under Utah law, please see the section entitled “Proposal One—The Merger—Dissenters’ Rights” beginning on page 55 of this proxy statement/ prospectus.

Unaudited Pro Forma Condensed Combined Financial Information

     For a discussion of the unaudited pro forma condensed combined financial information, see “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 15.

Accounting Treatment

     In accordance with accounting principles generally accepted in the United States, or U.S. GAAP, Eurasian will account for the merger using the acquisition method of accounting for business combinations. For a more detailed discussion of the accounting treatment of the merger, please see the section entitled “Proposal One—The Merger—Accounting Treatment” beginning on page 57 of this proxy statement/prospectus.

Regulatory Approvals

     Bullion and Eurasian intend to make all required filings under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in connection with the merger. Other than those SEC filings and filings required with the TSX-V and NYSE Amex relating to the listing of Eurasian shares to be issued in the merger, Bullion and Eurasian are not aware of any other material regulatory filings or approvals required prior to completing the merger as described in this proxy statement/prospectus.

Conditions to the Completion of the Merger

     Eurasian’s and Bullion’s obligations to complete the merger depend on a number of conditions being met. These include:

  approval of the merger by the holders of a majority of the outstanding shares of Bullion common stock;

  the absence of any law or order prohibiting the merger;

  no more than 5% of Bullion’s shareholders having exercised dissent rights;

  the effectiveness of the registration statement for the Eurasian common shares to be issued in the merger and the approval for listing of such shares on the TSX-V and NYSE Amex;

  subject to certain limitations and exceptions, the accuracy of the other’s representations and warranties and the performance in all material respects of its covenants;

  Bullion shall not have made expenditures or incurred liabilities in any calendar month since February 7, 2012 in an aggregate amount greater than $350,000 without Eurasian’s consent; and

  the absence of any material adverse change with respect to the business and affairs of either Bullion (in the case of Eurasian) or Eurasian (in the case of Bullion).

     Where permitted by applicable law, either of Eurasian or Bullion could choose to waive a condition to its respective obligation to complete the merger even when that condition has not been satisfied. Eurasian and Bullion cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “The Agreement and Plan of Merger—Conditions to the Closing of the Merger” on page 68.

Termination and Termination Fees

     The merger agreement may be terminated, either before or after Bullion’s shareholders approve the merger agreement, under certain circumstances described in “The Agreement and Plan of Merger—Termination Fees and Expenses” beginning on page 71. If the merger agreement is terminated for various reasons, Bullion or Eurasian may have to pay the other party a termination fee of $4 million or $1 million, respectively, or pay the other party’s expenses incurred in connection with the merger.

Resale of Eurasian Common Shares

     All Eurasian common shares that each Bullion shareholder receives in the merger will be listed on the TSX-V and NYSE Amex and will be freely transferable unless a shareholder is deemed an affiliate of Bullion immediately prior to the merger or an affiliate of Eurasian following the merger for purposes of the U.S. federal securities laws. For more information, see “Proposal One—The Merger—Resale of Eurasian Common Shares” on page 57.

     If the merger is completed, Bullion common stock will no longer be traded or quoted on the OTCQB.

Exchange Agent

     Eurasian will retain Computershare N.A. as the exchange agent in connection with the merger.

Interests of Certain Persons in the Merger (page 43)

     You should be aware that a number of directors and executive officers of Bullion have interests in the merger that are different from, or in addition to, yours. These interests include the intended employment of each of Robert D. Morris III and Philip L. Manning by Eurasian for a transition period after the merger, change of control agreements that provide severance payments to certain employees upon a qualifying termination of employment in connection with the merger and the receipt of liability insurance and indemnification benefits by directors and officers of Bullion from Eurasian. In addition, upon the closing of the merger, James A. Morris, President of Bullion and a member of its board of directors (or if he is unable or unwilling to serve, another individual agreed by Eurasian and Bullion) will be appointed to Eurasian’s board of directors, and R. Don Morris, Chairman of the Bullion board of directors, will be appointed to the Eurasian Advisory Board.

Certain Material U.S. Federal Income Tax Considerations (page 44)

     The merger has been structured by the parties with the intent that the merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, for U.S. federal income tax purposes, U.S. shareholders of Bullion will recognize gain (but not loss) with respect to their Bullion common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of Eurasian common stock); and will recognize gain (or loss) to the extent any cash received instead of a fractional share of Eurasian common stock exceeds (or is less than) the basis of the fractional share.

     A Non-U.S. Holder (as defined in “Proposal One—The Merger—Certain Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 44) of Bullion common stock generally will not be subject to U.S. federal income tax with respect to the merger unless such Non-U.S. Holder has certain connections to the United States.

     The discussion of certain U.S. federal income tax considerations set forth herein is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Bullion stock. Shareholders of Bullion should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of U.S. federal, state, local, foreign and other tax laws.

     The foregoing description of U.S. federal income tax consequences of the merger to shareholders is qualified in its entirety by the longer form discussion under “Certain Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” beginning on page 44, and neither this description nor the longer form discussion is intended to be legal or tax advice to any particular shareholder. Neither Bullion nor Eurasian has sought or obtained a ruling from the IRS regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge such tax treatment of the merger or that the U.S. courts will uphold such tax treatment in the event of an IRS challenge.

Certain Material Canadian Federal Income Tax Considerations (page 54)

     Subject to certain exceptions, a Non-Canadian Holder (as defined herein) of Bullion common stock should not be subject to tax in Canada upon the disposition of Bullion common stock.

Comparison of Rights of Shareholders of Bullion and Shareholders of Eurasian (page 146)

     If the merger is successfully completed, holders of Bullion common stock will become Eurasian shareholders, and their rights as shareholders will be governed by Eurasian’s organizational documents. There are also differences between the laws governing Bullion, a Utah corporation, and Eurasian, a British Columbia corporation.

Risk Factors (page 18)

     For a discussion of risks relating to an investment decision regarding the merger, see “Risk Factors” beginning on page 18.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

Selected Historical Financial Data of Eurasian

     The following tables summarize Eurasian’s financial data. The statements of operations data for the six months ended September 30, 2010 and 2011 and the balance sheet data as of September 30, 2010 and 2011 are derived from Eurasian’s unaudited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended March 31, 2009, 2010 and 2011 and the balance sheet data as of March 31, 2010 and 2011 are derived from Eurasian’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended March 31, 2007 and 2008 and the balance sheet data as of March 31, 2007, 2008 and 2009 are derived from Eurasian’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

	As of March 31,					As of September 30,(1)
Balance Sheet Data (Canadian dollars)	2007	2008	2009	2010	2011	2010	2011
						(unaudited)	(unaudited)
Balance sheet data (Canadian GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171	$25,492,477	$54,402,673
Deferred tax liabilities	$-	$-	$-	$(3,131,547)	$(2,534,458)	$-	$-
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513	$24,260,075	$52,349,533
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770	$38,526,584	$76,634,265
Cash dividends per common share	$-	$-	$-	$-	$-	$-	$-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629	37,289,605	51,716,620

Balance sheet data (U.S. GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171
Deferred tax liabilities	$-	$-	$-	$(3,131,547)	$(2,534,458)
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770
Cash dividends per common share	$-	$-	$-	$-	$-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629

	For the year ended March 31,					For the six-month period ended September 30,(1)
Statement of Operations Data (Canadian dollars)	2007	2008	2009	2010	2011	2010	2011
						(unaudited)	(unaudited)
Statement of operations data (Canadian GAAP)
Operating revenue	$-	$-	$-	$-	$-	$-	$-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)	$(4,070,244)	$(6,482,367)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)	$(4,070,244)	$(6,482,367)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)	$(4,181,798)	$(6,482,367)
Net income (loss) from operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)	$(4,181,798)	$(6,482,367)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)	$(0.12)	$(0.13)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)	$(0.12)	$(0.13)

Statement of operations data (U.S. GAAP)
Operating revenue	$-	$-	$-	$-	$-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from operations per share	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)

(1)	Presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which may differ in significant respects from both Canadian GAAP and U.S. GAAP.

Selected Historical Financial Data of Bullion

     The following tables summarize Bullion’s financial data. The statements of operations data for the 6 months ended October 31, 2010 and 2011 and the balance sheet data as of October 31, 2011 are derived from Bullion’s unaudited financial statements and related notes. The statements of operations data for the fiscal years ended April 30, 2010 and 2011 and the balance sheet data as of April 30, 2010 and 2011 are derived from Bullion’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended April 30, 2007, 2008 and 2009 and the balance sheet data as of April 30, 2007, 2008 and 2009 are derived from Bullion’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

			As of April 30			As of
						October 31,
Balance Sheet Data	2007	2008	2009	2010	2011	2011
						(unaudited)
Current assets	$803,811	$1,632,102	$1,392,345	$1,013,033	$1,274,300	$1,406,536
Mineral properties	$273,071	$273,071	$273,071	$273,071	$5,342,665	$3,826,713
Total assets	$1,861,469	$2,832,123	$3,993,026	$5,033,169	$10,599,652	$9,224,395
Current liabilities	$143,899	$362,438	$201,815	$416,580	$839,862	$643,973
Long term debt	$-	-	$19,635	-	-	-
Net assets	$1,717,570	$2,469,685	$3,771,576	$4,616,589	$9,759,790	$8,580,422
Capital stock	$40,221	$40,446	$39,366	$38,686	$43,638	$39,208
Number of shares issued	40,221,010	40,466,010	39,366,010	38,686,210	43,637,548	39,208,210
Number of shares outstanding	40,221,010	40,404,510	38,854,210	38,686,210	43,504,093	39,074,755

						For the six-month period
	For the year ended April 30					ended October 31,
Statement of Operations Data	2007	2008	2009	2010	2011	2010	2011
						(unaudited)	(unaudited)
Operating revenue	$1,352,801	$2,662,399	$3,799,890	$5,214,603	$6,289,315	$2,772,118	$2,852,120
Income (loss) from operations	$463,855	$978,588	$2,130,087	$2,389,144	$2,960,069	$1,328,607	$(1,295,218)
Net income (loss) (attributable to Bullion shareholders)	$437,580	$544,879	$1,783,057	$937,045	$2,108,460	$837,623	$(924,767)
Net income (loss) from operations per common share	$0.01	$0.02	$0.05	$0.06	$0.08	$0.03	$(0.03)
Basic and diluted income (loss) per common share	$0.01	$0.01	$0.04	$0.02	$0.05	$0.02	$(0.02)

Selected Unaudited Pro Forma Condensed Combined Financial Data

     The following selected unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting. The Eurasian and Bullion selected unaudited pro forma condensed combined balance sheet data as of September 30, 2011 assume that the merger took place on September 30, 2011, and combines the Eurasian historical balance sheet at September 30, 2011 with Bullion’s historical consolidated balance sheet at October 31, 2011. The Eurasian and Bullion selected unaudited pro forma condensed combined statement of operations data assume that the merger took place as of April 1, 2010. The selected unaudited pro forma condensed combined statement of operations data for the year ended March 31, 2011 combines the Eurasian historical statement of operations data for the year ended March 31, 2011 with the Bullion historical statement of operations data for the year ended April 30, 2011. The selected unaudited pro forma condensed combined statement of operations data for the six months ended September 30, 2011 combines the Eurasian historical statement of operations data for the six months ended September 30, 2011 with the Bullion historical statement of operations data for the six months ended October 31, 2011.

     The unaudited pro forma condensed combined financial statements assume that, at the effective time of the merger, each outstanding share of Bullion common stock (other than those with respect to which appraisal rights are available, properly exercised and not withdrawn) will be converted into the right to receive (a) $0.11 in cash plus (b) 0.45 of a validly issued, fully paid and non-assessable share of Eurasian’s common stock.

     The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary, presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the six months ended September 30, 2011 and for the fiscal year ended March 31, 2011 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements” on page 130 of this proxy statement/prospectus.

Pro forma selected financial data (U.S. GAAP)	Year ended March 31,	6 months ended
	2011	September 30, 2011
	(unaudited)	(unaudited)
Revenue	$6,289,315	$2,852,120
Net (loss)	$(7,433,068)	$(7,407,134)
Total assets	$119,131,289	$113,677,187
Shareholders' equity	$101,658,105	$98,345,900
Capital stock	$119,545,379	$121,120,874

Pro forma share data (U.S. GAAP)	Year ended March 31,	6 months ended
	2011	September 30, 2011
	(unaudited)	(unaudited)
Net (loss) income per basic and diluted share	$(0.13)	$(0.11)
Book value per share	$1.48	$1.42

Comparative Historical Per Share Data

     The following tables contain certain historical per share data of Eurasian and Bullion and combined per share data on an unaudited pro forma combined basis after giving effect to the merger using the acquisition method of accounting.

     The unaudited pro forma combined per share data was derived from financial information of Eurasian and Bullion included elsewhere in this proxy statement/prospectus. The information in the table should be read in conjunction with the historical financial statements of Eurasian and Bullion and related notes, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined data is based on estimates and assumptions that Eurasian and Bullion believe are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had Eurasian and Bullion been a combined company as of the beginning of the periods presented.

Eurasian Minerals Inc.	Year ended March 31,	6 months ended
	2011	September 30, 2011
		(unaudited)
Historical per share data (Canadian GAAP or IFRS)
Net (loss) income per basic and diluted share	$(0.24)	$(0.13)
Book value per share	$1.11	$1.03

Historical per share data (U.S. GAAP)
Net (loss) gain per basic and diluted share	$(0.24)	$(0.13)
Book value per share	$1.11	$1.03

Bulion Monarch Mining, Inc.	Year ended April 30,	6 months ended
	2011	October 31, 2011
		(unaudited)
Historical per share data (U.S. GAAP)
Net (loss) income per basic and diluted share	$0.05	$(0.02)
Book value per share	$0.22	$0.22

Comparative Per Share Market Price Data

     Eurasian common stock is listed on the TSX-V under the symbol “EMX” and on the NYSE Amex under the symbol “EMXX,” and Bullion common stock is traded on the OTCQB under the symbol “BULM.” The following table shows the closing sales prices of Eurasian common stock (as reported on the NYSE Amex) and Bullion common stock (as reported on the OTCQB) on February 7, 2012, the last trading day before the merger agreement was announced, and on March 12, 2012, the last full trading day before the date of this proxy statement/prospectus.

     The table also shows the implied value of the merger consideration proposed for each share of Bullion common stock, which was calculated by adding $0.11 to the product of the closing price on NYSE Amex of Eurasian common shares as of the respective date and the exchange ratio, which is 0.45. The actual market value of the Eurasian common stock a shareholder will receive on the date of the merger may be higher or lower than the prices set forth below.

	Eurasian Common Stock	Bullion Common Stock	Merger Consideration per share of Bullion common stock
February 7, 2012	$2.60	$0.80	$1.28
March 12, 2012	2.58	1.13	1.27

See “Market Price and Dividend Information” on page 118 for more information.

EXCHANGE RATE INFORMATION

     The following table shows, for the periods indicated, information concerning the exchange rate between the Canadian dollar and the U.S. dollar. The data provided in the following table are expressed in U.S. dollars per Canadian dollar and are based on the noon buying rates published by the Bank of Canada for the Canadian dollar. This information is provided solely for your information, and Eurasian and Bullion do not represent that Canadian dollars could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Eurasian in the preparation of its consolidated financial statements included in this proxy statement/prospectus.

     On February 7, 2012, the last trading day before the merger agreement was announced, the exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar was 1.0052. On March 12, 2012, the exchange rate was 1.0065.

Recent Monthly Data	Period- End Rate (1)	Average Rate (2)	High	Low
March 1 to March 12, 2012	1.0065	1.0072	1.0153	0.9985
February 2012	1.0136	1.0035	1.0136	0.9984
January 2012	0.9948	0.9869	1.0014	0.9735
December 2011	0.9833	0.9768	0.9896	0.9610
November 2011	0.9807	0.9748	0.9876	0.9536
October 2011	1.0065	0.9806	1.0065	0.9430
September 2011	0.9626	0.9974	1.0254	0.9626

Interim Period Data
Three months ended September 30, 2011	0.9626	1.0110	1.0583	0.9626
Six months ended September 30, 2011	0.9626	1.0261	1.0583	0.9626

Annual Data (Year ended March 31)
2011	0.9833	1.0151	1.0583	0.9430
2010	1.0054	0.9710	1.0054	0.9278
2009	0.9555	0.8757	0.9716	0.7692
2008	0.8166	0.9381	1.0289	0.7711
2007	1.0120	0.9304	1.0905	0.8437

(1) The period-end rate is the noon buying rate for the Canadian dollar on the last business day of the applicable period, as published by the Bank of Canada.

(2) The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates for the Canadian dollar, as published by the Bank of Canada. The average rates for the interim periods and annual periods were calculated by taking the simple average of the noon buying rates on the last business day of each month during the relevant period, as published by the Bank of Canada.

RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29, you should carefully consider the following risks before deciding whether to vote for the approval of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Bullion and Eurasian. With respect to Eurasian, or the combined company if the merger is completed, these risks can be found in the section titled “Risk Factors—Risks Related to Eurasian (and the Combined Company in the event the Merger is Completed).” With respect to Bullion in the event Bullion continues as a standalone company, these risks can be found in the section titled “Risk Factors—Risks Related to Bullion.” For further information, please see the section titled “Where You Can Find More Information” beginning on page 154.

Risks Related to the Merger

Because the market price of Eurasian common shares will fluctuate, Bullion shareholders cannot be sure of the market value of Eurasian common shares that they will receive in the merger.

     At the effective time of the merger, each share of Bullion common stock, other than dissenting shares, if any, and shares owned by Eurasian, Bullion or any of their respective subsidiaries (which will be cancelled), will be converted into the right to receive $0.11 in cash, without interest, and 0.45 of a share of Eurasian common stock. There will be a time lapse between the date on which Bullion shareholders vote on the approval of the merger agreement and the date on which Bullion shareholders will actually receive the Eurasian common shares.

     Because the merger agreement does not provide for a price-based termination right or other similar protection, such as a “collar” with respect to Eurasian’s stock price, the number of shares of Eurasian common stock that Bullion shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either Eurasian common stock or Bullion common stock. The market value of the shares of Eurasian common stock that Bullion shareholders will be entitled to receive when the merger is completed will depend on the market value of Eurasian common stock at that time and could vary significantly from the market value of shares of Eurasian common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus or the date of the special meeting.

     These fluctuations may be caused by changes in the businesses, operations, results and prospects of both Eurasian and Bullion, market expectations of the likelihood that the merger will be completed and the timing of its completion, the effect of any of the conditions or restrictions imposed on or proposed with respect to the merging parties by regulatory agencies, general market and economic conditions or other factors, including those risks discussed elsewhere in this proxy statement/prospectus. As a result, the value represented by the merger consideration will also vary. For example, based on the range of closing prices of Eurasian common stock on NYSE Amex during the period from February 7, 2012, the last trading day before public announcement of the execution of the merger agreement through March 12, 2012, the last full trading day before the date of this proxy statement/prospectus, the merger consideration represented a value ranging from a high of approximately $1.33 to a low of approximately $1.24 for each share of Bullion common stock. Because the merger is not expected to be consummated until the second quarter of 2012 and could be further delayed, at the time of the special meeting, you will not know the market value of Eurasian common stock that Bullion shareholders will receive upon completion of the merger, and the market value of Eurasian common stock will continue to fluctuate following the merger. Bullion and Eurasian recommend that you obtain current market quotations for Eurasian common stock and Bullion common stock before voting at the special meeting. See “Market Price and Dividend Information” on page 118.

The failure to successfully combine the businesses of Eurasian and Bullion in the expected time frame may adversely affect Eurasian’s future results, which may adversely affect the value of the Eurasian common shares that Bullion shareholders may receive in the merger.

     The success of the merger will depend, in part, on the ability of a post-merger Eurasian to realize the anticipated benefits from combining the businesses of Eurasian and Bullion, including integrating Bullion into Eurasian’s business. To realize these anticipated benefits, Eurasian’s business and Bullion’s business must be successfully combined. If Eurasian is unsuccessful in combining Eurasian’s business and Bullion’s business in the expected timeframe, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

     Eurasian and Bullion, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Any or all of those occurrences could adversely affect Eurasian’s ability to maintain relationships with employees and other parties with which it does business after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on the combined company.

Future results of the combined company may differ materially from the unaudited pro forma combined financial statements presented in this proxy statement/prospectus and the financial forecasts provided to Eurasian’s and Bullion’s financial advisors in connection with discussions concerning the merger and the potential benefits of the merger may not be realized.

     The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this proxy statement/prospectus, which show only a combination of the historical results of Eurasian and Bullion. Eurasian expects to incur significant costs associated with the completion of the merger and combining the operations of the two companies, the exact magnitude of which is not yet known. In addition, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future. Furthermore, potential growth, expected financial results, perceived synergies and anticipated opportunities may not be realized through the completion of the merger.

Bullion may not terminate the merger agreement to accept a superior proposal to acquire Bullion after the Bullion shareholders have approved the merger agreement.

     In certain circumstances, prior to the approval of the merger agreement by Bullion’s shareholders, Bullion may furnish nonpublic information to, and participate in discussions or negotiations with, a person making an unsolicited competing proposal to acquire Bullion so long as the Bullion board of directors determines in good faith (after consultation with its financial advisor and independent legal counsel) that such proposal constitutes, or would reasonably be expected to result in, a superior proposal. After the Bullion shareholders approve the merger agreement, Bullion may not participate in discussions or negotiations with a person making a competing proposal and may not terminate the merger agreement in order to accept a superior proposal to acquire Bullion.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions and materially adversely affect the future business and operations of Eurasian and Bullion or result in a loss of Bullion employees.

     In connection with the announcement or pendency of the merger, it is possible that some persons with whom Eurasian or Bullion have a business relationship may delay or defer certain business decisions. In particular, such persons could be reluctant to continue performance under joint venture and/or partnership relationship with Eurasian and/or Bullion due to uncertainty about the direction of their respective operations, and uncertainty regarding the willingness of the combined company to continue such relationships after the merger. If such persons delay or defer business decisions or seek business relationships with other persons, it could negatively impact revenues, earnings and cash flows of Eurasian or Bullion, as well as the market prices of Eurasian common shares or Bullion common stock, regardless of whether the merger is completed.

     Similarly, current and prospective employees of Bullion may experience uncertainty about their future roles with Bullion and Eurasian following completion of the merger. These potential distractions of the merger may adversely affect Bullion’s ability to attract, motivate and retain executives and key employees and keep them focused on the strategies and goals of the combined company. Any failure by Bullion to retain and motivate executives and key employees during the period prior to the completion of the merger could seriously harm its business, as well as the business of the combined company.

Directors and executive officers of Bullion have interests in the merger that are different from, or in addition to, the interests of Bullion shareholders generally, and Bullion shareholders should consider these interests in connection with their votes on the merger agreement.

     Some of the directors and executive officers of Bullion have interests in the merger that are different from, or in addition to, the interests of Bullion shareholders generally. These interests include:

  executive officers’ receipt of specified benefits under the severance provisions of their employment agreements, if certain terminations of employment occur in connection with the merger; and

  Eurasian’s agreement to indemnify directors and officers against certain claims and liabilities and to continue such indemnification for a period of 6 years from the effective time of the merger.

     The receipt of compensation or other benefits in the transaction might result in these directors and officers being more likely to support and vote to approve the merger agreement than if they did not have these interests. Bullion shareholders should consider these interests in connection with their votes on the merger agreement. For more information, please see the section titled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 43.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Eurasian and Bullion.

     If the merger is not completed, neither Eurasian nor Bullion would realize the anticipated benefits from being a part of the combined company. In addition, Eurasian and/or Bullion may experience negative reactions from the financial markets, which could cause a decrease in the market price of their stock, particularly if the market price reflects a market assumption that the merger will be completed. Eurasian and Bullion may also experience negative reactions from their respective employees and other parties with which they do business. Such reactions may have an adverse effect on Eurasian’s and/or Bullion’s business. Eurasian and/or Bullion also could be subject to litigation related to failure to complete the merger or to enforcement proceedings commenced against Eurasian and/or Bullion to perform their respective obligations under the merger agreement.

     In addition, if the merger is not completed, the ongoing businesses of Eurasian and Bullion may be adversely affected and Eurasian and Bullion will be subject to several risks and consequences, including the following:

  Bullion may be required, under certain circumstances, to pay Eurasian a termination fee of $4 million under the merger agreement;

  Eurasian may be required, under certain circumstances, to pay Bullion a termination fee of $1 million under the merger agreement;

  Bullion may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price that would be paid pursuant to the merger;

  under the merger agreement, Bullion is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies;

  Bullion and Eurasian will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

  Bullion or Eurasian may be required to reimburse the other party for all out-of-pocket fees and expenses such other party incurs in connection with the merger (up to a maximum of $500,000) in the event the merger is not completed as a result of certain specified conditions set forth in the merger agreement not having been satisfied; and

  matters relating to the merger may require substantial commitments of time and resources by Eurasian and Bullion management, which could otherwise have been devoted to other opportunities that may have been beneficial to Eurasian and Bullion as independent companies.

Bullion’s obligation to pay a termination fee under certain circumstances and the restrictions on its ability to solicit other acquisition proposals may discourage other companies from trying to acquire Bullion.

     With limited exceptions, the merger agreement prohibits Bullion from entering into and consummating any acquisition proposal or offer for a merger or other business combination with a party other than Eurasian until nine months after the termination of the merger agreement. Bullion has also agreed to pay Eurasian a termination fee of $4 million and reimburse Eurasian for all out-of-pocket fees and expenses incurred by Eurasian in the event the merger is not completed under specified circumstances. These provisions could discourage other companies from trying to acquire Bullion for a higher price.

A different set of factors and conditions affect Eurasian common shares and could have a negative impact on its stock price.

     Upon completion of the merger, Bullion shareholders will become holders of Eurasian common shares. The businesses and segments of Eurasian and the other companies it has acquired and may acquire in the future, are different from those of Bullion. There is a risk that various factors, conditions and developments which would not affect the price of Bullion’s common stock could negatively affect the price of Eurasian’s common shares. Please see the section titled “Risk Factors—Risks Related to Eurasian (and the Combined Company in the event the Merger is completed)” beginning on page 22 and the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 29 for a summary of some of the key factors that might affect Eurasian and the prices at which Eurasian common shares may trade from time to time.

The Eurasian common shares to be received by Bullion shareholders as a result of the merger will have different rights from shares of Bullion common stock.

     Following completion of the merger, Bullion shareholders will no longer be shareholders of Bullion but will instead be shareholders of Eurasian. There are important differences between the rights of Bullion shareholders and the rights of Eurasian shareholders. See “Comparison of Rights of Eurasian Shareholders and Bullion Shareholders” beginning on page 146 for a discussion of the different rights associated with Eurasian common shares and Bullion common stock.

Bullion shareholders will own a smaller percentage of Eurasian than they currently own in Bullion.

     After completion of the merger, Bullion shareholders will own a smaller percentage of Eurasian than they currently own in Bullion. Bullion shareholders, in the aggregate, will own approximately 26.5% of Eurasian’s outstanding common shares immediately after completion of the merger (such ownership percentages are based on the number of Eurasian common shares outstanding as of February 7, 2012, the last trading day before the merger agreement was announced, and will vary based upon the actual number of Eurasian and Bullion shares outstanding as of the effective time). Because of this, Bullion shareholders will have less influence over the management and policies of Eurasian than they now have over the management and policies of Bullion.

The completion of the merger is not conditioned on the merger qualifying as a reorganization under Section 368(a) of the Code. If the fair market value of the Eurasian common shares is significantly lower at the time of the completion of the merger, the merger could be a taxable transaction for U.S. Holders.

     The merger has been structured by the parties with the intent that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify as a reorganization, among other things, Eurasian must acquire at least 80 percent of the Bullion common stock in exchange for Eurasian common stock (the “Minimum Stock Consideration Requirement”). Thus, qualification of the merger as a reorganization will depend, among other things, on whether the fair market value of the Eurasian common stock issued to Bullion shareholders represents at least 80 percent of the total consideration paid to Bullion shareholders in exchange for Bullion common stock under the merger. If the amount of cash paid, directly or indirectly, by Eurasian is greater than 20 percent of the total value of the consideration paid to Bullion shareholders, the Minimum Stock Consideration Requirement will not be met and the merger could be a taxable transaction to U.S. Holders. Neither Bullion nor Eurasian has sought or obtained a ruling from the IRS regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge the status of the merger as a reorganization or that the U.S. courts will uphold the status of the merger as a reorganization in the event of an IRS challenge. The tax consequences of the merger qualifying as a reorganization or as a taxable transaction are discussed below in this proxy statement/prospectus. U.S. holders should consult their own U.S. tax advisors regarding the proper tax reporting of the merger.

The fairness opinion obtained by Bullion from its financial advisor will not reflect subsequent changes.

     In connection with the proposed merger, Stephen W. Semeniuk, CFA, Bullion’s financial advisor, delivered to the Bullion board of directors his opinion dated January 27, 2012 to the effect that as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The opinion does not reflect changes that may occur or that have occurred after the date of the opinion, including changes to the operations and prospects of Eurasian or Bullion, changes in general market or economic conditions or regulatory or other factors. Any such changes, or changes of other factors on which the opinion is based, may materially alter or affect the relative values of Eurasian and Bullion and the merger consideration payable to Bullion shareholders.

You may have difficulty bringing suit and enforcing judgments against Eurasian.

     Because Eurasian is organized under the laws of the Province of British Columbia, Canada and many of its directors and officers are residents of countries other than the United States it may be more difficult for U.S. investors to effect service of process or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under the Exchange Act. Furthermore, it may be difficult for investors to enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in a foreign court against Eurasian or any of its non-U.S. resident officers or directors.

Risks Related to Eurasian (and the Combined Company in the event the Merger is Completed)

The mineral deposit exploration and extraction business involves a high degree of risk.

     The business of mineral deposit exploration and extraction involves a high degree of risk. Few properties that are explored ultimately become producing mines. At present, none of Eurasian’s properties has a known commercial ore deposit. The main operating risks include: ensuring ownership of and access to mineral properties by confirmation that option agreements, claims and leases are in good standing and obtaining permits for drilling and other exploration activities.

     Eurasian is currently earning an interest in certain of its properties through option agreements and acquisition of title to the properties is only completed when the option conditions have been met. These conditions generally include making property payments, incurring exploration expenditures on the properties and can include the satisfactory completion of pre-feasibility studies. If Eurasian does not satisfactorily complete these option conditions in the time frame laid out in the option agreements, Eurasian’s title to the related property will not vest and Eurasian will have to write-off the previously capitalized costs related to that property.

     The market prices for precious and base metals can be volatile and there is no assurance that a profitable market will exist for a production decision to be made or for the ultimate sale of the metals even if commercial quantities of precious and other metals are discovered.

Eurasian may not be able to obtain the necessary financing or raise sufficient capital to fund future operations.

     Eurasian has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects. Further exploration and development of one or more of Eurasian’s projects may be dependent upon Eurasian’s ability to obtain financing through equity or debt financing or other means. Failure to obtain this financing could result in delay or indefinite postponement of further exploration and development of its projects which could result in the loss of one or more of its properties.

     The securities markets can experience a high degree of price and volume volatility, and the market price of securities of many companies, particularly those considered to be exploration stage companies such as Eurasian, may experience wide fluctuations in share prices which will not necessarily be related to their operating performance, underlying asset values or prospects. There can be no assurance that these kinds of share price fluctuations will not occur in the future, and if they do occur, how severe the impact may be on Eurasian’s ability to raise additional funds through equity issues.

Eurasian is subject to certain risks, including currency fluctuations and possible political or economic instability, which may adversely impact its business operations.

     Eurasian is operating in countries that currently have varied political and economic environments. As such, Eurasian is subject to certain risks, including currency fluctuations and possible political or economic instability which may result in the impairment or loss of mineral concessions or other mineral rights, opposition from environmental or other non-governmental organizations, and mineral exploration and mining activities may be affected in varying degrees by political stability and government regulations relating to the mining industry. Any changes in regulations or shifts in political attitudes are beyond the control of Eurasian and may adversely affect its business. Exploration and development may be affected in varying degrees by government regulations with respect to restrictions on future exploitation and production, price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation and mine and/or site safety.

     Notwithstanding any progress in restructuring political institutions or economic conditions, the present administration, or successor governments may not be able to sustain any progress. If any negative changes occur in the political or economic environment of these countries, it may have an adverse effect on Eurasian’s operations in those countries. Eurasian does not carry political risk insurance.

There can be no assurance of titles or borders to any surface or mineral rights claimed by Eurasian.

     The acquisition of the right to exploit mineral properties is a very detailed and time consuming process. There can be no guarantee that Eurasian has acquired title to any such surface or mineral rights or that such rights will be obtained in the future. To the extent they are obtained, titles to Eurasian’s surface or mineral properties may be challenged or impugned and title insurance is generally not available. Eurasian’s surface or mineral properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by, among other things, undetected defects. Such third party claims could have a material adverse impact on Eurasian’s operations.

The weakening of the Canadian dollar against the U.S. dollar may adversely impact the level of Eurasian’s ongoing operations.

     Eurasian’s equity financings are sourced in Canadian dollars but for the most part it incurs its expenditures in local currencies or in U.S. dollars. At this time there are no currency hedges in place. Therefore, a weakening of the Canadian dollar against the U.S. dollar could have an adverse impact on the amount of exploration conducted by Eurasian.

The funding partners with whom Eurasian has entered into joint ventures may be unable to raise sufficient capital to fund the contemplated exploration and development of one or more of Eurasian’s property interests.

     Eurasian’s strategy is to seek partners through joint ventures to fund exploration and project development. The primary risk of this strategy is that funding partners may not be able to raise sufficient capital in order to satisfy exploration and other expenditure terms in a particular joint venture agreement. As a result, exploration and development of one or more of Eurasian’s property interests may be delayed depending on whether Eurasian can find a funding partner or has enough capital resources to fund the exploration and development on its own.

Unanticipated changes to environmental laws or the discovery of environmental hazards on Eurasian’s properties may adversely impact Eurasian’s business operations.

     The activities of Eurasian are subject to environmental regulations issued and enforced by government agencies. Environmental legislation is evolving in a manner that will require stricter standards and enforcement and involve increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There can be no assurance that future changes in environmental regulation, if any, will not adversely affect Eurasian’s operations.  Environmental hazards may exist on properties in which Eurasian holds interests which are unknown to Eurasian at present.

The viability of Eurasian’s exploration projects and Eurasian’s ability to finance the development of its projects may be adversely affected by fluctuations in metal prices.

     Factors beyond the control of Eurasian have a direct effect on global metal prices, which have fluctuated widely, particularly in recent years. Consequently, the economic viability of any of Eurasian’s exploration projects and its ability to finance the development of its projects cannot be accurately predicted and may be adversely affected by fluctuations in metal prices.

The mineral deposit exploration and extraction business is highly competitive.

     Eurasian competes with many companies and individuals that have substantially greater financial and technical resources than Eurasian for the acquisition and development of its projects as well as for the recruitment and retention of qualified employees.

Eurasian’s business is subject to extensive governmental regulation and permitting requirements.

     Exploration, development and mining of minerals are subject to extensive laws and regulations at various governmental levels governing the acquisition of the mining interests, prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. In addition, the current and future operations of Eurasian, from exploration through development activities and production, require permits, licenses and approvals from some of these governmental authorities. Eurasian has obtained all government licenses, permits and approvals necessary for the operation of its business to date. However, additional licenses, permits and approvals may be required. The failure to obtain any licenses, permits or approvals that may be required or the revocation of existing ones could have a material adverse effect on Eurasian, its business and results of operations.

     Failure to comply with applicable laws, regulations and permits may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities requiring Eurasian’s operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Eurasian may be required to compensate those suffering loss or damage by reason of its mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits. Any such events could have a material and adverse effect on Eurasian and its business and could result in Eurasian not meeting its business objectives.

Eurasian’s success is dependent on the retention and performance of certain key personnel.

     Eurasian’s success is dependent upon the performance of key personnel working in management and administrative capacities or as consultants, The loss of the services of senior management or key personnel could have a material and adverse effect on Eurasian, its business and results of operations.

Conflicts of interest involving Eurasian’s directors and officers may have a negative impact on Eurasian’s ability to transact business.

     Eurasian’s directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which Eurasian may participate, the directors of Eurasian may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of Eurasian’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with the laws of British Columbia, the directors of Eurasian are required to act honestly, in good faith and in the best interests of Eurasian. In determining whether or not Eurasian will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which Eurasian may be exposed and its financial position at that time.

Investors return on their investment in Eurasian securities, if any, may be limited to capital gains.

     Investors cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is likely investors will not receive any return on their investment in Eurasian’s securities other than possible capital gains.

Eurasian may be unable to maintain sufficient insurance to cover all potential risks and liabilities associated with its operations.

     In the course of exploration, development and production of mineral properties, Eurasian is subject to a number of risks and hazards in general, including adverse environmental conditions, operational accidents, labor disputes, unusual or unexpected geological conditions, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, and earthquakes. Such occurrences could result in the damage to Eurasian’s property or facilities and equipment, personal injury or death, environmental damage to properties of Eurasian or others, delays, monetary losses and possible legal liability.

     Although Eurasian may maintain insurance to protect against certain risks in such amounts as it considers reasonable, its insurance may not cover all the potential risks associated with its operations. Eurasian may also be unable to maintain insurance to cover these risks at economically feasible premiums or for other reasons. Should such liabilities arise, they could reduce or eliminate future profitability and result in increased costs, have a material adverse effect on Eurasian’s results and a decline in the value of the securities of Eurasian. Some work is carried out through independent consultants and Eurasian requires that all consultants carry their own insurance to cover any potential liabilities as a result of their work on a project.

Risks Related To Bullion

Future financial results may fluctuate significantly.

     As a result of Bullion’s limited operations, Bullion cannot predict future revenues or operating results. Management expects future revenues and operating results to fluctuate due to a combination of factors, including the costs of production, world prices for minerals and oil and other factors. If Bullion has a shortfall in revenues in relation to its expenses, or if Bullion’s expenses increase before its revenues do, then Bullion’s business for a particular period would be materially adversely affected. Because of all of these factors and the other risks discussed in this section, management believes that Bullion’s quarterly and annual revenues, expenses and operating results likely will vary significantly in the future.

Bullion may not be able to satisfy future financing requirements.

     Bullion may be required to seek additional financing to fund operations and carry out its business plan. There can be no assurance that such financing will be available on acceptable terms, or at all. Other than its $500,000 commercial line of credit with JPMorgan Chase Bank, Bullion does not have any arrangements with any bank or financial institution to secure additional financing, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in Bullion’s best interests.

Bullion will not be successful unless it, or companies with which it contracts, recovers precious metals or oil from oil shale and sells them in U.S. or world markets.

     Bullion’s success and possible growth will depend on its ability, or the ability of those companies with which Bullion contracts, to recover precious metals or oil, process them and successfully sell them on U.S. and world markets. The success of this process is dependent on the spot market prices for these goods paid in relation to the costs of production. Bullion may not always be able to produce a profit because it can maintain a level of control only over its costs and has no ability to control the world spot market prices.

The cost of acquisition, exploration, and development activities are substantial and there is no assurance that the returns from mining activities or oil shale development will justify commercial operations.

     Bullion cannot be certain that its acquisition, exploration and development activities will be commercially successful. Substantial expenditures are required to acquire existing mineral and oil shale properties, to establish reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore or oil from the shale in the case of new properties and to develop the mining and processing facilities and infrastructure at any site chosen for mining or oil shale production. There can be no assurance that any mineral reserves, mineralized material or oil from oil shale acquired or discovered will be in sufficient quantities or adequate grade to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold, other minerals and oil is known to fluctuate on a regular basis and the downturn in price could negatively impact Bullion’s operations and cash flow.

     The price of gold, other minerals and oil is subject to fluctuations, which could adversely affect the realizable value of Bullion’s assets and potential future results of operations and cash flow.

Mining and oil shale activities are inherently hazardous and any exposure may exceed Bullion’s insurance limits or may not be insurable.

     Mining and oil shale exploration, development and operating activities are inherently hazardous. Mineral exploration involves many risks that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Operations in which Bullion has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or Bullion could elect not to insure against such liabilities due to high premium costs or other reasons, in which event, Bullion could incur significant costs that could have a material adverse effect on its financial condition.

Bullion is dependent upon reserve estimates provided by third parties. Because reserve calculations are only estimates, any material change may negatively affect the economic viability of Bullion’s properties.

     Bullion has not established its own reserve estimates and is dependent upon third parties to develop reserve estimates on properties within its claim blocks. Reserve calculations are estimates only, subject to uncertainty due to factors including metal and oil prices and recoverability of metal and oil in the mining and mineral recovery process. There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore or oil and grades must be considered as an estimate only. In addition, the quantity of reserves and ore or oil may vary depending on metal or oil prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may negatively affect the economic viability of Bullion’s properties. In addition, there can be no assurance that gold recoveries, other metal or oil recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Bullion’s operations are subject to strict environmental regulations that may result in added costs of operations and operational delays.

     Exploration and development operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of Bullion’s planned operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect Bullion’s projects. Bullion is currently subject to environmental regulations with respect to all of its properties.

Bullion is subject to federal laws that require environmental assessments and bond/surety postings that add significant costs to its operations and delays in its projects.

     The United States Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by Bullion.

Changes in state laws, which are already strict and costly, can negatively affect Bullion’s operations by becoming stricter and costlier.

     At the state level, mining operations are also regulated by various regulatory bodies including environmental, safety, and various permitting agencies. Nevada state law requires projects to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, mining operations are required to hold Nevada Reclamation Permits required under Nevada Revised Statutes (“NRS”) Sections 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on Bullion’s financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

Title claims against Bullion’s mining properties could require it to compensate parties, if successful, and divert management’s time from operations.

     There may be challenges to Bullion’s title in the mineral properties in which it holds a material interest. If there are title defects with respect to any of its properties, Bullion might be required to compensate other persons or perhaps reduce its interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management’s time from ongoing exploration and development programs.

Bullion’s business depends on a limited number of key personnel, and the loss of any of these personnel could negatively affect Bullions’ financial position or results of operations.

     Bullion’s officers are important to its success. If they become unable or unwilling to continue in their present positions, Bullion’s business and financial results could be materially negatively affected.

If the merger is not completed, Bullion may not address successfully the problems encountered in connection with any potential future acquisitions.

     If the merger is not completed, Bullion expects to continue to consider opportunities to acquire or make investments in properties or companies that hold properties that it believes could enhance its capabilities, complement its current resources or expand the breadth of its property holdings. Bullion has little experience in acquiring other businesses. Potential and completed acquisitions and investments involve numerous risks and if Bullion fails to properly evaluate and execute acquisitions and strategic investments, its management team may be distracted from its day-to-day operations, its business may be disrupted and its operating results may suffer.

There are numerous risks associated with Bullion’s international operations, any number of which could harm its business.

     Bullion has offices and operations outside of the United States, including Canada and Brazil. The geographical distances between Bullion’s operations create a number of logistical and communications challenges. These challenges include managing operations across multiple time zones, directing Bullion’s exploration efforts across long distances, coordinating procurement of services necessary for Bullion’s operations to multiple locations, and coordinating the activities and decisions of the employees and management team, which are based in different countries.

     In addition, there are other risks inherent in international operations, which could result in disruption or termination of Bullion ability to generate revenues in international locations. These risks include:

  unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

  political instability and the potential reversal of current favorable policies encouraging foreign investment or foreign trade by host countries;

  differences in labor laws, labor unrest and difficulties in staffing and managing international operations;

  longer payment cycles;

  fluctuations in currency exchange rates;

  potential adverse tax consequences;

  limitations on imports or exports of components or assembled products, or other travel restrictions;

  differing intellectual property rights and protections;

  delays from doing business with customs brokers and governmental agencies; and

  higher costs of operations.

     These factors could materially and adversely affect Bullion’s business, operating results, and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Eurasian’s or Bullion’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Bullion’s or Eurasian’s expectations concerning the outlook for their respective businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Eurasian and Bullion as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Merger—Bullion’s Reasons for the Merger,” “Proposal One—The Merger—Eurasian’s Reasons for the Merger,” and “Proposal One—The Merger—Opinion of Bullion’s Financial Advisor.” Forward-looking statements also include statements regarding the expected benefits of the proposed acquisition of Bullion by Eurasian.

     Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

  the expectation that the merger will be completed;

  the expected financial condition, results of operations, earnings outlook and prospects of Eurasian, Bullion and the combined company;

  the expected benefits and synergies of the merger will be fully realized and within the expected time frame;

  the expectation that the acquisition of Bullion will complement Eurasian’s mineral exploration activities and augment Eurasian’s portfolio of revenue generating royalties; and

  the other matters described in the section titled “Risk Factors” beginning on page 18.

     In addition, the acquisition of Bullion by Eurasian is subject to the satisfaction of the conditions to the completion of the merger set forth in the merger agreement and the absence of events that could give rise to the termination of the merger agreement, the possibility that the acquisition does not close, and risks that the proposed acquisition disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for each of Eurasian and Bullion.

     Eurasian and Bullion caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Eurasian nor Bullion undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Eurasian or Bullion will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Bullion’s or Eurasian’s public filings with the SEC or Canadian provincial and territorial securities regulatory authorities, which are accessible at www.sec.gov and www.sedar.com, respectively, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 154.

THE SPECIAL MEETING OF BULLION SHAREHOLDERS

     This section contains information about the special meeting of Bullion shareholders that has been called to approve the merger agreement and the merger, approve the adjournment of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to approve the merger agreement, to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger, and to consider any other business properly before the special meeting. This proxy statement/prospectus is being furnished to Bullion shareholders in connection with the solicitation of proxies by the Bullion board to be used at the special meeting. Bullion is first mailing this proxy statement/prospectus and enclosed proxy card on or about [•], 2012.

Date, Time and Place

     A special meeting of the Bullion shareholders will be held on [•], 2012, starting at [•] local time (unless it is adjourned or postponed to a later date) at [•].

Purpose of Special Meeting

     The purpose of the special meeting is for Bullion shareholders to: (i) consider and vote upon approval of the merger agreement, (ii) approve the adjournment proposal, (iii) consider and vote upon, on an advisory (non-binding) basis, a proposal to approve “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger, and (iv) to transact such other business as may properly come before the special meeting (and any adjournment or postponement thereof), including consideration of any procedural matters incident to the conduct of the special meeting.

Recommendation of the Bullion Board of Directors

     As discussed elsewhere in this document, at a meeting duly called and held, the Bullion board has (i) unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Bullion’s shareholders, (ii) unanimously approved and adopted the merger agreement and the transactions contemplated thereby and (iii) unanimously resolved to recommend approval of the merger agreement and the transactions contemplated thereby by the shareholders of Bullion.

     Bullion shareholders should carefully read this document in its entirety for more detailed information concerning the merger agreement. In particular, Bullion shareholders are directed to the merger agreement, which is attached hereto as Annex A, as that is the legal document governing the transaction.

Bullion Record Date; Shares Entitled to Vote

     The Bullion board has chosen the close of business on [•], 2012 as the “record date” that will determine the shareholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were 39,360,518 shares of Bullion common stock outstanding, held by approximately [•] holders of record. A list of the names of Bullion shareholders of record will be available for any purpose related to the special meeting at the special meeting and during regular business hours at Bullion’s principal executive offices located at 20 North Main, Suite 201, St. George, Utah 84770 prior to the special meeting from the earlier of ten days prior to the special meeting or two business days after the date notice of the special meeting is provided to shareholders. Each holder of shares of Bullion common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of the special meeting.

Quorum

     In order for Bullion to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Bullion common stock entitled to vote at the special meeting must be present in person or represented by proxy. Shares of Bullion common stock represented at the meeting but not voted, including shares for which proxies have been received but for which shareholders have abstained on either or both of the matters, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum. “Broker non-votes” will also be counted for the purpose of determining a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

     The approval of the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding Bullion shares entitled to vote at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

     The approval of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may become payable to our named executive officers in connection with the merger requires that the number of shares voted in favor of the proposal are greater than those voted against. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the advisory vote on the “golden parachute” compensation that may become payable to our named executive officers in connection with the merger.

     The approval of the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. If a quorum is present and you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the adjournment (if necessary or appropriate) to permit further solicitation of proxies. However, if a quorum is not present and you abstain from voting, either in person or by proxy, it has the same effect as a vote “AGAINST” the proposal.

     YOUR VOTE IS IMPORTANT. The merger cannot be completed unless Bullion shareholders holding a majority of the outstanding shares entitled to vote at the special meeting approve the merger agreement. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee.

Voting of Proxies by Holders of Record

     If you are a record holder of shares of Bullion common stock, you may submit your proxy, or vote, in any of the following ways:

  By Internet: Go to the website specified on your proxy card and follow the instructions. The deadline for voting on the Internet is [•], 2012, at 11:59 p.m. Mountain Standard Time.

  By Telephone: Call the toll-free number specified on your proxy card from a touch-tone telephone in the United States or Canada and follow the instructions on your proxy card and the voice prompts on the telephone. The deadline for voting by telephone is [•], 2012, at 4:59 p.m. Mountain Standard Time.

  By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method to vote all of your Bullion shares. Any proxy card mailed must be actually received prior to the special meeting.

  In Person: You may vote by ballot at the special meeting or send a representative with an acceptable proxy that has been signed and dated. If your shares of Bullion common stock are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the special meeting.

     All shares of Bullion common stock entitled to vote and represented by properly completed proxies received prior to the special meeting and not properly revoked, will be voted at the special meeting as instructed on the proxies. If Bullion shareholders submit a properly completed proxy but do not indicate how their shares of Bullion common stock should be voted on a matter, the shares of Bullion common stock represented by their properly completed proxy will be voted as the Bullion board recommends and, therefore, FOR the approval of the merger agreement, FOR the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may become payable to the named executive officers of Bullion in connection with the merger, and FOR the adjournment proposal (if necessary or appropriate) to solicit additional proxies.

Shareholders Sharing an Address

     Consistent with notices sent to record shareholders sharing a single address, Bullion is sending only one copy of this proxy statement/prospectus to that address unless Bullion received contrary instructions from any shareholder at that address. This “householding” practice reduces Bullion’s printing and postage costs. Shareholders may request that Bullion discontinue householding, or may request a separate copy of this proxy statement/prospectus by contacting Bullion’s Corporate Secretary at 20 North Main, Suite 202, St. George, Utah 84770 or by contacting Bullion’s Corporate Secretary via phone at (801) 426-8111or via e-mail at robmorris@bullionmm.com.

Revocability of Proxies

     If you submit your proxy through the Internet, by telephone or by mail you may revoke your proxy at any time before the vote is taken at the special meeting in any one of the following ways:

  through the Internet or by telephone before the deadlines for voting described above;

  by submitting a subsequent later-dated proxy by mail that is actually received by the Bullion Corporate Secretary prior to the special meeting;

  by sending written notice of revocation to the Bullion Corporate Secretary at 20 North Main, Suite 202, St. George, Utah 84770 that is actually received by the Bullion Corporate Secretary prior to the special meeting; or

  by voting in person at the special meeting.

     Your attendance at the special meeting does not automatically revoke your proxy. If you are not a registered shareholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions prior to the special meeting.

Adjournments and Postponements

     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present at the special meeting. However, broker non-votes and abstentions will not count as shares entitled to vote on the adjournment proposal. As a result, abstentions and broker non-votes will not have any effect on the vote to adjourn the special meeting if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement. Any signed proxies received by Bullion for which no voting instructions are provided on such matter will be voted “FOR” the adjournment proposal. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Bullion shareholders who have already sent in their proxies to revoke them at any time prior to the special meeting as adjourned.

     In addition, at any time prior to convening the special meeting, the special meeting may be postponed for any reason without the approval of the Bullion shareholders. If postponed, Bullion will publicly announce the new meeting date. Although it is not currently expected, Bullion may postpone the special meeting for the purpose of soliciting additional proxies if Bullion concludes that by the date of the special meeting it is reasonably likely that Bullion will not have received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow Bullion shareholders who have already sent in their proxies to revoke them at any time prior to the special meeting, as postponed.

Solicitation of Proxies

     Bullion will pay the cost of distributing and soliciting proxies. This proxy solicitation is being made by Bullion on behalf of its board of directors. In addition to solicitation by use of the mail, Bullion’s directors, officers and employees may also solicit proxies in person or by telephone, electronic mail, facsimile transmission or other means of communication. Bullion will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Bullion common stock that the brokers and fiduciaries hold of record. In accordance with the regulations of the SEC, Bullion will reimburse them for expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Bullion common stock.

PROPOSAL ONE—THE MERGER

     The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. Bullion shareholders are urged to read this entire proxy statement/prospectus carefully, including the merger agreement, for a more complete understanding of the merger.

General

     Each of the Eurasian and Bullion boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. At the effective time of the merger, Merger Sub will be merged with and into Bullion, with Bullion being the surviving corporation. Upon consummation of the merger, the separate corporate existence of Merger Sub will cease, and Bullion will continue to exist as a Utah corporation and will then be a wholly owned subsidiary of Eurasian. Bullion shareholders will be entitled to receive 0.45 of a Eurasian common share plus $0.11 in cash for each share of Bullion common stock that they own, upon the terms and subject to adjustment as provided in the merger agreement and further described below under “The Agreement and Plan of Merger—Structure; Merger Consideration” on page 59 of this proxy statement/prospectus.

Background of the Merger

     Each of Eurasian’s and Bullion’s board of directors has from time to time separately engaged with the management of their respective companies in reviews and discussions of potential strategic alternatives, and has considered ways to enhance their respective performance and prospects. These reviews and discussions have focused on, among other things, the business environment facing the mining industry generally and each company in particular. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives and enhance shareholder value, and the potential benefits and risks of those transactions.

     In May 2010, while working as a consultant for Eurasian, Paul H. Zink, the current President of Eurasian Capital, identified Bullion as a potential acquisition candidate to build the royalty business of Eurasian. Zink believed that Bullion offered, in particular, an advantageous stream of royalty income from gold in Nevada’s Carlin Trend, a location with which several Eurasian employees had in-depth knowledge and experience, as well as the potential beginnings of a Latin American mining exploration business unit for Eurasian.

     In June 2010, Zink had an introductory telephone call with R. Don Morris, Chief Executive Officer of Bullion, to briefly introduce Eurasian and its business model and to suggest that representatives from the companies meet in person to explore whether benefits could be realized through some form of strategic transaction. Morris agreed to a meeting to further discuss a potential transaction between the two companies.

     On July 16, 2010, David M. Cole, President and Chief Executive Officer of Eurasian, and Zink met with R. Don Morris and several other officers and employees of Bullion at their offices in St. George, Utah. The companies each made presentations on their respective business models and assets, and each company noted the strategic benefits of a potential business combination. At the conclusion of the meeting, each of Cole and R. Don Morris expressed continued interest in considering a potential transaction between the two companies.

     On July 28, 2010, the Eurasian board of directors approved a resolution authorizing Cole to proceed with negotiations to acquire all of the outstanding common stock of Bullion through a letter of intent or term sheet and recommended Eurasian engage outside counsel in connection with a potential transaction.

     On August 5, 2010, after discussing proposed structures with its outside counsel, Eurasian sent a non-binding, indicative proposal to Bullion, offering 0.44 of a Eurasian common share for each outstanding share of Bullion common stock. The proposal requested a response from Bullion by August 10, 2010.

     On August 10, 2010, R. Don Morris of Bullion sent Eurasian a letter formally declining Eurasian’s proposal to acquire Bullion. In a follow-up telephone call, R. Don Morris stated that the two parties appeared to be too far apart in their respective views of Bullion’s value. Because of the good strategic fit of the companies and the multitude of opportunities that each company was working on, however, R. Don Morris suggested that Bullion and Eurasian keep in contact periodically.

     On September 14, 2010, certain officers of Bullion inquired of Zink whether Eurasian had reconsidered its offer to acquire Bullion. Zink reiterated that, although the indicative proposal had expired, he believed that Eurasian would be willing to offer the same terms as outlined in the prior proposal. Bullion expressed that it was still uninterested in a strategic transaction with the valuation then given to Bullion.

     On September 30, 2010, Bullion announced in a press release that it received an unsolicited offer to purchase all of its outstanding common stock from Eurasian. Eurasian responded with a press release confirming that an indicative proposal was submitted to Bullion, but that the offer had expired in accordance with its terms on August 10, 2010.

     On May 13, 2011, Zink telephoned R. Don Morris to suggest that the companies meet again to discuss each company’s activities since the prior year’s meetings. Morris agreed to attend, acknowledging that such a meeting would be beneficial.

     On June 29, 2011, R. Don Morris and James A. Morris, President of Bullion, visited with certain representatives of Eurasian management in Eurasian’s Littleton, Colorado offices. The companies each went through presentations updating their respective activities since the prior year’s meetings in Utah. Each company again noted the potential compelling strategic fit between the two businesses and expressed interest in finding a way to combine the two companies to benefit their respective shareholders. Eurasian stated its willingness to consider revisiting the terms of its indicative proposal to acquire Bullion.

     On July 1, 2011, Zink and James A. Morris discussed corporate governance, employment and taxation issues in a follow-up call to the meetings in Littleton, Colorado. Morris confirmed that Bullion remained interested in a potential strategic transaction with Eurasian, and the two agreed that the strategic fit of the businesses could result in realized synergies.

     On July 7, 2011, Zink had an initial conference call with Blake, Cassels & Graydon LLP, its special Canadian counsel in connection with the potential transaction, and Dorsey & Whitney LLP, its special U.S. counsel in connection with the potential transaction, to discuss structuring options for a transaction that would be mutually beneficial to Eurasian and Bullion.

     On July 21, 2011, Zink visited with R. Don Morris, James A. Morris and other Bullion officers in St. George, Utah to further explore potential transaction structures, shareholder preferences and related issues. Due diligence needs of Eurasian and its advisors, logistics and timing were also discussed between the two companies.

     On July 25, 2011, Eurasian and Bullion executed a confidentiality agreement and expanded reciprocal due diligence.

     Throughout August and September 2011, documents and other information were exchanged between the companies, and each of the companies performed extensive business and financial due diligence on the other company and its respective subsidiaries.

     On September 13, 2011, Bullion management updated the Bullion board of directors regarding the discussions between Bullion and Eurasian, including the progress of business and financial due diligence, and a potential transaction between the companies, and the Bullion board of directors authorized management to continue discussions with Eurasian.

     On October 13, 2011, Mr. Stephen Enders, Eurasian’s executive chairman, updated the Eurasian board of directors on the potential Bullion acquisition. The Eurasian board of directors advised management to proceed with the potential transaction with Bullion, subject to favorable continued due diligence and final board approval.

     On October 17, 2011, Bullion management again updated the Bullion board of directors regarding the status of discussions between Bullion and Eurasian regarding a potential transaction between the companies, and the Bullion board of directors authorized management to continue discussions with Eurasian.

     On October 19, 2011, Enders, Cole and Zink visited Bullion’s management in St. George, Utah, including R. Don Morris, James A. Morris, Philip L. Manning, Chief Financial Officer of Bullion, and Robert Morris, Chief Executive Officer of EnShale Inc., a subsidiary of Bullion. The meeting focused on presenting Eurasian’s due diligence efforts to date, outlining potential implications for a final valuation of Bullion, and gathering additional information for Eurasian’s revised indicative proposal to acquire Bullion. Bullion shared that, with a revised valuation based on Eurasian’s presentation, a mutually beneficial transaction appeared to be feasible.

     On October 20, 2011, Bullion met with Durham Jones & Pinegar, P.C., its special U.S. counsel in connection with the potential transaction, to discuss Bullion’s prior meetings with Eurasian, structuring options for the transaction, and the appropriate processes for considering any offers received from Eurasian, including due diligence, the engagement of Canadian counsel and a financial advisor, and other related matters.

     Through the second half of October and the first half of November 2011, Cole and Bullion’s management negotiated a non-binding, indicative proposal for Eurasian to acquire Bullion that would be acceptable to both companies and in the best interests of their respective shareholders.

     On November 9, 2011, Bullion management updated the Bullion board of directors regarding the status of negotiations related to, and proposed terms of, a potential transaction between the companies, and the Bullion board of directors authorized management to continue discussions with Eurasian. The Bullion board of directors also directed management to interview potential financial advisors to review the fairness of the merger consideration from a financial point of view and to otherwise advise the Bullion board of directors regarding financial aspects of the transaction.

     On November 14, 2011, Eurasian and Bullion executed a non-binding letter of intent pursuant to which Eurasian agreed to acquire each outstanding share of Bullion common stock in exchange for 0.45 of a Eurasian common share and $0.11 in cash, subject to satisfaction by Eurasian with its continued due diligence investigation of Bullion and negotiation of a definitive merger agreement and any ancillary documentation.

     Through the second half of November and throughout December 2011, each of Eurasian and Bullion conducted extensive business, financial and legal due diligence on each other and negotiated a definitive merger agreement (including the preparation of certain disclosure schedules) and certain voting agreements designed to ensure adequate Bullion shareholder support for the transaction in the absence of a superior proposal.

     On December 6, 2011, the Bullion board of directors met to discuss the status of negotiations regarding the proposed transaction, to discuss the draft definitive agreements and related documents, to review due diligence responsibilities and results and to discuss the engagement of a financial advisor. After discussing several possible financial advisors, and receiving a report of management regarding discussions between Bullion and these parties, the Bullion board of directors instructed management to engage Semeniuk to act as financial advisor to the Bullion board of directors.

     On December 9, 2011, Bullion engaged Semeniuk as financial advisor. Bullion and the Bullion board of directors consulted with and provided information to Semeniuk as part of his review of the fairness of the merger consideration from a financial point of view.

     On December 20, 2011, the Eurasian board of directors met to discuss the draft definitive agreements and related documents as well as due diligence and the overall status and timing of the transaction. The board instructed management to continue with its due diligence investigation of Bullion and the negotiation of the definitive agreements.

     Through the second half of December 2011 and throughout January 2012, management of Bullion updated the members of the Bullion board of directors from time to time regarding the status of the merger agreement and related documents and expected timing for execution of the transaction. During this time, the parties also continued their respective due diligence activities and negotiation of the definitive merger agreement and ancillary documentation.

     On January 26, 2012, the Bullion board of directors held a meeting to discuss the status of, and final negotiations regarding, the definitive agreements. Management and Durham Jones & Pinegar, P.C., reviewed with the Bullion directors the terms of the merger agreement and the merger, which had been provided prior to the meeting, and responded to questions from the Bullion board members regarding such terms. Management and Durham Jones & Pinegar, P.C. also reviewed with the Bullion directors, the results of the due diligence completed regarding Eurasian and its subsidiaries. No action was taken awaiting delivery of the fairness opinion, which was to be delivered at a meeting scheduled to be held the following day.

     On January 27, 2012, Bullion’s board of directors held a meeting to discuss the terms of the proposed transaction as set forth in the definitive agreements and reviewed the matters proposed to be approved by the Bullion board of directors in connection with the transaction. Management updated the Bullion directors regarding any changes in the transaction since the meeting held the previous day. Semeniuk then reviewed with Bullion’s board of directors his financial analysis of the proposed merger consideration and rendered his opinion to Bullion’s board of directors that the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Semeniuk is attached to this proxy statement/prospectus as Annex B. Semeniuk also responded to questions from the Bullion directors regarding his analysis and fairness opinion. The Bullion board of directors then engaged in additional deliberations regarding the merger, the proposed terms of the merger agreement and the various presentations of its legal and financial advisors, taking into consideration the factors described below under “Bullion’s Reasons for the Merger.” Following discussion, Bullion’s board of directors unanimously adopted resolutions declaring that the merger agreement and the transactions contemplated thereby were advisable to and in the best interests of Bullion and its shareholders and recommending that Bullion shareholders approve the merger agreement, approved the merger agreement and the transactions contemplated thereby and authorized Bullion to enter into the merger agreement, subject to any changes deemed appropriate by its executive officers.

     On February 6, 2012, the Eurasian board of directors held a meeting to consider the terms of the proposed transaction. At the meeting, Zink provided the Eurasian board of directors with an overview of the proposed transaction and reviewed its strategic rationale, and Zink and Christina Cepeliauskas, Eurasian’s Chief Financial Officer, reviewed certain financial terms of the merger. Blake, Cassels & Graydon LLP and Dorsey & Whitney LLP summarized certain terms of the draft merger agreement and due diligence efforts conducted. Following discussion, the Eurasian board of directors unanimously approved the proposed merger and authorized Eurasian to enter into the merger agreement and the transactions contemplated thereby.

     On February 7, 2012, the merger agreement and the voting agreements were executed, and Eurasian and Bullion issued a joint press release announcing the transaction.

Bullion’s Reasons for the Merger

     In evaluating the merger, the Bullion board of directors consulted extensively with Bullion’s management and Bullion’s financial and legal advisors and considered a number of alternatives to enhance Bullion’s competitive position in the royalty, mining and exploration industry and to increase shareholder value. Of such alternatives, the Bullion board of directors believes the proposed merger is in the best interest of Bullion and its shareholders. The board of directors’ decision to approve the merger and the merger agreement and to recommend to Bullion’s shareholders that they vote for the approval of the merger agreement was based on a number of factors. These factors included the following considerations:

Considerations Regarding Operating Bullion as an Independent Company.

     The Bullion board of directors considered the current and historical financial condition, results of operations, and anticipated future performance of Bullion, as well as the risks and uncertainties associated with continuing to operate Bullion as an independent company, including difficulties in raising sufficient capital to fund development of future projects, the costs and risks related to operating a public reporting company, and challenges in finding suitable joint venture partners for Bullion’s exploration projects.

Available Alternatives.

     The Bullion board of directors considered the possible alternatives to the acquisition by Eurasian (including the possibility of being acquired by another company, selling its royalty(ies), continuing to operate Bullion as an independent entity, or engaging in strategic acquisitions, and the desirability and perceived risks of those alternatives), the range of potential benefits that these alternatives could bring to Bullion’s shareholders and the timing and likelihood of accomplishing the goals of such alternatives, as well as the board’s assessment that none of these alternatives was reasonably likely to create greater value for Bullion’s shareholders, taking into account risks of execution as well as business, management, competitive, industry and market risks.

Analysis and Presentation of Management.

     The Bullion board of directors reviewed and considered the analyses and presentations by management of Bullion regarding the business, operations, sales, management and competitive position of Bullion and forecasts regarding profitability under various scenarios.

Strategic Considerations.

     The Bullion board of directors considered their expectations that the merger would result in a larger, more competitive combined company, better positioned to compete in broader markets against larger companies in the royalty, mining and exploration industry than Bullion would be on a stand-alone basis. The Bullion board of directors considered the benefits of operational cost savings and scale that would accrue to the combined company and also considered that the opportunities for strategic investment, expansion and new growth would be significantly greater for the combined organization compared to what Bullion could likely achieve as an independent company. The Bullion board of directors also considered Eurasian’s proven track record of finding and entering into joint venture and other similar arrangements to fund exploration of its properties, the extensive management experience of Eurasian’s president, executive chairman and other executive officers and directors, and the profile of Eurasian’s shareholders.

Considerations Regarding Eurasian Common Stock.

     Given that a significant portion of the consideration to be received by Bullion’s shareholders would consist of Eurasian common stock, the Bullion board of directors considered the opportunity for Bullion’s shareholders to participate as shareholders in the potential appreciation in the stock of the combined company, in light of the perceived strategic benefits of the proposed merger of creating a more competitive and efficient company, more capable of competing against larger companies in more markets, and the significant cost synergies that could be obtained by the combined company.

The Merger Consideration; Historical Trading Price.

     The Bullion board of directors considered that the value of the merger consideration, including both the 0.45 of a share of Eurasian common stock and $0.11 in cash for each share of Bullion common stock, represented, based on the closing price of Eurasian’s common stock on the TSX-V on January 26, 2012 (the last trading day prior to the approval of the merger by Bullion’s board of directors), a 62% premium over the closing price per share of Bullion common stock on January 26, 2012. Further, the Bullion board of directors considered that the stock component of the merger consideration offers Bullion’s shareholders the opportunity to participate in the growth and success of the combined company, and to benefit from potential synergies with Eurasian, technical expertise and operational infrastructure that would benefit the combined company, while the cash component of the merger consideration allows Bullion’s shareholders to realize some liquidity and an immediate return on their investment in Bullion common stock.

Financial Analysis and Opinion of Semeniuk.

     The Bullion board of directors considered the financial analysis by Semeniuk, Bullion’s financial advisor, of the proposed merger consideration and the opinion of Semeniuk, dated January 27, 2012, to the effect that, as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Semeniuk is attached to this proxy statement/prospectus as Annex D.

Terms of the Merger Agreement.

     The Bullion board of directors considered the terms and conditions of the merger agreement, including but not limited to the following:

  the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable;

  Bullion’s ability, under certain conditions, to provide information to and negotiate with a third party if such party were to make an acquisition proposal that did not result from a breach of its non-solicitation obligations under the merger agreement if the Bullion board determines in good faith (after consultation with its financial advisors and outside counsel) that the acquisition proposal constitutes a superior proposal and if taking such action would be required by the Bullion board’s fiduciary duties;

  the ability of Bullion’s board of directors, under certain circumstances, to make a change of recommendation and/or terminate the merger agreement in response to a bona fide unsolicited acquisition proposal if (i) the Bullion board reasonably determines in good faith (after consultation with its financial advisors) that such acquisition proposal is a superior proposal; (ii) the Bullion board determines in good faith (after consultation with its outside counsel) that in light of such superior proposal, taking such action is required by the Bullion board’s fiduciary duties; (iii) Bullion complies with certain procedures provided in the merger agreement; and (iv) Bullion simultaneously enters into an agreement for the superior proposal, subject to the payment of a termination fee to Eurasian; and

  Eurasian’s agreement to pay Bullion a termination fee of $1.0 million in certain circumstances if Eurasian fails to complete the merger by July 31, 2012 and (i) Bullion has complied with all of its obligations under the merger agreement and (ii) all mutual conditions precedent and conditions precedent to the obligations of Eurasian have been satisfied or waived by Eurasian.

Risks and Potentially Negative Factors.

     The Bullion board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and merger agreement, including but not limited to the following:

  the degree of volatility in the recent trading prices of Eurasian common stock, and the risk that the price of Eurasian common stock at the time of the closing of the merger could be lower than the price of such stock as of the time of signing the merger agreement, and accordingly, the value of the stock consideration received by the Bullion shareholders in the merger could be materially less than the value of such stock consideration as of the date that the merger agreement was signed;

  the possibility that the merger might not be consummated, as a result of the failure to obtain required regulatory clearances to consummate the merger or the failure to obtain the requisite vote of the shareholders of Bullion, and the potential adverse effects of the failure to consummate the merger on Bullion’s business, revenues, financial condition, operating results, employees and overall competitive positioning and prospects;

  the risk that as a result of the announcement of the merger, Bullion’s existing business relationships could be significantly disrupted and Bullion might have increased difficulty entering into new business arrangements after such announcement;

  the risk that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Bullion, including the restriction on Bullion’s ability to solicit proposals for alternative transactions and the requirement that Bullion pay a termination fee of $4.0 million to Eurasian in certain circumstances following the termination of the merger agreement;

  the risk that as a result of the announcement or the completion of the merger, key employees of Bullion might terminate their employment with Bullion and the risk of the transaction diverting management’s attention from the day-to-day operation of Bullion’s business during the pendency of the merger;

  the fees and expenses associated with completing or attempting to complete the merger;

  the potential impacts of the restrictions under the merger agreement on Bullion’s ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent Bullion from undertaking advantageous business opportunities that may arise pending completion of the merger);

  the fact that certain of Bullion’s directors and officers may have interests in the merger as individuals that are in addition to or different from the interests of Bullion’s shareholders, as further described in the section entitled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 43 of this proxy statement/prospectus; and

  various other risks associated with the merger and the businesses of Bullion, Eurasian, and the combined company, some of which are described in this proxy statement/prospectus under the section entitled “Risk Factors” in this proxy statement/prospectus.

     The Bullion board of directors weighed these positive and negative factors, realizing that future results are uncertain, including any future results considered or expected in the factors noted above. In addition, many of the non-financial factors considered were highly subjective. As a result, in view of the number and variety of factors they considered, the Bullion board of directors did not consider it practicable and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered. Rather, the Bullion board made its determination based on the totality of the information it considered. Individually, each director may have given greater or lesser weight to a particular factor or consideration.

Recommendation of the Bullion Board of Directors

     After careful consideration and based on the foregoing analysis, at a meeting of the Bullion board of directors held on January 27, 2012, the Bullion board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Bullion’s shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Bullion board of directors unanimously recommends that the Bullion shareholders vote “FOR” the approval of the merger agreement.

Eurasian’s Reasons for the Merger

     Eurasian believes that the combination will benefit shareholders of both companies by creating a strong platform for growth with the following characteristics and synergies:

  an advantageous stream of royalty income from gold in Bullion’s royalty in Nevada’s Carlin Trend, a location with which certain Eurasian employees have in-depth knowledge and experience;

  additional properties on which to apply Eurasian’s joint venture deal-making to leverage exploration opportunities with capital from other parties, including major mining companies;

  further diversification of Eurasian’s global portfolio of approximately 100 exploration properties, including potential exploration prospects through Bullion’s Latin American mineral properties;

  exposure to brownfield exploration efforts which will add balance to Eurasian’s existing portfolio of greenfield exploration properties; and

  pursuant to Eurasian’s recent listing on the NYSE Amex, an increased U.S shareholder base which will further enhance the liquidity of Eurasian’s shares.

Based on the foregoing analysis, Eurasian’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Eurasian and its shareholders.

Opinion of Bullion’s Financial Advisor

     Bullion retained Semeniuk to act as its financial advisor in connection with the merger and to render to Bullion’s board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Bullion common stock pursuant to the merger agreement. At the meeting of Bullion’s board of directors on January 27, 2012, Semeniuk rendered his opinion to Bullion’s board of directors to the effect that, as of that date, and based upon and subject to the various considerations set forth in his opinion, the consideration to be received by holders of Bullion common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

     The full text of the written opinion of Semeniuk, dated as of January 27, 2012, is attached hereto as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Semeniuk in rendering his opinion. Bullion encourages its shareholders to read the opinion carefully and in its entirety. Semeniuk’s opinion is directed to Bullion’s board of directors and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Bullion common stock pursuant to the merger agreement. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Bullion common stock should vote on the merger agreement or any matter related thereto. The summary of the opinion of Semeniuk set forth below is qualified in its entirety by reference to the full text of the opinion.

     In analyzing the fairness of merger, Semeniuk considered, among other things:

  the apparent value of the Eurasian offer;

  the relative selected past trading volumes and prices of Bullion and Eurasian shares in their respective markets over recent selected periods of time;

  the past payments made under the gross smelter royalty that Bullion holds on the gold produced from the Carlin Trend by Newmont Mining Inc.;

  the mineral exploration projects, holdings and financial resources of Bullion and Eurasian;

  the current cash and working capital positions and the exploration and development and financing requirements of Bullion and Eurasian;

  the fact that Bullion shares are classified as penny stock under U.S. regulations making the buying or selling of Bullion shares difficult and limiting the market for the shares;

  the fact that Eurasian enjoys many revenues and cost recoveries from numerous sources;

  the fact that Bullion earns well over 90% of its revenues from only one revenue source;

  the fact that Bullion was unable to complete a Canadian financing for up to 10,000,000 shares which would have coincided with a Canadian stock exchange listing;

  the ownership and value dilution implications inherent in the merger to current Bullion shareholders in terms of their proportional ownership position in Eurasian to be outstanding on completion of the merger; and

  the combined holdings of Bullion and Eurasian on completion of the merger.

     In connection with rendering his opinion, Semeniuk reviewed and relied upon, among other things, the following:

  a draft version of the merger agreement;

  Bullion’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, as filed with the SEC on July 15, 2011;

  Bullion’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011, as filed with the SEC on September 13, 2011;

  an Annual Report of Old Bullion on Form 10-K for the fiscal year ended April 30, 1996;

  the Annual Reports on Form 10-K of Newmont Mining Corporation for the fiscal years ended December 31, 2010 and 2009;

  an Investor Fact Sheet of Royal Gold, Inc., with first quarter 2012 highlights, available on Bullion’s website;

  applicable news releases of Thompson Creek Metals Company Inc.;

  Eurasian’s Annual Information Form for the year ended March 31, 2011 and dated January 20, 2012;

  Eurasian’s Consolidated Financial Statements for the year ended March 31, 2010;

  Eurasian’s Factual Stock Report, prepared by Standard & Poors, dated December 17, 2011, 2010 and 2009 and Condensed Consolidated Interim Financial Statements for the period ended September 30, 2011;

  applicable information of Eurasian available on Eurasian’s website;

  share trading information of Eurasian’s and Bullion’s shares available from on Canada Stockwatch and other sources; and

  selected news releases and project information made available by the companies on their respective websites as well as Canada Stockwatch.

     In Semeniuk’s review and analysis and in rendering his opinion, Semeniuk assumed and relied upon financial and other information that was supplied or otherwise made available by Bullion to Semeniuk or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Semeniuk. In his review, Semeniuk relied on assurances of the management of Bullion that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In his review, Semeniuk did not conduct a physical inspection of any of the properties or facilities of Bullion or Eurasian.

     Semeniuk analyzed the fairness of the merger consideration based on the premium offered to Bullion shareholders by the merger consideration over the current historic trading price of Bullion common stock, the estimated future value to Bullion of the Carlin Trend Royalty and the potential benefit of the merger to Bullion shareholders by considering the impact of Eurasian using its cash position to make an imagined private placement into Bullion. Based on such information and the observations and analyses conducted by Semeniuk as well as other relevant factors, Semeniuk rendered his opinion to the effect that the merger consideration to be received by Bullion shareholders under the merger was fair, from a financial point of view, to such shareholders.

     Semeniuk’s opinion was provided for the exclusive use of Bullion’s board of directors. Semeniuk expressly reserved the right to amend or withdraw the conclusions reached in his opinion if a material change occurred in any of the facts, representations and reports relied upon in preparing the opinion, or if information provided to Semeniuk and upon which he relied, was inaccurate in any material respect. Semeniuk stated that the opinion was prepared solely for the purpose of providing information, and that it should not be construed as a recommendation to buy or sell any of the securities mentioned therein and no representations or warranties of any kind were intended or implied nor should they be inferred.

Interests of Certain Persons in the Merger

     In considering the recommendation of Bullion’s board of directors that you, as a Bullion shareholder, vote to approve the merger agreement, you should be aware that some of Bullion’s executive officers and directors (and individuals who served in such roles during the last fiscal year) may have interests in the transaction that may be different from, or in addition to, your interests as a Bullion shareholder. The Bullion board of directors was aware of these interests and took these interests into account in adopting the merger agreement and the merger and submitting it to the shareholders for approval.

     These interests include the intended employment of each of Robert D. Morris III and Philip L. Manning for a transition period after the merger and the expected election of James A. Morris to the Eurasian board of directors and appointment of R. Don Morris to the Eurasian Advisory Board.

     The table below shows, for each of Bullion’s directors and executive officers who beneficially own Bullion stock, the number of shares of stock held by such person:

Name	Number of Shares of Bullion Common Stock Beneficially Owned(1)	Percent of Bullion Class(1)	Value of Such Stock in Merger(2)
R. Don Morris CEO and Chairman of the Board	6,977,662(3)	17.77%	$8,868,608
Peter Passaro 5% Holder and former Director	3,245,471(4)	8.27%	$4,124,994
James A. Morris President and Director	2,849,488(5)	7.26%	$3,621,699
Robert D. Morris III Secretary	380,813	*	$484,013
Philip Manning Chief Financial Officer	832,182	2.12%	$1,057,703

(1)	As of February 7, 2012.
(2)

Based on the exchange ratio in the merger of 0.45 and cash consideration of $0.11 and the closing sale price of a Eurasian common share on NYSE Amex on March 12, 2012 (the last full trading day prior to the date of this proxy statement/prospectus), which was $2.58.

(3)	172,200 shares are owned by R. Don Morris and Christina Morris as joint tenants.
(4)	These shares are owned by Peter Passaro and Taimi C. Passaro as joint tenants. Mr. Passaro resigned as a director of Bullion on March 24, 2011.
(5)	158,000 shares are held for James A. Morris’s two minor children in the name of Syndi Morris c/f Austin and McKall.
*	Less than 1%.

Change of Control Agreements

     In addition, Bullion has entered into certain change of control agreements with certain employees and with the following executive officers: R. Don Morris, James A. Morris, Robert D. Morris and Philip L. Manning. Under each of these agreements, in the event of a “Change of Control” (as defined in the respective agreements) of Bullion, followed by a qualifying termination, each of the named individuals is entitled to receive (less applicable withholdings, and subject to execution of required separation agreements and releases): (1) a lump-sum payment equal to between 6 and 18 months of his then-current base salary, (2) a lump-sum payment equal to his target bonus for the year his employment is terminated, and (3) if requested by such individual, payment of premiums for continuation of health insurance coverage under COBRA, up to a maximum of $9,000. The table below indicates these lump-sum payments that would become payable to Bullion’s executive officers upon such a qualifying termination after a “Change of Control” of Bullion:

Executive Officer	Lump-Sum Salary Payment Due	Lump-Sum Target Bonus Payment Due(1)
R. Don Morris, Chief Executive Officer	$270,000(2)	$10,000
James A. Morris, President	$180,000(3)	$10,000
Robert D. Morris, Secretary	$135,000(4)	$10,000
Philip L. Manning, Chief Financial Officer	$135,000(5)	$10,000

(1)	Equal to such executive officer’s target bonus for 2012.
(2)	Equal to 18 months of R. Don Morris’s monthly base salary of $15,000 as of March 12, 2012.
(3)	Equal to 18 months of James A. Morris’s monthly base salary of $10,000 as of March 12, 2012.
(4)	Equal to 18 months of Robert D. Morris’s monthly base salary of $7,500 as of March 12, 2012.
(5)	Equal to 18 months of Philip L. Manning’s monthly base salary of $7,500 as of March 12, 2012.

Indemnification and Insurance

     Eurasian has agreed that, from the effective time of the merger until the sixth anniversary of such effective time, the surviving corporation of the merger will maintain in effect for the benefit of the officers and directors of Bullion with respect to acts or omissions occurring prior to the effective time of the merger, (1) the existing policy of directors’ and officers’ liability insurance maintained by Bullion as of the date of the merger agreement, or (2) a policy or policies of comparable coverage. However, if the aggregate amount paid for such insurance exceeds $15,000 per year, then the surviving corporation need only provide such coverage as may be obtained for an aggregate amount equal to $15,000 per year. Additionally, for a period of six years after the effective time of the merger, Eurasian has agreed that the surviving corporation of the merger will honor all rights to indemnification and exculpation existing in favor of a director or officer of Bullion and its subsidiaries under Bullion’s articles of incorporation and bylaws as in effect as of the date of the merger agreement.

Bullion Warrants

     At the effective time of the merger, each outstanding Bullion warrant will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one share of Bullion common stock, 0.45 of a Eurasian common share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion warrant.

Board of Directors of Eurasian Following the Merger

     Upon completion of the merger, the Eurasian board of directors is expected to be comprised of seven members. In addition to the individuals serving on the Eurasian board of directors at the effective time of the merger, upon the closing of the merger, James A. Morris, President of Bullion (or, if he is unwilling or unable to serve, another individual agreed to by Eurasian and Bullion), will be appointed to the Eurasian board of directors. The remaining directors of Bullion will resign as of the effective time of the merger. Information about James A. Morris and the current Eurasian directors and executive officers can be found under the heading “Management Following the Merger” and in the documents listed under the heading “Where You Can Find More Information.”

Certain Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger

     The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of Bullion common stock. This discussion is based upon the Code, Treasury Regulations issued under the Code and published rulings and procedures of the Internal Revenue Service, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) who hold their shares of Bullion common stock as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address the tax consequences applicable to Bullion shareholders who are not U.S. holders, nor does it address all of the tax consequences that may be relevant to any particular U.S. holder or U.S. holders who are subject to special treatment under U.S. federal income tax laws, including, without limitation:

  financial institutions;

  insurance companies;

  partnerships and other pass-through entities;

  tax-exempt organizations;

  certain former U.S. citizens or long-term residents;

  regulated investment companies;

  real estate investment trusts;

  dealers in securities or currencies;

  holders who own 5% of more of the total outstanding vote or value of Bullion common stock (or after the merger, Eurasian common shares), except where specifically indicated;

  holders of Bullion common stock who also own, directly or constructively for U.S. federal income tax purposes, any stock of Eurasian (apart from any Eurasian common shares that such holders receive in the merger in exchange for Bullion common stock);

  U.S. persons whose functional currency is not the U.S. dollar;

  traders in securities that elect to use a mark-to-market method of accounting;

  persons that hold Bullion common stock (or after the merger, Eurasian common shares) as part of a straddle, hedge, constructive sale or conversion transaction;

  persons who are subject to the alternative minimum tax provisions of the Code; and

  persons who acquired their shares of Bullion common stock (or after the merger, Eurasian common shares) through the exercise of an employee stock option or otherwise as compensation.

     If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of Bullion common stock (or after the merger, Eurasian common shares), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Bullion common stock (or after the merger, Eurasian common shares) and partners in such partnerships should consult their own tax advisors about the tax consequences of the merger to them.

     This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

     BULLION SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER AND THE HOLDING AND DISPOSITION OF EURASIAN COMMON SHARES BASED ON THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR NON-U.S. AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

     For purposes of this section, the term “U.S. holder” means a beneficial owner of Bullion common stock who or that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions, (3) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (4) a trust (i) the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (ii) that has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this section, the term “Non-U.S. Holder” means a person who is a beneficial owner of Bullion common stock that is not a U.S. Holder.

     The merger has been structured by the parties with the intent that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify as a reorganization, among other things, Eurasian must acquire at least 80 percent of the Bullion common stock in exchange for Eurasian common stock (the “Minimum Stock Consideration Requirement”). Thus, qualification of the merger as a reorganization will depend, among other things, on whether the fair market value of the Eurasian common stock issued to Bullion shareholders represents at least 80 percent of the total consideration paid to Bullion shareholders in exchange for Bullion common stock under the merger. If the fair market value of the Eurasian common stock on the effective date of the merger approximately equals its value on the date of this proxy statement/prospectus, the parties believe that the Minimum Stock Consideration Requirement should be satisfied. Neither Bullion nor Eurasian has sought or obtained a ruling from the IRS regarding any of the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not challenge the status of the merger as a reorganization or that the U.S. courts will uphold the status of the merger as a reorganization in the event of an IRS challenge. The tax consequences of the merger qualifying as a reorganization or as a taxable transaction are discussed below. U.S. holders should consult their own U.S. tax advisors regarding the proper tax reporting of the merger.

     Based on and subject to the foregoing, and assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders of Bullion common stock will be as follows:

  a Bullion shareholder will recognize gain (but not loss) with respect to its shares of Bullion common stock in an amount equal to the lesser of (i) any gain realized with respect to such stock or (ii) the amount of cash received with respect to such stock (other than any cash received in lieu of a fractional share of Eurasian common stock). A holder’s gain realized will equal the difference between the fair market value of the Eurasian common stock and cash received and such holder’s tax basis in the Bullion common stock surrendered. Any such gain recognized will be a capital gain;

  a Bullion shareholder’s aggregate tax basis for the shares of Eurasian common stock received in the merger (including any fractional share interest for which cash is received) will equal the shareholder’s aggregate tax basis in the shares of Bullion common stock surrendered upon completion of the merger, increased by any gain recognized by such holder in the merger (other than gain resulting from the receipt of cash in lieu of a fractional share of Eurasian common stock) and reduced by the amount of any cash received in the merger (other than any cash received in lieu of a fractional share of Eurasian common stock);

  a Bullion shareholder’s holding period for the shares of Eurasian common stock received in the merger (including any fractional share interest for which cash is received) will include the period during which the shares of Bullion common stock surrendered in the merger were held; and

  a Bullion shareholder who receives cash in lieu of a fractional share of Eurasian common stock in the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share and the shareholder’s tax basis in its Bullion common stock allocable to such fractional share of Eurasian common stock.

     Any Bullion shareholder who holds different blocks of Bullion common stock (generally, shares of Bullion common stock purchased or acquired on different dates or at different prices) should consult such shareholder’s tax advisor to determine how the above rules apply to such shareholder.

     Bullion shareholders who owned at least five percent (by vote or value) of the total outstanding stock of Bullion or Bullion securities with a tax basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the merger is completed that contains the information listed in Treasury Regulation Section 1.368 -3(b).

     If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then a holder of Bullion common stock that receives cash and Eurasian common stock in the merger would recognize capital gain or loss equal to the difference between the fair market value of the Eurasian common stock and cash received and such holder’s tax basis in the Bullion common stock surrendered.

     Capital gains or losses recognized in the merger as described above will constitute long-term capital gain or loss if the Bullion shareholder’s holding period in the Bullion common stock surrendered in the merger is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

     Treatment of Non-U.S. Holders who Exchange Bullion Common Stock in the Merger.

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized with respect to the merger unless (i) such gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if certain income tax treaties apply, is attributable to a permanent establishment), (ii) Bullion is a U.S. real property holding corporation (as defined below) at any time within the shorter of the five-year period ending on the date on which the merger is consummated or such Non-U.S. Holder’s holding period in its Bullion common stock or (iii) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the exchange and certain other conditions are met. In such cases, a Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on such effectively connected income (other than income that is effectively connected income solely by virtue of clause (ii), above).

     Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Bullion believes that it is, and has been, a U.S. real property holding corporation within the meaning of Section 897 of the Code for purposes of subsection (ii) above. However, the U.S. federal income tax relating to stock in a U.S. real property holding corporation generally will not apply to a Non-U.S. Holder whose actual and constructive stock holdings of Bullion’s common stock constituted 5% or less of the total common stock of Bullion at all times during the applicable period described in subsection (ii), above, provided that Bullion’s common stock is “regularly traded on an established securities market” within the meaning of the Code and applicable Treasury Regulations. Bullion common stock will be treated as regularly traded on an established securities market for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in shares of Bullion common stock. Bullion believes that its common stock is regularly traded on an established securities market. However, there can be no assurance that Bullion’s common stock will meet the “regularly traded on an established securities market” exception at the time a Non-U.S. Holder exchanges its common stock. If a Non-U.S. Holder is subject to tax under these rules, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally, and such holder generally will be subject to a 10% U.S. federal withholding tax applied to the gross proceeds received. Any amount withheld may be applied as a credit against the Non-U.S. Holder’s substantive U.S. federal income tax liability.

     The U.S. federal income tax rules relating to Non-U.S. Holders are complex and dependent on the specific factual circumstances particular to each Non-U.S. Holder. Consequently, each Non-U.S. Holder should consult its own tax advisor as to the U.S. federal income tax consequences relevant to such Non-U.S. Holder.

     Dissenting Bullion Shareholders. The above discussion does not apply to Bullion shareholders who properly perfect dissenters’ rights. A Bullion shareholder who perfects dissenters’ rights with respect to such shareholder’s Bullion common stock will recognize capital gain or loss equal to the difference between (i) the amount of cash received in exchange for such Bullion common stock and (ii) such holder’s tax basis in such Bullion common stock except with respect to any amounts properly treated as interest. Capital gains and losses are subject to U.S. federal income tax in the manner set forth above.

     Information Reporting and Backup Withholding. Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of an individual, such individual’s Social Security number) and otherwise complies with all applicable requirements of the backup withholding rules. To prevent backup withholding, each U.S. holder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. In general, a Non-U.S. Holder will not be subject to information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish an exemption from information reporting and backup withholding by certifying the Non-U.S. Holder’s status by submitting a Form W-8BEN in connection with payments received in the U.S. or through certain U.S.-related intermediaries. Amounts withheld from payments under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Tax Considerations of the Holding and Disposing of Eurasian Common Shares Received in the Merger

Passive Foreign Investment Company Rules

     If Eurasian were to constitute a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. holder’s holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. holder resulting from the acquisition, ownership and disposition of Eurasian common shares. Eurasian believes that it was classified as a PFIC during the tax year ended March 31, 2011, and based on current business plans and financial expectations, Eurasian believes that it may be a PFIC for the current tax year and future tax years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Eurasian (or a Subsidiary PFIC as defined below) concerning its PFIC status. Each U.S. holder should consult its own tax advisor regarding the PFIC status of Eurasian and any Subsidiary PFIC.

     In addition, in any year in which Eurasian is classified as a PFIC, a U.S. holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require, including the requirement to file an IRS Form 8621.

     PFIC Status of Eurasian

     Eurasian generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of Eurasian is passive income (the “income test”) or (b) 50% or more of the value of Eurasian’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

     Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business and certain other requirements are satisfied.

     For purposes of the PFIC income test and asset test described above, if Eurasian owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Eurasian will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by Eurasian from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

     Under certain attribution rules, if Eurasian is a PFIC, U.S. holders will generally be deemed to own their proportionate share of Eurasian’s direct or indirect equity interest in any company that is also a PFIC (a ”Subsidiary PFIC”), and will be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale of Eurasian common shares and their proportionate share of (a) any excess distributions on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by Eurasian or another Subsidiary PFIC, both as if such U.S. holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Eurasian common shares are made.

     Default PFIC Rules Under Section 1291 of the Code

     If Eurasian is a PFIC for any tax year during which a U.S. holder owns shares of Eurasian common shares, the U.S. federal income tax consequences to such U.S. holder of the acquisition, ownership, and disposition of shares of Eurasian common shares will depend on whether and when such U.S. holder makes an election to treat Eurasian and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a ”QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a ”Mark-to-Market Election”). A U.S. holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. holder.”

     A Non-Electing U.S. holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Eurasian common shares and (b) any excess distribution received on Eurasian common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. holder’s holding period for Eurasian common shares, if shorter).

     Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Eurasian common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on the Eurasian common shares, must be ratably allocated to each day in a Non-Electing U.S. holder’s holding period for the respective Eurasian common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to tax years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

     If Eurasian is a PFIC for any tax year during which a Non-Electing U.S. holder holds Eurasian common shares, Eurasian will continue to be treated as a PFIC with respect to such Non-Electing U.S. holder, regardless of whether Eurasian ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Eurasian common shares were sold on the last day of the last tax year for which Eurasian was a PFIC.

     QEF Election

     A U.S. holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its Eurasian common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Eurasian common shares. A U.S. holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. holder’s pro rata share of (a) the net capital gain of Eurasian, which will be taxed as long-term capital gain to such U.S. holder, and (b) the ordinary earnings of Eurasian, which will be taxed as ordinary income to such U.S. holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which Eurasian is a PFIC, regardless of whether such amounts are actually distributed to such U.S. holder by Eurasian. However, for any tax year in which Eurasian is a PFIC and has no net income or gain, U.S. holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. holder that made a QEF Election has an income inclusion, such a U.S. holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

     A U.S. holder that makes a timely and effective QEF Election with respect to Eurasian generally (a) may receive a tax-free distribution from Eurasian to the extent that such distribution represents “earnings and profits” of Eurasian that were previously included in income by the U.S. holder because of such QEF Election and (b) will adjust such U.S. holder’s tax basis in the Eurasian common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Eurasian common shares.

     The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. holder’s holding period for the Eurasian common shares in which Eurasian was a PFIC. A U.S. holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. holder files a U.S. federal income tax return for such year. If a U.S. holder does not make a timely and effective QEF Election for the first year in the U.S. holder’s holding period for the Eurasian common shares, the U.S. holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Eurasian common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

     A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. holder makes a QEF Election and, in a subsequent tax year, Eurasian ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which Eurasian is not a PFIC. Accordingly, if Eurasian becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. holder will be subject to the QEF rules described above during any subsequent tax year in which Eurasian qualifies as a PFIC.

     U.S. holders should be aware that there can be no assurances that Eurasian will satisfy the record keeping requirements that apply to a QEF, or that Eurasian will supply U.S. holders with information that such U.S. holders require to report under the QEF rules, in the event that Eurasian is a PFIC. Thus, U.S. holders may not be able to make a QEF Election with respect to their Eurasian common shares. Each U.S. holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

     A U.S. holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if Eurasian cannot provide the required information with regard to Eurasian or any of its Subsidiary PFICs, U.S. holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. holders with respect to the taxation of gains and excess distributions.

     Mark-to-Market Election

     A U.S. holder may make a Mark-to-Market Election only if the Eurasian common shares are marketable stock. The Eurasian common shares generally will be “marketable stock” if the Eurasian common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

     A U.S. holder that makes a Mark-to-Market Election with respect to its Eurasian common generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Eurasian common shares. However, if a U.S. holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. holder’s holding period for the shares of Eurasian common stock or such U.S. holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Eurasian common shares.

     A U.S. holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which Eurasian is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Eurasian common shares, as of the close of such tax year over (b) such U.S. holder’s tax basis in such Eurasian common shares. A U.S. holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. holder’s adjusted tax basis in the Eurasian common shares, over (b) the fair market value of such Eurasian common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

     A U.S. holder that makes a Mark-to-Market Election generally also will adjust such U.S. holder’s tax basis in the Eurasian common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Eurasian common shares, a U.S. holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

     A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Eurasian common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

     Although a U.S. holder may be eligible to make a Mark-to-Market Election with respect to the Eurasian common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

     Other PFIC Rules

     Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Eurasian common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. holder may vary based on the manner in which Eurasian common shares are transferred.

     Certain additional adverse rules may apply with respect to a U.S. holder if Eurasian is a PFIC, regardless of whether such U.S. holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. holder that uses Eurasian common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Eurasian common shares.

     Special rules also apply to the amount of foreign tax credit that a U.S. holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. holder should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

     The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of shares of Eurasian common stock.

Ownership and Disposition of Eurasian Common Shares to the Extent that the PFIC Rules Do Not Apply

     The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

     Distributions on Eurasian Common Shares

     A U.S. holder that receives a distribution, including a constructive distribution, with respect to Eurasian common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Eurasian, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. holder at ordinary U.S. federal income tax rates if Eurasian is a PFIC. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Eurasian, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the Eurasian common shares and thereafter as gain from the sale or exchange of such Eurasian common shares (see “Sale or Other Taxable Disposition of Eurasian Common Shares” below). However, Eurasian may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. holder should therefore assume that any distribution by Eurasian with respect to the Eurasian common shares will constitute ordinary dividend income. Dividends received on Eurasian common shares generally will not be eligible for the “dividends received deduction”. In addition, Eurasian does not anticipate that its distributions will constitute qualified dividend income eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the application of such rules.

     Sale or Other Taxable Disposition of Eurasian Common Shares

     Upon the sale or other taxable disposition of Eurasian common shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. holder’s tax basis in such Eurasian common shares sold or otherwise disposed of. A U.S. holder’s tax basis in Eurasian common shares generally will be such holder’s U.S. dollar cost for such Eurasian common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Eurasian common shares have been held for more than one year.

     Preferential U.S. federal income tax rates apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. There are currently no preferential U.S. federal income tax rates for long-term capital gain of a U.S. holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

     Additional Tax on Passive Income

     For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Eurasian common shares.

     Receipt of Foreign Currency

     The amount of any distribution paid to a U.S. holder in foreign currency, or on the sale, exchange or other taxable disposition of Eurasian common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

     Foreign Tax Credit

     Subject to the PFIC rules discussed above, a U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Eurasian common shares generally will be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. holder during a year.

     Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s “foreign source” taxable income bears to such U.S. holder’s worldwide taxable income. In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Eurasian common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

     Information Reporting and Backup Withholding

     Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. holders may be subject to these reporting requirements unless their Eurasian common shares are held in an account at a domestic financial institution. U.S. holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

     Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Eurasian common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2012), if a U.S. holder (a) fails to furnish such U.S. holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS in a timely manner. Each U.S. holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

     The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Bullion shareholder. Tax matters regarding the merger are very complex, and the tax consequences of the merger and the holding and disposition of Eurasian common shares to any particular Bullion shareholder will depend on such Bullion shareholder’s particular situation. Bullion shareholders should consult their own tax advisors to determine the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and non-U.S. tax laws, and the effect of any proposed change in the tax laws to them.

Certain Material Canadian Federal Income Tax Consequences of the Merger

     The following is a summary of the material Canadian federal income tax consequences of the merger generally applicable to a holder of shares of Bullion common stock who disposes of such shares pursuant to the merger, at all relevant times and for purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable tax treaty, (i) deals with Bullion and Eurasian at arm’s length; (ii) holds the shares of Bullion common stock, and will hold any Eurasian common shares acquired pursuant to the merger as capital property; (iii) is not, and is not deemed to be, a resident of Canada; and (iv) does not use or hold and is not deemed to use or hold their shares of Bullion common stock, and will not use or hold or be deemed to use or hold their Eurasian common shares acquired under the merger in the course of carrying on a business in Canada (such holder hereinafter referred to as a “Non-Canadian Holder”).

     This discussion is not applicable to a Non-Canadian Holder: (i) that is a “financial institution” (as defined in the Tax Act) for purposes of the mark-to-market rules, (ii) a “specified financial institution” (as defined in the Tax Act); (iii) an interest in which would be a “tax shelter investment” (as defined in the Tax Act); or (iv) to whom the “functional currency” (as defined in the Tax Act) reporting rules apply. Special rules, which are not discussed in this discussion, may apply to holders that are insurers carrying on an insurance business in Canada and elsewhere.

     This discussion is based upon the provisions of the Tax Act and regulations thereto currently in force, all specific proposed amendments to the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) before the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof and assumes that the Proposed Amendments will be enacted in the form proposed. No assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all. This discussion is not exhaustive of all possible Canadian federal income tax consequences applicable in respect of disposing of shares of Bullion common stock or acquiring, holding and disposing of Eurasian common shares and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies and assessing practices of the CRA. This discussion does not take into account any provincial, territorial or foreign tax consequences or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

     This discussion is of a general nature only, and is not, and is not intended to be, legal or tax advice to any particular holder. This discussion is not exhaustive of all possible Canadian federal income tax considerations. Accordingly, holders should consult their own tax advisors with respect to their particular circumstances.

Disposition of Bullion Common Stock in the Merger

     A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of their shares of Bullion common stock pursuant to the merger unless the shares of Bullion common stock is or is deemed to be “taxable Canadian property” of the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to an exemption by virtue of an income tax treaty or convention to which Canada is a signatory.

     Generally, a share of Bullion common stock owned by a Non-Canadian Holder will not constitute taxable Canadian property of that Non-Canadian Holder unless at any time during the 60-month period preceding the disposition more than 50% of the fair market value of the share was derived, directly or indirectly, from one, or any combination of, real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) or options in respect of, interests in or civil law rights in any such property (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act a Bullion Share could be deemed to be taxable Canadian property of the Non-Canadian Holder. Non-Canadian Holders for whom Bullion common stock is, or may be, taxable Canadian property should consult their own tax advisors.

Receipt of Dividends on Eurasian Common Shares

     Dividends paid or credited or deemed under the Tax Act to be paid or credited by Eurasian to a Non-Canadian Holder on Eurasian common shares will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under an income tax treaty or convention to which Canada is a signatory. For example, where the Non-Canadian Holder is an individual resident in the United States for purposes of the Canada-United States Income Tax Convention (1980) (the “Canada-US Treaty”), is fully entitled to benefits under the Canada-US Treaty, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Disposition of Eurasian Common Shares

     A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of their Eurasian common shares unless the Eurasian common shares are or are deemed to be “taxable Canadian property” of the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to an exemption by virtue of an income tax treaty or convention to which Canada is a signatory.

     Generally, where the Eurasian common shares are listed on a designated stock exchange (which currently includes the TSX-V), a Eurasian common share owned by a Non-Canadian Holder will not constitute taxable Canadian property of that Non-Canadian Holder unless at any time during the 60-month period preceding the disposition: (i) the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm’s length (for the purposes of the Tax Act), or the Non-Canadian Holder together with all such persons owned 25% or more of the issued shares of any class or series of the capital stock of Eurasian; and (b) more than 50% of the fair market value of the share was derived, directly or indirectly, from one, or any combination of, real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) or options in respect of, interests in or civil law rights in any such property (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act a Eurasian common share could be deemed to be taxable Canadian property of the Non-Canadian Holder. Non-Canadian Holders for whom the Eurasian common shares are, or may be, taxable Canadian property should consult their own tax advisors.

Dissenters’ Rights

     Under Utah law, shareholders of Bullion may be able to dissent from the merger and have the fair value of shares paid in cash. To exercise this right, you must follow certain procedures in a timely manner. The steps you must take if you wish to exercise dissenters’ rights with respect to the merger are described below. The description is not complete. You should read Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act (the “Utah Act”) attached hereto as Annex C. Failure to take any one of the required steps may result in the termination of your dissenters’ rights under the Utah Act. If you are a Bullion shareholder considering dissenting, you should consult your own legal advisor.

     To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Act, which are briefly summarized below. You should refer to Sections 16-10a-1301 through 16-10a-1331 of the Utah Act for a complete description of the conditions you must satisfy to perfect your dissenters’ rights under Utah law.

1.

Must Be Shareholder on the Date the Merger Is Approved. To be entitled to dissenters’ rights, you must be the record holder or beneficial owner of the dissenting shares of Bullion on the date the merger is approved by the Bullion shareholders. If you have a beneficial interest in shares of Bullion common stock that are held of record in the name of another person, you must act promptly to cause the shareholders of record to follow the steps described below.

2.

Inform Bullion Before the Vote in Writing of your Demand of Payment. You must cause Bullion to receive, before the vote is taken at the Bullion special meeting of shareholders, written notice of your intent to demand payment for shares if the merger is effectuated. Failure to properly and timely inform Bullion before the vote is a waiver of dissenters’ rights.

3.

Do Not Vote any of your Shares in Favor of the Merger. You may not vote any of your shares in favor of the merger at the Bullion special meeting. A vote of any of your shares in favor of the merger is a waiver of dissenters’ rights.

4.

Demand Payment and Follow Dissenters’ Notice. If the merger is approved by the Bullion shareholders, Bullion will deliver a dissenters’ notice to each shareholder who provided Bullion with written notice of his or her intent to demand payment for his or her shares. The dissenters’ notice will be delivered to dissenting shareholders within ten days after the date the merger is approved by the shareholders. The dissenters’ notice will state that the merger was authorized and the effective time or proposed effective time of the merger. In addition, the dissenters’ notice will provide a form for you to use for demanding payment of the “fair value” of your shares, and important instructions you must follow in order to demand and receive payment for your shares.

At a minimum, the dissenters’ notice will set forth the following:

•	that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

•	the address to which you must send the payment demand;

•

where and when certificates for shares must be deposited and the date by which Bullion must receive the payment demand (which date must not be fewer than 30 days nor more than 70 days after the date on which the dissenters’ notice is delivered);

•	the extent to which the transfer of the shares will be restricted after the payment demand is received;

•	a form for demanding payment for you to complete;

•	a copy of the sections of the Utah Act pertaining to dissenters’ rights; and

•

other instructions that must be followed in order to successfully assert dissenters’ rights, which may include a requirement that you certify that either you or the person on whose behalf you are asserting the dissenters’ rights acquired beneficial ownership of the shares before the date of the first public announcement of the terms of the merger.

5.

Deposit of Certificates. Once you receive the dissenters’ notice, you must deposit your stock certificates in accordance with the terms of the dissenters’ notice. If you do not demand payment or you do not deposit your certificates as required by the dissenters’ notice, you will not be entitled to a dissenter’s right of payment.

6.

Effect of Exercising Dissenters’ Rights: A shareholder who demands payment in accordance with the provisions of the Utah Act retains all rights of a shareholder except the right to transfer the shares until the effective date of the merger and has only the right to receive payment for the shares after the effective date of the merger. A shareholder who does not demand payment and deposit share certificates as required is not entitled to payment for shares under the dissenters’ rights provision of the Utah Act. Instead, such shareholder would be entitled to receive the merger consideration.

7.

Payment for Dissenting Shares: Upon the later of (a) the effective date of the corporate action creating dissenters’ rights or (b) the receipt of the payment demand, Bullion will pay each shareholder who has complied with the requirements set forth above, and who, if the dissenters’ notice so requires, certifies that he or she acquired beneficial ownership of the shares before the date of the first public announcement to the news media of the terms of the merger, the amount that Bullion estimates to be the fair value of such shares, plus accrued interest. If a shareholder does not provide certification that he or she acquired beneficial ownership of the shares before the date of the first public announcement of the merger, if required by the dissenters’ notice, Bullion may, in lieu of making payment as indicated above, offer to make payment if the dissenter agrees to accept such payment in full satisfaction of his or her demand. The demand payment or the offer to make payment, as applicable, will be accompanied by the latest available financial statements of Bullion, a statement of the estimate of the fair value of the respective shares and the amount of interest payable with respect to such shares, a statement of your rights if you are dissatisfied with the payment and a copy of the sections of the Utah Act pertaining to dissenters’ rights.

8.

Value Disputes and Procedural Delays: If (a) you believe that the amount paid by Bullion is less than the fair value of your shares or that the interest due is incorrectly calculated, (b) Bullion fails to make payment within 60 days after the date set in the dissenters’ notice for demanding payment, or (c) the merger is not consummated and Bullion does not return to you your deposited certificates within 60 days after the date set in the dissenters’ notice for demanding payment, you may notify Bullion of your estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate, less any payment previously received. You must notify Bullion of your demand in writing within 30 days after Bullion made or offered payment for your shares. If, within 60 days after receipt by Bullion of a demand described in this paragraph, the demand remains unsettled, Bullion will commence a proceeding and will petition the court to determine the fair value of the shares and accrued interest thereon. If Bullion does not bring the proceeding within such 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. If the proceeding is brought within the 60-day period, you will be entitled to judgment for the amount, if any, (x) by which the court finds the fair value of your shares, plus interest, exceeds the amount paid by Bullion pursuant to Section 16-10a-1325 of the Utah Act, or (y) the fair value, plus interest, of your after-acquired shares for which Bullion elected to withhold payment under Section 16-10a-1327 of the Utah Act.

9.

Appraisal Proceedings: In an appraisal proceeding commenced as described above, the court will determine all costs of the proceeding and assess such costs against Bullion, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (1) against Bullion and in favor of any or all dissenters if the court finds Bullion did not substantially comply with the requirements of the Utah Act pertaining to dissenters’ rights or (2) against either Bullion or one or more dissenters, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

Resale of Eurasian Common Shares

     The Eurasian common shares to be issued in connection with the merger will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Bullion immediately prior to the effective time of the merger or an “affiliate” of Eurasian following the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Eurasian and may include the executive officers, directors and significant shareholders of Eurasian.

Stock Exchange Listing of Eurasian Common Stock

     Eurasian will use its reasonable efforts to cause, prior to the effective time of the merger, the Eurasian common shares issuable pursuant to the merger agreement to be conditionally approved for listing by the TSX-V and to be approved for listing on NYSE Amex, subject to official notice of issuance. Approval of the listing on the TSX-V and NYSE Amex (subject to official notice of issuance) of the Eurasian common shares issuable pursuant to the merger is a condition to each party’s obligation to complete the merger.

Deregistration of Bullion Common Stock

     If the merger is completed, shares of Bullion common stock will no longer be quoted on the OTCQB and will be deregistered under the Exchange Act.

Accounting Treatment

     In accordance with U.S. GAAP, Eurasian will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Eurasian will record the acquisition based on the fair value of the consideration given, which includes the market value of its shares issued in connection with the merger (based on the closing price of Eurasian’s common shares at the effective time of the merger) and the cash consideration paid in the merger. Eurasian will allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the value of consideration paid over the aggregate fair value of those net assets will be recorded as goodwill.

Eurasian’s Status as a Foreign Private Issuer under the United States Securities Exchange Act of 1934

     Eurasian is considered a “foreign private issuer” under the rules of the SEC. Eurasian is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Eurasian is required to file its annual report on Form 40-F with the SEC at the time it files its annual information form in Canada. In addition, Eurasian must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Eurasian in Canada or filed with the TSX-V, or regarding information distributed or required to be distributed by Eurasian to its shareholders.

     Moreover, Eurasian is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Eurasian is not required to file financial statements prepared in accordance with U.S. generally accepted accounting principles and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Eurasian’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Eurasian ordinary shares. If Eurasian loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. Eurasian does, however, file quarterly financial information under Canadian periodic reporting requirements for public corporations and this disclosure record is accessible through the Internet at www.sedar.com. Insiders of Eurasian are generally required to disclose their trading in Eurasian shares within 10 days of the date of the trade and these trading activity reports can be accessed through the Internet at www.sedi.ca.

     Eurasian expects that, following the completion of the merger, it will continue to be considered a “foreign private issuer” under the rules of the SEC.

THE AGREEMENT AND PLAN OF MERGER

     The following summary describes certain material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

     The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Eurasian, Bullion or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

     The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Eurasian, Merger Sub or Bullion or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Eurasian and Bullion.

Structure; Merger Consideration

     Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub, a wholly owned subsidiary of Eurasian, will merge with and into Bullion, with Bullion continuing as the surviving corporation and as a wholly owned subsidiary of Eurasian. At the effective time and as a result of the merger, each outstanding share of Bullion common stock with respect to which dissenters’ rights have not been exercised will be converted into the right to receive the merger consideration, which is equal to the sum of (x) 0.45 of a Eurasian common share and (y) a cash payment by Eurasian equal to $0.11.

Effective Time; Closing

     Unless another date and time are agreed by Eurasian and Bullion, the closing of the merger will occur as soon as practicable and, in any event, within three business days after satisfaction or, to the extent permitted under applicable law, waiver of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing) described under “The Agreement and Plan of Merger—Conditions to the Closing of the Merger.” As soon as practicable on the closing date, Eurasian, Merger Sub and Bullion will cause articles of merger to be filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce. The merger will become effective at the time the articles of merger are filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce, or at such later time as Eurasian and Bullion specify in the articles of merger.

No Issuance of Fractional Shares

     No fractional Eurasian common shares will be issued to any holder of Bullion common stock in connection with the merger. All fractional Eurasian common shares that a holder of Bullion common stock would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will receive cash in an amount equal to that fraction multiplied by the volume-weighted average price on the TSX-V of a Eurasian common share for the five trading days ending on the trading day that is three trading days prior to the closing date of the merger.

Adjustments

     If, between the date of the merger agreement and the effective time of the merger, the outstanding number of shares of Bullion common stock or Eurasian common shares increase, decrease, are changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, subject to certain exclusions as set forth in the merger agreement, the merger consideration will be appropriately and proportionately adjusted to reflect the change in capitalization.

Procedures for Surrendering Stock Certificates and Book-Entry Shares

     Eurasian has appointed Computershare N.A. as exchange agent to handle the exchange of shares of Bullion common stock (whether in certificated or book-entry form) for Eurasian common shares and the payment of the cash portion of the merger consideration and cash payable in lieu of any fractional shares. At or prior to the effective time of the merger, Eurasian will deposit the merger consideration, or cause it to be deposited, with the exchange agent.

     As promptly as practicable, and in any event within seven business days following the effective time of the merger, the exchange agent will send a letter of transmittal and instructions to each person who is a record holder of Bullion common stock immediately prior to the effective time of the merger for use in the exchange and instructions explaining how to surrender Bullion stock certificates or book-entry shares to the exchange agent.

     Following the effective time of the merger, each certificate or book-entry that previously represented shares of Bullion common stock will only represent the right to receive the Eurasian common shares into which the shares of Bullion common stock have been converted, and a check in the amount of cash that the holder of such shares of Bullion common stock shall be entitled to receive pursuant to the merger agreement, consisting of the cash portion of the merger consideration and any cash payment in lieu of fractional shares and/or representing a cash dividend payment with a record date following the closing of the merger payable with respect to Bullion common stock. In addition, following the closing of the merger, there will be no further registration of transfers of the shares of Bullion common stock. No dividends or distributions declared in respect of Eurasian common shares will be paid to the holder of shares of Bullion common stock until the holder’s shares of Bullion common stock are surrendered.

     Shares of Bullion common stock issued in exchange for shares of Bullion common stock will, at Eurasian’s option, be in book-entry form unless a physical certificate is requested by the holder or is required by law.

Termination of Exchange Fund

     Twelve months after the effective time of the merger, Eurasian may require the exchange agent to deliver to Eurasian all cash and Eurasian common shares remaining in the exchange fund. Thereafter, Bullion shareholders must look only to Eurasian for payment of the merger consideration with respect to their shares of Bullion common stock. In addition, under the merger agreement, any amounts remaining unclaimed by holders of shares of Bullion common stock two years after the effective time of the merger (or such earlier date, immediately prior to the time when the amounts would otherwise escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of Eurasian, free and clear of any claim or interest of any person previously entitled thereto.

Bullion Warrants

     At the effective time of the merger and pursuant to the terms of the merger agreement, each outstanding warrant to purchase shares of Bullion common stock will be deemed to be exchanged for warrants or other rights to receive the merger consideration. Each Bullion warrant so exchanged will be exercisable upon the same terms and conditions as under the applicable agreement evidencing that Bullion warrant, except that it shall be exercisable for, and represent the right to acquire, in lieu of one share of Bullion common stock, (x) 0.45 of a Eurasian common share and (y) $0.11 in cash.

Representations and Warranties

     The merger agreement contains representations and warranties made by Bullion relating to, among other topics, the following:

  corporate organization;

  authority to enter into and perform the merger agreement and enforceability of the merger agreement;

  absence of conflicts of the merger agreement with organizational documents, material agreements and instruments or applicable law;

  required governmental filings or consents in connection with the merger;

  Bullion’s subsidiaries;

  compliance with applicable law, including the Sarbanes-Oxley Act, Foreign Corrupt Practices Act and the
  Corruption of Foreign Public Officials Act (Canada), and applicable court orders;

  no conflict with, or default or violation under organizational documents or material agreements by Bullion or any of its subsidiaries;

  receipt of necessary authorizations;

  capitalization and listing;

  filings with the SEC;

  financial statements;

  internal controls over financial reporting;

  disclosure controls and procedures;

  absence of any liabilities not disclosed in the merger agreement and required to be set forth on a balance sheet prepared in accordance with U.S. GAAP, other than those (1) reflected or recorded on Bullion’s balance sheet dated as of October 31, 2011 (including in the notes thereto), (2) incurred in connection with the transactions arising out of the merger agreement or (3) incurred in the ordinary course of business consistent with past practice since October 31, 2011, which would not be prohibited by the merger agreement, and that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Bullion material adverse effect;

  absence of certain off-balance sheet transactions;

  interests in properties and mineral rights;

  payments of rentals, royalties, costs and other liabilities;

  employment matters, including benefit plans and labor relations;

  absence of certain changes or events from April 30, 2011 to the date of the merger agreement;

  litigation;

  tax matters;

  books and records;

  insurance;

  non-arm’s length transactions;

  benefit plans;

  environmental matters;

  restrictions on business activities;

  material contracts;

  intellectual property matters;

  brokers’ fees due in connection with the merger;

  inapplicability to the merger of state anti-takeover laws;

  absence of expropriated property or assets;

  applicability of the Competition Act (Canada) to the merger; and

  presence of a positive working capital balance as of the date of the merger agreement.

     The representations and warranties of Eurasian and Merger Sub are more limited and relate to, among other topics, the following:

  corporate organization;

  authority to enter into and perform the merger agreement and enforceability of the merger agreement;

  absence of conflicts of the merger agreement with organizational documents, material agreements and instruments or applicable law;

  required governmental filings or consents in connection with the merger;

  Eurasian’s subsidiaries;

  compliance with applicable law, including the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada);

  receipt of necessary authorizations;

  capitalization and listing;

  filings of public documents;

  financial statements;

  internal controls over financial reporting;

  disclosure controls and procedures;

  absence of any liabilities not disclosed in the merger agreement except for (1) liabilities specifically presented on the audited balance sheet of Eurasian as of March 31, 2011 (including in the notes thereto) or (2) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011 that do not have a Eurasian material adverse effect and would not, individually or in the aggregate with all other liabilities of Eurasian and its subsidiaries (other than those disclosed on that balance sheet), reasonably be expected to have a Eurasian material adverse effect, or, as a consequence of consummation of the merger, have a Eurasian material adverse effect;

  interests in properties and mineral rights;

  absence of certain changes or events from March 31, 2011 to the date of the merger agreement;

  litigation;

  tax matters;

  books and records;

  insurance;

  non-arm’s length transactions;

  environmental matters;

  restrictions on business activities;

  material contracts;

  reporting issuer status in the Provinces of British Columbia and Alberta; and

  operations of Merger Sub.

     The representations and warranties in the merger agreement do not survive the closing of the merger.

     Many of the representations and warranties of Eurasian and Bullion are qualified by disclosure schedules and as to “materiality” or “material adverse effect.” In addition, there are separate standalone conditions to completion of the merger relating to the absence of any material adverse change.

     For purposes of the merger agreement, “Bullion material adverse effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Bullion and its subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of Bullion common stock following and reasonably attributable to the public announcement of the execution of the merger agreement and the transactions contemplated by it; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable laws or U.S. GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in the United States or Brazil; except that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Bullion and its subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Bullion and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry.

     For purposes of the merger agreement, “Eurasian material adverse effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Eurasian and its subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of Eurasian common shares following and reasonably attributable to the public announcement of the execution of the merger agreement and the transactions contemplated by it; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable laws or U.S. GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States, Turkey or Haiti; except that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Eurasian and its subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Eurasian and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry.

Conduct of Business Pending the Merger

     Each of Eurasian and Bullion has undertaken covenants in the merger agreement that affect the conduct of their respective businesses between the date of the merger agreement and the closing of the merger. Until the closing of the merger, both Eurasian and Bullion will remain independent companies.

     In general, except as contemplated or permitted by the merger agreement or required by applicable law, or with the other party’s written consent, each of Eurasian and Bullion and each of their respective subsidiaries are required to, among other things:

  operate its business in the ordinary course consistent with past practice;

  comply with applicable law with respect to the merger;

  promptly advise the other party (1) of any event that would render any representation or warranty if made on or as of the date of such event or the date of the closing of the merger, untrue or inaccurate in any material respect, (2) of any material adverse change in respect of its business, affairs, operations and financial condition, and (3) of any material breach by it of any covenant or agreement contained in the merger agreement;

  use reasonable best efforts to obtain all waivers, consents and approvals from other parties to contracts or agreements or from applicable governmental or regulatory bodies required to be obtained by it or its subsidiaries to consummate the merger;

  cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

  incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice or with the prior written consent of the other party;

  not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible securities) or reach any agreement or understanding with any other party to issue any securities of it or its subsidiaries without the prior written consent of the other party;

  not amend its organizational documents or amend the organizational documents of any subsidiary (except to the extent required to complete the merger);

  not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

  not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

  not incur or become liable upon any indebtedness or become liable in respect of the obligation of any other person;

  not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

  not (1) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in its financial statements, (2) grant any waiver, exercise any option or relinquish any contractual rights, or (3) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

  not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to shareholders;

  not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

  not make any changes to existing accounting or material business practices except as required by applicable law or required by generally accepted accounting principles or make any tax election inconsistent with past practice; and

  cooperate and assist the other party in such other ways to the extent practicable to implement the merger on the terms set forth herein and in the merger agreement.

     Bullion has also agreed, among other things, to:

  manage its working capital consistent with past practice and not to make expenditures or incur liabilities in any calendar month in an aggregate amount greater than $350,000 without Eurasian’s consent and to provide Eurasian with certain information relating to its working capital position; and

  ensure that its shares of common stock are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897-9T(d).

Obligation of Bullion’s Board of Directors to Recommend the Merger Agreement and Call a Shareholders Meeting

     Bullion’s board of directors has agreed, unless the merger agreement is terminated, to call a meeting of its shareholders for the purpose of obtaining the requisite vote of Bullion shareholders necessary to approve the merger agreement. As discussed under “Proposal One—The Merger—Recommendation of the Bullion Board of Directors,” Bullion’s board of directors has unanimously recommended that Bullion shareholders vote “FOR” the approval of the merger agreement. Bullion’s board of directors, however, may withdraw, qualify or modify its recommendation in a manner adverse to Eurasian or recommend a superior proposal (as defined below) under certain specified circumstances as discussed under “The Agreement and Plan of Merger—No Solicitation by Bullion” and “The Agreement and Plan of Merger—Changes in Bullion’s Board of Directors’ Recommendation.”

No Solicitation by Bullion

     Under the terms of the merger agreement, subject to certain exceptions, Bullion has agreed that it will not, and will cause its affiliates not to, and will not authorize or permit its representatives to, directly or indirectly:

  solicit, assist or encourage inquiries, submissions, proposals or offers from any third party relating to any competing transaction (as described below);

  initiate, continue or otherwise participate in any discussions or negotiations with a third party regarding any competing transaction;

  furnish to any third party any information with respect to a competing proposal;

  enter into any form of agreement, arrangement or understanding with any third party with respect to any competing transaction; or

  otherwise cooperate in any way with or assist to participate in, or facilitate or encourage any efforts or attempts by, any third party with respect to any competing transaction.

     Bullion is obligated to immediately cease all existing discussions or negotiations with any person conducted prior to the entry of the merger agreement with respect to a competing transaction.

     A “competing transaction” is any inquiry, offer or proposal from any person (other than Eurasian or Merger Sub) with respect to:

  the direct or indirect acquisition or disposition of all or any of Bullion’s securities;

  any amalgamation, merger, sale of all or any part of Bullion’s assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation, winding-up of, or other business combination or similar transaction involving Bullion and all or any material part of its assets; or

  any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger.

     If, prior to approval of the merger agreement by Bullion’s shareholders, Bullion receives a bona fide unsolicited proposal that Bullion’s board of directors has (1) determined, in its good-faith judgment (after having received the advice of a financial advisor), that such proposal constitutes a superior proposal (as described below), (2) determined, in its good-faith judgment upon the receipt of advice of independent legal counsel, that, in light of such superior proposal, the furnishing of information or entering into discussions with such third party is required to comply with its fiduciary obligation to Bullion and its shareholders under applicable law, (3) provided written notice to Eurasian of its intent to furnish information or enter discussions with such third party at least five business days prior to taking any such action and (4) obtained from such third party an executed confidentiality agreement on terms no more favorable than those contained in the confidentiality agreement then existing between Bullion and Eurasian, then Bullion may, in response to the proposal:

  furnish nonpublic information about Bullion and its subsidiaries to the third party making the proposal (and any material written information or materials provided to such third party must be provided to Eurasian concurrently with the time it is provided to the third party if it has not been previously provided to Eurasian); and

  consider, discuss or negotiate (including by providing access to its management) with any such third party with respect to such proposal.

     A “superior proposal” is an unsolicited written bona fide offer made by a third party to consummate any of the following transactions:

  a merger, consolidation, share exchange, business combination or other similar transaction involving Bullion pursuant to which the shareholders of Bullion immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or

  the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two- step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Bullion), directly or indirectly, of ownership of a majority of the then-outstanding shares of Bullion common stock, in each case on terms (including conditions to consummation of the contemplated transaction) that the Bullion board of directors determines, in its good-faith judgment (after having received the advice of independent legal counsel and a financial advisor), to be

o
more favorable to the shareholders of Bullion than the Merger (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by Eurasian in response to such offer or otherwise), and

o	reasonably capable of being completed taking into account all legal, regulatory and other aspects of such and for which financing, to the extent required, is then committed.

     Promptly after (and in any event within 48 hours) of the communication or receipt of any information relating to any competing transaction, any request for information that could reasonably be expected to be related to a competing transaction or any request for discussions or negotiations that could reasonably be expected to be related to a competing transaction, Bullion must notify Eurasian of the competing transaction, including the identity of the person making the proposal or request and the material terms and conditions of the proposal or request. Additionally, Bullion is required to keep Eurasian reasonably informed on a current basis (within no more than 48 hours) of any material developments in the status and terms of the proposal request, including if it is withdrawn or rejected.

     After approval of the merger by Bullion’s shareholders, Bullion’s board of directors cannot participate in negotiations with or provide confidential information to a third party and Bullion cannot terminate the merger agreement to accept a superior proposal.

Changes in Bullion’s Board of Directors’ Recommendation

     On January 27, 2012, the Bullion board of directors adopted a resolution recommending that the Bullion shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Under the merger agreement, subject to certain exceptions, Bullion agreed that its board of directors would recommend approval of the merger agreement to its shareholders and not (1) withdraw, modify or change in a manner adverse to Eurasian such recommendation or (2) approve or recommend, or cause Bullion to enter into any letter of intent, agreement or obligation with respect to, a competing transaction.

     Bullion’s board of directors may, however, change its recommendation to the Bullion shareholders and recommend a superior proposal if the Bullion board of directors determines in good faith after receipt of legal advice of independent legal counsel, that it is required to do so to comply with its fiduciary obligations under applicable law, but only (1) after providing written notice to the Eurasian board of directors advising it that the Bullion board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and indicating that the Bullion board of directors intends to approve or recommend, or cause or permit Bullion to enter into any letter of intent, agreement or obligation with respect to the superior proposal and the manner in which it intends (or may intend) to do so, and (2) if Eurasian does not, within five business days of its receipt of the notice of superior proposal, make an offer that the Bullion board of directors determines, in its good faith judgment (after having received the advice of a financial advisor) to be at least as favorable to its shareholders as such superior proposal. During the period from Eurasian’s receipt of the notice of superior proposal until the end of such five business day period, Bullion has agreed, if requested by Eurasian, to negotiate in good faith with Eurasian to revise the merger agreement so that the competing transaction that constituted a superior proposal no longer constitutes a superior proposal.

Proxy Statement and Registration Statement

     This document is part of a registration statement that has been filed with the SEC and constitutes a prospectus of Eurasian and a proxy statement of Bullion. Eurasian and Bullion will use their reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to become effective under the Securities Act as promptly as practicable after such filing, and to keep such registration statement effective as long as is necessary to consummate the merger. Bullion will use its reasonable best efforts to mail the proxy statement to its shareholders as promptly as practicable after the registration statement has been declared effective, and, except to the extent that Bullion’s board of directors is permitted to change its recommendation, see “The Agreement and Plan of Merger—Changes in Bullion’s Board of Directors’ Recommendation,” the proxy statement will contain the recommendation of Bullion’s board of directors that Bullion shareholders vote in favor of approval of the merger agreement.

Approvals

     Eurasian and Bullion have agreed to use their commercial best efforts to obtain, as soon as practicable, any required approvals of the TSX-V and NYSE Amex and all other regulatory and shareholder approvals.

Employee Matters

     The merger agreement provides that all obligations of Bullion to its or its subsidiaries’ officers or employees must be paid by Bullion or its subsidiaries prior to the effective time of the merger. Effective immediately after the effective time of the merger, Bullion will terminate, or cause to resign, all of its United States-based officers and employees except for Philip Manning and Robert Morris. Following the payment by Bullion immediately after the effective time of the merger of any severance obligations to terminated officers or employees and except for certain exceptions as set forth in the merger agreement, neither Eurasian nor the surviving corporation after the merger will have any liability to such terminated officers or employees at or after the effective time of the merger.

     Bullion has also agreed to deliver to Eurasian resignations of each director and officer designated by Eurasian and liability releases from each such person that are reasonably satisfactory to Eurasian.

Insurance and Indemnification

     The merger agreement provides that, from the effective time of the merger until the sixth anniversary of the effective time, the surviving corporation in the merger will maintain, for the benefit of the directors and officers of Bullion with respect to acts or omissions occurring prior to the effective time of the merger, the existing policy of directors’ and officers’ liability insurance maintained by Bullion as of the date of the merger agreement. The surviving corporation may substitute another policy or policies of comparable coverage, however, and if the aggregate amount paid for such insurance at any time during the six-year period exceeds $15,000 per year, then the surviving corporation need only provide such coverage as may be obtained for an aggregate amount equal to $15,000 per year.

     Additionally, for six years after the effective time of the merger, the surviving corporation will honor all rights to indemnification and exculpation existing in favor of a director or officer of Bullion and its subsidiaries under Bullion’s articles of incorporation and bylaws in effect on the date of the merger agreement.

Governance

     Eurasian and Bullion have agreed that, upon the closing of the merger, the Eurasian board of directors will be increased to comprise eight directors and James A. Morris, the president and a director of Bullion (or, if he is unable or unwilling to so serve, another individual agreed to by Eurasian and Bullion), will be appointed to Eurasian’s board of directors. One additional director is expected to be named following the completion of the merger, but this individual has not been determined.

     Eurasian and Bullion have also agreed that, upon the closing of the merger, R. Don Morris, the chairman and chief executive officer of Bullion, will be appointed to the Advisory Board of Eurasian, which is comprised of seven distinguished mining executives who act as strategic advisors to Eurasian’s board of directors. The mandate of the Advisory Board is to assist Eurasian with its strategic plans and to use its extensive contacts to assist Eurasian with anticipated transactions.

Conditions to the Closing of the Merger

     The obligations of Eurasian and Bullion to complete the merger are subject to the satisfaction (or, where legally permissible, waiver by mutual consent of both parties) of the following conditions:

  approval of the merger by the requisite affirmative vote of the shareholders of Bullion in accordance with applicable Utah law and Bullion’s organizational documents;

  if required by an applicable stock exchange or if required under applicable law, approval of the merger agreement by the requisite affirmative vote of the shareholders of Eurasian in accordance with applicable British Columbia law and Eurasian’s organizational documents;

  authorization for listing on the TSX-V and NYSE Amex of the Eurasian common shares to be issued in connection with the merger (including those issuable upon exercise of warrants substituted for existing Bullion warrants);

  declaration by the SEC of effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part and no stop order issued by the SEC suspending the effectiveness of the registration statement and no proceeding for that purpose has been initiated by the SEC;

  receipt of all other required consents and approvals to the merger; and

  no provision of any applicable law is in effect, and no judgment, injunction, order or decree has been entered since the date of the merger agreement and is effect, that makes the merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the merger, except where the violation of such law, judgment, injunction, order or decree that would occur if the merger were consummated would not have a material adverse effect on Eurasian or Bullion.

     Eurasian’s obligation to close the merger is also conditioned on the satisfaction or waiver of the following conditions:

  no more than 5% of Bullion’s shareholders have exercised dissent rights;

  the Bullion board of directors has adopted all necessary resolutions, and all other necessary corporate action has been taken by Bullion and its subsidiaries to permit the completion of the merger;

  the representations and warranties of Bullion in the merger agreement that are qualified as to materiality are true and correct in all respects, and all other representations and warranties of Bullion set forth in the merger agreement are true and correct in all material respects, in each case as of the closing date of the merger as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by the merger agreement), and Bullion has provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the closing date;

  Bullion has complied with and duly performed in all material respects its covenants in the merger agreement, and Bullion has provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the closing date; and

  there has been no adverse material change in the business and affairs of Bullion, or any event, occurrence or development since the date of the merger agreement which would materially and adversely affect the ability of Bullion to complete the merger, and Bullion has provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the closing date.

     Bullion’s obligation to close the merger is also conditioned on the satisfaction (or, where legally permissible, waiver) of the following conditions:

  the Eurasian board of directors has adopted all necessary resolutions, and all other necessary corporate action has been taken by Eurasian and its subsidiaries to permit the completion of the merger;

  the representations and warranties of Eurasian in the merger agreement that are qualified as to materiality are true and correct in all respects, and all other representations and warranties of Eurasian set forth in the merger agreement are true and correct in all material respects, in each case as of the closing date of the merger as if made on and as of such date, and Eurasian has provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the closing date;

  Eurasian has complied with and duly performed in all material respects its covenants in the merger agreement, and Eurasian has provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the closing date; and

  there has been no adverse material change in the business and affairs of Eurasian, or any event, occurrence or development since the date of the merger agreement which would materially and adversely affect the ability of Eurasian to complete the merger, and Eurasian has provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the closing date.

     Eurasian and Bullion cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied (or, where legally permissible, waived) by the appropriate party, or that the merger will be completed. See “Risk Factors.” As of the date of this proxy statement/prospectus, Eurasian and Bullion have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

     The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time of the merger under the following circumstances:

1)	by the mutual written consent of Bullion and Eurasian;

2)

by Eurasian upon written notice to Bullion if: (a) the Bullion board of directors fails to recommend or withdraws or modifies or changes in a manner adverse to Eurasian its approval or recommendation of the merger, (b) the Bullion board of directors approves or recommends a superior proposal, or (c) the merger is not submitted for the approval of Bullion shareholders by May 31, 2012;

3)	by Bullion upon written notice to Eurasian in order to enter into a definitive written agreement with respect to a superior proposal, subject to compliance with the merger agreement;

4)	by Eurasian or Bullion if the Bullion shareholders have not approved the merger by the requisite vote at the special meeting;

5)	upon notice by one party to the other:

a.

if the Merger has not been completed by July 31, 2012 (except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations has been a significant cause of, or resulted in, the failure of the merger to be completed by such date); or

b.

if any law or regulation is passed that makes consummation of the merger illegal or otherwise prohibited or if any injunction, order or decree enjoining Bullion or Eurasian from consummating the merger is entered and such injunction, order or decree has become final and without right of appeal;

6)

by Bullion if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Eurasian set forth in the merger agreement has occurred that would cause any of the mutual conditions precedent or additional conditions precedent to the obligations of Bullion set forth above not to be satisfied (except that Bullion’s failure to fulfill any of its obligations or breach any of its representations or warranties under the merger agreement has not been the primary cause of such condition not to be satisfied); and

7)

by Eurasian if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bullion set forth in this Agreement shall have occurred that would cause any of the mutual conditions precedent or additional conditions precedent to the obligations of Eurasian set forth above not to be satisfied (except that Eurasian’s failure to fulfill any of its obligations or breach any of its representations or warranties under the merger agreement has not been the primary cause of such condition not to be satisfied).

     Except as described below under “—Termination Fees and Expenses,” if the merger agreement is validly terminated, the merger agreement will become void (other than certain provisions of the merger agreement specified to survive its termination), without any liability on the part of any party.

Termination Fees and Expenses

     Bullion Break Fee. Bullion will be obligated to pay Eurasian a $4 million termination fee if the merger agreement is terminated under the following circumstances:

  Eurasian terminates the merger agreement pursuant to bullet 2) above;

  Bullion terminates this Agreement pursuant to bullet 3) above;

  either party terminates this Agreement pursuant to bullet 4) above and (1) a bona fide unsolicited proposal for a competing transaction has been made by any person other than Eurasian prior to the Bullion shareholders’ meeting and not withdrawn and (2) either (x) a competing transaction is consummated, after the date of the merger agreement and prior to the expiration of nine months following the termination of the merger agreement or (y) Bullion enters into a definitive agreement with respect to a competing transaction after the date of the merger agreement and prior to the expiration of nine months following the termination of the merger agreement, and thereafter consummates such transaction; or

  Bullion fails to complete the merger by July 31, 2012, so long as (1) Eurasian has complied with all of its obligations under the merger agreement, and (2) all mutual conditions precedent and additional conditions precedent to the obligations of Bullion have been satisfied or waived by Bullion (provided that the failure of Bullion to fulfill any of its obligations under the merger agreement is not the primary cause of any such condition not being satisfied).

     Eurasian Break Fee. Eurasian will be obligated to pay Bullion a $1 million termination fee if Eurasian fails to complete the merger by July 31, 2012, so long as (1) Bullion has complied with all of its obligations under the merger agreement, and (2) all mutual conditions precedent and additional conditions precedent to the obligations of Eurasian have been satisfied or waived by Eurasian (provided that the failure of Eurasian to fulfill any of its obligations under the agreement is not the primary cause of any such condition not being satisfied).

     Expenses. If the merger is not completed due to the failure of the mutual condition precedent requiring approval of the merger by the requisite affirmative vote of the Bullion shareholders in accordance with applicable Utah law and Bullion’s organizational documents (and the Bullion break fee described above is not payable or paid), then Bullion has agreed to pay Eurasian all out-of-pocket fees and expenses of Eurasian, up to a maximum of $500,000, which were incurred in connection with the merger agreement and the merger.

     Additionally, if the merger is not completed due to the failure to satisfy the mutual condition precedent requiring that the registration statement be declared effective by the SEC under the Securities Act, no stop order suspending such effectiveness has been issued by the SEC and no proceeding for that purpose has been initiated by the SEC (and (1) the primary reason for such condition not being satisfied is not caused by or related to Bullion and (2) the Eurasian break fee described above is not payable or not paid), then Eurasian has agreed to pay Bullion all out-of-pocket fees and expenses of Bullion, up to a maximum of $500,000, which were incurred in connection with the merger agreement and the merger.

     Except for the expense reimbursements noted above, the merger agreement provides that each of Eurasian and Bullion will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Utah.

Third Party Beneficiaries

     The merger agreement is not intended to confer upon any person other than Eurasian, Merger Sub and Bullion benefits or remedies, other than the rights to insurance and indemnification of certain Bullion directors and officers, as described above.

Enforcement

     Eurasian, Merger Sub and Bullion have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms and accordingly that the parties shall be entitled to injunctive relief to prevent breaches of the merger agreement and to enforce specifically its terms in any state or federal court located in the State of Utah.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Voting Agreements

     As a condition and inducement to Eurasian’s willingness to enter into the merger agreement, dated February 7, 2012, Eurasian has entered into voting agreements with each of the beneficial owners of Bullion’s common stock listed in the table below. The following is a summary of the terms of the voting agreements only and may not contain all of the information that is important to you. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Annex B and is incorporated by reference herein.

     According to the terms of the voting agreements, each named shareholder has agreed to vote, and has granted Eurasian an irrevocable proxy to vote such party’s beneficially owned shares, in favor of the merger and approval of the merger agreement, and against (i) any competing transaction, (ii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Bullion under the merger agreement or of the applicable shareholder under the voting agreement and (iii) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of Eurasian’s, Bullion’s or Merger Sub’s conditions under the merger agreement or change in any manner the voting rights of any class of shares of Bullion common stock (including any amendments to Bullion’s articles of incorporation or bylaws). Furthermore, each shareholder party to a voting agreement agrees that such shareholder will not, and will not permit any entity under the shareholder’s control to, deposit any of his/her/its shares of Bullion common stock in a voting trust, grant any proxies with respect to such shares or subject any of such shares to any arrangement with respect to the voting of such shares other than agreements entered into with Eurasian.

     Subject to certain exceptions described in the voting agreements, each shareholder that is a party to a voting agreement has agreed not to sell, pledge, encumber, grant options with respect to, transfer or dispose of the shares of Bullion common stock beneficially owned by such party or to enter into any agreement related to any of the foregoing transfers or dispositions, in each case to anyone other than Eurasian.

     Subject to certain exceptions described in the voting agreements, each such shareholder has made representations and warranties to Eurasian regarding, among other things, such party’s power and authority to enter into the voting agreement and deliver the proxy, such party’s unencumbered beneficial ownership of the shares of Bullion common stock subject to the voting agreements, and such party’s full voting power and full power of disposition with respect to such shares of common stock.

     Each such shareholder has also agreed not to assert or perfect, any rights of appraisal or rights to dissent from the merger that such shareholder may have by virtue of ownership of shares of Bullion common stock.

     The voting agreements will terminate at the earlier to occur of (i) the valid termination of the merger agreement pursuant to its terms or (ii) the effective time. In certain circumstances, the shareholders may also terminate the voting agreements if the Bullion board of directors receives a superior offer and withdraws its recommendation to Bullion’s shareholders regarding the merger.

     As of February 7, 2012, the shareholders listed below who are party to a voting agreement together beneficially owned 15,185,616 shares of Bullion common stock, or approximately 40% of the voting power of Bullion common stock.

Parties to the Voting Agreements	Number of Shares of Common Stock
Robert D. Morris III	380,813
James A. Morris	2,849,488
R. Don Morris	6,977,662
Philip Manning	832,182
Joseph Morris	430,000
Matt Morris	470,000
Peter Passaro	3,245,471

PROPOSAL TWO—COMPENSATION OF NAMED EXECUTIVE OFFICERS

     As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, Bullion is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the “golden parachute” compensation that may become payable to its named executive officers in connection with the completion of the merger.

     Bullion believes that the compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that its executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of Bullion’s shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Bullion’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of Bullion shareholders on the merger agreement and the adjournment proposal. Bullion’s board of directors asks that Bullion shareholders vote “FOR” the following resolution:

     “RESOLVED, that the ‘golden parachute’ compensation that may become payable to the named executive officers named in this proxy statement in connection with the completion of the merger is approved.”

     This vote is advisory and, therefore, it will not be binding on Bullion, nor will it overrule any prior decision or require the board of directors of Bullion (or any committee thereof) to take any action. The proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

     More information regarding the compensation that may become payable to Bullion’s named executive officers in connection with the completion of the merger is set forth in the section captioned “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 43.

Recommendation of the Bullion Board of Directors

     The Bullion board of directors unanimously recommends that the Bullion shareholders vote “FOR” the approval of the “golden parachute” compensation that may become payable to Bullion’s named executive officers in connection with the merger.

PROPOSAL THREE—ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

Approval of Adjournment or Postponement of the Special Meeting of Bullion Shareholders

     If Bullion fails to receive from its shareholders a sufficient number of votes to approve the merger agreement, Bullion may propose to adjourn or postpone the special meeting, whether or not a quorum is present, until a later time for the purpose of soliciting additional proxies to approve the terms of the merger agreement. Bullion currently does not intend to propose adjournment or postponement at Bullion’s special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone Bullion’s special meeting for the purpose of soliciting additional proxies is submitted to Bullion’s shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at Bullion’s special meeting by the holders of shares of Bullion common stock present or represented by proxy and entitled to vote thereon.

Recommendation of the Bullion Board of Directors

     The Bullion board of directors unanimously recommends that the Bullion shareholders vote “FOR” the proposal to adjourn or postpone Bullion’s special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal regarding the approval of the merger agreement.

INFORMATION ABOUT THE COMPANIES

Eurasian Minerals Inc.

     Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 and is engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Sweden, the United States, and the Australia and Asia-Pacific region. Eurasian’s royalty and merchant banking division, Eurasian Capital, is looking to build a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model.

     On November 24, 2003, Eurasian completed a reverse take-over of an Alberta corporation, and on September 24, 2004, Eurasian continued into British Columbia from Alberta under the Business Corporations Act (British Columbia). Eurasian is a reporting issuer in British Columbia and Alberta and trades on the TSX-V as a Tier 1 issuer under the symbol “EMX” and on the NYSE Amex under the symbol “EMXX.”

     The principal executive office of Eurasian is located at 543 Granville Street, Suite 501, Vancouver, British Columbia V6C 1X8, Canada, and Eurasian’s telephone number is (604) 688-6390. Eurasian’s registered and records office is located at Northwest Law Group, 650 West Georgia Street, Suite 950, Vancouver, British Columbia V6B 4N8, Canada. Eurasian’s agent in the United States is DL Services, Inc., located at 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104. Eurasian’s website is www.eurasianminerals.com.

EMX (Utah) Corp.

     Merger Sub is a newly formed Utah corporation and a wholly owned subsidiary of Eurasian. Merger Sub was formed on January 26, 2012 solely for the purpose of effecting the proposed merger with Bullion and has not carried on any activities other than in connection with the proposed merger. The address and telephone number for Merger Sub’s principal executive office is the same as for Eurasian.

Bullion Monarch Mining, Inc.

     Bullion is a gold-focused royalty company incorporated in Utah with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. The majority of its current revenues are derived from a royalty claim block located in Northeastern Nevada’s Carlin Trend. It also has an interest in various mineral assets in North and South America in the exploration stage.

     In 1999, Bullion Monarch Company (“Old Bullion”) was administratively dissolved by the State of Utah for failing to file its annual reports with the Department of Commerce for the State of Utah. Old Bullion subsequently organized Bullion, and completed a court-approved reorganization, effective March 31, 2005, whereby shareholders of the dissolved Old Bullion received shares in the newly organized Bullion equal to the number of shares previously owned in Old Bullion, following a fairness hearing conducted by the Utah Division of Securities on September 27, 2006. The rights of Old Bullion shareholders to receive Bullion shares expired on September 26, 2011 pursuant to the terms of the court-approved reorganization.

     Bullion’s common stock is quoted on the OTCQB tier of the OTC Market under the symbol “BULM.” The principal executive office of Bullion is located at 20 North Main Street, Suite 202, St. George, Utah 84770, and Bullion’s phone number is (801) 426-8111. Bullion’s website is www.bullionmm.com.

EURASIAN’S BUSINESS

Corporate Structure

     Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 as 33544 Yukon Inc. and, on October 10, 2001, changed its name to Southern European Exploration Ltd. On November 24, 2003, Eurasian completed the reverse take-over of Marchwell Capital Corp., a company incorporated in Alberta on August 12, 1996 and which subsequently changed its name to Eurasian Minerals Inc. On September 24, 2004, Eurasian continued into British Columbia from Alberta under the Business Corporations Act (British Columbia).

Inter-corporate Relationships

     The corporate structure of Eurasian, its material (holding at least 10% of Eurasian’s assets, by value) subsidiaries, the percentage ownership that Eurasian holds or has contractual rights to acquire in such subsidiaries (if not wholly-owned) and the jurisdiction of incorporation of such corporations is set out in the following chart:

General Development of Eurasian’s Business

Overview

     Eurasian is engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Sweden, North America, and the Australia and Asia-Pacific region. Eurasian’s royalty and merchant banking division, Eurasian Capital, is looking to build a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model.

Three Year History

Fiscal 2009

     In December 2008, Eurasian was awarded 27 exploration licenses in northern Haiti. The property package, in combination with Eurasian’s other licenses in Haiti, gave Eurasian a commanding land position along 130 kilometers of strike length in a new gold belt. All of the new properties are subject to Eurasian’s regional exploration alliance with Newmont Mining Corporation (“Newmont”), as described below under “Mineral Properties—Haiti”.

     Pursuant to an agreement dated December 23, 2008, Eurasian granted Centerra Gold Inc., the right to earn up to a 70% interest in Eurasian’s Akarca and other properties in Turkey by funding $10,000,000 in exploration of the properties. Upon expending $5,000,000 over four years, Centerra will earn a 50% interest. It must then pay Eurasian $1,000,000 and elect to form a 50:50 joint venture with Eurasian or expend a further $5,000,000 over two years to earn a further 20% interest and then form a 70:30 joint venture. If, following the formation of the joint venture, either party fails to fund its proportionate share of costs and its interest is diluted to 10%, such interest will be converted to a 4% NSR royalty, which can be reduced to a 2% NSR royalty by the non-diluting party paying $4,000,000 to the royalty holder. See “Mineral Properties—Akarca Property”.

     On December 22, 2008, Eurasian acquired the Grand Bois Property in Haiti from Societe Miniere Citadelle S.A. and La Geominerale d’Haiti S.A. (collectively, “SMC”). SMC has reserved a 20% net profits interest royalty on the property which Eurasian may purchase for $15,000,000. Pursuant to the acquisition, Eurasian paid $1,000,000 to SMC on closing. A further $1 million was paid to SMC in January 2010 through a combination of $250,000 and the issuance of 338,877 Eurasian common shares valued at $750,000. Eurasian must pay SMC a further $3,000,000 in cash or stock, at Eurasian’s election, following the completion of a positive feasibility study on the property. In January, 2009, Newmont selected Grand Bois to be included as a “Designated Project” under the Newmont-Eurasian Strategic Alliance Agreement. Under the agreement, Newmont and Eurasian will conduct a regional gold exploration program with Eurasian as the operator. Newmont will contribute technical support and advice and Eurasian will provide staffing and logistical support. During the first year, Newmont and Eurasian will contribute $750,000 and $250,000, respectively, in regional exploration funding. Newmont will provide 65% of future regional exploration funding with Eurasian providing 35%. See “Mineral Properties—Haiti”.

Fiscal 2010

     In October 2009, Eurasian agreed to acquire Bronco Creek Exploration, Inc. (“BCE”) for its portfolio of gold and copper properties in Nevada, Wyoming and Arizona. When the acquisition was completed on January 29, 2010, Eurasian issued 2,127,790 Eurasian common shares and 1,063,895 non-transferable warrants for 100% of BCE’s outstanding shares. Each warrant entitled a former BCE shareholder to purchase one additional Eurasian common share for Cdn. $2.00 until January 29, 2012. See “Mineral Properties—North America”.

     On March 12, 2010, International Finance Corporation (“IFC”), a corporation headquartered in Washington, D.C. and established by the member countries of the World Bank Group, invested $5 million in Eurasian by purchasing 2,559,510 Eurasian common shares and 1,919,633 share purchase warrants. Each warrant entitles IFC to purchase one additional Eurasian common share for Cdn. $2.88 until the earlier of (a) three years from the date on which the drilling commences on Eurasian’s Treuil-La Mine property in Haiti, or (b) February 19, 2015.

Fiscal 2011

     Eurasian appointed Dr. M. Stephen Enders to the position of Executive Chairman on May 7, 2010.

     On June 4, 2010, Eurasian completed the first tranche of a Cdn. $5.28 million private placement financing by issuing 2,000,000 Eurasian common shares at Cdn. $2.20 per share to Newmont for proceeds of Cdn. $4.4 million. On June 9, 2010, Eurasian closed the second and final tranche of the financing by issuing 400,000 Eurasian common shares at Cdn. $2.20 per share to IFC for proceeds of Cdn. $880,000.

     On August 3, 2010, Dr. Eric Jensen was promoted from Chief Geologist to Global Generative Exploration Team Leader.

     Eurasian entered into an option and joint venture agreement on July 13, 2010 with Rodinia Resources Pty. Ltd. (“Rodinia”), a private Australian company, to acquire the Koonenberry gold property in Australia, subject to a 2% NSR royalty in favor of Rodinia. Under the agreement, Eurasian made a cash payment of A$50,000 and an advanced minimum royalty payment of A$70,000 which was satisfied by the issuance of 28,283 Eurasian common shares. To exercise its option, Eurasian must, over a period of five years, make a series of additional advanced royalty payments totaling A$2,020,000 (half in cash and half in Eurasian common shares), and incur exploration expenditures of A$5,000,000. If a bankable feasibility study on the property is issued, Eurasian may acquire 1.5% of the NSR royalty for A$8,000,000 less all advanced minimum royalty payments previously paid. See “Mineral Properties—Australia and Asia Pacific”.

     Eurasian announced on September 3, 2010 that it intended to pay discretionary bonuses through the issuance of 480,000 Eurasian common shares in aggregate to two officers and a director of Eurasian over the next two years. The purpose of the bonuses was to reward these individuals for Eurasian’s successes to date and to provide them with a long term incentive to remain with Eurasian. Following shareholder approval, the first tranche of Eurasian common shares was issued on September 27, 2010.

     On August 11, 2010, Eurasian purchased a Swedish subsidiary of Freeport-McMoRan Copper & Gold Inc., the main assets of which were 1% NSR royalties over two advanced copper projects (the Viscaria and Adak Projects) in northern Sweden, two exploration permits in Sweden and a comprehensive exploration database on Sweden. The purchase was completed on August 12, 2010. The purchase price was $150,000 and 160,000 Eurasian common shares. See “Mineral Properties—Sweden”.

     In September 2010, Eurasian appointed Mr. Paul Zink as President of Eurasian Capital, Eurasian’s royalty and merchant banking division.

     In November, 2010, Eurasian completed a private placement financing, which raised Cdn. $17.5 million from the sale of 7 million units at a price of Cdn. $2.50 per unit. Newmont purchased 1 million units for Cdn. $2.5 million and IFC purchased 800,000 units for Cdn. $2 million. Each unit consisted of one Eurasian common share and one transferable share purchase warrant. Each warrant, which is exercisable over a five year period expiring in November 2015, entitle the holder thereof to purchase one Eurasian common share at a purchase price of Cdn. $3.50 during the first year (expired), Cdn. $4.00 during the second year, Cdn. $4.50 during the third year, Cdn. $5.00 during the fourth year and Cdn. $5.50 during fifth year. If the volume weighted average price of Eurasian’s common shares on the TSX-V is at least 30% above the then-current exercise price of the warrants for a period of 30 consecutive trading days, Eurasian may give notice that the warrants must be exercised within 15 trading days or they will be cancelled. In respect of certain subscriptions introduced by various finders, Eurasian paid finder’s fees of Cdn. $1,321,747 (5%) and issued 513,300 finder warrants (5%), with each finder warrant being exercisable until November 2012 to acquire one Eurasian common share for Cdn. $2.65.

     In February 2011, Eurasian entered into a Strategic Alliance and Earn-in Agreement with Antofagasta Minerals S.A. (“Antofagasta”). This agreement focuses primarily on copper exploration in Sweden and includes a regional strategic exploration alliance that covers all of Sweden (subject to certain exclusions). The agreement also designates Eurasian’s Kiruna South copper property as a “Designated Project”, grants Antofagasta the right to earn up to a 70% interest therein, and provides for a Cdn. $5,005,000 private placement in Eurasian. See “Mineral Properties—Sweden”. On March 1, 2011, Antofagasta purchased 1,540,000 units from Eurasian at a price of Cdn. $3.25 per unit. Each unit consisted of one Eurasian common share and one-half of one Eurasian common share purchase warrant. Each full warrant entitles Antofagasta to purchase one additional Eurasian common share for Cdn. $4.00 until March 1, 2013.

     In March 2011, Eurasian issued an additional 3.96 million units under the private placement for gross proceeds of Cdn. $12,870,000. In connection with some of the subscriptions, Eurasian paid finders’ fees of Cdn. $464,978 (5%) and issued 286,140 finder warrants (5%), each finder warrant being exercisable to acquire one Eurasian common share for Cdn. $3.50 until March 2013.

     On March 18, 2011, Mr. Brian K. Levet was appointed to the board of directors of Eurasian.

Subsequent Fiscal Periods

     On April 7, 2011, a Regional Acquisition Agreement between BCE and Vale S.A. which focuses on identifying and developing copper projects in the western United States, was reached. See “Mineral Properties—North America”.

     In July 2011, Eurasian announced that it intended to pay discretionary bonuses through the issuance of an aggregate of 300,000 Eurasian common shares to five officers and one director under its Incentive Stock Grant Program approved by disinterested shareholders at Eurasian’s annual general meeting held on August 24, 2010. The Eurasian common shares would be issued in three tranches over a two year period. Eurasian also announced that it intended to issue an aggregate of 157,500 Eurasian common shares as a bonus to 15 employees and consultants. The Eurasian common shares will be issued in three tranches over a two year period. The first tranche of Eurasian common shares was issued on October 14, 2011.

     On January 24, 2012, Eurasian filed with the SEC a registration statement on Form 40-F relating to its common shares, and subsequently, on January 30, 2012, Eurasian began listing its common shares on the NYSE Amex under the ticker symbol “EMXX.”

     On February 9, 2012, Eurasian announced that it extended the expiration date from January 9, 2012 to February 22, 2012 of 678,611 warrants held by employees or insiders of, or consultants to, BCE or Eurasian. These warrants were issued on January 29, 2010 as part of the consideration paid by Eurasian in connection with the acquisition of BCE. Due to a trading blackout imposed by Eurasian relating to the merger with Bullion, the warrant holders were unable to exercise the warrants until the blackout was lifted subsequent to the public announcement of the merger agreement on February 7, 2012. Each warrant entitled the holder to purchase one share of Eurasian common stock at a price of Cdn. $2.00. Each of the 678,611 warrants was exercised on or before the expiration date, as extended, resulting in gross proceeds to Eurasian of Cdn. $1,357,222.

Description of Eurasian’s Business

Overview

     Eurasian is engaged in the acquisition and exploration of precious and base metals properties. All of its properties are in the exploration stage and it does not have any properties on which mining is carried out.

Specialized Skill and Knowledge

     All aspects of Eurasian’s business require specialized skills and knowledge. Such skills and knowledge include the areas of geology, finance, accounting and law.

Competitive Conditions

     Competition in the mineral exploration industry is intense. Eurasian competes with other companies, many of which have greater financial resources and technical facilities, for the acquisition and exploration of mineral interests, as well as for the recruitment and retention of qualified employees and consultants.

Raw Materials (Components)

     Other than water and electrical or mechanical power – all of which are readily available on or near its properties – Eurasian does not require any raw materials with which to carry out its business.

Intangible Property

     Eurasian does not have any need for nor does it use any brand names, circulation lists, patents, copyrights, trademarks, franchises, licenses, software (other than commercially available software), subscription lists or other intellectual property in its business.

Business Cycle & Seasonality

     Eurasian’s business is not cyclical or seasonal.

Economic Dependence

     Eurasian’s business is not substantially dependent on any contract such as a contract to sell the major part of its products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

Environmental Protection

     All phases of Eurasian’s exploration are subject to environmental regulation in the various jurisdictions in which it operates.

     Environmental legislation is evolving in a manner which requires stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. While manageable, Eurasian expects this evolution (which affects most mineral exploration companies) might result in increased costs.

Human Resources

     At March 31, 2011, Eurasian and its subsidiaries had 81 employees and consultants working at various locations throughout the world. As at January 20, 2012, Eurasian and its subsidiaries have 83 employees and consultants.

Foreign Operations

     The majority of Eurasian’s properties are located outside of North America and many are located in areas traditionally considered to be risky from a political or economic perspective.

Exchange Controls

     There are no governmental laws, decrees, regulations or other legislation of Canada that may affect the import or export of capital, or the remittance of dividends, interest or other payments to non-resident holders of Eurasian common shares, other than potential Canadian withholding tax requirements in respect of such remittances.

Legal Proceedings

     There are no legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings, or those involving any third party (including any governmental proceedings) that may have, or have had in the recent past, significant adverse effects on Eurasian’s financial position. In addition, there are no material proceedings in which any director or member of senior management of Eurasian, or any of Eurasian’s affiliates, is either a party adverse to Eurasian or its subsidiaries or has a material interest adverse to Eurasian or its subsidiaries.

Bankruptcy Reorganizations

     There has not been any voluntary or involuntary bankruptcy, receivership or similar proceedings against Eurasian within the three most recently completed financial years or the current financial year.

Material Reorganizations

     There has not been any material reorganization of Eurasian within the three most recently completed financial years or the current financial year.

Social or Environmental Policies

     Eurasian has implemented various social policies that are fundamental to its operations, such as policies regarding its relationship with the communities where Eurasian operates.

     Eurasian is committed to the implementation of a comprehensive Health, Safety, Environment, Labor and Community Policy and a pro-active Stakeholder Engagement Strategy. These policies will be reviewed and updated on an annual or “as needed” basis. Eurasian ensures these policies are made known to all its managers, staff, contractors and partners, and that the requirements contained therein are adequately planned, resourced implemented and monitored wherever Eurasian is actively managing the project and where Eurasian has obtained a formal commitment from its joint venture partners to adopt the same policies.

Mineral Properties

Caution Regarding Reference to Resources and Reserves

     National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates of Eurasian contained in or incorporated by reference in this proxy statement/prospectus have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

     United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology set forth in SEC Industry Guide 7. Accordingly, Eurasian’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7. Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7. Mineral resources which are not mineral reserves do not have demonstrated economic viability, and United States investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts. The term “contained ounces” is not permitted under the rules of SEC Industry Guide 7. In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7. In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made. The SEC has taken the position that mineral reserves for a mineral property may not be designated unless: (i) competent professional engineers conduct a detailed engineering and economic study, and the “bankable” or “final” feasibility study demonstrates that a mineral deposit can be mined profitably at a commercial rate; (ii) a historic three-year average commodity price is used in any reserve or cash flow analysis used to designate reserves; and (iii) the company has demonstrated that the mineral property will receive its governmental permits, and the primary environmental document has been filed with the appropriate governmental authorities.

Turkey

     Eurasian’s property and royalty portfolio in Turkey is comprised of six exploration and four exploitation licenses that cover over 20,000 hectares in the Western Anatolia and the Eastern Pontides mineral belts. The properties include bulk tonnage gold, high-grade gold-silver vein, bedded copper-silver, and porphyry copper targets. Eurasian has two joint ventures in Turkey, including the Akarca property joint venture with Centerra Gold Inc. (“Centerra”) of Toronto, Ontario, and the Sisorta joint venture with Chesser Resources Limited (“Chesser”) of Norwood, Australia. Eurasian also maintains royalty interests from the Balya and Aktutan properties. Significant drill programs were conducted in 2011 at the Akarca joint venture project and the Balya royalty property. Meanwhile, Eurasian continues to evaluate other projects in its property portfolio, and assess new exploration opportunities. There are no known reserves on any of Eurasian’s properties in Turkey, and all of the proposed programs on Eurasian’s properties in Turkey are exploratory in nature.

Akarca Property

     Unless otherwise indicated, the information in this proxy statement/prospectus regarding the Akarca property is based on information provided by the technical report dated November 1, 2011 entitled “Akarca Gold-Silver Project Technical Report” (the “Akarca Report”) prepared by John E. Dreier (Ph.D., AIPG CPG, of Exploration, Development, and Mining Inc.) and Mesut Soylu (Ph.D., AIPG CPG, the Country Manager, Turkey, of Eurasian). Readers are encouraged to review the entire Akarca Report, which may be found in Eurasian’s filings on SEDAR at www.sedar.com, or as Exhibit 99.109 to Eurasian’s registration statement on Form 40-F filed with the SEC on January 24, 2012.

     The Akarca property is located in the Anatolia region, Bursa province, western Turkey. The property is approximately 450 kilometers west of Ankara, the capital of Turkey, 70 kilometers southwest of the city of Bursa, a major industrial center, and 200 kilometers northeast of Izmir, the largest population center in western Turkey.

     Access to the Akarca property from the town of Bursa is southwest on 80 kilometers of paved road, and then south 15 kilometers from the town of Mustafakemalpasa on well-maintained dirt roads. Access from Ankara to Bursa via route E90 is 385 kilometers with a driving time of about five hours. Road conditions on the property are generally good throughout the year, and access is available under all climatic conditions from Bursa and Mustafakemalpasa.

     Gold-silver mineralization on the Akarca property was discovered by Eurasian in 2006, and exploration licenses were granted on open ground that had undergone very limited, pre-modern, mining-related activity. The Akarca property is covered by one exploitation license (#20064048) and a second license (#200610847) that is currently in the process of being converted from exploration to exploitation status. These two licenses cover a combined area of 3901.31 hectares.

     Since December 23, 2008, the Akarca property has been under option to a wholly owned subsidiary of Centerra. The licenses are held in AES Madencilik Ltd. Sti. (“AES” or the “AES JV”), a company incorporated under the laws of Turkey for the purposes of the option and subsequent joint venture and jointly owned by Centerra and Eurasian. Centerra has exclusive rights to maintain a 50% shareholding interest in AES and the Akarca property, by funding $5 million in Phase One exploration expenditures over four years, and paying Eurasian $1 million within 30 days of earning its initial 50% shareholding interest in AES. Centerra can increase its interest to 70% by funding a further $5 million of exploration within two years of earning its initial 50% shareholding interest in AES. Centerra’s current Phase One exploration expenditures total approximately $4.4 million. Eurasian is currently the manager of all exploration carried out on the Akarca property, but Centerra may assume these management duties on 60 days’ notice to Eurasian.

     There have been no previous licenses granted on the Akarca property, and there are no other agreements, back-in rights or other encumbrances that the property is subject to. Initially Eurasian, and since 2008 the AES JV, have kept the Akarca licenses in good standing according to the requirements of Turkish mining law. Access, infrastructure and available workforce are adequate to support any development of a mineral deposit at the Akarca property.

     The Akarca property occurs in the Western Pontides tectonic belt of western Anatolia, where deformation and magmatism occurred from the Cretaceous to the Neogene. Late Miocene extension created numerous fault-bounded basins, including the sedimentary basin that hosts the Akarca deposit. The geology at Akarca is dominated by Neogene-aged basin-fill sedimentary units, with local intercalations of tuffaceous rocks, that unconformably overlie Paleozoic schists and re-crystallized limestones. These rock sequences are cut by multiple zones of structurally controlled, low sulfidation epithermal (“LSE”) veining, silicification, and associated gold-silver mineralization.

     The Akarca property covers six primary mineralized zones within a district-scale area of 6 by 1.5 kilometers. Eurasian and the AES JV have conducted surface sampling, geologic mapping, geophysical surveys, and drill campaigns that have characterized the target areas with: a) 2,293 soil samples, b) 2,500 rocks samples of various types (i.e., channel, grab, float, etc.), c) four induced polarization (“IP”) surveys, d) 61 core holes totaling over 7,600 meters, and e) 11 reverse circulation (“RC”) holes totaling approximately 1,400 meters. The property geology, for the most part, is concealed beneath a thin veneer of soil and vegetation, with exposures principally occurring as discontinuous outcrops of veins and silicified zones, or in drainages or road cuts. As a result, the soil geochemistry and IP-resistivity surveys have been instrumental in broadly outlining areas of gold-silver mineralization and buried vein targets. Within the target areas, outcrop mapping, rock sampling, and drilling have delineated the LSE vein systems and structurally controlled corridors of silicification along strike and down dip.

     The known mineralized zones are oriented northeast-southwest and northwest-southeast, reflecting extension and horst and graben creation of the sedimentary basins hosting the mineralization. The vein systems range from approximately 100 to over 400 meters in length on the surface. The vein widths typically vary from 0.5 to 15 meters, and locally are in excess of 75 meters as constituted by brecciated and silicified zones in addition to the quartz veins. Gold and silver are hosted as both structurally focused vein-style, as well as lithologically controlled disseminated-style mineralization. The quartz veins tend to host the higher grade mineralization, while the silicified halos in the wall-rocks host lower grade disseminated mineralization. Gold and silver grades in the mineralized zones range from greater than 0.2 ppm Au and geochemically anomalous Ag to over 10 ppm Ag, with locally higher grades of greater than 10 ppm Au and/or greater than 100 ppm Ag. The vein targets have only been tested to shallow depths of 30 to 110 meters below the surface. The mineralized zones are to a large extent oxidized to a relatively consistent 80 to 100 meters below the surface. A summary of exploration results for the six principal target areas is given below:

  The Kucukhugla Tepe zone, located in the south of the Central Target area, is defined as a northwest trending 100 meter wide corridor of oxide gold-silver mineralization occurring in two sub-parallel systems of veining and stockworking. Over 78% of 627 rock samples assayed greater than 0.2 ppm gold, and more than 32% exceeded 10 ppm silver. There are multiple high-grade surface samples greater than 10.0 ppm gold (n=34), and 100 ppm silver (n=43). Significant mineralization was intersected in 16 out of 20 holes along 600 meters of strike length, including an intercept of 63.7 meters (51-54m true width) averaging 1.54 ppm gold and 14.53 ppm silver.

  The Hugla Tepe zone occurs in the middle of the Central Target area, and is outlined as a 650 by 350 meter gold-in-soil anomaly (i.e., > 0.1 ppm Au) with IP-resistivity targets. The northeast trending vein zone can be followed at the surface for about 400 meters and is up to 7 to 8 meters thick. Hugla Tepe is relatively low grade, with a median grade of 0.29 ppm gold from 267 rock samples. Significant mineralization was intersected in 20 out of 21 holes along 650 meters of strike length, delineating oxide gold-silver mineralization to depths of approximately 80-100 meters.

  The Fula Tepe zone, located at the north end of the Central Target area, consists of a 900 by 200 meter northeast trending corridor of anomalous gold- and silver-in-soil geochemistry, veining, wall-rock silicification, and IP-resistivity anomalies. The median grades from 195 rock samples are relatively high at 1.14 ppm gold and 13 ppm silver, with high-grade maximums of 31 ppm gold and 322 ppm silver. Drilling has delineated 350 meters of the zone's strike length, including an intercept of 15.4 meters (10m true width) averaging 1.96 ppm gold and 15.95 ppm silver.

  Sarikaya Tepe, located west of the Central Target area, is a 500 by 75 meter zone of surface exposed quartz veining and silicification coincident with a steep north-northwest trending topographic high. Three core holes delineated approximately 200 meters of strike length, and include a near surface intercept of 14.2 meters averaging 4.61 ppm gold, and a deeper zone with an intercept of 67.9 meters averaging 1.35 ppm gold and 16.08 ppm silver. In addition to the thicker intercepts of gold-silver mineralization, there are also higher grade sub-intervals such as 11.4 meters averaging 4.90 g/t gold and 45.75 g/t silver and 5.8 meters averaging 10.00 g/t gold and 4.16 g/t silver. Note that true widths are interpreted to be approximately 70-90% of the reported internal length.

  Arap Tepe is a three by two kilometer, northwest trending corridor of multiple, sub-parallel zones of oxide gold-silver mineralization, quartz veining, and IP-resistivity anomalies located approximately three kilometers east of the Central Target area. The veins range from 35 to 205 meters in strike length, and from1 to 16 meters in width. The Arap Tepe vein zones host high-grade surface samples, including Zone A with rock chip sample results of 19.55 ppm gold, and Zone B with channel sample results including 54.8 ppm gold and 24.7 ppm silver over 0.7 meters. Another noteworthy characteristic of the Arap Tepe target area is the presence of nine IP-resistivity anomalies representing over 3000 meters of untested vein zone targets beneath cover. Drill results include 11 out of 13 holes with significant intercepts, including 55.4 meters (36.0-47.1m true width) averaging 3.10 ppm gold from Zone A, which has 250 meters of drilled strike length.

  The Percem Tepe prospect, located north of Arap Tepe, is an 800 meter long northwest trend of oxide gold- silver mineralization, silicification and quartz veining, as well as concealed targets identified by IP- resistivity anomalies. Drill confirmation consisted of four holes that intersected two zones (i.e., Zones B and C) located approximately 650 meters from each other, including an intercept of 102.2 meters (66 – 86 meters true width) averaging 0.57 ppm gold and 5.50 ppm silver.

     Eurasian and the AES JV have adhered to Best Practice guidelines of the CIM for the surface exploration and drilling programs. The surface and drill samples taken are representative of the altered and gold-silver mineralized material. Data verification by the independent author of the Akarca Report included sampling during the Akarca core review, field checks of drill collars, field checks of geologic mapping, and drill database assay verification in the office. Review of Eurasian’s assay quality assurance (“QA”) results for drill and surface samples confirmed that all quality control (“QC”) tests were passed for standard, blank, and duplicate samples. The independent data verification work confirmed that the Eurasian and the AES JV exploration results are representative and reproducible.

     Exploration results from the Eurasian and AES JV programs have established Akarca as a property of merit, with zones of higher grade vein and lower grade bulk tonnage gold-silver mineralization that have district-scale exploration potential. Overall, Akarca has only been tested to relatively shallow depths, especially when considering the evidence for a shallow depth of erosion, and the vertical ranges typical for the low sulfidation styles of vein mineralization. Basement-hosted structures present excellent exploration targets at depth for follow-up. All of the vein zones drill tested to date remain open down dip as well as along strike. There are also a significant number of IP-resistivity targets that remain untested that provide further upside exploration potential on the property.

     The independent author of the Akarca Report has recommended a 12 month exploration program that totals approximately $4.5 million, and includes a) 10,000 meters of core drilling, b) trenching and channel sampling programs to extend the gold-silver zones along strike and identify parallel zones at surface, c) extension and in-fill of the soils grids, d) additional geologic mapping to complete a 1:10,000 scale compilation for the entire property, e) additional IP surveys and a gravity survey, f) early-stage metallurgical testing, and g) initiation of an environmental impact assessment (“EIA”) study. The surface sampling, geologic mapping, and geophysical surveys will further define the mineralized zones at surface, and may result in the identification and discovery of new target zones. The recommended drilling will support a) definition of the mineralized zones along strike and down-dip, b) exploration for basement-hosted gold-silver mineralization, and c) testing concealed targets identified by IP-resistivity. As exploration of the Akarca property advances, it is important to establish the metallurgical properties of the mineralized material with a modest program that includes bottle roll and other tests. Finally, as a requirement to keep the licenses in good standing, it is critical to continue with ongoing environmental monitoring, and to initiate the required EIA study. Eurasian and Centerra are currently reviewing the recommended work program from the Akarca Report in order to finalize the 2012 exploration budget.

Sisorta Project

     Unless otherwise indicated, the information in this proxy statement/prospectus regarding the Sisorta property is based on information provided by the technical report dated July 31, 2009 entitled “Technical Report on the Exploration Results and Resources Estimates for the Sisorta Property Sivas Province, Turkey” (the “Sisorta Report”) prepared by Andrew Vigar (BAppSc, FAusIMM, MSEG, of Mining Associates Pty. Ltd.), Simon Meldrum (B.Sc., MSEG, a Consulting Exploration Geologist), Gary Giroux (M. A.Sc., P.Eng., Mem APEG, of Giroux Consultants Ltd.), and Mesut Soylu (Ph.D., AIPG CPG, the Country Manager, Turkey, of Eurasian). Readers are encouraged to review the entire Sisorta Report, which may be found in Eurasian’s filings on SEDAR at www.sedar.com.

     The Sisorta property is located in the Black Sea region of Sivas Province, north-eastern Turkey, on the southern flank of the east-west aligned Pontides mountain range. Sivas Province has a population of approximately 630,000, and a well developed industrial and rural based infrastructure. The Sisorta project is 60 kilometers south of the Black Sea coastal town of Ordu and 120 kilometers northeast of the provincial capital of Sivas.

     The transportation network in the area surrounding the Sisorta property is well developed, with maintained roads allowing two wheel drive vehicles to access the project area from May until November. Access is limited at the higher elevations during the winter months due to snow cover. Locally, the property is 45 kilometers from the town of Koyulhisar (population 5,500). From Koyulhisar, access is on two lane, all weather paved highway D100 for 18 kilometers to the turnoff for the Sisorta village road, and then east 27 kilometers on paved road to Ortakent village. From Ortakent to the nearby Guzelyurt village (population 293), access is on a well maintained dirt road for 18 kilometers, and from Guzelyurt to the property is another three kilometers along maintained forest and drill roads.

     The Sisorta property consists of one Mineral Exploration License (“MEL”) over 2 separate areas (AR91997a and AR91997b), covering a combined 2,669.04 hectares. The license is held by EBX Madencilik Ltd. Sti. (“EBX”), a Turkish corporation owned by Eurasian (49%) and Chesser (51%). Chesser acquired its 51% interest in EBX pursuant to a farm-in agreement that it entered into with Eurasian in October 2007. Chesser is currently the manager of all exploration carried out on the property.

     The Eastern Pontides mineral belt in which the Sisorta property is located is a region with a long and productive mining history. The base metal vein deposits near Sisorta were discovered prior to modern records being kept, but the bulk of the small scale private mining that has taken place there dates back to the beginning of the twentieth century. Exact production figures are unknown, but the region is actively being explored and mined today at several locations.

     Security, access, infrastructure and available workforce are all favorable for any development of a mineral resource at Sisorta due to previous activity by both the mining and logging industries.

     A geologic research organization of the Turkish government initially discovered copper anomalies near Sisorta while conducting regional stream sediment sampling in the 1970s and 1980s. This organization claimed the area for mineral exploration and drilled 10 core holes between 1995 and 1998. Eurasian’s Turkish subsidiary, Eurasia Madencilik, under the direction of a co-author of the Sisorta Report, obtained the Sisorta property from the Mining Bureau’s auction in 2004, and began an exploration effort from 2004 to 2006 that included a broad range of exploration techniques including soil and rock sampling and 12 drill holes. Eurasian follow-up field work continued in 2007 including the drilling of an additional 6 holes, after which time Chesser initiated its farm-in requirements. The 2008-2009 work funded by Chesser included the 2008 drilling (40 exploration core holes and 3 metallurgical holes) and the 2009 resource estimation programs.

     The geology of the area is dominated by Cretaceous age basalt flows and pyroclastics overlain by porphyritic andesite to dacite tuffs and flows. This volcanic package is intruded by stocks of granodiorite composition. The regional scale structural trend in the Eastern Pontides is dominated by east-west oriented faults with locally complex folding. Locally, two sets of faults are prominent near Sisorta, and appear to be some of the main controls to mineralization there, one oriented northwest and the other northeast. Both structure sets are steeply dipping.

     The Sisorta deposit as defined to date is localized within the environs of Evliya Tepe (Evliya Hill). The Sisorta gold deposit is an example of the high sulfidation epithermal (“HSE”) class of deposits, and exhibits typical features such as a vuggy silica lithocap underlain by advanced argillic style alteration. The lithocap represents the largely oxidized, gold enriched top to the system, and is underlain by less oxidized mineralization that is copper anomalous at depth. The deposit appears to be controlled primarily by intersecting northwest and northeast structures and Late Cretaceous andesite host rocks. Mineralization is coeval with the host and genetically related to caldera-associated hydrothermal activity.

     Sample protocols, including sample methods, preparation, analysis and data verification have been conducted in accordance with NI 43-101 requirements, with appropriate quality assurance/quality control procedures in place since the inception of Eurasian’s work in 2004.

     Information regarding the 2009 Sisorta Report covers exploration work consisting of the 2004-2008 mapping, sampling, geophysical surveying, and drilling programs and associated work. The outcome of the field work has resulted in a resource estimate on the Sisorta deposit completed by G. H. Giroux, P.Eng., of Giroux Consultants Ltd in June 2009.

     The resource database consisted of 72 diamond drill holes with a combined length of 10,039 meters and a combined 7,772 assays for gold, silver, arsenic, copper, molybdenum, lead and zinc.

     A geologic three dimensional solid model was developed to constrain the resource estimate. A total of five domains were modeled: North Zone, Deep Zone, East Zone, West Zone and South Zone.

     Within each domain, uniform down-hole composites were produced that honored the domain boundaries. Composites 5 meters in length were calculated with short intervals at the domain boundaries combined with adjoining samples if less than 2.5 meters. As a result, the composites formed a uniform support of 5 +/- 2.5 meters.

     Within the East and West domains pair-wise, relative semi-variograms were produced in the directions along strike, down dip and across dip. Nested spherical models were fit to each direction with a geometric anisotropy demonstrated. Within the waste between the modeled solids isotropic nested spherical models were fit to the data. For the remaining domains there was insufficient data to develop semi-variograms so the overall orientation of the envelope was used.

     A total of 1,618 specific gravity determinations from core samples resulted in bulk density measurements for the oxide, transition and sulphide zones, averaging 2.38, 2.55 and 2.71 tonnes per cubic meter, respectively.

     A block model with blocks 10 x 10 x 10 meters in dimension was used over the domain solids. The proportion of each solid and the percentage below surface topography was recorded for each block. The geologic continuity has been established through surface mapping and core logging and led to the creation of the mineral domains estimated.

     For the Sisorta deposit, the drill density was too sparse as of the date of the Sisorta Report to consider any of the resource measured. For the better drilled areas within the West and East zones, all blocks estimated in Pass 1 or 2 using up to 1/2 the semi-variogram range were classified as Indicated. The remaining blocks within the West and East zones and all resources within the sparsely drilled North, South and Deep zones were classified as Inferred.

     The results are tabulated as a series of Grade-Tonnage Tables showing all resources combined and then broken down into each Domain. As of the date of the Sisorta Report, no economic analysis had been completed and as a result, the economic cut-off had yet to be established. A value of 0.40 g/t Au (grams/tonne gold) has been selected as a possible open pit cut-off for this deposit. The following table lists the resource estimate by class and metallurgy.

Sisorta Gold Resource Sorted by Class and Metallurgy.
Class	Metallurgy	Au g/t	Tonnes	Au g/t	Au g/t	Au ounces	Au ounces
Indicated	Oxide	0.4	2,280,000	0.94	3.5	69,000	254,000
Indicated	Mixed/Sulphide	0.4	890,000	0.76	4.2	22,000	120,000
Indicated	Total	0.4	3,170,000	0.89	3.7	91,000	374,000
Inferred	Oxide	0.4	7,750,000	0.62	1.2	154,000	289,000
Inferred	Mixed/Sulphide	0.4	3,630,000	0.49	2.6	58,000	300,000
Inferred	Total	0.4	11,380,000	0.58	1.6	212,000	589,000

     Cyanide leach tests (bottle rolls) have indicated recovery rates between 92% for oxide material and 14% to 46% for sulphide material suggesting the oxide portion of the deposit will be amenable to heap leach treatment.

     The Sisorta gold deposit is considered to be an excellent exploration target with much of the structurally and lithologically favorable ground yet to be tested. Overall, the drilling as of the date of the Sisorta Report has intersected gold mineralization over minable thicknesses in a majority of holes drilled. The gold mineralized material is predominantly oxidized and recovers well. The resources currently outlined are favorably situated on top of Evliya Tepe with minimal overburden, and would be amenable to open pitting with a low strip ratio. The Sisorta Report recommends an expanded drilling program to extend beyond the existing mineralized zones, and to follow up new targets outside the immediate resource area in order to determine the true extent of the property’s mineralization.

     An independent author of the Sisorta Report investigated the interpretation and estimation techniques of the resource estimate. Globally, the independent author concluded that the resource estimates are reasonable for this broad level of study, accepting that the mineralization model (HSE) is suited to bulk low grade mining. The independent author believes that surface mining in the area may be viable. Further drilling will be required in order to upgrade the current resource classifications prior to conversion to reserves. The independent author also believes that, as of the date of the Sisorta Report, recent and historical exploration has demonstrated that the mineralized systems within the tenement are prospective for the discovery of additional gold mineralization of a similar nature to that at the current Sisorta deposit.

     The following recommendations were made by the authors of the Sisorta Report after their review of the technical data for the Sisorta Project:

  the collection and insertion of field duplicates should be conducted at the time of logging;

  drill hole locations and surveys should be validated in the field;

  the block modeling and estimation methods should be reviewed prior to more detailed studies being undertaken;

  the quick logs for all of the holes should be completed with a careful interpretation of the data section by section; and

  additional drilling should be targeted beyond the limits of the current drill pattern to have a significant impact (increase) on resource tonnage.

     Subsequent to the Sisorta Report, the joint venture’s exploration work consisted of six core holes totaling approximately 950 meters, spectrographic alteration mapping, geologic mapping, and maintenance of the permits and licenses to keep the property in good standing. The joint venture is currently considering Sisorta’s (i) near-surface, oxide gold, bulk mining potential, (ii) deeper porphyry copper exploration potential beneath the gold mineralization, and (iii) various business opportunities for the property, including a sale to a third party.

Golcuk Property

     The Golcuk copper-silver property is located in the Eastern Pontides metallogenic belt of north-eastern Turkey. The mineralization at Golcuk primarily occurs as stacked, stratabound horizons with disseminated copper and silver hosted in Eocene volcanic units, as well as in localized cross-cutting fault-controlled veins and stockworks with bornite, chalcopyrite and chalcocite.

     Previous exploration and drilling conducted in the 1970s by Etibank (a Turkish State mining company), and subsequently by RTZ Corporation, focused on a 250 by 200 meter central mineralized zone characterized by historic Roman-era pits and slag piles, and copper oxide stained outcrops. Eurasian leased the Golcuk property to Turmenka Madencilik Sanayi ve Ticaret A.S. (“Turmenka”), in 2007, and Turmenka conducted a 13 hole, 1,863 meter core program to follow-up on the Etibank results. Eight of the holes drilled by Turmenka intersected mineralization greater than 1% copper and 11 g/t silver, including an intercept in hole TGSJ-18 of 13.5 meters (11.7m true width) averaging 2.57% copper and 41.9 g/t silver.

     The property reverted to Eurasian’s ownership in 2008. Eurasian’s review of the Turmenka core in 2010 identified previously unrecognized and un-assayed mineralized intervals that either delineated new copper-silver horizons, or expanded zones already known. Eurasian submitted these new intervals for assay analysis, with updated results that include 31.5 meters (30.5m true width) of 1.22% copper and 15.1 g/t silver in hole TGSJ-8.

     As a broader component of the re-assessment of Golcuk’s exploration potential, Eurasian completed a soil sampling survey covering an area of approximately 4.5 by 2.0 kilometers. A total of 2,856 samples were analyzed for copper with a handheld X-Ray fluorescence device. This rapid field-based assessment extended the size of the central target area a further 300 meters up-slope, and also identified three additional target areas of anomalous copper geochemistry (i.e., greater than 100 ppm Cu) for follow-up. In addition to the basalt-andesite hosted targets outlined above, there is a 1,900 by 650 meter open-ended copper anomaly to the southeast hosted by agglomerates and sedimentary units.

     Eurasian is in discussions with a number of parties interested in Golcuk as a joint venture or acquisition opportunity.

Balya Royalty

     The Balya royalty property is located in the historic Balya lead-zinc-silver mining district in northwestern Turkey. Eurasian holds a 4% net smelter returns royalty at Balya, which was sold to property owner and operator, Dedeman Madencilik San ve Tic. A.S. (“Dedeman”), in 2006.

     Since acquiring the property, Dedeman has drilled over 140 core holes totaling more than 27,400 meters. The 2011 drill program focused on further extending and in-filling the Hastanetepe zone, which is a shallowly dipping, 450 by 300 meter zone that occurs from depths of 10-20 meters to 200-300 meters as multiple stacked horizons of lead-zinc-silver mineralization hosted in limestones and dacites. Recent results include an intercept of 14.3 meters (10-12.9m true width) averaging 18.15% lead, 9.14% zinc, and 242.4 g/t silver from hole DB-61A. The Hastanetepe zone remains open for extension along strike, down dip and to depth.

     Dedeman is internally reviewing the Balya property’s potential as a small-scale underground mining operation. As a key step in advancing the project from exploration to production, Dedeman has submitted an application to convert the Balya exploration license to an exploitation license.

Haiti

     Eurasian and its joint venture partner, Newmont Ventures Limited (“Newmont”), are exploring a land position in Haiti along 130 kilometers of strike length covering much of Haiti’s Massif du Nord mineral belt. A noteworthy accomplishment has been the re-initiation of the joint venture’s exploration programs after the devastating earthquake that struck Haiti in January, 2010. Eurasian and Newmont initially dedicated all in-country resources and staff to assisting the post-earthquake relief efforts. Following the recovery, the joint venture directed its energies to resuming exploration operations and thereby contributing to Haiti’s economic advancement and development.

     A major Eurasian goal was achieved when Newmont elected all of the remaining exploration properties governed by the Strategic Venture Agreement as Designated Projects in January, 2011. The Strategic Venture Agreement, which is now terminated, was a regional exploration agreement, managed by Eurasian, to identify lands and geological targets throughout northern Haiti that could become Designated Projects. A “Designated Project” is an area of land that may have one or more geological targets to be tested for development potential under this agreement. Each Designated Project is subject to certain earn-in requirements that vary from project to project based on expenditure commitments. All of Eurasian’s exploration properties are now covered as Designated Projects and include La Miel, La Mine, Grand Bois, Northwest Haiti, Northeast Haiti and North Central Haiti. These Designated Projects contain multiple gold, copper, copper-gold and gold-silver occurrences, prospects, and deposits. Exploration of this portfolio is now solely funded and managed by Newmont as a condition of their Designated Project earn-in requirements. In the spirit of Eurasian’s partnership business model, this exploration provides Eurasian with continued upside exposure to discovery in Haiti, while requiring minimal inputs of capital.

     An over-arching focus of the exploration programs has been an intense and systematic evaluation of the joint venture’s extensive property portfolio across northern Haiti. Multiple field teams have been deployed since early 2011 to conduct geological mapping and geochemical sampling programs. This work has identified a number of new priority targets for follow-up. In addition, the joint venture has consolidated its land position in Haiti through the acquisition of new permits in prospective areas, as well as by relinquishing ground with low exploration potential. There are no known reserves on any of Eurasian’s properties in Haiti, and all of the proposed programs on Eurasian’s properties in Haiti are exploratory in nature.

Northwest Haiti Designated Project (including Vert de Gris prospect)

     Eurasian made a new discovery at the Vert de Gris prospect in northwestern Haiti in July, 2010. Porphyry-style alteration and copper mineralization occurs in outcrops throughout the Vert de Gris area, and soil sampling delineated a 1.0 by 1.5 kilometer copper-in-soil anomaly of greater than 0.1% copper. The dimensions and tenor of the Vert de Gris anomaly compare favorably with copper-in-soil footprints of several porphyry copper deposits from around the world. Rock samples from the area returned up to 7.52% copper and 3.73 g/t gold, and mapped geology and alteration show clear evidence of a laterally extensive porphyry copper-type system. Of special note is a central zone of breccia, measuring approximately 200 by 300 meters, that hosts abundant evidence of copper oxide mineralization as green, copper-stained outcroppings in streambed and hill slope exposures. Moreover, both chalcopyrite and bornite-rich copper sulfide mineralization has been observed in addition to the oxide mineralization. The joint venture has put substantial effort into building a field camp to support systematic evaluation of the project, which so far includes detailed 1:5000 scale geologic and alteration mapping, airborne and ground geophysical surveys, and detailed geochemical sampling programs.

     Regional bulk leach extractable gold (“BLEG”) stream sediment sampling elsewhere within the Northwest Haiti Designated Project area has yielded multiple gold, copper and molybdenum anomalies that are undergoing field follow-up and evaluation by the joint venture.

Grand Bois Designated Project

     The Newmont-Eurasian joint venture drilling at Grand Bois has been designed to test the near-surface, oxide gold zone, as well as the property’s copper exploration potential at depth. The joint venture’s 2009-2010 diamond drilling within the deposit’s historic resource area averaged 2.35 g/t gold over 27 meters. Further, the drilling in and around the historic resource area consistently identified copper mineralization beneath the gold zone, as did two reconnaissance holes drilled 800 meters to the northwest in the area of the Riviere Brunette copper prospect. A northwest trending, 650 by 250 meter geophysical anomaly (IP-chargeability) is coincident with the historic resource area, and remains open laterally and at depth. Similar, untested IP anomalies also occur in the Riviere Brunette area. Recent work at Grand Bois suggests that the oxide gold mineralization may be spatially related to a porphyry copper-gold system.

     The joint venture’s results at Grand Bois and surrounding target areas indicate the project’s potential for a bulk mineable gold resource, as well as upside copper exploration potential.

La Mine Designated Project

     Earlier work by Eurasian resulted in the discovery of three high-grade copper-silver-gold prospects within the La Mine Designated Project’s Treuil license area in western Haiti, named Champagne, Chardonnay, and Bordeaux. These three prospects outline an 18 square kilometer district-scale exploration target with consistent rock sample copper grades of over 1%, and associated gold grades increasing towards the south and east.

     The Savanne Longue and Terre Neuve licenses are located southwest of the Treuil license. The region hosts multiple copper-gold prospects within a 14 kilometer, northwest trending corridor of skarn-related alteration and mineralization.

La Miel Designated Project

     Eurasian previously outlined strong epithermal alteration and anomalous gold-silver-copper mineralization at the La Miel Designated Project’s Savane La Place prospect, including trench results of 243 meters averaging 1.71 g/t gold. Over 950 meters of trenching and mapping at the La Croix area (Grande Savanne) defined an alteration zone of 2000 by 700 meters, including a smaller 400 by 500 meter area of silica-clay alteration with barite and iron oxides that correlates with gold mineralization.

Northeast and North Central Haiti Designated Projects

     The North Central and Northeast Designated Projects were initially assessed though reconnaissance BLEG stream sediment sampling programs. This work resulted in the delineation of one of the largest gold BLEG anomalies found to date in Haiti, and outlines an area of over 20 square kilometers. Field follow-up consisting of geological mapping and geochemical sampling have identified a number of targets within the region.

Government Negotiations and Mining Convention

     Negotiations continue with the government of Haiti on the terms for a Mining Convention. When finalized, the Mining Convention will allow the joint venture to evaluate priority targets with drilling, and ultimately develop projects all the way through the mining exploitation and final closure stages. Drill-ready projects in the portfolio include the Vert de Gris porphyry copper prospect, multiple high-grade copper-silver-gold prospects at the La Mine Designated Project, and the Savane La Place epithermal gold prospect at the La Miel Designated Project.

Australia and Asia-Pacific

     Eurasian’s Australia and Asia-Pacific business unit’s first acquisition was the Koonenberry gold project, a new district-scale exploration opportunity located in New South Wales, Australia. Koonenberry is an important addition to the Eurasian portfolio given its excellent exploration potential in a highly prospective, and also highly competitive, region of the world. A number of additional exploration opportunities have been identified throughout the Australia and Asia-Pacific arena, and evaluations, license applications, and negotiations are currently underway for several properties. There are no known reserves on the Koonenberry property, and all of the proposed programs on the Koonenberry property are exploratory in nature.

Koonenberry Property

     The Koonenberry property has been consolidated as 14 contiguous exploration licenses covering over 2,360 square kilometers, acquired either directly by Eurasian staking, or through agreements with other parties. Koonenberry’s potential to host a district-scale discovery is underscored by a substantial quantity of gold nuggets recovered across the area by local prospectors. Much of the recovered gold on the property occurs as multi-gram to multi-ounce specimens, some with attached angular “reef” quartz, suggesting a nearby primary source. These gold occurrences, and other prospective geochemical and structural targets, are covered by Eurasian’s extensive land position along 100 kilometers of the Koonenberry belt’s strike length.

     There are no records of previous hard rock gold mining in the area, and Eurasian’s exploration objective at Koonenberry has been to identify the bedrock source(s) of gold nuggets found on the property. Eurasian’s first rockchip samples from mineralized bedrock returned 8.71 g/t gold from a metasedimentary unit with visible native gold, 4.07 g/t gold from quartz-sulfide veining associated with a mafic intrusive, and 1.13 g/t gold from a stockwork zone of quartz-sulfide veining exposed within an arroyo. However, the majority of the prospective terrain at Koonenberry remains unexplored.

     As a result, Eurasian commenced a systematic property-wide evaluation in 2011 comprised of a high-resolution airborne magnetic and radiometric survey, and stream, soil, and rockchip geochemical sampling. Interpretation of the magnetic and radiometric data has provided enhanced definition of potential exploration targets, and most importantly outlined a regional scale antiformal structure coinciding with the principle occurrences of gold nuggets.

     The results from the project-wide exploration assessment are being used to select priority follow-up targets for trenching and scout drill testing, while ongoing discussions continue with a number of potential joint venture partners.

North America

     Eurasian’s property and royalty portfolio in North America, which is held through its wholly-owned subsidiary, BCE, is comprised of 22 exploration properties covering more than 39,000 hectares in Arizona, Nevada, and Wyoming. The properties include porphyry copper-molybdenum, porphyry copper-gold, bulk tonnage gold, and high-grade gold-silver vein targets. Drill programs have been conducted at the Yerington West, Mineral Hill, Middle Mountain, Red Hills, Cathedral Well, Silver Bell West, Superior West and Mesa Well projects, all of which were funded by Eurasian’s joint venture partners. Eurasian continues with on-going evaluation of other projects in its property portfolio and continues to identify and acquire new properties available for joint venture. There are no known reserves on any of Eurasian’s properties in North America, and all of the proposed programs on Eurasian’s properties in North America are exploratory in nature.

     In April 2011, Eurasian established a Regional Acquisition Agreement with Vale Exploration Canada Inc., a subsidiary of Brazilian-based Vale S.A. (“Vale”), that is focused on identifying and exploring copper projects in the western United States. The agreement includes a regional exploration portfolio generation program managed by Eurasian and 100% funded by Vale, with a minimum first year expenditure of $350,000. The regional program can be renewed on an annual basis by mutual agreement of both Eurasian and Vale. Vale has the first right of offer on all of BCE’s new projects generated within the states of Arizona, Nevada, Utah, Idaho and Montana, and those properties already in the portfolio that are currently available for partnership. Vale can earn an initial 60% interest by electing a project as a Designated Project and by spending $4.5 million in exploration over a four year period. Vale has elected the Mesa Well and Copper Basin copper and molybdenum properties as the first Designated Projects.

     Eurasian now has eight joint ventures through BCE, six of which are slated for drilling in 2012 with partner funding:

  Yerington West joint venture with Entrée Gold Inc.;

  Superior West joint venture with Freeport-McMoRan Mineral Properties (“Freeport”);

  Mesa Well joint venture with Vale;

  Copper Basin joint venture with Vale;

  Middle Mountain joint venture with GeoNovus Minerals Corp. (“GeoNovus”) and Inmet Mining Corp. (“Inmet”); and

  Silver Bell joint venture with GeoNovus.

     The other joint ventures are with Golden Predator Corp. (“Golden Predator”) on the Mineral Hill property in Wyoming and GeoNovus and Inmet on the Red Hills property in Arizona.

Yerington West

     The Yerington West joint venture property (also known as the Roulette property) is located in the Yerington mining district of west-central Nevada.

     A new porphyry target concealed beneath younger cover rocks was discovered during a 2010 drill program, based upon BCE’s updated structural reconstructions and interpretations of Yerington’s alteration zoning patterns. One hole successfully reached target rocks below 350 to 500 meters of post-mineral cover (three others failed to reach the target rocks due to poor drilling conditions). The successful hole intersected 120 meters of porphyry-style mineralization with quartz-sulfide veining and visible chalcopyrite. A 20.7 meter intercept averaged 0.14% copper.

Middle Mountain Project

     The Middle Mountain project, located in central Arizona, is a porphyry copper-molybdenum target identified by BCE geologists in 2006.

     Joint venture partner GeoNovus, through funding from Inmet, completed a 1,600 meter drill test of the property. Hole MM-24 encountered 78 meters of quartz-sericite-pyrite alteration starting at a depth of 71 meters. The joint venture is permitting 14 additional sites for a follow-up drill program.

Silver Bell West JV Property

     The Silver Bell West joint venture property is located within the Silver Bell Mining District in south central Arizona.

     GeoNovus completed 281 meters of drilling in two short core holes in one of the target areas. The program successfully tested the igneous-sedimentary contact aureole adjacent to outcrops of weak copper mineralization.

Mineral Hill JV Property

     The Mineral Hill joint venture property, located in the Black Hills of northeastern Wyoming, was joint ventured with Golden Predator in 2010.

     The property covers gold epithermal targets in alkalic rocks and a newly discovered gold-copper zone associated with porphyry style mineralization. A 1,262 meter drill program that was completed in 2010 tested the porphyry gold-copper mineralization target, with intercepts that included 106 meters averaging 0.25 g/t gold and 0.14 % copper in hole GPM-4, and 76 meters averaging 0.32 g/t gold and 0.14 % copper in GPM-5. Other holes cut narrower, gold-rich zones, including an intercept of 4.5 meters averaging 2.9 g/t gold in hole GPM-1. The joint venture is considering a follow-up drill program.

Superior West JV Property

     The Superior West joint venture property is located west of the historic mining town of Superior, Arizona.

     The Superior West property covers several porphyry copper targets, as well as the western extension of the historic Magma Vein. Joint venture partner Freeport completed a magnetotelluric geophysical survey over the property to delineate drill targets and permitted three potential drill sites. Freeport’s initial drill program is currently underway.

Cathedral Well Project

     The Cathedral Well project occurs within the southeastern extension of Nevada’s Battle Mountain-Eureka gold belt, and hosts several sediment-hosted gold targets identified by Eurasian through geologic mapping and soil geochemistry.

     Joint venture partner Eldorado Gold Corp. (“Eldorado”) completed a 1,426 meter, six hole drill program to test for the extension of known gold mineralization under younger gravels. Four of the six holes reached the targeted depths, and encountered weakly altered host rocks. As a result of completing the initial drill program, Eldorado fulfilled its commitments to earn a 0.5% NSR royalty on the project by spending a total of Cdn.$785,373 in exploration costs and a cash payment of Cdn.$133,916 to Eurasian. Eldorado terminated its joint venture interest in the project, while retaining the 0.5% NSR royalty interest. The property has now reverted 100% back to Eurasian, and is currently available for partnership.

Mesa Well Project

     The Mesa Well property, located in southeastern Arizona, is a porphyry copper-molybdenum target acquired by BCE in 2006.

     Joint venture partner Vale elected the Mesa Well property as the first Designated Project upon execution of the Regional Acquisition Agreement in April 2011. A four-hole, 2,151 meter drill program was completed in January 2012, with assays pending. Permitting for a follow-up drill program is underway.

     Eurasian will be the operator of the Mesa Well Designated Projects during the early stages of exploration.

Copper Basin Project

     The Copper Basin copper and molybdenum property is located in central Arizona, approximately 50 kilometers north-northwest of Phoenix, Arizona. The property contains numerous surface shows of copper mineralization and portions of the property were explored during the porphyry copper exploration boom of the 1960s and 1970s. Fifteen known drill holes were completed during this time period within a tightly confined, 500 by 1000 meter area with ready access. Most of the holes were shallow (i.e., less than 130 meters total depth) with Humble Oil and Refining Company completing five deeper holes. The historic drill results established the presence of a significant porphyry system, and Eurasian has identified several new targets outside of the confined area of historic drill testing that it intends to make a focus of future work and an initial drill program.

     Joint venture partner Vale elected the Copper Basin property as the second Designated Project and has completed a 432 line/kilometer ZTEM geophysical survey. Permiting is underway for a drill program slated to commence in the third quarter of 2012. Eurasian is the operator during the early stages of exploration.

Other Work Conducted by Eurasian in North America

     Eurasian expanded the land positions at the adjacent Bullion Creek and Red Picacho properties, located in central Arizona, by staking an additional 1,257 hectares. The target is an epithermal gold system hosted within intensely pyrite altered Tertiary volcanic and older basement rocks. Geologic mapping and stream sediment (BLEG) sampling programs led to the recognition of a highly altered zone in an area of roughly two by five kilometers containing anomalous gold mineralization. Rock chip sampling verified a local source of gold mineralization seen in the stream sediments. In January 2012, Eurasian conducted an initial soil sampling program over both properties to aid in delineation of drill targets.

     Eldorado funded a geologic mapping and soil sampling program at the Richmond Mountain project located in Eureka, Nevada. This work defined a large area of alteration and evidence for near surface target rocks. Eldorado has since terminated its joint venture interest in the project and the property has reverted to 100% ownership by Eurasian. Eurasian is re-evaluating the project’s exploration targets while searching for a new joint venture partner.

     Elsewhere, Eurasian continues with land acquisition, claim maintenance, and field evaluation of properties in its portfolio. This work includes evaluation of IP geophysical surveys at the Red Hills and Middle Mountain projects that are under agreement with Inmet and GeoNovus. Eurasian acquired two new Nevada gold projects, Cruiser Gold and Frasier Creek, and two new Arizona copper projects, Lomitas Negras and San Manuel through claim staking and application for State Exploration permits in 2012. The Cruiser Gold project is a volcanic- and sediment-hosted gold target within a Tertiary caldera margin and consists of 1,763 hectares. The Frasier Creek property covers 1,641 hectares and contains sediment-hosted gold and porphyry copper targets. The Lomitas Negras and San Manuel properties are porphyry copper-molybdenum targets located in south-central Arizona. These properties are undergoing early stage evaluation by Eurasian with all work being funded by Vale. Other activities include reconnaissance of generative gold exploration targets in northern Nevada.

Sweden

     Eurasian’s portfolio in Sweden includes a variety of porphyry copper and Iron-Oxide-Copper-Gold (IOCG) exploration targets, in addition to known areas of copper, gold, and platinum group element (PGE)-enriched styles of mineralization. Eurasian’s Swedish subsidiary has consolidated a property portfolio totaling over 900 square kilometers of exploration permits, and entered into a Strategic Alliance and Earn-In Agreement with Antofagasta, which is the mining division of Antofagasta Plc, a Chilean-based mining company. The agreement includes a regional strategic exploration alliance that covers all of Sweden (subject to certain exclusions), and assigns Eurasian’s Kiruna South and Norrmyran copper properties as “Designated Projects”.

     Eurasian and Antofagasta are working together on generative programs to identify prospective copper exploration targets throughout Sweden. Properties with high exploration potential are nominated by Eurasian for Antofagasta’s consideration as “Designated Projects”. Antofagasta can choose to accept the “Designated Project” status for a property by entering into a Joint Venture Earn-in Agreement with rights to earn up to 70% of the project. If a property is declined as a Designated Project, Eurasian is free to advance that property on its own terms with no further obligation to Antofagasta.

     In support of the alliance activities, Antofagasta is funding at least $250,000 annually toward generative efforts for a two year period (2011-2012), which may be extended by mutual agreement. After initial review, three permits reverted back to 100% Eurasian control (Rumma 1 and Storåsen 1 & 2).

     There are no known reserves on any of Eurasian’s properties in Sweden, and all of the proposed programs on Eurasian’s properties in Sweden are exploratory in nature.

Kiruna South Designated Project

     Antofagasta selected the “Kiruna South Properties” as the first Designated Project under the alliance. These properties are located in the Kiruna iron-copper-gold metallogenic province of northern Sweden, and include Eurasian’s Pikkujärvi, Puoltsa, Kalixfors, and Saivo exploration permits. The Pikkujärvi and Puoltsa properties host several IOCG targets, including a zone of historic drill-defined copper and gold mineralization on the Pikkujärvi 1 permit. Coincident geophysical and geochemical anomalies persist for approximately four kilometers along strike; these areas have not yet been drill tested. In addition, a number of untested copper and molybdenum geochemical anomalies, as well as porphyry copper-gold-molybdenum occurrences are located elsewhere in the Kiruna South Properties.

     The initial focus for the Kiruna South Designated Project has been on intense alteration and copper-gold mineralization that was intersected in a shallow 80 meter hole drilled by Swedish Geological AB (a state-owned exploration service company) in the mid 1980’s at the Sakkek prospect. The hole was drilled along the margin of a prominent 1.5 by 1 kilometer geophysical anomaly that coincides with a stock of quartz-feldspar porphyry, and contains intense potassium-silicate alteration and copper and gold mineralization. Eurasian concluded a shallow, 1,727 meter geochemical sampling campaign through glacial till to the “top-of-bedrock” at 131 sites in the Sakkek area. Geochemical results extended the zone(s) of anomalous copper in the area. Follow-up diamond drill tests are slated for the 2012 winter drilling season.

Norrmyran Designated Project

     Norrmyran was selected by Antofagasta as the second Designated Project in Sweden, and consists of Eurasian's Norrmyran 1 and 2 exploration permits in Västerbotten County, northern Sweden. The exploration permits cover an area of 126 square kilometers in the productive Skellefte Mineral Belt of volcanogenic massive copper-zinc sulphide and porphyry copper mineralization. Eurasian’s work on the property includes outcrop and boulder mapping of geology, alteration, and copper-gold mineralization, as well as the assessment of geological, geochemical, and geophysical databases included in the acquisition of the Phelps Dodge Exploration Sweden AB assets from Freeport-McMoRan Exploration Corporation in 2010. Eurasian has identified an extensive porphyry copper target area beneath glacial cover that it intends to test with a program of wide-spaced diamond drilling planned for spring 2012.

Other Eurasian Property Interests in Sweden

     Eurasian has continued to acquire and advance other exploration properties throughout Sweden. Compilation of historic data from the Storåsen copper-gold-PGE property in central Sweden had led to the identification of multiple exploration targets. The Storåsen property will be advanced outside of the Eurasian-Antofagasta alliance.

     In addition to exploration permits in Sweden, Eurasian also holds royalty interests in the Viscaria and Adak properties that resulted from the purchase of Phelps Dodge Exploration Sweden AB.

Serbian Royalty Properties

     Eurasian has a 1 - 2% NSR royalty over certain properties that were held by Reservoir Capital Corp. of Vancouver, British Columbia, and are now part of a recently completed spin-out into newly formed Reservoir Minerals Inc. of Vancouver, British Columbia. Eurasian’s Serbian properties were sold to Reservoir Capital in 2006 for cash, a net smelter return royalty, and other considerations.

Kyrgyz Republic & Central Asia

     Eurasian has concentrated its exploration work on the Gezart license in the Kyrgyz Republic’s Southern Tien Shan mineral belt. The Gezart property hosts multiple styles of gold mineralization over an extensive area that is aligned along the regional scale, northeast-trending Abshir structural zone. Eurasian has focused on the granitoid-hosted gold mineralization at the Orgatash and Gezart prospects, but sediment-hosted and skarn styles of gold mineralization provide additional exploration potential. In 2011, Eurasian completed a ten hole, 2,375 meter diamond drilling campaign, and is currently assessing the project’s exploration potential while carrying on discussions with parties interested in the property.

Eurasian Executive Compensation

     Unless otherwise noted the following information is for Eurasian’s last completed financial year (which ended December 31, 2011) and, since Eurasian has subsidiaries, is prepared on a consolidated basis.

Summary Compensation Table

     The following table contains a summary of the compensation, in Canadian dollars, paid to Eurasian’s executive officers for the most recently completed fiscal year ended December 31, 2011.

Name and principal position	Salary	Share- based awards (1)	Option-based awards (2)	Total Compensation
David M. Cole President & CEO	$259,796	$293,402	$296,965	$850,163
Christina Cepeliauskas(3)(4) CFO	75,600	22,513	111,362	209,475
M. Stephen Enders Executive Chairman	148,455	183,233	148,483	480,171
Valerie Barlow(5)(6) Corporate Secretary	53,795	5,628	44,545	103,968

(1)

The “grant date fair value” of share based awards granted during the year was determined by using the closing market price of Eurasian common shares on the date of grant. The share based awards will be issued in equal installments over a two year period beginning on October 14, 2011.

(2)

The “grant date fair value” of options granted during the year determined by using the Black-Scholes model, as described below, and the following weighted average assumptions: stock price – Cdn. $2.80, exercise price - Cdn. $2.80, an option life of 5 years, a risk-free interest rate of 2.1% and a volatility of 60.93%.

(3)

Pursuant to a Management Services Agreement (the “Seaboard Management Agreement”) between Eurasian and Seabord Services Corp. (“Seaboard”), Ms. Cepeliauskas’ remuneration is paid by Seabord. See “Management Contracts” for a description of the material terms of the Seaboard Management Agreement.

(4)

Since Eurasian’s CFO is employed by Seabord, the amounts disclosed include any compensation paid by the management company for CFO services rendered to Eurasian. Such compensation has been attributed to Eurasian on the basis of the work commitments to Eurasian.

(5)	Pursuant to the Seaboard Management Agreement, Ms. Barlow’s remuneration is paid by Seabord. See “Management Contracts” for a description of the material terms of the Seaboard Management Agreement.
(6)

Since Eurasian’s Corporate Secretary is employed by Seabord, the amounts disclosed include any compensation paid by the management company for Corporate Secretarial services rendered to Eurasian. Such compensation has been attributed to Eurasian on the basis of the work commitments to Eurasian.

     Eurasian has calculated the “grant date fair value” of options granted during the year shown in the ‘Option-based Awards’ column using the Black-Scholes model, a mathematical valuation model that ascribes a value to a stock option based on a number of factors in valuing the option-based awards, including the exercise price of the options, the price of the underlying security on the date the option was granted, and assumptions with respect to the volatility of the price of the underlying security and the risk-free rate of return. Calculating the value of stock options using this methodology is very different from simple “in-the-money” value calculations. Stock options that are well “out-of-the-money” can still have a significant “grant date fair value” based on a Black-Scholes valuation. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation. The total compensation shown in the last column is the total compensation of each officer reported in the other columns. The value of the in-the-money options currently held by each officer (based on share price less option exercise price) is set forth in the ‘Value of Unexercised in-the-money Options’ column of the “Outstanding Share-Based and Option-based Awards” table below.

     See “Employment and Consulting Agreements” for a description of the material terms of the employment and consulting agreements with the officers.

Incentive Plan Awards

Outstanding Share-Based and Option-Based Awards held by Executive Officers

     The following table sets forth, in Canadian dollars and for each executive officer, the incentive stock options to purchase Eurasian common shares (option-based awards) held as of December 31, 2011. The closing price of a Eurasian common share on the TSX-V on December 30, 2011 was Cdn. $2.15.

Name	Option-based Awards
	Number of securities underlying unexercised options	Option exercise price	Option expiration date	Value of unexercised ‘in-the-money’ options
David M. Cole President & CEO	200,000	$2.80	7/19/2016	$0
	200,000	2.18	5/7/2015	0
	96,000	1.00	9/18/2013	110,400
	200,000	1.81	6/21/2012	68,000
	75,000	1.35	5/10/2012	60,000
Christina Cepeliauskas CFO	75,000	2.80	7/19/2016	0
	75,000	2.18	5/7/2015	0
	40,000	1.00	9/18/2013	46,000
M. Stephen Enders Executive Chairman	100,000	2.80	7/19/2016	0
	100,000	2.18	5/7/2015	0
Valerie Barlow Corporate Secretary	30,000	2.80	7/19/2016	0
	11,800	2.21	9/2/2015	0

Option-based Awards Granted During the Year to Executive Officers

     The following table sets forth, in Canadian dollars, the particulars of option-based awards granted to the executive officers during Eurasian’s last completed financial year ended December 31, 2011.

Name	Date of Grant	Number of Option- Based Awards Granted	Exercise Price	Expiry Date
David M. Cole President & CEO	7/19/2011	200,000	$2.80	7/19/2016

Name	Date of Grant	Number of Option- Based Awards Granted	Exercise Price	Expiry Date
Christina Cepeliauskas CFO	7/19/201	75,000	$2.80	7/19/2016
M. Stephen Enders Executive Chairman	7/19/2011	100,000	$2.80	7/19/2016
Valerie Barlow Corporate Secretary	7/19/2011	30,000	$2.80	7/19/2016

Employment and Consulting Agreements

Chief Executive Officer

     Eurasian entered into an employment agreement with David M. Cole, President and CEO of Eurasian effective October 1, 2010. Under the agreement, Mr. Cole receives an annual salary of Cdn. $350,000 and an allowance of Cdn. $1,250 per month to cover office expenses. The agreement may be terminated by Eurasian without reason by providing written notice and a lump sum payment equal to twelve (12) monthly installments of the Mr. Cole’s compensation and benefits. Mr. Cole may terminate the agreement for any reason upon two (2) months notice to Eurasian and will be entitled to a payment of salary and expenses until the date two (2) months after notice is given.

     If Mr. Cole’s agreement is terminated or his duties and responsibilities are materially changed within twelve (12) months following a change in control of Eurasian, Mr. Cole is entitled to receive a lump sum payment equal to twelve (12) monthly installments of his compensation and benefits.

Executive Chairman

     Eurasian entered into an employment agreement with M. Stephen Enders, Executive Chairman of Eurasian, effective October 1, 2010. Under the agreement, Mr. Enders receives an annual salary of $200,000 for 50% of his business attention. The agreement may be terminated by Eurasian without reason by providing written notice and a lump sum payment equal to twelve (12) monthly installments of the Mr. Enders’s compensation and benefits. Mr. Enders may terminate the agreement for any reason upon two (2) months notice to Eurasian and will be entitled to a payment of salary and expenses until the date two (2) months after notice is given.

     If Mr. Enders’ agreement is terminated or his duties and responsibilities are materially changed within twelve (12) months following a change in control of Eurasian, Mr. Enders is entitled to receive a lump sum payment equal to twelve (12) monthly installments of his compensation and benefits.

Other Executive Officers

Eurasian has not entered into another employment or consulting contracts with its other executive officers.

Pension Plan Benefits

     Eurasian does not have a pension plan or deferred compensation plan. Beginning in January 2012, a 401(k) savings plan has been established for employees located in the United States.

Termination and Change of Control Benefits

     Other than described above under “Employment and Consulting Agreements”, Eurasian does not have written contracts with any of its executive officers respecting the resignation, retirement or other termination of employment resulting from a change of control.

Director Compensation

     The following table describes compensation, in Canadian dollars, for directors (other than the executive officers, which is set forth in the sections above) for the year ended December 31, 2011.

Name	Fees (1) earned	Share-based awards	Option-based awards (2)	Total
Brian E. Bayley	$18,000	$0	$74,241	$92,241
Michael D. Winn	18,000	101,228	74,241	$193,469
George K. C. Lim	18,000	0	74,241	$92,241
Brian K. Levet	18,000	0	74,241	$92,241

(1)	Compensation paid as director fees. Each of Eurasian’s non-employee directors receives an annual retainer equal to Cdn. $24,000 with no additional meeting or per diem fees.
(2)

The stock option benefit is the grant date fair value using the Black-Scholes option pricing model using the following weighted average assumptions: stock price – Cdn. $2.80, exercise price – Cdn. $2.80, an option life of 5 years, a risk-free interest rate of 2.10% and a volatility of 60.93%.

Eurasian has calculated the “grant date fair value” of options granted during the year shown in the “Option-based Awards” column using the Black-Scholes model, a mathematical valuation model that ascribes a value to a stock option based on a number of factors in valuing the option-based awards, including the exercise price of the options, the price of the underlying security on the date the option was granted, and assumptions with respect to the volatility of the price of the underlying security and the risk-free rate of return. Calculating the value of stock options using this methodology is very different from simple “in-the-money” value calculations. Stock options that are well out-of-the-money can still have a significant “grant date fair value” based on a Black-Scholes valuation. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation. The total compensation shown in the last column is the total compensation of each director reported in other columns. The value of the in-the-money options currently held by each director (based on share price less option exercise price) is set forth in the “Value of Unexercised in-the-money Options” column of the “Outstanding Share-Based and Option-Based Awards” table above.

Management Contracts

     Pursuant to a Management Service Agreement dated January 1, 2012 between Eurasian and Seabord, Eurasian pays $39,800 per month to Seabord in consideration of Seabord providing the services of the CFO and Corporate Secretary and office, reception, secretarial, accounting and corporate records services to Eurasian.

     Seabord is a private company wholly-owned by Michael D. Winn, a director of Eurasian. See “Related Party Transactions of Directors and Executive Officers of the Combined Company” on page 142.

Stock Option Plan

     The purpose of the Option Plan is to attract and motivate the directors, officers and employees of Eurasian (and any of its subsidiaries), employees of any management corporation and consultants to Eurasian (collectively the “Optionees”) and thereby advance Eurasian’s interests by providing them an opportunity to acquire an equity interest in Eurasian through the exercise of stock options granted to them under the Option Plan.

     Pursuant to the Option Plan, the Board may grant options to Optionees in consideration of them providing their services to Eurasian or a subsidiary. The number of Eurasian common shares subject to each option is determined by the Board within the guidelines established by the Option Plan. The options enable the Optionees to purchase Eurasian common shares at a price fixed pursuant to such guidelines. The options are exercisable by the Optionee giving Eurasian notice and payment of the exercise price for the number of Eurasian common shares to be acquired.

     The Option Plan authorizes the Board to grant stock options to the Optionees on the following terms:

1.	The number of Eurasian common shares subject to issuance pursuant to outstanding options, in the aggregate, cannot exceed 10% of the outstanding Eurasian common shares.

2.

The number of Eurasian common shares subject to issuance upon the exercise of options granted under the Option Plan by one Optionee or all Optionees providing investor relations services is subject to the following limitations

	(a)	no Optionee can be granted options during a 12 month period to purchase more than

(i) 5% of the issued Eurasian common shares unless disinterested shareholder approval has been obtained (such approval has not been sought), or

(ii) 2% of the issued Eurasian common shares, if the Optionee is a consultant, and

	(b)	the aggregate number of Eurasian common shares subject to options held by all Optionees providing investor relations services cannot exceed 2% in the aggregate.

3.

Unless the Option Plan has been approved by disinterested shareholders (such approval has not been obtained), options granted under the Option Plan, together with all of Eurasian’s previously established and outstanding stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Eurasian common shares, shall not result, at any time, in

	(a)	the number of Eurasian common shares reserved for issuance pursuant to stock options granted to insiders exceeding 10% of the outstanding Eurasian common shares at the time of granting,

	(b)	the grant to insiders, within a one year period, of options to purchase that number of Eurasian common shares exceeding 10% of the outstanding Eurasian common shares, or

	(c)	the issuance to any one insider and such insider’s associates, within a one year period, of Eurasian common shares totaling in excess of 5% of the outstanding Eurasian common shares.

4.

The exercise price of the options cannot be set at less than the greater of $0.10 per share and the closing trading price of the Eurasian common shares on the day before the granting of the stock options. If the Optionee is subject to the tax laws of the United States of America and owns (determined in accordance with such laws) greater than 10% of the Eurasian common shares, the exercise price shall be at least 110% of the price established as aforesaid.

5.	The options may be exercisable for up to ten years.

6.

There are not any vesting requirements unless the Optionee is a consultant providing investor relations services to Eurasian, in which case the options must vest over at least 12 months with no more than one- quarter vesting in any three month period. However, the Board may impose additional vesting requirements and, subject to obtaining any required approval from the Exchange, may authorize all unvested options to vest immediately. If there is a potential ‘change of control’ of Eurasian due to a take-over of Eurasian or a similar event, all unvested options, subject to obtaining any required approval from the Exchange, shall vest immediately.

7.

The options can only be exercised by the Optionee (to the extent they have already vested) for so long as the Optionee is a director, officer or employee of, or consultant to, Eurasian or any subsidiary or is an employee of Eurasian’s management corporation and within a period thereafter not exceeding the earlier of:

	(a)	the original expiry date;

(b)

90 days after ceasing to be a director, officer or employee of, or consultant at the request of the Board or for the benefit of another director or officer to, Eurasian unless the Optionee is subject to the tax laws of the United States of America, in which case the option will terminate on the earlier of the 90th day and the third month after the Optionee ceased to be an officer or employee; and

	(c)	if the Optionee dies, within one year from the Optionee’s death.

If the Optionee is terminated ‘for cause’, involuntarily removed or resigns (other than at the request of the Board or for the benefit of another director or officer) from any such positions, the option will terminate concurrently.

8.	The options are not assignable except to a wholly-owned holding company. If the option qualifies as an ‘incentive stock option’ under the Code, the option is not assignable to a holding company.

9.	No financial assistance is available to Optionees under the Option Plan.

10.

Any amendments to outstanding stock options are subject to the approval of the TSX-V and, if required by the Exchange or the Option Plan, of the shareholders of Eurasian, possibly with only ‘disinterested shareholders’ being entitled to vote. Disinterested shareholder approval must be obtained for the amendment of options held by insiders involving the reduction of the exercise price of options (including the cancellation and re-issuance of options so as to effectively reduce the exercise price).

11.

Any amendments to the Option Plan are subject to the approval of the TSX-V and, if required by the Exchange or the Option Plan, of the shareholders of Eurasian, possibly with only ‘disinterested shareholders’ being entitled to vote.

     No options have been granted under the Option Plan which are subject to shareholder approval.

     The Option Plan does not permit stock options to be transformed into stock appreciation rights.

Repricing of Stock Options

     Eurasian did not make any downward repricing of stock options or stock appreciation rights during the year.

Stock Grant Program

     The Eurasian board of directors has established the creation of an Incentive Stock Grant Program (the “Stock Grant Program”) for the benefit of the officers and directors of Eurasian. The purpose of the Stock Grant Program is twofold. Firstly, to reward and provide an incentive to such persons for the ongoing efforts towards the continuing successes and goals of Eurasian as many of its successes directly result from their very significant efforts. Secondly, the Stock Grant Program seeks to provide such persons with a long term incentive to remain with Eurasian.

     The Stock Grant Program provides that, following approval of two independent members of the Compensation Committee of the Eurasian board of directors, up to 300,000 of Eurasian’s common shares may be awarded in each year. The Eurasian common shares awarded will vest and be issued in three separate tranches over a two year period – on the date of grant, and on the first and second anniversaries of the grant. Any of the 300,000 Eurasian common shares not awarded in one year cannot be rolled over or awarded in subsequent years. If the recipient ceases to be a director or officer of Eurasian before the relevant anniversary, he or she will not be entitled to receive any further Eurasian common shares under the Stock Grant Program, including Eurasian common shares previously awarded for issuance on such anniversary (with the exception of historical stock grants to Mr. Michael Winn). The actual number of Eurasian common shares awarded in each year is that number recommended and approved by the independent members of the Compensation Committee of the Eurasian board of directors or independent directors of Eurasian.

BULLION’S BUSINESS

Corporate Structure

     Bullion is a gold-focused exploration and royalty company with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. Bullion is focused on creating new royalties or participating interests through a continuous review of exploration opportunities.

Inter-corporate Relationships

     Bullion has the following subsidiaries: Dourave Mining and Exploration Inc. (“Dourave Canada”), Dourave Mineracao E Exploracao Mineral Ltda (“Dourave Brazil” and collectively with Dourave Canada, “Dourave”), Dourave-Bullion Joint Venture, L.P. DBA Dourave-Bullion Limited Partnership (“DB Partnership”), Dourave-Bullion Mineracao E Exploracao Mineral LTDA (“DBM”) and EnShale Inc. (“EnShale”).

     Dourave Canada is a wholly owned subsidiary of Bullion and through Dourave Canada, Bullion holds a 99.99% ownership interest in Dourave Brazil. Dourave Canada was federally incorporated under the laws of Canada as 6854893 Canada Inc. in November 2007 and changed its name to Dourave Mining and Exploration Inc. in December 2007. The registered office of Dourave Canada is c/o Peterson Law Professional Corporation Suite 806, 390 Bay Street, Toronto, Ontario M5H 2Y2.

     Dourave Brazil was incorporated under the laws of Brazil in September 2007. The registered office of Dourave Brazil is c/o Avenida Alcindo Cacela, 1264 Bairro – Nazare, CEP 66.060 -000, Belem, Para Brazil. The DB Partnership is organized under the laws of the state of Utah and is owned 33% by Bullion and 66% by Dourave Brazil. DBM was organized under the laws of Brazil and is 99% owned by DB Partnership.

     Bullion holds an 80% ownership interest in EnShale. EnShale was incorporated under the laws of Wyoming in July 2000 under the name International Energy Resource Development, Inc. and subsequently changed its name to EnShale, Inc. in September 2005. The registered office of EnShale is 2710 Thomes Ave., Cheyenne, WY 82001.

     The following sets out the corporate structure of Bullion with respect to its material subsidiaries and Bullion’s projects and properties:

General

     Bullion completed its most successful year ever, ending its fiscal year at April 30, 2011 with record revenue of $6.2 million and record earnings of $0.05 per share. The revenue was derived primarily from its Carlin Trend Royalty, a royalty claim block located in the renowned Carlin Trend in Northeastern Nevada, on which Bullion holds a 1% GSR royalty. The Carlin Trend Royalty project is Bullion’s flagship royalty property and includes portions of the following: the Leeville Mine, the East Ore Mine, the North Lantern Mine, the Turf Deposit and Four Corners Deposit. The majority (approximately 99.5%) of revenue that Bullion currently earns is derived from combined production at the Leeville Mine and East Ore Mine (collectively, the “Leeville Mine Property”), which is discussed in more detail later.

     Bullion has ongoing exploration efforts for gold in Brazil. Bullion has three (3) primary exploration projects in Brazil: Bom Jesus, Bom Jardim and Ouro Mil, which are gold-focused. Bullion also has interests in various mineral assets in North and South America which are presently at the exploration stage and which are not currently producing any ore or income.

     Bullion has been developing a process, through EnShale, to extract oil from oil shale ore in an economically viable manner. Bullion is currently working to monetize its substantial oil-shale assets through the development of oil shale extraction technology.

     Bullion’s royalty portfolio generates high-margin free cash flow with lower exposure to operating and capital costs than operating companies. Bullion’s portfolio also provides for direct leverage to commodity prices and the exploration potential of world-class ore deposits and mineral exploration trends where they have existing royalty interests. Bullion management believes that a diverse portfolio of royalty interests provides its shareholders with a higher risk-adjusted return through the commodity cycle than direct operating interests in mining properties.

     In 2011, Bullion began working on a potential offering of its common stock in Canada to be undertaken in conjunction with a listing on a Canadian exchange. Because of unfavorable market conditions Bullion decided not to pursue an offering of its stock.

     In June 2011, Bullion determined to terminate exploration activities on the La Reyna property. A year earlier, in June 2010, Bullion entered into a binding term sheet (“Chihuahua Term Sheet”) relating to mining rights of a property located in Chihuahua, Mexico. The agreement required that Bullion make a $50,000 exploration right payment on execution of the agreement and a $100,000 payment for the right to conduct exploration activities on the subject property until November 30, 2010. Bullion had the option of continuing exploration activities by making additional payments of $100,000 for each six month interval, through May 31, 2012, at which time the payment requirements were to increase for each successive period. These payments were to be applied toward a $5,000,000 total purchase price on the subject property. Several months after making the second payment of $100,000, Bullion contacted the landowner with whom the agreement was made, and informed them that due to an unacceptable level of risk related to physical employee security, as well as regional political instability in strategic areas of Chihuahua Mexico, Bullion had decided to discontinue option payments and cease exploration on the property.

     On April 1, 2011 Bullion executed a revised stock purchase agreement with certain shareholders of Dourave Canada holding approximately 81.37% of the outstanding capital shares of Dourave and executed separate purchase agreements (collectively and together with the revised stock purchase agreement described above, the “Purchase Agreements”) with the holders of all remaining outstanding capital shares of Dourave, resulting in Bullion owning 100% of the outstanding shares of Dourave Canada and by virtue of that ownership position, a 99.99% ownership stake in Dourave Brazil. The closing of the purchase of the shares under the Dourave Purchase Agreements was effective April 1, 2011. Bullion issued an aggregate of 5,000,000 shares of Bullion’s common stock and warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share and also assumed the obligation to issue up to 281,410 shares of Bullion’s common stock under outstanding warrants to purchase capital shares of Dourave at an exercise price equal to $4.78 per share as total consideration for all of the capital shares of Dourave acquired pursuant to the Purchase Agreements. The Purchase Agreements contain customary representations and warranties regarding Dourave Canada and its business and the selling shareholders’ ownership of the capital shares of Dourave Canada being sold to Bullion. The Purchase Agreements also contain customary covenants and indemnity obligations of the parties. The Purchase Agreements are dated as of February 7, 2011 as a result of Bullion’s offer made on such date to purchase the Dourave shares for an aggregate consideration equal to $3,220,000, which was based on the value as of such date of Bullion common stock and warrants to purchase Bullion common stock to be issued in consideration for the capital shares of Dourave, as set forth in the Purchase Agreements.

     In the acquisition, Bullion acquired six highly prospective properties controlled by Dourave. In addition Bullion retained, as employees, Sergio Aquino and Ruari McKnight who each have years of experience in the Brazilian mining industry. Bullion believes that the synergy created with the acquisition of Dourave will help it progress much faster in its goal to establish a self-funded natural resource company focused on exploring for and developing world class gold opportunities.

EnShale

     EnShale was established by Bullion to profit from the rising demand for liquid petroleum. In 2005, Bullion acquired previously-developed technology for the extraction of oil from oil shale.

     Combined with Bullion’s interest in oil shale extraction technology, in December 2005, Bullion leased mineral rights from the State of Utah on approximately 4,650 acres of state owned land in Eastern Utah (the “SITLA Oil Shale Leases”), which are presently held by EnShale. The leased parcels are designated by the State of Utah to have oil shale beds containing varying amounts of oil. Bullion’s total initial purchase price for the acreage, comprising five separate leases, was $9,669. Each lease is for a term of 10 years and requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties.

     EnShale engaged Utah Fabrication to design, develop and construct a demonstration plant to test EnShale’s proprietary technology it developed for the potential commercial production of oil from oil shale on an economically beneficial basis. Bullion has been funding EnShale through the demonstration plant and testing phases. In 2008, EnShale contracted with the Idaho National Laboratory, a Division of the U.S. Department of Energy for an engineering analysis to be done of EnShale’s oil shale extraction process utilizing ASPEN modeling. The results of the modeling indicated that EnShale’s process could be capable of producing oil from shale in an economically feasible manner.

     In June 2008, EnShale commenced construction on a pre-production demonstration plant to extract oil from oil shale using its oil shale processing technology. In June 2008, Bullion increased ownership to 80% of EnShale in exchange for all of its SITLA Oil Shale Leases. EnShale purchased a five acre parcel of industrial real property in Vernal, Utah that is strategically located for planned EnShale operations and has all required utilities readily available. Fabrication of EnShale’s testing and demonstration plant was completed in May of 2009 and transported to the EnShale industrial property located in Vernal, Utah.

     EnShale is presently in the process of reviewing funding options, including debt and equity financing, to take the plant to the commercial production phase if results from the demonstration plant show commercial viability of the process. Management believes that EnShale has accomplished a major breakthrough in the development of technology for the commercial processing and extraction of oil from oil shale.

     On August 23, 2011, EnShale was granted a patent (#US 8,002,972 B2) on its oil shale processing technology by the United States Patent and Trademark Office. EnShale has also applied for patents in the foreign countries of Australia, Canada, Brazil, Estonia, and China.

     EnShale completed an enclosure to contain the oil-shale demonstration plant allowing process and product testing to happen unimpeded by weather. Testing is currently ongoing and will continue at the EnShale plant until sufficient optimized data exists to complete an independent feasibility study focused on building a larger capacity commercial processing facility.

EnShale Ownership and Demonstration and Testing Plant Status

Research and Development Costs During the Last Two Fiscal Years

     Bullion expended $468,360 and $451,733 during the fiscal years ended April 30, 2011 and 2010, respectively, on research and development related to the process of extracting oil from oil shale.

Stock Ownership of EnShale, Inc.

Title of Class	Name of Beneficial Owner	Amount and Nature of	Percent of Class
		Beneficial Ownership
Common Stock	Bullion Monarch Mining, Inc. (1)	32,000,000	80.0%
Common Stock	R. Don Morris (2)	1,680,000	4.2%
Common Stock	James A. Morris (2)	400,000	1.0%
Common Stock	Robert D. Morris (2)	1,200,000	3.0%
Common Stock	Peter F. Passaro (2)	400,000	1.0%
Common Stock	Wayne E. Pearce (2)	1,400,000	3.5%
Common Stock	Rex L. Franson (2)	1,720,000	4.3%
Common Stock	Merrill C. Fisher (2)	1,200,000	3.0%
Total		40,000,000	100%

(1)

12,000,000 shares acquired in exchange for License Agreement acquired for $400,000 on January 10, 2006, or approximately $0.033 per share; and 20,000,000 shares acquired for the transfer of rights owned in its SITLA Oil Shale Leases on Utah State Institutional Trust Land in Eastern Utah’s Uintah County. Bullion acquired the five oil shale mineral leases exchanged for these shares from the State of Utah, on December 1, 2005, and transferred them to EnShale in June, 2008. The SITLA Oil Leases were acquired for an aggregate of $9,669, which was the required minimum bid. See the heading “Other Properties” below for additional information about these leases.

(2)	Acquired March 10, 2006, for services rendered of an aggregate value of $264,000 or approximately $0.033 per share.

EnShale Intellectual Property

     EnShale holds a U.S. Patent (#US 8,002,972 B2) on its oil shale processing technology and is working to obtain patent protection in international markets.

Competition

     Bullion competes with other companies for the acquisition of new mining exploration properties. Bullion has limited resources when compared with larger royalty, mining and exploration companies and most companies with which it competes have substantially greater resources, personnel and expertise. Bullion’s competitive position in this industry is not considered to be significant. However, the demand for precious metals is such that once a metal is produced it can be sold at an established market price which has made the exploration and production of such mineral resources, while highly speculative, highly lucrative.

     Some major competitors in the gold royalty business include: Royal Gold, Silver Wheaton and Franco Nevada. OSEC IDT Corp. and Red Leaf are small companies that compete with EnShale in the development and use of oil shale extraction technology. Exxon Mobil Corp., Chevron Corp. and Royal Dutch Shell are large companies that will be competitors in the extraction of oil from oil shale. Bullion’s competitive position in this industry is also not presently considered to be significant; however, that could change if EnShale’s oil shale extraction process currently being developed and tested proves to be economically and commercially viable.

Dependence on One or a Few Major Customers

     Bullion has no customers; however, most all of its current revenues received are derived from its 1% royalty interest on its Carlin Trend Royalty claim block and specifically the Leeville/East Ore Mine of Newmont USA Limited (“Newmont USA”) under an Agreement regarding the property dated May 10, 1979 (the “1979 Agreement”).

Regulations on the Business

     General Mining and Oil Shale Requirements. All of Bullion’s United States exploration activities and oil shale extraction operations, if its technology proves commercially viable, will be subject to various federal and state laws and regulations governing the protection of the environment, including the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. These laws and regulations are continually changing and are generally becoming more restrictive.

     General Mining and Oil Shale Environmental Requirements. Exploration and development operations in mining or oil shale extraction are subject to environmental regulations, which could result in additional costs and operational delays. All phases of Bullion’s planned operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not negatively affect Bullion’s projects. Bullion is currently subject to environmental regulations with respect to its properties.

     The Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by Bullion.

     At the state level, mining operations are also regulated by various regulatory bodies including environmental, safety and various permitting agencies. Mining operations are required to hold Nevada Reclamation Permits required under NRS Sections 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on Bullion’s financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

Employees

     Bullion currently has nine employees, seven of which are full-time employees. EnShale has four employees, two of which are full-time employees. Dourave Brazil has thirty employees, eight of which are full-time employees.

Properties

Real Properties and Facilities

     Industrial Property: On March 11, 2009, Bullion purchased an industrial parcel of real property in Vernal, Utah, which is strategically located for the planned EnShale operations and has all utilities readily available. This property is used for the oil shale demonstration and testing plant. Bullion purchased 5.01 acres at a total price of $140,000.

Royalty Properties

     Carlin Trend Royalty

     Leeville Mine: This property is located in Eureka County, Nevada, Sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East, Mount Diablo Meridian, Lynn Mining District and is accessed via improved paved roads. The property is currently being mined by Newmont USA, and Bullion receives a continuing 1% gross smelter return royalty. The Leeville claims are owned by Newmont USA, and Bullion retains a royalty interest. The total claim responsibility for these claims lies with Newmont USA.

     Bullion has claimed that this 1% royalty as defined in the May 10, 1979, Leeville/East Ore Mine Agreement also applies to an area of interest that contains the Sections and Townships listed below approximately encompassing the area eight (8) miles in a northerly direction, eight (8) miles in a southerly direction, eight (8) miles in an easterly direction and eight (8) miles in a westerly direction from Section 10, Township 35 North, Range 50 East, M.D.B. & M., Eureka County, Nevada. Bullion believes the following materially accurately describes this area of interest.

     Township 34 North, Range 49 East Sections 1-5, 8-17, and 20-24
     Township 35 North, Range 49 East Sections 1-5, 8-17, and 32-36
     Township 36 North, Range 49 East Sections 1-5, 8-17, 20-29 and 32-36
     Township 37 North, Range 49 East Sections 32-36
     Township 34 North, Range 50 East Sections 1-24
     Township 35 North, Range 50 East Sections All
     Township 36 North, Range 50 East Sections All
     Township 37 North, Range 50 East Sections 31-36
     Township 34 North, Range 51 East Sections 3-10 and 15-22
     Township 35 North, Range 51 East Sections 3-10, 15-22 and 27-34
     Township 36 North, Range 51 East Sections 3-10, 15-22 and 27-34
     Township 37 North, Range 51 East Sections 31-34

     East Ore Body Mine: This property is located in Eureka County, Nevada, Sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East, Mount Diablo Meridian, Lynn Mining District and is accessed via improved paved roads. The property is currently being mined by Newmont USA, and Bullion is receiving a continuing 1% gross smelter return royalty. The East Ore Body Mine claims are owned by Newmont USA, and Bullion retains a royalty interest. The total claim responsibility for these claims lies with Newmont USA. Bullion has claimed that this 1% royalty as defined in the May 10, 1979 Leeville/East Ore Mine Agreement also applies to an area of interest that contains the Sections and Townships listed below approximately encompassing the area eight (8) miles in a northerly direction, eight (8) miles in a southerly direction, eight (8) miles in an easterly direction and eight (8) miles in a westerly direction from Section 10, Township 35 North, Range 50 East, M.D.B. & M., Eureka County, Nevada. Bullion believes the following materially accurately describes this area of interest.

     Township 34 North, Range 49 East Sections 1-5, 8-17, and 20-24
     Township 35 North, Range 49 East Sections 1-5, 8-17, and 32-36
     Township 36 North, Range 49 East Sections 1-5, 8-17, 20-29 and 32-36
     Township 37 North, Range 49 East Sections 32-36
     Township 34 North, Range 50 East Sections 1-24
     Township 35 North, Range 50 East Sections All
     Township 36 North, Range 50 East Sections All
     Township 37 North, Range 50 East Sections 31-36
     Township 34 North, Range 51 East Sections 3-10 and 15-22
     Township 35 North, Range 51 East Sections 3-10, 15-22 and 27-34
     Township 36 North, Range 51 East Sections 3-10, 15-22 and 27-34
     Township 37 North, Range 51 East Sections 31-34

     The following map reflects the location of Leeville Mine and East Ore Body Mine within the Carlin Trend.

East ore body and Leeville

Eastern Nevada/North Area
1 Mile
2 Kilometers
NORTH
Numbers indicate land sections
Bootstrap Pit
Saddle Pit
Tara Pit
Barrick Miekle Mine
Barrick Post/Betze Pit
NMC Deep Post Underground
North Star Pit
Deep Star Underground
Bobcat Pit
Blue Star Genesis Pit
Sold Pit
Beast Pit
Leeville Underground
Lantern Pit
North of West Pit
Carlin UG
Carlin Pit
Pete Pit
Bullion Monarch Mining Sections:
1
2
10
11
12

     North Pipeline: This property is located in Lander County, Nevada, Township 29 North, Range 47 East, Mount Diablo Meridian, Section 9, more particularly described as the E ½; E ½ of the NW ¼ of Section 9, Township 29, Range 47, and is accessed via improved paved roads. Bullion has a royalty agreement with Nevada Rae Gold, Inc. on its North Pipeline property, pursuant to a contract entered into in September 2003 for the mining rights of the surface gravel. The contract calls for a guaranteed annual advanced royalty of $20,000 minimum per year. The production royalty is $0.50 per yard of ore processed or 4% of net profits, whichever is greater. Bullion has retained all rights to the hard rock minerals in the North Pipeline Property. North Pipeline is a real property interest and not a mining claim of any kind, patented or unpatented. Bullion purchased this property according to the laws of the State of Nevada. Bullion holds the surface and underground mineral rights to this real property, and pay annual taxes to Lander County, Nevada, presently in the amount of approximately $258.

     Maggie Creek: This property is located in Eureka County, Nevada, seven miles north of Carlin, Nevada on unpatented claims located in sections 12 and 14, township 33 North, Range 51 East, Mount Diablo Meridian, Lynn Mining District. This property is accessed via improved paved roads. This property is not currently in operation. Bullion’s interest in this property is future three-percent (3%) royalty income from operations performed by others mining this property. Since Bullion has only a royalty interest in this property, it does not have the right to conduct mining operations. The total claim responsibility for these claims lies with Newmont USA.

     Golden Ibex Property: This property consists of 13 patented mining claims located approximately 10 miles west of Sumpter and 40 miles southeast of Baker City in Southeastern Oregon, in the heart of the Blue Mountain Gold belt, which has been long known for precious metal production. Bullion currently owns a 1% NSR royalty interest and a 2.4% equity position in Golden Ibex, Inc. Golden Ibex has committed $500,000 to exploration in the first year. Bullion is not currently collecting any royalties on the Golden Ibex Property.

     The following is a map of Nevada reflecting the location of the Leeville Mine, East Ore Body Mine, North Pipeline property and Maggie Creek property locations.

     The following map reflects the locations of the Leeville Mine, East Ore Mine, North Pipeline property and Maggie Creek property in Central Nevada.

Exploration Properties

     Bom Jesus: The Bom Jesus Project covers 9,150 hectares and includes 262 PLG’s (prospectors’ leases) and 2 overlying exploration leases. The exploration leases are both from 2008: DNPM# 850.652 is registered to Solange Moreira de Aguilar; and DNPM # 850.653 is 5,217.8 hectares and registered to Valmir Clamaco de Aguilar (Valmir). Operating license permit #4353/2010 for DNPM # 850.653 is in force and valid until May 23, 2013. Bullion holds the rights to the Bom Jesus Project through its wholly owned subsidiary Dourave Canada, which in turn owns 99.99% of the shares of Dourave Brazil. This 9,150 hectares gold project lies within the Tapajós gold province, which encompasses an area of about 100,000 km2 in southwest Para region of Brazil. It is accessible by air or river transportation year round.

     As with many properties in the Tapajós Region, the Bom Jesus Project is serviced primarily by air by single-engine airplane with a flight time of 1 hour 40 minutes from Itaituba. Bom Jesus can also be serviced by unimproved, dirt road 30 minutes from the town of Novo Progresso (on the BR163 Santarem-Cuiaba Highway). The airstrip at the Bom Jesus Project is in good condition. The runway has been recently graded by heavy machinery and requires little or no work beyond grading after heavy rains.

     Dourave Brazil has entered into a lease/purchase & sale agreement dated September 24, 2007 with the registered owners of the Bom Jesus Project. Under the terms of the lease/purchase agreement, rights of exploration of the mining area (called a garimpo) are ceded to Dourave. In exchange, Dourave initially agreed to lease payments of $5,000 per month. Dourave and the registered owners amended the terms of the lease/purchase agreement to provide for the lease payments to be paid on the closing of the purchase of the property by Dourave.

     If Bullion discovers an “exploitable resource” on the property and commences to “exploit its resources”, the vendors shall transfer the relevant property to Bullion upon receipt from Bullion of $7 million, to be paid as follows:

a.	$1 million upon the submission of an feasibility study to the Departamento Nacional de Prodacao Mineral (“DNPM”);

b.	$1 million upon the approval of the feasibility study by the DNPM;

c.	$1 million within ten days following publication of a mining concession on the Bom Jesus or Bom Jardim property by the regulatory authorities in the Brazilian Government Official Daily Gazette;

d.	$1 million within ten days following issuance of an environmental permit by the appropriate licensing authority;

e.	$1 million within 180 days following the payment described in item (c) above;

f.	$1 million within 60 days following the payment described in item (d) above; and

g.	$1 million within 60 days following the payment described in item (e) above.

     The Bom Jesus Project is situated about 120 meters above sea level. Locally the elevation is somewhat rolling, forming hills and valleys. There are some ridges of land on the Bom Jesus Project which are up to 50 meters above the surrounding drainages. The vegetation is composed of dense forest, with localized areas occupied by farmers and the timber industry. In the case of the Bom Jesus Project, there is little activity in the surrounding areas and the garimpo is essentially isolated from outside interference. The property lies within the Amazon basin and vegetation is typical of that found in a tropical jungle environment. The principal areas not covered by jungle have been worked by the small-scale, self-employed local miners known as garimpeiros, and the drainages are filled by either tailings or swamps, although there is some cleared land used for the cultivation of crops. The lowest parts of these workings are now flooded. There is much drainage.

     Bom Jesus - General Location Map

     The relatively flat topography could adequately site a plant and tailings and waste impoundments. The Tapajós Province is situated in Central Amazon and is a part of the large Amazon Craton. In the North, it is bounded by the Amazon Basin near the town of Itaituba, and in the South by the Cachimbo Graben. The main rock units of the Province are attributed to events that took place during the Archaean, Proterozoic, and Phanerozoic. Tropical latosoils are developed over most areas at Cuiú, with thicker development on plateaus. The latosoil is 2 to 5 meters thick, brick red to ochre in color, and usually displays a well-developed “stone line” or ferricrete horizon, several meters below surface, just above the transition to saprolite.

     Dourave has completed its initial phase of exploration on the Bom Jesus property, which included: geochemical and geophysical exploration and a 2212.05 meter diamond drilling program spread over various drilling locations on the property. Its focus was to determine the source of coincident geochemical, geophysical and geological anomalies and the potential for an economic gold and polymetallic resource. Bullion began an additional stream sediment sampling program on the Bom Jesus Project in November 2010. Early rock and channel sampling returned bonanza grades. Highlights from vein samples include:

Sampling Location	Gold (g/t)	Silver (g/t)
BJ-R-05	128	18
BJ-R-10	1.97
BJ-R-13	424	33
BJ-R-23	2.42	12
BJ-R-28	2.16
BJ-R-32	1.36
BJ-R-38	387	47
BJ-R-47	41.3	11
BJ-R-51	2.20
BJ-R-2 (over 0.3m)	83.9	12

     Analytical and geochemical results from a recent stream sediment sampling program exceeded expectations and established a large anomaly to the west and southwest of previous exploration efforts. Traditionally any values between 50 and 100 ppb gold would be considered anomalous. Several results were returned with over 3000 ppb gold (3 grams of gold per ton), the highest being over 20,000 ppb gold (20 grams of gold per ton).The presence of significant gold-in-soil anomalies verified by recent stream sediment survey results at the Bom Jesus Project has extended the existing gold anomaly to over six km.

     The figure below provides an overview of the results of the stream sediment survey:

     In order to cover both the central gold and base metal prospective drill targets within the Bom Jesus Project’s mineralized system, as well as the nearby geophysical targets indicated in the previous aeromagnetic surveys, an IP geophysical survey was designed to cover the known targets highlighted in previous surveys.

     All diamond drill holes in the 2010 drilling campaign intersected pervasive pottassic alteration with multiple zones of sericitic, propylitic alteration with varying degrees of disseminated sulphides. The presence of this alteration indicates that the Bom Jesus Project area is within a large alteration system.

     The figure below is a map of the Bom Jesus drill hole locations.

     Best results were returned from holes FBJ-15 & FBJ-16 with multiple lower grade intersections encountered in holes FBJ-09, FBJ-11 & FBJ-13. As per the previous drilling program anomalous gold values are often associated with anomalous varying degrees of Ag, Cu, Pb and Zn. Preliminary data suggests that the Bom Jesus Project is within a large, pervasive alteration system with up to 5 different phases of alteration. Current studies utilizing thin and polished sections will help define which of these alteration phases is related to gold and base metal mineralization and the subsequent exploration program will be adapted accordingly. Samples have been taken both from surface outcrops and diamond drilling core to allow the preparation of a three-dimensional model of the alteration and mineralization system.

     The figure below shows Bom Jesus Drill Holes FBJ 09, 11, 13, 15 and 16.

     The history of mining on the Bom Jesus Project from near surface deposits shows the potential profitability from near surface exploration on the surrounding grounds. The impressive high grade surface samples recently discovered to the southwest gives reason to believe that near- surface high-grade structures may be found in the vicinity.

     EnShale Oil Shale Property: EnShale has five SITLA Oil Shale Leases. These leases contain oil shale of the Eocene Green River Formation of the Uinta Basin (Basin) of eastern Utah. Of particular interest within the Green River Formation is the Mahogany Zone which has been widely studied and assayed extensively throughout the Basin by USGS and others. The Mahogany Zone is the most widely distributed and easily recognized oil shale zone in the Uinta Basin and is the target for most oil shale development projects in the Basin with average thickness of 100 feet and average oil yield from 20-25 gallons-per-ton (GPT). A table is provided below of these five mineral leases, with latitude and longitude coordinates for each and claim description information.

     ML50142: The property covered under this mineral lease is located in Uinta County, Utah, T8S, R25E, SLB&M and is 1,278.04 acres. Access to this location is via a dirt road. The lease was purchased on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50145: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 866.47 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50146: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 1442.01 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50147: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R25E, SLB&M and is 200.9 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     ML50148: The property covered under this mineral lease is located in Uinta County, Utah, T11S, R25E, SLB&M and is 863.4 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. The lease also requires a production royalty on the basis of 5% of the market price of the products produced from the leased properties. In no event will the production royalty be less than $1.00 per barrel of produced oil. On December 1, 2010, the royalty may, at the option of the lessor, be increased at the rate of up to 1% per annum. The maximum royalty rate shall not exceed 12.5% per annum. No operations have commenced within the area covered by this lease.

     The table below shows latitude and longitude coordinates for EnShale’s SITLA Oil Shale Leases.

Mineral Lease			Latitude		Longitude
No.	Description/Township/Range	Point	Deg	Min	Deg	Min	Source

ML 50142	T8S, R25E, SLB&M Section 2
	Lots 1, 2, 3, and 4 ”Coyote Basin”	NW Corner	N 40	9.517	W 109	4.659	County GIS
	S ½ N ½	NE Corner	N 40	9.517	W 109	3.525	County GIS
	S ½ All	SE Corner	N 40	8.653	W 109	3.525	County GIS
		SW Corner	N 40	8.653	W 109	4.659	County GIS

Section 16	All ”Walsh Knolls”	NW Corner	N 40	7.784	W 109	6.933	County GIS
		NE Corner	N 40	7.784	W 109	5.799	County GIS
		SE Corner	N 40	6.913	W 109	5.799	County GIS
		SW Corner	N 40	6.913	W 109	6.933	County GIS

ML 50145	T9S, R24E, SLB&M Section 2
	S ½ NE ¼ ”Little Bonanza”	NW Corner	N 40	4.308	W 109	11.45	County GIS
	SE ¼ NW ¼	NE Corner	N 40	4.308	W 109	10.33	County GIS
	SW ¼ SW ¼	SE Corner	N 40	3.45	W 109	10.33	County GIS
	Lots 1, 2, 3, 4, 5, 6, 7, 8, 9. 10, 11
	and 12	SW Corner	N 40	3.45	W 109	11.45	County GIS

Section 16	N ½ N ½ ”Coyote Wash”	NW Corner	N 40	2.588	W 109	13.71	County GIS
	SE ¼ NW ¼	NE Corner	N 40	2.588	W 109	0	County GIS
	S ½ SW ¼	Center	N 40	2.15	W 109	13.14	County GIS
		SW Corner	N 40	1.714	W 109	13.71	County GIS

ML 50146	T9S, R24E, SLB&M Section 23
	Lots 4, 7, 8, 9, 11 ”Bonanza West”
	SW ¼ SE ¼	SE Corner	N 40	0.842	W 109	10.32	County GIS
	Lots 1, 2, 3, 4, 5, 6, 7, 9, 10

Section 24	”Bonanza East”	SE Corner	N 40	0.841	W 109	9.185	County GIS
	N ½ SE ¼	SW Corner	N 40	0.843	W 109	10.32	County GIS
	NW Corner of SITLA Land	Other	N 40	1.263	W 109	10.04	County GIS

	NW ¼ SW ¼ ”Wagon Hound
Section 25	North”	NW Corner	N 40	0.843	W 109	10.32	County GIS
	S ½ S ½	NE Corner	N 40	0.843	W 109	9.192	County GIS
	Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11,
	12	SE Corner	N 39	59.98	W 109	9.192	County GIS
		SW Corner	N 39	59.98	W 109	10.32	County GIS

Section 36	N ½ ”Wagon Hound South”	NW Corner	N 39	59.98	W 109	10.32	County GIS
	SW ¼ SW ¼	NE Corner	N 39	59.98	W 109	9.191	County GIS
	N ½ SE ¼	SE Corner	N 39	59.11	W 109	9.191	County GIS
		SW Corner	N 39	59.11	W 109	10.32	County GIS

ML 50147	T9S, R25E, SLB&M Section 36
	All ”Weaver Ridge”	NW Corner	N 39	54.75	W 109	3.543	County GIS
		NE Corner	N 39	54.75	W 109	3.035	County GIS
		SE Corner	N 39	53.88	W 109	3.035	County GIS
		SW Corner	N 39	53.88	W 109	3.543	County GIS

ML 50148	T11S, R25E, SLB&M Section 36
	All ”Dragon”	NW Corner	N 39	49.54	W 109	4.587	County GIS
		NE Corner	N 39	49.54	W 109	3.055	County GIS
		SE Corner	N 39	48.68	W 109	3.055	County GIS
	East Border at South Dropoff		N 39	49.08	W 109	3.05	GPS
	East Border at Fence		N 39	49.15	W 109	3.05	GPS
		SW Corner	N 39	48.68	W 109	4.587	County GIS
		Metal Post	N 39	49.28	W 109	3.74	GPS

     The following map reflects the location of the EnShale leases in Uintah County, Utah.

Legal Proceedings

     Bullion filed Bullion Monarch Mining, Inc. v. Newmont USA Limited (Case No. 3:08-cv-00227-ECR-VPC) in the United States District Court, District of Nevada (Reno) on April 28, 2008. The case concerns whether Newmont USA is required to pay Bullion, in addition to the underlying one percent (1.0%) gross smelter return royalty on the core property (which is not in dispute), a one percent (1.0%) gross smelter return royalty on any mineral properties within the “area of interest” defined in the 1979 Agreement. On September 16, 2010, the Court granted Newmont USA’s Motion for Summary Judgment on the issue of laches and did not reach the merits of Newmont USA’s remaining Motions for Summary Judgment. The Court also denied Bullion’s Motion for Summary Judgment. On or about September 23, 2010, Bullion filed a Motion to Reconsider, which was denied on or about January 25, 2011. On October 14, 2010, Bullion filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit as to whether the District Court erred in applying the doctrine of laches. Bullion’s and Newmont USA’s opening briefs have been filed and oral arguments have been scheduled for May 16, 2012. Bullion anticipates it will be several months before the Ninth Circuit Court of Appeals decides the matter. Given the status of the litigation, Bullion is unable to determine the outcome of the case and intends to continue to prosecute the case in its best interest.

     Bullion filed Bullion Monarch Mining, Inc. v. Barrick Goldstrike Mines, Inc. (Case No. 3:09-cv-00612-ECR-VPC) in the United States District Court, District of Nevada (Reno) on April 28, 2008. The case concerns whether Barrick Goldstrike Mines, Inc. (“Barrick”) is required to pay Bullion, a one percent (1%) gross smelter return royalty on any mineral properties within the “area of interest” defined in the 1979 Agreement. On or about February 7, 2011 the Court granted Barrick’s August 6, 2010 Motion for Summary Judgment finding that the royalty violated the Rule Against Perpetuities and was thus void. The Court did not address the merits of Barrick’s remaining Summary Judgment Motion, but did deny Bullion’s Motion for Summary Judgment. On February 25, 2011 Bullion filed its Notice of Appeal with the United States Court of Appeals for the Ninth Circuit as to whether the District Court erred in its application of the Rule Against Perpetuities. Bullion’s and Barrick’s opening briefs have been filed and oral arguments have been scheduled for May 16, 2012. Given the status of the litigation, Bullion is unable to determine the outcome of the case and intends to continue to prosecute the case in its best interest.

MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Information

     Effective December 31, 2011, Eurasian adopted a December 31 fiscal year end. Bullion operates on fiscal calendar system which divides the year into four quarters and each quarter is comprised of three full calendar months. For every year, Bullion’s first quarter ends on July 31, the second quarter ends on October 31, the third quarter ends on January 31 and the fourth quarter and fiscal year ends on April 30.

     Eurasian common stock is traded on the TSX-V under the trading symbol “EMX” and on the NYSE Amex under the symbol “EMXX.” Applications to list the Eurasian common shares to be issued pursuant to the merger will be filed with the TSX-V and NYSE Amex. Bullion common stock is traded on the OTCQB under the trading symbol “BULM.”

     The table below sets forth the high and low sale prices of Eurasian common shares and Bullion common stock for each of the five most recent full calendar years, for the calendar quarters indicated and for six most recent full calendar months as reported on the OTCQB (in U.S. dollars) and on the TSX-V (in Canadian dollars) and NYSE Amex (in U.S. dollars).

	Eurasian Common Shares TSX-V (NYSE Amex)		Bullion Common Stock OTCQB
	High	Low	High	Low
Annual Period
2011	$3.88	$1.66	$1.95	$0.57
2010	3.48	1.67	2.00	0.50
2009	2.80	0.85	0.97	0.10
2008	2.49	0.51	0.95	0.13
2007 (1)	2.50	1.25	0.25	0.11
Last Ten Quarters
2012 Q1 (through March 12, 2012)	2.75	2.15	1.14	0.61
2011 Q4	2.50	1.66	0.964	0.57
2011 Q3	2.86	2.16	1.47	0.90
2011 Q2	3.60	2.27	1.70	0.89
2011 Q1	3.88	2.87	1.95	0.90
2010 Q4	3.48	2.18	2.00	0.78
2010 Q3	2.87	1.68	0.85	0.56
2010 Q2	2.50	1.90	0.82	0.64
2010 Q1	2.31	1.67	0.81	0.50
2009Q4	2.80	1.25	0.97	0.58
Last Six Months
February 2012	2.75 (2.88)	2.46 (2.49)	1.14	0.62
January 2012 (2)	2.60 (2.54)	2.15 (2.117)	0.85	0.61
December 2011	2.25	1.81	0.95	0.57
November 2011	2.50	2.07	0.94	0.79
October 2011	2.38	1.66	0.964	0.70
September 2011	2.86	2.16	1.30	0.90

(1)	Bullion began trading on the OTCQB on December 27, 2007.
(2)	Eurasian began trading on the NYSE Amex on January 30, 2012.

     The following table sets forth the high, low and closing sale prices per share of Eurasian common stock as reported on the NYSE Amex and Bullion common stock as reported on the OTCQB on February 7, 2012, the last trading day before the public announcement of the merger agreement, and on March 12, 2012, the last full trading day for which closing prices were available at the time of the printing of this document. The equivalent per share value reflects the value of the Eurasian common stock that Bullion shareholders would receive for each share of their Bullion common stock if the merger was completed on those dates, and equals the exchange ratio of 0.45 multiplied by the closing price on the NYSE Amex of one share of Eurasian common stock on such date plus $0.11.

	Eurasian Common Shares			Bullion Common Stock			Bullion Pro Forma
	High	Low	Close	High	Low	Close	High	Low	Close
February 7, 2012	$2.66	$2.55	$2.60	$0.80	$0.71	$0.80	$1.31	$1.26	$1.28
March 12, 2012	2.63	2.55	2.58	1.13	1.10	1.13	1.29	1.26	1.27

     Past price performance is not necessarily indicative of likely future performance. Because market prices of Eurasian and Bullion common stock will fluctuate between the date of the proxy statement/prospectus and the date of the special meeting of Bullion shareholders, you are urged to obtain current market prices for shares of Eurasian and Bullion common stock before you vote your Bullion shares.

     Neither Eurasian nor Bullion has ever declared or paid cash dividends on its common stock, and neither company expects to pay such dividends for the foreseeable future, including, in the case of Eurasian, following the completion of the merger. Any future determination to pay dividends will be at the discretion of the companies’ boards of directors and will be dependent upon then-existing conditions, including their financial condition and results of operations, contractual restrictions, business prospects and other factors that each company’s board of directors considers relevant.

Number of Holders of Common Stock and Number of Shares Outstanding

     As of March 12, 2012, there were 88 shareholders of record of Eurasian common stock who held an aggregate of 53,095,200 shares of Eurasian common stock.

     As of March 12, 2012, there were 297 shareholders of record of Bullion common stock who held an aggregate of 39,360,518 shares of Bullion common stock.

SELECTED HISTORICAL FINANCIAL DATA OF EURASIAN

Summary Historical Financial Data of Eurasian

     The following tables summarize Eurasian’s financial data. The statements of operations data for the six months ended September 30, 2010 and 2011 and the balance sheet data as of September 30, 2010 and 2011 are derived from Eurasian’s unaudited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended March 31, 2009, 2010 and 2011 and the balance sheet data as of March 31, 2010 and 2011 are derived from Eurasian’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended March 31, 2007 and 2008 and the balance sheet data as of March 31, 2007, 2008 and 2009 are derived from Eurasian’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

	As of March 31,					As of September 30,(1)
Balance Sheet Data (Canadian dollars)	2007	2008	2009	2010	2011	2010	2011
						(unaudited)	(unaudited)
Balance sheet data (Canadian GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171	$25,492,477	$54,402,673
Deferred tax liabilities	$-	$-	$-	$(3,131,547)	$(2,534,458)	$-	$-
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513	$24,260,075	$52,349,533
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770	$38,526,584	$76,634,265
Cash dividends per common share	$-	$-	$-	$-	$-	$-	$-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629	37,289,605	51,716,620

Balance sheet data (U.S. GAAP)
Total assets	$13,990,764	$13,067,221	$14,194,290	$25,688,242	$60,638,171
Deferred tax liabilities	$-	$-	$-	$(3,131,547)	$(2,534,458)
Net assets	$13,401,024	$12,233,409	$13,158,673	$21,455,790	$56,501,513
Capital stock	$13,061,388	$17,365,197	$20,673,712	$31,984,129	$75,058,770
Cash dividends per common share	$-	$-	$-	$-	$-
Number of shares outstanding	23,051,848	26,472,280	28,515,645	34,265,822	50,961,629

	For the year ended March 31,					For the six-month period ended September 30,(1)
Statement of Operations Data (Canadian dollars)	2007	2008	2009	2010	2011	2010	2011
						(unaudited)	(unaudited)
Statement of operations data (Canadian GAAP)
Operating revenue	$-	$-	$-	$-	$-	$-	$-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)	$(4,070,244)	$(6,482,367)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)	$(4,070,244)	$(6,482,367)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)	$(4,181,798)	$(6,482,367)
Net income (loss) from operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)	$(4,181,798)	$(6,482,367)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)	$(0.12)	$(0.13)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)	$(0.12)	$(0.13)

Statement of operations data (U.S. GAAP)
Operating revenue	$-	$-	$-	$-	$-
Income (loss) from operations	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Income (loss) from continuing operations	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,980,534)	$(10,184,843)
Net (loss) income	$7,430,968	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from operations per share	$7,434,865	$(6,440,719)	$(2,996,202)	$(4,710,114)	$(9,541,528)
Net income (loss) from continuing operations per share	$0.33	$(0.26)	$(0.11)	$(0.16)	$(0.24)
Basic and diluted (loss) gain per common share	$0.32	$(0.26)	$(0.11)	$(0.16)	$(0.24)

(1)	Presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which may differ in significant respects from both Canadian GAAP and U.S. GAAP.

EURASIAN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     You should read the following discussion and analysis of Eurasian’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Eurasian’s plans, estimates and beliefs. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Company Overview

     Eurasian is a Vancouver-based mineral exploration company engaged in the acquisition and exploration of precious and base metals properties. Eurasian conducts exploration on properties located primarily in Turkey, Haiti, the Kyrgyz Republic, Europe, Southwest United States, and the Asia Pacific region. Eurasian Capital, the royalty and merchant banking division of Eurasian, focuses on building a portfolio of revenue-generating royalties to complement Eurasian’s prospect generation business model. Eurasian is a reporting issuer in British Columbia and Alberta, and trades on the TSX-V as a Tier 1 issuer under the symbol EMX and on the NYSE Amex under the symbol “EMXX.”

     Eurasian has interests in, directly and through joint ventures and royalties, over 140 properties globally. As a measure of Eurasian’s successful execution of the prospect generation business model, more than 70 of these properties are funded wholly, or with substantial contributions, from partner companies. As properties in the current portfolio are advanced, Eurasian continues to evaluate new early stage opportunities worldwide to fill the exploration pipeline.

Results of Operations

Comparison of Six Months Ended September 30, 2011 and September 30, 2010

     The net loss for the six months ended September 30, 2011 was Cdn. $6,482,367 compared to Cdn. $4,181,798 for the prior year’s comparative period. This loss was made up of Cdn. $2,998,418 in net exploration expenditures, Cdn. $3,739,759 in general and administrative expenses, and other income totaling Cdn. $255,810. Some of the factors of note when comparing the six-month period ended September 30, 2011 to the prior year’s comparative six-month period are as follows:

  net exploration expenditures increased by Cdn. $1,538,806 primarily due to new and increased activities in Sweden, Asia Pacific, and the United States;

  salaries and consulting fees increased by Cdn. $222,261 to Cdn. $838,450 due to increased corporate staff levels and consulting costs associated with Eurasian’s strategic business development and due diligence on new business opportunities;

  professional fees increased by Cdn. $100,849 to Cdn. $317,739 due to increased legal due diligence costs pertaining to Eurasian’s business development;

  Eurasian had a foreign exchange gain of Cdn. $286,614 compared to a loss of Cdn. $11,587 in the prior comparative period, as its U.S. denominated currency benefited from the strengthening of the U.S. dollar in the period; and

  Eurasian earned Cdn. $245,586 in interest income compared to Cdn. $66,751 in the prior comparative period due the significantly larger interest earning treasury.

Comparison of Three Months Ended September 30, 2011 and September 30, 2010

     The net loss for the quarter ended September 30, 2011 was Cdn. $4,257,189 compared to Cdn. $1,706,861 for the prior year’s comparative quarter. This loss was made up of Cdn. $1,622,776 in net exploration expenditures, Cdn. $2,744,186 in general and administrative expenses, and other income totaling Cdn. $109,773. Some of the factors of note when comparing the current quarter to the prior year’s comparative quarter are as follows:

  net exploration expenditures increased by Cdn. $1,140,712 primarily due to new and increased activities in Sweden, Asia Pacific, and the United States;

  share-based compensation increased by Cdn. $1,097,368 as Eurasian’s annual global stock option grant occurred in the quarter, whereas the prior year’s annual global stock option grant occurred in the quarter ended June 30, 2010;

  salaries and consulting fees increased by Cdn. $384,233 to Cdn. $517,316 due to increased corporate staff levels and consulting costs associated with Eurasian’s strategic business development and due diligence on new business opportunities; and

  Eurasian had a foreign exchange gain of Cdn. $208,415 compared to a loss of Cdn. $19,784 in the prior comparative quarter, as its U.S. denominated currency benefited from the strengthening of the U.S. dollar in the quarter.

Year Ended March 31, 2011 Compared to the Year Ended March 31, 2010

     The net loss for the year ended March 31, 2011 increased by Cdn. $4,831,414 to Cdn. $9,541,528 (2010 - $4,710,114). This loss was made up of Cdn. $4,755,768 in net exploration expenditures, Cdn. $5,944,149 in general and administrative expenses, a credit of other items totaling Cdn. $515,074, and Cdn. $643,315 in income tax recovery. Some of the factors contributing to the increase in net loss are as follows:

  net exploration expenditures increased by Cdn. $2,160,728 mainly due to increased activities in Sweden, Asia Pacific, and a full year of expenditures from Eurasian’s North American wholly owned subsidiary, BCE which was acquired in January 2010;

  consulting fees increased by Cdn. $573,919 due to the additional consulting costs incurred on Eurasian’s strategic business development plans and the addition of senior management personnel during the year;

  professional fees increased by Cdn. $257,391 and can be attributed to an increase in audit, legal and tax costs due to Eurasian’s expanding business activity, and due diligence on proposed acquisitions and strategic partnerships;

  stock based compensation expense increased from Cdn. $479,437 to Cdn. $2,819,284. There were a larger number of options being granted in the current year at higher prices which increased the fair value amount calculated for the options granted. Additionally, Eurasian common shares were granted for discretionary bonuses to officers, directors, employees, and consultants as part of Eurasian’s compensation plan;

  Eurasian had a Cdn. $1,074,394 gain during the year on the sale of some of its marketable securities, while a gain of Cdn. $625,961 was incurred in the prior year. The marketable securities appreciated from the cost incurred at the time Eurasian acquired them as strategic investments or as option payments on properties it held;

  Eurasian incurred a Cdn. $278,380 write-off of mineral property costs associated with the Akoguz license in the Kyrgyz Republic in the previous year while no write-offs occurred in the current year;

  Eurasian recorded a loss on dilution of investment of Cdn. $142,400 in the current year relating to the earn- in by Eurasian’s joint venture partner Chesser Resources of 51% of the Sisorta project in Turkey; and

  an income tax recovery of Cdn. $643,315 was generated by the loss in the United States and Sweden this year as Eurasian recognized the future benefit of the losses generated from exploration in the United States and Sweden. Eurasian incurred future income tax liabilities when in originally acquired the United States and Swedish wholly owned subsidiaries.

Year Ended March 31, 2010 Compared to the Year Ended March 31, 2009

     Eurasian recorded a loss of Cdn. $4,710,114 for the year ended March 31, 2010 (2009 – Cdn. $2,996,202). Some of the factors contributing to the Cdn. $1,984,330 increase in loss are:

  general and administrative expenses were Cdn. $2,417,029 compared to Cdn. $1,617,833. Stock based compensation increased from Cdn. $284,491 to Cdn. $479,437 due to a larger number of options being granted in the year ended December 31, 2010 and the increased grant price of the options which results in a higher fair value attributed to the options;

  consulting fees increased by Cdn. $296,158 due to the additional consulting costs incurred on strategic business development plans, including the investment by the International Finance Corporation, the member of the World Bank Group focused on private sector investments in developing countries;

  the weakened U.S. dollar negatively affected Eurasian’s foreign currency holdings valuation and its U.S. currency based accounts receivable was also negatively affected, hence the year ended March 31, 2010 saw a foreign exchange loss of Cdn. $522,167 compared to a gain of Cdn. $310,611 in the prior comparative year;

  Eurasian had a Cdn. $625,961 gain during year ended March 31, 2010 on the sale of some of its marketable securities, while a smaller gain of Cdn. $136,865 was incurred in the prior comparative year;

  interest income decreased by Cdn. $232,157 due in part to the decrease in interest rates paid by financial institutions and partly due to the decreasing amount of cash available for investment during the first ten months of the year; and

  Eurasian incurred a Cdn. $278,380 write-off of mineral property costs associated with the Akoguz license in the Kyrgyz Republic. There were no write-offs in the prior year.

Financial Condition, Liquidity and Capital Resources

     Eurasian’s working capital position at September 30, 2011 was Cdn. $42,816,239 compared with Cdn. $48,147,943 at March 31, 2011. The decrease in working capital of Cdn. $5,331,704 from March 31, 2011 was due primarily to its loss from operations and purchase of equity investments, offset by funds received on exercise of stock options and interest income earned. In management’s opinion, Eurasian currently has sufficient working capital to fund its proposed exploration programs and administrative expenditures through and beyond the next twelve months. Presently, Eurasian has no revenues and obtains its cash requirements through the issuance of shares, its joint venture partners, attracting additional joint venture partners and the sale of available investments and marketable securities in order to finance further property acquisitions and to explore and develop its mineral properties.

Off-Balance Sheet Arrangements

     Eurasian has no off-balance sheet arrangements.

Critical Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting policies requires management of Eurasian to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on past experience, industry trends and known commitments and events. By their nature, these estimates are subject to measurement uncertainty and the effects on the financial statements of changes in such estimates in future periods could be significant. Actual results will likely differ from those estimates.

Carrying value of mineral interests

     Eurasion has capitalized the cost of acquiring mineral interests and on-going exploration and maintenance costs. Capitalized property costs are expensed in the period in which Eurasian determines that the mineral interests have no future economic value. Capitalized property costs may also be written down if future cash flow, including potential sales proceeds and option payments, related to the property are estimated to be less than the carrying value of the property. Eurasian reviews the carrying value of its mineral properties periodically, and whenever events or changes in circumstances indicate the carrying value may not be recoverable, reductions in the carrying value of each property would be recorded to the extent that the carrying value of the investment exceeds the property’s estimated fair value. Such events of changes in circumstances involve changes in political risk, economic risk, commodity prices, exchange rates, and interest rates among others.

Stock-based compensation

     Eurasian uses the Black-Scholes option pricing model to calculate the fair value of stock options and compensatory warrants granted. This model is subject to various assumptions. The assumptions Eurasian makes will likely change from time to time. At the time the fair value is determined, the methodology Eurasian uses is based on historical information, as well as anticipated future events. The assumptions with the greatest impact on fair value are those for estimated stock volatility and for the expected life of the instrument.

Deferred income taxes

     Eurasian accounts for tax consequences of the differences in the carrying amounts of assets and liabilities and their tax bases using tax rates expected to apply when these temporary differences are expected to be settled. When the future realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no future income tax asset is recognized. Eurasian has taken a valuation allowance against all such potential tax assets.

Tabular Disclosure of Contractual Obligations

     As of March 31, 2011, Eurasian had no long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on its balance sheet under Canadian GAAP.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK OF EURASIAN

Commodity Prices

     Eurasian’s future revenues, earnings and cash flow may be strongly influenced by changes in gold, silver and other metal prices, which fluctuate widely and over which it has no control. Eurasian has not entered into price protection arrangements relating to commodity prices and it had no gold, silver and other metal related derivatives as of March 31, 2011 or September 30, 2011.

     Eurasian’s future earnings and cash flow may be significantly impacted by changes in the market price of gold, silver and other commodities. Metal prices can fluctuate widely and are affected by numerous factors, such as demand, inflation, interest rates, and economic policies of central banks, producer hedging, and the strength of the U.S. dollar relative to other currencies.

Foreign Currency

     Eurasian anticipates its primary market risk, if any, to be related to fluctuations in exchange rates. Exchange rate risk may arise if Eurasian is required to use different currencies for various aspects of its operations. Eurasian uses the Canadian dollar as its reporting currency and is therefore exposed to foreign exchange movements, since for the most part it incurs its expenditures in local currencies or in U.S. dollars.

     Eurasian has not entered into any foreign exchange contracts to minimize or mitigate the effects of foreign exchange fluctuations on Eurasian’s operations. Therefore a weakening of the Canadian dollar against the U.S. dollar could have an adverse impact on the amount of exploration conducted. Eurasian owns foreign mineral rights primarily in the form of royalties which may create foreign currency exposure in the future when, and if, these foreign properties are placed in production.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BULLION

Summary Consolidated Historical Financial Data of Bullion

     The following tables summarize Bullion’s financial data. The statements of operations data for the six months ended October 31, 2010 and October 31, 2011 and the balance sheet data as of October 31, 2011 are derived from Bullion’s unaudited financial statements and related notes. The statements of operations data for the fiscal years ended April 30, 2010 and 2011 and the balance sheet data as of April 30, 2010 and 2011 are derived from Bullion’s audited financial statements and related notes, which are included elsewhere in this proxy statement/prospectus. The statements of operations data for the fiscal years ended April 30, 2007, 2008 and 2009 and the balance sheet data as of April 30, 2007, 2008 and 2009 are derived from Bullion’s audited financial statements and related notes, which are not included in this proxy statement/prospectus. Historical results are not indicative of the results that should be expected in the future.

			As of April 30,			As of
						October 31,
Balance Sheet Data	2007	2008	2009	2010	2011	2011
						(unaudited)
Current assets	$803,811	$1,632,102	$1,392,345	$1,013,033	$1,274,300	$1,406,536
Mineral properties	$273,071	$273,071	$273,071	$273,071	$5,342,665	$3,826,713
Total assets	$1,861,469	$2,832,123	$3,993,026	$5,033,169	$10,599,652	$9,224,395
Current liabilities	$143,899	$362,438	$201,815	$416,580	$839,862	$643,973
Long term debt	$-	-	$19,635	-	-	-
Net assets	$1,717,570	$2,469,685	$3,771,576	$4,616,589	$9,759,790	$8,580,422
Capital stock	$40,221	$40,446	$39,366	$38,686	$43,638	$39,208
Number of shares issued	40,221,010	40,466,010	39,366,010	38,686,210	43,637,548	39,208,210
Number of shares outstanding	40,221,010	40,404,510	38,854,210	38,686,210	43,504,093	39,074,755

						For the six-month period
	For the year April 30,					ended October 31,
Statement of Operations Data	2007	2008	2009	2010	2011	2010	2011
						(unaudited)	(unaudited)
Operating revenue	$1,352,801	$2,662,399	$3,799,890	$5,214,603	$6,289,315	$2,772,118	$2,852,120
Income (loss) from operations	$463,855	$978,588	$2,130,087	$2,389,144	$2,960,069	$1,328,607	$(1,295,218)
Net income (loss) (attributable to Bullion shareholders)	$437,580	$544,879	$1,783,057	$937,045	$2,108,460	$837,623	$(924,767)
Net income (loss) from operations per common share	$0.01	$0.02	$0.05	$0.06	$0.08	$0.03	$(0.03)
Basic and diluted income (loss) per common share	$0.01	$0.01	$0.04	$0.02	$0.05	$0.02	$(0.02)

BULLION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     You should read the following discussion and analysis of Bullion’s financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Bullion’s plans, estimates and beliefs. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Plan of Operation

     Bullion is a gold-focused royalty company with additional interests in oil-shale technology and other mineral assets held directly and through its subsidiaries. Bullion seeks to acquire existing mineral royalties or to finance mining projects that are in production or in exploration stage in exchange for royalty interests or a participating interest. Bullion is engaged in a continual review of opportunities to create new royalties or participating interests through the financing of mine development or exploration, or the acquisition of companies that hold royalties. The majority of Bullion’s current revenues are derived from a high-quality royalty claim block located in Northeastern Nevada’s Carlin Trend, which Bullion calls its Carlin Trend Royalty. Bullion also has an interest in various mineral assets in North and South America in the exploration stage, which have the potential to generate future royalty or other revenues.

     Bullion’s financial results are primarily tied to the price of gold and production from Bullion’s producing stage royalty interests. Bullion’s current royalty portfolio generates high-margin free cash flow with lower exposure to operating and capital costs than typical operating companies. Bullion’s royalties also provide for direct leverage to commodity prices and the exploration potential of world-class ore deposits and mineral exploration trends where it has existing royalty interests. In the past, Bullion has internally funded its mineral exploration projects as well as its oil shale technology subsidiary, EnShale.

     As of March 12, 2012, Bullion owns royalties on four (4) producing properties, one (1) exploration stage property, one (1) exploration stage property and one (1) property not currently being explored. Additionally, Bullion holds 100% of the exploration and development rights to six (6) properties in Brazil and two (2) properties in the United States. During the nine months ended January 31, 2012, Bullion focused primarily on the advancement of its exploration stage properties and the management of its existing royalty interests.

     Bullion plans to continue seeking new mining projects with the potential to increase its royalty portfolio. Bullion is currently focused on exploring and evaluating properties in Brazil. Bullion has three (3) primary exploration projects in Brazil: Bom Jesus, Bom Jardim and Ouro Mil, which are gold-focused. Based on extensive stream sediment sampling programs on both Bom Jesus and Bom Jardim already completed, which resulted in anomalous results that Bullion believes to be encouraging, Bullion is planning its next phase of exploration on these properties. In addition, Bullion is speaking with potential exploration partners regarding advancement of the properties.

     Bullion began exploration on a bauxite property (“Niquelandia”) early in fiscal 2011. Samples of its initial work were submitted to labs for analysis to determine if the Niquelandia property appeared to host commercial grade bauxite ore. After carefully reviewing the results of exploration and related testing completed on the Niquelandia bauxite project, Bullion determined that the project lacked the economic basis to perform further work or to continue holding rights to the property. Although the property contains a large deposit of bauxite, the silica content was too high to allow for economic processing of the bauxite. Under terms of its contract, Bullion has contacted the underlying claim holders to inform them of its decision.

     In addition to the properties mentioned above Bullion is working with larger mining companies on possible joint ventures on some of its other Brazilian properties. Bullion also has interests in various mineral assets in North and South America which are presently at the exploration stage and which are not currently producing any ore or income.

     Bullion continues to develop a process through its subsidiary EnShale, which it believes can extract the oil content from oil shale on a commercially reasonable and economically beneficial basis. EnShale intends to continue evaluating alternatives to fund the construction of the expected full production plant and underground mining operation in the Vernal, Utah area, in anticipation of successful results from EnShale’s demonstration plant.

     In 2011, Bullion began working on a potential offering of its common stock in Canada to be undertaken in conjunction with a listing on a Canadian exchange. Because of unfavorable market conditions Bullion decided not to pursue an offering of its stock.

Results of Operations

Comparison of Six Months Ended October 31, 2010 and October 31, 2011

     Bullion’s largest revenue source is produced from its 1% Carlin Trend Royalty. Currently the primary source of revenue from this royalty is derived from production at Newmont USA’s Leeville Mine. Bullion’s revenue for the six months ended October 31, 2011 was $2,852,120 compared to $2,772,118 for the same period during the prior year. The increase of $80,002 was due to an increase in the price of gold. The price and marketability of gold are influenced by various factors beyond Bullion’s control and may have a material and adverse effect on Bullion’s results of operations and financial condition. Additionally Bullion’s revenue is based on gold production from mines on which it has royalties but that it does not operate, which creates a level of unpredictability that could have a material adverse effect on Bullion’s results.

     Professional fees for the six months ended October 31, 2011, were $540,918 compared to $490,888 for the six-month period ended October 31, 2010, an increase of $50,030. Salaries & benefits expense increased to $468,214 in the six months ended October 31, 2011, from $335,258 in the six-month period ended October 31, 2010. The increase of $132,956 is primarily related to the growth of Bullion and the additional salary & benefits expense of Dourave. General and administrative expenses for the six months ended October 31, 2011, were $390,378 compared to $244,024 for the six months ended October 31, 2010. For the six-month period ended October 31, 2011, total operating expenses were $4,147,338 versus $1,443,511 for the six months ended October 31, 2010. The increase in operating expense of $2,703,827 is mostly related to higher exploration expenses on Bullion’s Brazilian properties, a write-down of the mining property cost of the Niquelandia project, and is also a reflection of the increased costs of absorbing Dourave overhead expenses. Bullion had an operating loss of $1,295,218 for the six months ended October 31, 2011, compared to operating income of $1,328,607 for the six months ended October 31, 2010, a decrease of $2,623,825. Bullion had a net loss attributable to its shareholders of $924,767 for the six months ended October 31, 2011, or ($.02) per basic and diluted share, which represents a decrease of $1,762,390 from the net income attributable to shareholders in the six-month period ended October 31, 2010, of $837,623 or $.02 per basic and diluted share. The change in unrealized loss on marketable securities for the six months ended October 31, 2010, was $115,032, compared to a change in unrealized gain of $12,645 for the six months ended October 31, 2011. For the period ended October 31, 2011, Bullion had a net comprehensive loss of $929,179, compared to a net comprehensive income of $722,591 in the prior year, a decrease of $1,651,770.

Comparison of Year Ended April 30, 2011 and April 30, 2010

     Bullion set a record, posting its best revenue year ever with revenue of $6,289,315 in fiscal 2011, an increase of over twenty percent. This increase in revenue of $1,074,712 was primarily due to increased gold prices as well as sustained production from the mines operating on Bullion’s Carlin Trend Royalty claim block. Total operating expenses in fiscal 2011 compared to fiscal 2010 increased $503,787. The increase in revenues and operating expenses resulted in operating income of $2,960,069 for the fiscal year ended April 30, 2011, compared to operating income of $2,389,144 for the fiscal year ended April 30, 2010, an increase of $570,925 or twenty-four percent.

     General and administrative expenses for the fiscal year ended April 30, 2011 were $477,842 compared to $446,959 for the fiscal year ended April 30, 2010, an increase of $30,883. Professional fees in fiscal year 2011 were $901,322 compared to $1,152,985 for the year ended April 30, 2010, a decrease of $251,663. The decrease was due to a decrease in legal fees, offset by an increase in accounting fees. Salaries and benefits expense increased by $326,351 from $514,052 in 2010 to $840,403 for the year ended April 30, 2011. This increase was due to the addition of five employees during the period May 2009 to August 2010.

     Bullion also incurred research and development expenses in the fiscal year ended 2011 of $468,360 compared to $451,733 in 2010, a $16,627 increase which was attributable to the continued in-house funding of research and development of Bullion’s processing demonstration and testing plant.

     Bullion incurred a loss from joint venture in the fiscal year ended April 30, 2011 of $406,765, compared with a loss from joint venture of $1,593,235 in the year ended 2010. The loss from joint venture was due to the funding of exploration costs on the Bom Jesus and Bom Jardim properties.

     Net income in the fiscal year ended April 30, 2011 totaled $1,962,404, an increase of nearly one hundred forty-two percent over the fiscal year ended April 30, 2010, in which Bullion’s net income was $811,393.

     The net loss attributable to non-controlling interest totaled $146,056 for the fiscal year ended April 30, 2011, and $125,652 for the fiscal year ended April 30, 2010. Bullion recorded an unrealized loss on marketable securities for the fiscal year ended April 30, 2011, of $80,671 compared with an unrealized gain on marketable securities of $82,861 in the fiscal year ended April 30, 2010. These unrealized losses were a result of a decrease in the prices of Bullion’s holdings in Sidney Resources Corp.

     The net comprehensive income totaled $2,210,272 in fiscal year ended April 30, 2011, compared to $1,019,906 for the fiscal year ended April 30, 2010. Bullion recorded net income per share of $0.05 for the 2011 period, compared to $0.02 for the 2010 period.

Liquidity and Capital Resources

     During the quarter ended October 31, 2011, liquidity needs were met from $1,636,989 in royalty revenues. At October 31, 2011, Bullion had current assets of $1,406,536 compared to current liabilities of $643,973, for a current ratio of approximately 2.18 to 1. This compares to current assets of $1,274,300 and current liabilities of $839,862 at April 30, 2010, resulting in a current ratio of approximately 1.52 to 1.

     Bullion believes that its current financial resources and funds generated from operations will be adequate to cover anticipated expenditures for cost of operations expenses including: general and administrative, exploration, research and development, business development expenses, capital expenditures, and property and royalty acquisition for the foreseeable future. Bullion currently has, and generally at any time may have, acquisition opportunities in various stages of active review. In the event of a substantial royalty or other acquisition, Bullion may seek additional debt or equity financing opportunities. Bullion operates in a rapidly evolving and often unpredictable business environment that may change the timing or amount of expected future cash receipts and expenditures. Accordingly, there can be no assurance that Bullion may not be required to raise additional funds through the sale of equity or debt securities or from additional credit facilities. Additional capital, if needed, may not be available on satisfactory terms, if at all.

     Please see “Risk Factors” beginning on page 18, for a discussion of certain risks that may impact Bullion’s liquidity and capital resources in light of the recent economic downturn.

     On April 26, 2011, Bullion established a commercial line of credit with JPMorgan Chase Bank, in the amount of $500,000. The interest rate applied to any unpaid principal balance is LIBOR+3.081% . The line of credit is reviewed annually for renewal. As of October 31, 2011, there were no outstanding advances on this line of credit.

Off-Balance Sheet Arrangements

     As of April 30, 2011, Bullion had no material off-balance sheet arrangements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

     The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Eurasian and Bullion as if the merger had previously occurred on the dates specified below.

     The unaudited pro forma condensed combined financial statements assume that, at the effective time of the merger, each outstanding share of Bullion common stock (other than those shares with respect to which appraisal rights are available, properly exercised and not withdrawn) will convert into the right to receive (a) $0.11 per share in cash plus (b) 0.45 of validly issued, fully paid and non-assessable share of Eurasian common stock. Subject to shareholder and regulatory approvals, this acquisition is expected to close in the second quarter of 2012.

     Immediately after the consummation of the merger, Bullion shareholders, in the aggregate, will own approximately 26.5% of Eurasian’s outstanding shares of common stock (such ownership percentages are based on the number of Eurasian shares of common stock outstanding as of February 7, 2012, the last trading day before the merger agreement was announced, and will vary based upon the actual number of Eurasian and Bullion shares outstanding as of the effective time). After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Eurasian to be the “accounting acquirer” for purposes of the preparation of the pro forma combined financial information included below because Eurasian is issuing its common stock to acquire Bullion (at a premium), the board of directors of the combined company will be composed principally of existing Eurasian directors and one former Bullion director, and the executive management team of the combined company will be led by current Eurasian executives.

Pro Forma Combined Information

     The following unaudited pro forma condensed combined balance sheet as of September 30, 2011 is based on (i) the historical consolidated balance sheet of Eurasian as of September 30, 2011 and (ii) the historical consolidated balance sheet of Bullion as of October 31, 2011. The following unaudited pro forma condensed combined statement of operations and comprehensive loss for the six months ended September 30, 2011 and the year ended March 31, 2011 are based on (i) the historical consolidated results of operations of Eurasian for the six months ended September 30, 2011 and the year ended March 31, 2011, respectively, and (ii) the historical consolidated results of operations of Bullion for the six months ended October 31, 2011 and the year ended April 30, 2011, respectively.

     The unaudited pro forma condensed combined financial information also reflects the effects of acquiring Bullion for an aggregate estimated consideration of approximately $50,554,813 million, as calculated below:

Issuance of 17,583,640 Eurasian common shares	$44,486,609
Cash payment	$4,298,223
Fair value of additional obligation for Bullion's 2,500,000 outstanding warrants	$1,769,981
Total	$50,554,813

     Pro forma combined adjustments and the assumptions related to the Bullion acquisition were prepared using the acquisition method of accounting and is based on the assumption that the acquisition of Bullion took place as of on September 30, 2011 for purposes of the pro forma combined balance sheet and April 1, 2010 and April 1, 2011, respectively, for purposes of the pro forma combined statements of operations and comprehensive loss.

     In accordance with the acquisition method of accounting, the actual consolidated financial statements of Eurasian will reflect the Bullion acquisition only from and after the date of acquisition. Eurasian has not yet undertaken any detailed analysis of the fair value of Bullion’s assets and liabilities and will not finalize the purchase price allocation related to the Bullion acquisition until after the merger is consummated.

     For purposes of the pro forma combined information, adjustments for estimated transaction and integration costs for the Bullion acquisition have been excluded. These aggregate estimated transaction costs are expected to be approximately $500,000 and include estimated costs associated with investment banker advisory fees and legal fees of both companies. In addition, the combined company will incur integration costs and certain employee-related severance costs. The specific details of these integration plans will continue to be refined over the next couple of years.

     The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the Bullion acquisition, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

     The pro forma combined information has been prepared in accordance with the rules and regulations of the SEC. The pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

     You are urged to read the pro forma combined information below together with the financial statements and accompanying notes included elsewhere in this proxy statement/prospectus and Eurasian’s and Bullion’s publicly-available historical consolidated financial statements and accompanying notes. See “Where You Can Find More Information” beginning on page 154.

EURASIAN MINERALS INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2011
(Expressed in United States Dollars)
(Unaudited)

					Bullion
	Eurasian			Eurasian	Monarch			Pro-forma
	Minerals Inc.			Minerals Inc.	Mining Inc. in			Consolidated in
	in IFRS	Adjustments	Notes	in US GAAP	US GAAP	Adjustments	Notes	US GAAP
ASSETS

Current
Cash and cash equivalents	$43,655,517	$-		$43,655,517	$587,918	$(4,298,223)	2	$39,445,212
						(500,000)	3 e)
Investments	262,482	-		262,482	220,992	-		483,474
Receivables	728,218	-		728,218	450,446	-		1,178,664
Notes receivable, current	-	-		-	108,267	-		108,267
Prepaid expenses	176,371	-		176,371	193,315	-		369,686
Inventories	46,791	-		46,791	66,590	-		113,381
Total current assets	44,869,379	-		44,869,379	1,627,528	(4,798,223)		41,698,684

Non-current
Restricted cash	320,403	-		320,403	-	-		320,403
Equipment	405,480	-		405,480	2,567,622	-		2,973,102
Investment in associated companies	1,924,264	-		1,924,264	-	-		1,924,264
Mineral properties	6,469,060	3,269,031	6 a)	9,909,040	3,881,351	31,110,014	3 c)	44,900,405
		170,949	6 b)
Oil shale leases	-	-		-	9,669	-		9,669
Deferred tax assets	-	-		-	807,912	(807,912)	3 h)	-
Patent, net	-	-		-	320,313	-		320,313
Reclamation bonds	414,087	-		414,087	-	-		414,087
Goodwill						10,198,632	3 g)	21,106,260
						10,907,628	3 d)
Other	-	-		-	10,000	-		10,000
Total non-current assets	9,533,294	3,439,980		12,973,274	7,596,867	51,408,362		71,978,503

TOTAL ASSETS	$54,402,673	$3,439,980		$57,842,653	$9,224,395	$46,610,139		$113,677,187

LIABILITIES

Current
Accounts payable and accrued liabilities	$927,507	$-		$927,507	$337,481	$-		$1,264,988
Advances from joint venture partners	1,125,633	-		1,125,633	-	-		1,125,633
Leases payable	-	-		-	58,742	-		58,742
Due to shareholders	-	-		-	247,750	-		247,750
Total current liabilities	2,053,140	-		2,053,140	643,973	-		2,697,113

Non-current
Deferred tax liabilities	-	3,131,547	6 a)	2,534,458	-	10,907,628	3 d)	12,634,174
		170,949	6 b)			(807,912)	3 h)
		(19,243)	6 c)
		(748,795)	6 b), d)
Total non-current liabilities	-	2,534,458		2,534,458	-	10,099,716		12,634,174
TOTAL LIABILITIES	2,053,140	2,534,458		4,587,598	643,973	10,099,716		15,331,287

EQUITY
Capital stock	76,634,265	-		76,634,265	4,589,592	(4,589,592)	3 f)	121,120,874
						44,486,609	3 a)
Commitment to issue shares	344,031	-		344,031	-	-		344,031
Contributed surplus	7,202,102	-		7,202,102	-	1,769,982	3 b)	8,972,084
Accumulated other comprehensive income	-	-		-	6,826	(6,826)	3 f)	-
Cumulative translation adjustment	-	-		-	(19,011)	19,011	3 f)	-
Retained earnings (Deficit)	(31,830,865)	137,484	6 a)	(30,925,343)	4,668,761	(4,668,761)	3 f)	(31,425,343)
		170,949	6 b)			(500,000)	3 e)
		19,243	6 c)
		577,846	6 d)
	52,349,533	905,522		53,255,055	9,246,168	36,510,423		99,011,646

Non-controlling interest	-	-		-	(665,746)	-		(665,746)
TOTAL EQUITY	52,349,533	905,522		53,255,055	8,580,422	36,510,423		98,345,900
TOTAL LIABILITIES AND EQUITY	$54,402,673	$3,439,980		$57,842,653	$9,224,395	$46,610,139		$113,677,187

EURASIAN MINERALS INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Six Months Ended September 30, 2011
(Unaudited)
(Expressed in United States Dollars)

		Bullion
	Eurasian	Monarch			Pro-forma
	Minerals Inc.	Mining Inc.	Adjustments	Notes	Consolidated

Revenue
Royalty revenue	$-	$2,852,120	$-		$2,852,120
Gross profit	-	2,852,120	-		2,852,120

Exploration expenditures
Exploration expenditures	5,594,368	-	-		5,594,368
Recoveries	(2,595,950)	-	-		(2,595,950)
Net exploration expenditures	2,998,418	-	-		2,998,418

General and administrative expenses
Administrative services and office costs	580,043	390,378	-		970,421
Exploration	-	1,073,271			1,073,271
Gold tax	-	136,606	-		136,606
Investor relations and shareholder information	101,932	-	-		101,932
Professional fees	317,739	540,918	-		858,657
Research and development	-	172,072			172,072
Salaries and consultants	838,450	468,214	-		1,306,664
Stock-based compensation	1,859,562	-	-		1,859,562
Transfer agent and filing fees	42,033	-	-		42,033
Write down of mining property	-	1,365,879			1,365,879
Total general and administrative expenses	3,739,759	4,147,338	-		7,887,097
Income (Loss) before other items	(6,738,177)	(1,295,218)	-		(8,033,395)

Other items
Change in fair value of held-for-trading investments	(64,914)	-	-		(64,914)
Equity in loss of associated companies	(148,044)				(148,044)
Foreign exchange gain	286,614	2,081	-		288,695
Loss on investments	(37,226)	-	-		(37,226)
Interest expense	-	(25,340)			(25,340)
Interest income	245,586	2,245	-		247,831
Loss on disposal of assets	-	(23,662)	-		(23,662)
Write-off of mineral properties	(26,206)	-	-		(26,206)
Total other items	255,810	(44,676)	-		211,134
Loss before income taxes and non-controlling interests	(6,482,367)	(1,339,894)	-		(7,822,261)

Benefit for income taxes	-	(349,379)	-		(349,379)
Non-controlling interests	-	65,748	-		65,748
Net loss for the period	(6,482,367)	(924,767)	-		(7,407,134)

Other comprehensive income (loss)
Foreign currency translation adjustment	-	(17,057)	-		(17,057)
Unrealized gain on marketable securities	-	12,645	-		12,645
Comprehensive loss	$(6,482,367)	$(929,179)	$-		$(7,411,546)

See notes to pro forma consolidated financial statements

EURASIAN MINERALS INC.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Year Ended March 31, 2011
(Unaudited)
(Expressed in United States Dollars)

		Bullion
	Eurasian	Monarch			Pro-forma
	Minerals Inc.	Mining Inc.	Adjustments	Notes	Consolidated

Revenue
Royalty revenue	$-	$6,289,315	$-		$6,289,315
Gross profit	-	6,289,315	-		6,289,315

Exploration expenditures
Exploration expenditures	10,941,182	-	-		10,941,182
Recoveries	(6,185,414)	-	-		(6,185,414)
Net exploration expenditures	4,755,768	-	-		4,755,768

General and administrative expenses
Administrative services and office costs	988,002	477,842	-		1,465,844
Exploration	-	326,305			326,305
Gold tax	-	315,014	-		315,014
Investor relations and shareholder information	228,411	-	-		228,411
Professional fees	495,510	901,322	-		1,396,832
Research and development	-	468,360			468,360
Salaries and consultants	1,266,227	840,403	-		2,106,630
Stock-based compensation	2,819,284	-	-		2,819,284
Transfer agent and filing fees	146,715	-	-		146,715
Total general and administrative expenses	5,944,149	3,329,246	-		9,273,395
Income (Loss) before other items	(10,699,917)	2,960,069	-		(7,739,848)

Other items
Change in fair value of held-for-trading investments	(79,539)	-	-		(79,539)
Foreign exchange gain (loss)	(519,792)	1,327	-		(518,465)
Gain (loss) on investments	1,074,394	(1,500)	-		1,072,894
Interest expense	-	(1,833)			(1,833)
Interest income	229,733	15,011	-		244,744
Loss from joint venture	-	(406,765)	-		(406,765)
Loss on dilution of investment in a former subsidiary	(142,400)	-	-		(142,400)
Loss on disposal of equipment	(47,322)	-	-		(47,322)
Rent income	-	4,400	-		4,400
Total other items	515,074	(389,360)	-		125,714
Loss before income taxes and non-controlling interests	(10,184,843)	2,570,709	-		(7,614,134)

Provision (benefit) for income taxes	(643,315)	608,305	-		(35,010)
Non-controlling interests	-	146,056	-		146,056
Net loss for the year	(9,541,528)	2,108,460	-		(7,433,068)

Other comprehensive income (loss)
Foreign currency translation adjustment	-	182,483	-		182,483
Realization of previously unrecognized gain on marketable securities	(864,848)	-	-		(864,848)
Unrealized loss on marketable securities	-	(80,671)	-		(80,671)
Comprehensive income (loss)	$(10,406,376)	$2,210,272	$-		$(8,196,104)

See notes to pro forma consolidated financial statements

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(Unaudited)
(Expressed in United States Dollars)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements of Eurasian Minerals Inc. (“Eurasian”) have been prepared by management in accordance with generally accepted accounting principles of the United States of America (“U.S. GAAP”) from information derived from the historical financial statements of Eurasian and Bullion Monarch Mining Inc. (“Bullion”).

The unaudited pro forma consolidated financial statements have been prepared in connection with Eurasian’s proposed acquisition (“Acquisition”) of Bullion.

The unaudited pro forma consolidated balance sheet has been prepared as if the acquisition of Bullion had occurred on September 30, 2011. The pro forma consolidated statements of comprehensive loss for the year ended March 31, 2011 and the six months ended September 30, 2011 have been prepared as if the acquisition of Bullion had occurred on April 1, 2010 and April 1, 2011 respectively. The pro forma consolidated financial statements have been prepared in accordance with U.S. GAAP which differs in certain material respects from Eurasian’s accounting policies as disclosed in Eurasian’s March 31, 2011 audited consolidated financial statements which are prepared in accordance Canadian generally accepted accounting principles (“Canadian GAAP”) and Eurasian’s September 30, 2011 unaudited interim consolidated financial statements which are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The financial statements of Bullion are prepared in accordance with U.S. GAAP.

The unaudited pro forma consolidated financial statements are prepared and presented in U.S. dollars based on the historical financial statements of Eurasian which are presented in Canadian dollars and were translated from Canadian dollars to U.S. dollars at the approximate exchange rate of par and the historical financial statements of Bullion which are presented in U.S. dollars.

These pro forma consolidated financial statements of Eurasian have been compiled from and include:

a)

An unaudited pro forma consolidated balance sheet as at September 30, 2011 which combines the unaudited interim consolidated balance sheet of Eurasian as at September 30, 2011 prepared in accordance with IFRS and then converted to U.S. GAAP and included elsewhere in this proxy statement/prospectus with the unaudited interim consolidated balance sheet of Bullion as at October 31, 2011 prepared in accordance with U.S. GAAP and included elsewhere in this proxy statement/prospectus.

b)

An unaudited pro forma consolidated statement of comprehensive loss for the six months ended September 30, 2011 which combines the unaudited interim consolidated statement of comprehensive loss of Eurasian prepared in accordance with U.S. GAAP and included elsewhere in this proxy statement/prospectus and the unaudited interim consolidated statement of comprehensive loss of Bullion for the six months ended October 31, 2011 prepared in accordance with U.S. GAAP and included elsewhere in this proxy statement/prospectus.

c)

An unaudited pro forma consolidated statement of comprehensive loss for the year ended March 31, 2011 which combines the audited consolidated statement of comprehensive loss of Eurasian for the year ended March 31, 2011 prepared in accordance with U.S. GAAP and included elsewhere in this proxy statement/prospectus and the audited consolidated statement of comprehensive income of Bullion for the year ended April 30, 2011 prepared in accordance with U.S. GAAP and included elsewhere in this proxy statement/prospectus.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(Unaudited)
(Expressed in United States Dollars)

1.	BASIS OF PRESENTATION (continued)

The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included therein of Eurasian and Bullion, as referred to above and included elsewhere in this proxy statement/prospectus.

The Acquisition reflected in these unaudited pro forma consolidated financial statements has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations under U.S. GAAP. Eurasian is considered the legal and accounting acquirer. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2 to the unaudited pro forma consolidated financial statements. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed have been measured at fair value. The fair value measurements utilize estimates based on key assumptions of the Acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements have been prepared based upon preliminary estimates; the final amounts recorded at the date of the Acquisition may differ materially from the information presented. These estimates are subject to change pending certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the Acquisition.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described herein. These unaudited pro forma consolidated financial statements have been presented for informational purposes only and are not intended to reflect the results of operations or the financial position of Eurasian which would have actually resulted had the transactions been effected on the dates indicated. Furthermore, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon completion of the transactions will differ from those recorded in the unaudited pro forma consolidated financial statements and the differences may be material.

The unaudited pro forma consolidated financial statements do not reflect any cost savings, operating synergies or enhancements that the combined company may achieve as a result of the Acquisition. Further, the unaudited pro forma consolidated financial statements do not reflect any regulatory actions that may impact the unaudited pro forma consolidated financial statements when the Acquisition is completed.

2.	ACQUISITION OF BULLION MONARCH MINING INC.

On February 7, 2012, Eurasian and its wholly-owned subsidiary EMX (Utah) Corp. signed an Agreement and Plan of Merger with Bullion whereby Eurasian agreed to acquire 100% of the issued and outstanding shares of Bullion in consideration for 0.45 of a Eurasian common share and $0.11 in cash for each Bullion common share issued and outstanding (the “Merger Consideration”). In addition, Bullion warrants will be exchanged and replaced for Eurasian warrants exercisable upon the same terms and conditions as under the applicable agreement, except that each replacement warrant shall be exercisable for 0.45 of a Eurasian common share and $0.11 in cash (“replacement warrant cash consideration”).

The aggregate amount of the total estimated consideration is $50,554,813, calculated by taking into account the issuance of 17,583,640 Eurasian common shares valued at $44,486,609, the replacement of Bullion’s 2,500,000 outstanding warrants valued at $1,769,981, and the payment of $4,298,223 in cash.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(Unaudited)
(Expressed in United States Dollars)

2.	ACQUISITION OF BULLION MONARCH MINING INC. (continued)

The preliminary estimate of the purchase price allocation is summarized as follows:

Purchase Price:
Issuance of 17,583,640 Eurasian common shares	$44,486,609
Cash payment	4,298,223
Fair value of additional obligation for Bullion's 2,500,000 outstanding warrants	1,769,981
50,554,813

Purchase Price Allocation:
Cash and cash equivalents	587,918
Receivables	450,446
Prepaid expenses	174,860
Inventories	66,590
Deposits	13,080
Employee advances	5,375
Notes receivable, current	108,267
Property, plant and equipment, net	2,567,622
Mineral properties	34,991,364
Oil shale leases	9,669
Other investments	220,992
Deferred tax asset	807,912
Patent, net	320,313
Other	10,000
Goodwill	10,198,632
Accounts payable	(337,481)
Leases payable	(58,742)
Due to shareholders	(247,750)
Non-controlling interests	665,746
$50,554,813

The value of the Eurasian common shares was calculated based on the deemed issuance of 17,583,640 Eurasian common shares at a price per share of $2.53, which is the TSX Venture Exchange (the “TSX-V”) closing price of Eurasian common shares as at February 7, 2012, the date of the merger agreement. The actual purchase price will fluctuate with the market price of Eurasian’s common stock until the Acquisition is completed.

The cash payment of $4,298,223 is based on the estimated Bullion shares outstanding prior to the announcement of the merger agreement of 39,074,755 (which represents shares outstanding as of October 31, 2011, Bullion’s most recently completed fiscal quarter) and a cash consideration of $0.11 for each Bullion common share.

The replacement of Bullion warrants has been valued using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model are as follows: share price of $2.53, exercise price of $1.20 less the warrant cash consideration of $0.11, dividend yield of 0%, expected life of 2 years, volatility of 60% and risk-free interest rate of 1.04% . The fair value of the replacement warrants is based on the deemed outstanding 2,500,000 of Bullion warrants adjusted for a factor of 0.45 of a Eurasian common share per Bullion warrant.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(Unaudited)
(Expressed in United States Dollars)

3.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The following are the pro forma assumptions and adjustments relating to the acquisition of Bullion.

a)

To reflect the issuance of 17,583,640 Eurasian common shares, valued at a price of $2.53 per common share, the closing price on the TSX-V as at February 7, 2012, the date of the merger agreement, for total value of $44,486,609 (Note 2).

b)

To reflect Eurasian’s replacement of 2,500,000 of Bullion’s outstanding warrants on the same basis as the Merger Consideration, estimated at a fair value of $1,769,982 using the Black-Scholes option pricing model (Note 2).

c)

To reflect the fair value increment of $31,110,014 to mineral property interests held by Bullion generating royalty income, estimated by the discounted cash flow analysis with the following assumptions:

Net royalty revenue	$3,510,000
Expected life (in years)	12
Discount rate	5.00%

d)

To reflect the deferred tax liabilities of $10,907,628 associated with the fair value adjustment in the mineral property interests held by Bullion. The deferred tax liability was calculated using an effective tax rate of 35%.

e)	To reflect expenses of the Acquisition estimated to be $500,000 for legal, audit, and other costs.

f)	To eliminate the historical equity accounts of Bullion.

g)	Goodwill represents the excess of the preliminary purchase price (Note 2) over the estimated fair value of assets acquired and liabilities assumed of Bullion.

h)	To offset Bullion’s deferred tax assets against the deferred tax liabilities of $10,907,628 associated with the fair value adjustment in the mineral property interests held by Bullion.

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(Unaudited)
(Expressed in United States Dollars)

4.	PRO FORMA LOSS PER SHARE

The unaudited pro forma consolidated basic and diluted loss per share for the six-month period ended September 30, 2011, is based on the weighted average number of common shares outstanding of Eurasian, as adjusted for the shares to be issued in connection with the Acquisition as of April 1, 2011:

Weighted average outstanding shares for the six months ended September 30, 2011	51,407,392
Shares issued to Bullion shareholders	17,583,640
Weighted average number of common shares outstanding	68,991,032
Pro forma net loss for the six months ended September 30, 2011	$(7,407,134)
Pro forma basic and diluted loss per share	$(0.11)

The unaudited pro forma consolidated basic and diluted loss per share for the year ended March 31, 2011, is based on the weighted average number of common shares outstanding of Eurasian, as adjusted for the shares to be issued in connection with the Acquisition as of April 1, 2010:

Weighted average outstanding shares for the year ended March 31, 2011	40,055,905
Shares issued to Bullion shareholders	17,583,640
Weighted average number of common shares outstanding	57,639,545
Pro forma net loss for the year ended March 31, 2011	$(7,433,068)
Pro forma basic and diluted loss per share	$(0.13)

5.	SHARE CAPITAL

Share capital as at September 30, 2011 in the unaudited pro-forma consolidated financial statements is comprised of the following:

	Number of Shares	Share Capital	Commitment to issue shares	Contributed Surplus
Authorized
Unlimited common shares without par value
Issued
Balance as at September 30, 2011	51,716,620	$76,634,265	$344,031	$7,202,102
Shares issued to Bullion shareholders	17,583,640	44,486,609	-	-
Fair value Bullion warrants replaced	-	-	-	1,769,981
	69,300,260	$121,120,874	$344,031	$8,972,083

EURASIAN MINERALS INC.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011
(Unaudited)
(Expressed in United States Dollars)

6.	INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

Differences between IFRS and U.S. GAAP

Eurasian adopted IFRS effective April 1, 2011 with the transition date of April 1, 2010. Under IFRS, IAS 12 Income Taxes does not permit a deferred tax liability to be recognized upon the recognition of an asset in a transition which is not a business combination. To conform to U.S. GAAP, Eurasian adjusted the following deferred tax liabilities and their related deferred income tax recoveries:

a)

Adjustment of $3,269,031 from mineral properties which was the result of the recognition of a deferred tax liability from the acquisition of Bronco Creek Exploration Inc. (“BCE”) during the year ended March 31, 2010. Adjustment of the related deferred tax liability of $3,131,547, and the adjustment of the difference being $137,484 which relates to the income tax recovery that resulted from an increase in the asset tax basis from expenditures incurred during the year.

b)

Adjustment of $170,949 from mineral properties which was the result of the recognition of a deferred tax liability from the acquisition of Viad Royalties AB (formerly Phelps Dodge Exploration AB) during the year ended March 31, 2011 and the adjustment of the related deferred tax liability of $170,949.

	c)	Adjustment of the related income tax recovery of $19,243 recorded during the six months ended September 30, 2010 related to the recovery of the deferred tax liability recorded on the BCE acquisition.

d)

Adjustment of the related income tax recovery of $577,846 recorded during the six months ended September 30, 2010 related to the recovery of the deferred tax liability recorded on the BCE and Viad Royalties AB acquisitions.

MANAGEMENT FOLLOWING THE MERGER

     The following table provides information about the current directors and executive officers of Eurasian, all of whom are expected to remain in the general capacities indicated for Eurasian following completion of the merger, as well as information about James (Andy) Morris, who will be appointed to the Eurasian board of directors following the merger. One additional director is expected to be named following the completion of the merger, but this individual has not yet been determined.

Name and Place of Residence(1)	Age	Present and Principal Occupation during the last five years	Positions Held at Eurasian & Date of Appointment
David M. Cole Colorado United States of America	50	President and CEO of Eurasian, March 2003 to present.	President, CEO and Director November 24, 2003
Brian E. Bayley (2) (3) (4) British Columbia Canada	58	Resource Lending Advisor to Sprott Resource Lending Corp. (publicly traded (TSX and NYSE-Amex) lending company to resource issuers); President of Ionic Management Corp. (private management company); Director of the following public companies: American Vanadium Corp., Bearing Resources Ltd., Cypress Hills Resource Corp., Esperanza Resources Corp., Kirkland Lake Gold Inc., Kramer Capital Corp., NiMin Energy Corp., Sprott Resource Lending Corp., and TransAtlantic Petroleum Corp.	Director May 13, 1996
Michael D. Winn (2)(4) California United States of America	49	President of Terrasearch Inc. (private consulting company providing analysis of mining and energy companies). Director of the following public companies: Alexco Resource Corp., Iron Creek Capital Corp., Lara Exploration Ltd., Sprott Resource Corp, Transatlantic Petroleum Ltd., Atico Mining Corporation, Reservoir Minerals Inc., Nebo Capital Corp. and Reservoir Capital Corp.	Director November 24, 2003
George K. C. Lim (2) (3)(4) British Columbia Canada	55	Chief Financial Officer of Dundarave Resources Inc. (publicly traded (TSX-V) mineral exploration company). Director of Artha Resources Corporation.	Director August 28, 2008
M. Stephen Enders Colorado United States of America	57	Director of Renaissance Resource Partners (private company providing consulting services to resource companies), February 2009 to present; Senior Vice President of Newmont, September 2003 to January 2009.	Executive Chairman May 7, 2010 Director May 19, 2009
Brian K. Levet (3) Western Australia Australia	59	Retired, January 2011 to present; various executive and management positions at Newmont, 1983 to December 2010.	Director March 18, 2011
James (Andy) Morris Utah United States of America	44	President, Bullion Monarch Mining, Inc., 2010 to present, Founder and President of M&P Development, LLC, 2005 to present.	Director (following completion of the merger)

Name and Place of Residence(1)	Age	Present and Principal Occupation during the last five years	Positions Held at Eurasian & Date of Appointment
Christina Cepeliauskas British Columbia Canada	48	Chief Financial Officer of
• Eurasian, September 2008 to present,
• Atico Mining Corporation, May 2011 to present,
• Reservoir Capital Corp. (TSX-V: REO), May 2009 to present,
   and
• Reservoir Minerals Inc. (TSX-V: REM), October 2011 to present.
Formerly Chief Financial Officer of
• Aura Minerals Inc. (TSX: ORA), September 2007 to May 2008,
   and
		• Yukon Zinc Corporation, March 2007 to May 2008.	Chief Financial Officer September 2008
Valerie A. Barlow British Columbia Canada	33	Corporate Secretary of
• Eurasian, January 2011 to present,
• Sundance Minerals Ltd., September 15, 2011 to present, and
• Seabord, August 2010 to present.
Formerly
• Acting Corporate Secretary of Sierra Geothermal Power Corp.,
   September 2009 to August 2010;
• Corporate Secretary of Jinshan Gold Mines Inc. (TSX), May 2009
   to September 2009;
• Assistant Corporate Secretary of Jinshan Gold Mines Inc., May
   2008 to May 2009;
• Corporate Administrator of Jinshan Gold Mines; April 2005 to
		May 2008.	Corporate Secretary January 2011

(1)	The information as to country of residence and principal occupation has been furnished by the respective directors and officers individually.
(2)	Denotes member of the Audit Committee.
(3)	Denotes member of the Compensation and Benefits Committee.
(4)	Denotes member of the Nominating and Corporate Governance Committee.

     Andy Morris is related to Don Morris, who currently serves as Chief Executive Officer and Chairman of the Board of Directors of Bullion. Following the merger, Don Morris is expected to be appointed to Eurasian’s Advisory Board, which provides strategic advice to Eurasian’s board of directors. Each director’s term of office expires at the next annual general meeting of Eurasian’s shareholders.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

     Except as described below or elsewhere in this proxy statement/prospectus, since the beginning of Eurasian’s preceding three financial years, Eurasian has had no related party transaction or loan, nor does Eurasian have any presently proposed related party transaction other than the merger, involving any person who will serve as a director or an executive officer of Eurasian following the completion of the merger.

     It is anticipated that James A. Morris, President of Bullion and a member of its board of directors, will be appointed to Eurasian’s board of directors upon the closing of the merger. Mr. Morris’ interests in the merger are further described in the section entitled “Proposal One—The Merger—Interests of Certain Persons in the Merger” beginning on page 43 of this proxy statement/prospectus.

     Seabord is a management services company controlled by Michael Winn, a director of Eurasian. Seabord provides a chief financial officer, a corporate secretary, accounting staff, administration staff and office space to Eurasian. Christina Cepeliauskas, the Chief Financial Officer of Eurasian, and Valerie Barlow, the Corporate Secretary of Eurasian, are employees of Seabord and are not paid directly by Eurasian.

DESCRIPTION OF EURASIAN CAPITAL STOCK

     The following discussion is a summary of the terms of Eurasian common stock and should be read in conjunction with the section entitled “Comparison of Rights of Eurasian Shareholders and Bullion Shareholders” beginning on page 146. This summary is not meant to be complete and is qualified in its entirety by reference to the articles of incorporation of Eurasian. You are urged to read those documents carefully. The articles of incorporation of Eurasian have been filed with the SEC and are an exhibit to Eurasian’s registration statement on Form F-4, of which this proxy statement/prospectus is a part. See “Where You Can Find More Information” beginning on page 154.

     Eurasian’s authorized share capital consists of an unlimited number of common shares without par value. As of March 12, 2012, there were 53,095,200 common shares issued and outstanding.

     On March 15, 2010, Eurasian announced the closing of the approximately $5 million private placement by IFC, a member of the World Bank Group. Pursuant to the private placement, Eurasian issued 2,559,510 units to IFC, each unit consisting of one common share and three-quarters of a share purchase warrant, at a unit price of Cdn. $2.06. Each whole warrant entitles IFC to purchase a further common share for Cdn. $2.88 until the earlier of (a) three years from the date on which drilling commences on Eurasian’s Treuil-La Mine property in Haiti, or (b) February 19, 2015.

     On June 7, 2010, Eurasian announced the closing of the first tranche of a Cdn. $5.28 million private placement financing by issuing 2 million common shares at Cdn. $2.20 per common share to Newmont Mining Corporation of Canada Limited, a wholly owned subsidiary of Newmont Mining Corporation, for aggregate proceeds of Cdn. $4.4 million.

     On June 9, 2010, Eurasian announced the closing of the second and final tranche of a Cdn. $5.28 million private placement financing by issuing 400,000 common shares at Cdn. $2.20 per common share to IFC for proceeds of Cdn. $880,000.

     On March 2, 2011, Eurasian announced the closing of the first tranche of its Cdn. $17.875 million private placement by the sale of 1,540,000 units for proceeds of Cdn. $5,005,000. Each unit, priced at Cdn. $3.25, consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitles the warrantholder to purchase one additional common share of Eurasian until March 1, 2013 at a purchase price of Cdn. $4.00.

     On March 14, 2011, Eurasian announced the closing of the second tranche of its Cdn. $17.875 million private placement by the sale of 921,000 units for proceeds of Cdn. $2,993,250. Each unit, priced at Cdn. $3.25, consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitles the warrantholder to purchase one additional common share of Eurasian until March 14, 2013 at a purchase price of Cdn. $4.00.

     On March 21, 2011, Eurasian announced the closing of the final tranche of its Cdn. $17.875 million private placement by the sale of 3,039,000 units for proceeds of Cdn. $9,876,750. Each unit, priced at Cdn. $3.25, consisted of one common share and one-half of one common share purchase warrant. Each full warrant entitles the warrantholder to purchase one additional common share of Eurasian until March 18, 2013 at a purchase price of Cdn. $4.00.

Memorandum and Articles of Association

Securities Register

     Eurasian maintains a securities register at Computershare Investors Services Inc. in which the securities issued by Eurasian are recorded.

Registration

     Eurasian was incorporated in the Province of Alberta effective May 13, 1996 pursuant to the Alberta Business Corporations Act under incorporation number 206955916. Eurasian subsequently continued into the Province of British Columbia effective September 21, 2004 pursuant to the Business Corporations Act (British Columbia)

(“BCA”) under incorporation number C0704593. Eurasian’s Notice of Articles and Articles of Incorporation (the “Eurasian Articles”) do not specify objects or purposes, nor restrict the type of business may be carried out by Eurasian. Under the BCA, a British Columbia corporation generally has all the legal powers of a natural person. However, British Columbia corporations may not undertake certain limited business activities without alterations to its Eurasian Articles and obtaining specific government consent.

Powers of Directors

Directors - Powers and Limitations

     Under the BCA, directors are obligated to abstain from voting on matters in which they may be financially interested after disclosing in writing such interest. Directors’ compensation is not a matter on which they must abstain. Directors’ borrowing powers are not generally restricted where the borrowing is in Eurasian’s best interests, but the directors may not authorize Eurasian to provide financial assistance for any reason where Eurasian is insolvent or the providing of the guarantee would render it insolvent.

Approval and Voting

     A director or senior officer who holds a disclosable interest (as that term is used in the BCA) in a contract or transaction into which Eurasian has entered or proposes to enter is:

1.

liable to account to Eurasian for any profit that accrues to the director or senior officer under or as a result of the contract or transaction in which the director or senior officer holds a disclosable interest;

2.

not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all of the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution; and

3.

who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

     A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer of Eurasian, must disclose the nature and extent of the conflict as required by the BCA.

Remuneration and Expenses

     The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the directors. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee as such, who is also a director.

Borrowing

     Eurasian, if authorized by its directors, may: (a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate; (b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of Eurasian or any other person and at such discounts or premiums and on such other terms as they consider appropriate; (c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and (d) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of Eurasian.

Qualification

     A director is not required to hold a share in Eurasian’s capital as qualification for his or her office, but must be qualified as required by the BCA to become, act or continue to act as a director.

Description of Securities

     There are no limitations on the rights to own securities of Eurasian, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on Eurasian securities.

Common Shares

     Eurasian’s authorized capital consists of an unlimited number of common shares without par value. All of the issued common shares are fully paid and not subject to any future call or assessment. The common shares rank equally as to voting rights, participation and distribution of Eurasian’s assets upon liquidation, dissolution or winding-up and the entitlement to dividends. Holders of common shares are entitled to receive notice of, attend and vote at all meetings of shareholders of Eurasian. Each common share carries one vote at such meetings. Holders of common shares are entitled to dividends if and when declared by the directors and, upon liquidation, to receive such portion of the assets of Eurasian as may be distributable to such holders.

Annual and Extraordinary General Meetings

     In addition to reflecting the present notice and other provisions of the BCA relating to shareholders’ meetings, the Eurasian Articles provide that shareholders’ meetings may be held in British Columbia, Calgary, Alberta or Toronto, Ontario or at such other location as may be approved by the Registrar of Companies at such time and place as may be determined by the directors. Shareholders meetings are governed by the Eurasian Articles but many important protections and procedures are contained within the BCA and the Securities Act (British Columbia) and the Securities Act (Alberta) and the respective regulations and rules thereto and the policy statements, notices and blanket orders of the respective commissions of each of British Columbia and Alberta, together with the national policy statements, and national instruments applied by the such commissions (collectively, “Applicable Canadian Securities Law”).

     The BCA and Applicable Canadian Securities Law superimpose requirements that generally provide that shareholders meetings require not less than a 60 day notice period from initial public notice and that Eurasian makes a thorough advanced search of intermediary and brokerage registered shareholdings to facilitate communication with beneficial shareholders so that meeting proxy and information materials can be sent via the brokerages to unregistered but beneficial shareholders. The form and content of information circulars and proxies and like matters are governed by Applicable Canadian Securities Law which includes the disclosure requirements for the proxy materials and various corporate actions, background information on the nominees for election for director, executive compensation paid in the previous year and full details of any unusual matters or related party transactions.

     Eurasian must hold an annual shareholders meeting open to all shareholders for personal attendance or by proxy at each shareholder’s determination. The meeting must be held within 15 months of the previous annual shareholders meeting.

Change in Control

     Eurasian has not implemented any shareholders’ rights plan or other “poison pill” protection against possible take-overs. There are no provisions in Eurasian’s Articles that are triggered by or affected by a change in outstanding shares which gives rise to a change in control.

Insider Share Ownership Reporting

     The Eurasian Articles do not require disclosure of share ownership. There are no requirements under the BCA to report ownership of shares of Eurasian but Applicable Canadian Securities Law requires disclosure of trading by insiders (generally officers, directors and holders of 10% of voting shares of Eurasian) within 10 days after the trade. Controlling shareholders (generally those in excess of 20% of outstanding shares of Eurasian) must provide seven days advance notice of share sales.

Differences in Law

     The law applicable to Eurasian described above is not significantly different from that in the host country.

COMPARISON OF RIGHTS OF EURASIAN SHAREHOLDERS
AND BULLION SHAREHOLDERS

     This section of the proxy statement/prospectus describes the material differences between the rights of Eurasian shareholders and Bullion shareholders. Eurasian is incorporated under the Business Corporations Act (British Columbia) and Bullion is incorporated under the Utah Act. As such, differences between the rights of Eurasian shareholders and Bullion shareholders may be due to differences in the laws of the companies’ respective jurisdictions of incorporation and/or each company’s respective articles of incorporation, bylaws (in the case of Bullion) and other agreements, if any, defining the rights of shareholders. Upon completion of the merger, Bullion shareholders will exchange their shares of Bullion common stock for the right to receive cash and shares of Eurasian common stock, at which time they will become shareholders of Eurasian and their rights as shareholders will be governed by the Business Corporations Act (British Columbia) and Eurasian’s articles of incorporation.

     The summary does not purport to be a complete description of the differences. You are urged to read carefully the relevant provisions of the Business Corporations Act (British Columbia) and the Utah Act and the articles of incorporation of Eurasian and the articles of incorporation and bylaws of Bullion. Eurasian’s and Bullion’s respective organizational documents are subject to amendment in accordance with their respective terms. Copies of these documents are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 154.

Authorized Capital Stock

     Eurasian. Under Eurasian’s articles of incorporation, Eurasian has authority to issue an unlimited amount of common shares without par value.

     Bullion. The aggregate number of shares which Bullion has authority to issue is 110,000,000 shares, divided into two classes: (i) 100,000,000 shares of common voting stock, par value $0.001 per share; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

Preemptive Rights

     Eurasian. Under Eurasian’s articles of incorporation, shareholders have no preemptive rights to acquire unissued shares of Eurasian’s capital stock.

     Bullion. Under Bullion’s articles of incorporation, shareholders have no preemptive rights to acquire unissued shares of Bullion’s capital stock.

Board of Directors

     Eurasian. Eurasian’s articles of incorporation provide Eurasian, as a public corporation, must have a minimum of three directors. There are no Canadian residency requirements for directors of Eurasian pursuant to the Business Corporations Act (British Columbia).

     Bullion. Bullion’s bylaws provide that its board of directors will consist of three (3) to nine (9) persons. The current number of directors is set at five (5). Cumulative voting is not permitted in the election of directors.

Removal of Directors

     Eurasian. Eurasian’s articles of incorporation provide that the shareholders of Eurasian may remove one or more directors by a special resolution. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other method specified in the articles of incorporation. Eurasian’s articles of incorporation also provide that the directors may remove a director if that director is convicted of an indictable offence, convicted by a court of an offence under or found in breach and sanctioned by a securities regulatory authority of any Canadian or United States securities legislation, or if the director ceases to be qualified to act as a director and does not promptly resign.

     Bullion. Bullion’s bylaws provide that one or more directors may be removed by a vote of a majority of the Bullion shares entitled to vote at an election of directors at a meeting expressly called for that purpose.

Vacancies on the Board of Directors

     Eurasian. Eurasian’s articles of incorporation provide that Eurasian shareholders may elect or appoint directors that are required to fill any vacancies in the board of directors up to that number. If the Eurasian shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneous with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies. If Eurasian has no directors or few directors than the number set pursuant to its articles of incorporation as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors. Eurasian’s articles of incorporation also provide the Eurasian board with authority to appoint one or more directors to fill a casual vacancy. The directors can also appoint additional directors between annual general meetings provided that the number of directors so appointed does not exceed one-third of the number of current directors.

     Bullion. Bullion’s bylaws provide that if any vacancies occur in the board of directors by reason of death, resignation or otherwise, or if the number of directors is increased, the directors then in office will continue to act and such vacancies or newly created directorships will be filled by a vote of the directors then in office, though less than a quorum, in any way approved by the meeting. Any directorship to be filled by reason of removal of one or more directors by the shareholders may be filled by election by the shareholders at the meeting at which the director or directors are removed.

Quorum and Voting by Shareholders

     Eurasian. Eurasian’s articles of incorporation provide that, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders who are present in person or represented by proxy. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum is one person who is, or who represents by proxy, that shareholder. A quorum need not be present throughout the meeting. If a quorum is not present within half an hour from the time appointed for a meeting, the meeting stands adjourned to the same day during the next week, except that if the meeting was requisitioned by shareholders, the meeting will be dissolved. If a quorum is not present at the adjourned meeting, the persons present in person or by proxy and who are entitled to vote at the meeting will constitute quorum.

     Bullion. Under the Utah Act, a majority the total voting power of Bullion’s outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the voting power represented by shares at the meeting and entitled to vote on the subject constitutes action by the shareholders, unless the vote of a greater number or voting by classes is required by the laws Utah or the articles of incorporation. Each outstanding Bullion share entitled to vote is entitled to one vote on each matter submitted to vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by the articles of incorporation.

Annual Meetings of Shareholders

     Eurasian. Eurasian’s articles of incorporation provide that an annual general meeting must be held at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by directors. Eurasian must provide notice of the annual general meeting to each shareholder entitled to attend the meeting, to each director and to the auditor of Eurasian at least 21 days before the meeting date.

     Bullion. Bullion’s bylaws provide that the annual meeting of the shareholders be held in May of each year or at such other time and at such place as may be designated by the board of directors and as is provided for in the notice of the meeting, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. Notice of the annual meeting must be given to shareholders entitled to vote at the meeting not less than ten days and not more than fifty days before the meeting date.

Special Meetings of Shareholders

     Eurasian. Eurasian’s articles of incorporation provide that at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting. Furthermore, under the Business Corporations Act (British Columbia), certain extraordinary corporate actions, such as amalgamations, continuances, reorganizations and other extraordinary corporate actions such as liquidations (winding-ups) and arrangements, require approval of the Eurasian shareholders by special resolution. Eurasian’s articles of incorporation specify that the majority of votes required for Eurasian to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

     Bullion. Bullion’s bylaws provide that special meetings of the shareholders may be called at any time by the chairman of the board, the president, or by the board of directors, or in their absence or disability, by any vice president, and shall be called by the president or, in his or her absence or disability, by a vice president or by the secretary on the written request of the holders of not less than one-tenth of all the shares entitled to vote at the meeting, such written request to state the purpose or purposes of the meeting and to be delivered to the president, each vice-president, or secretary. In case of failure to call such meeting within 60 days after such request, such shareholder or shareholders may call the same. Because the Bullion articles of incorporation and bylaws do not provide otherwise, under the Utah Act, subject to certain exceptions, any proposed merger of Bullion requires approval by holders of a majority of the shares of Bullion common stock outstanding.

Action without a Meeting

     Eurasian. Eurasian’s articles of incorporation provide that if all of the shareholders entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business required to be transacted at that annual general meeting, the meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed, select as Eurasian’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

     Bullion. Bullion’s bylaws provide that shareholders may take any action that may be taken at a meeting, without a meeting, if the consent for such action is set forth in writing and signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof.

Indemnification of Officers and Directors and Limitation of Liability

     Eurasian. Eurasian’s articles of incorporation provide that Eurasian must indemnify a director, officer, former director or officer or alternate director of Eurasian and their heirs and legal personal representatives, as set out in the Business Corporations Act (British Columbia), against all eligible penalties to which such person is or may be liable, and Eurasian must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director and officer and alternate director is deemed to have contracted with Eurasian on the terms of the indemnity contained in Eurasian’s articles of incorporation. Furthermore, Eurasian must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding but Eurasian must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced. In addition, Eurasian may indemnify any other person in accordance with the Business Corporations Act (British Columbia).

     Bullion. Bullion’s bylaws provide that Bullion has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of Bullion to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of Bullion, or is or was serving at the request of Bullion as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding or in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Bullion, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that no indemnification will be made in respect of any claim, issue, or matter as to which such a person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Bullion, unless and only to the extent that the court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Inspection of Corporate Records and Voting List of Shareholders

     Eurasian. Under the Business Corporations Act (British Columbia), the current directors are permitted to examine, among other things, Eurasian’s constating documents, central securities register, register of directors, minutes of shareholders meetings, minutes of directors meetings and financial records. Eurasian’s articles of incorporation provide that unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of Eurasian is entitled to inspect or obtain a copy of any accounting records of Eurasian.

     Bullion. Under the Utah Act, a shareholder or director of Bullion who gives Bullion written notice of the demand at least five business days before the proposed inspection date has the right to inspect and copy the corporate records during regular business hours at Bullion’s principal office. The Utah Act provides that the officer or agent of the corporation having charge of the share transfer books for shares of the corporation must make, within the earlier of ten days before a meeting of shareholders or two business days after notice of the meeting is given, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of, and the number of shares held by each, which list, for a period of ten days prior to such meeting, must be kept on file at Bullion’s registered office and is subject to inspection by any shareholder during the whole time of the meeting.

Dividends

     Eurasian. Eurasian’s articles of incorporation provide that the board of directors may from time to time declare and authorize payment of dividends as they may deem advisable on the terms and conditions provided by its articles of incorporation.

     Bullion. Bullion’s bylaws provide that the board of directors may from time to time declare, and Bullion may pay, dividends on its outstanding shares in the manner and on the terms and conditions provided by its articles of incorporation and bylaws.

Appraisal/Dissenters’ Rights

     Eurasian. The Business Corporations Act (British Columbia) provides that shareholders entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Such matters include: (i) an amendment to its articles, to alter the articles, to alter restrictions on the powers of the corporation or on the business it is permitted to carry on; (ii) an amalgamation with another corporation; (iii) a change of corporate jurisdiction; and (iv) the sale, lease or exchange of all or substantially all of its undertaking.

     Bullion. The Utah Act provides that shareholders have the right to dissent from, and obtain payment of fair value of their shares in the event of, certain corporate actions identified under Utah law, the charter documents or a resolution of the board of directors.

Amendment of Articles of Incorporation and Bylaws

     Eurasian. Under Eurasian’s articles of incorporation, and pursuant to the Business Corporations Act (British Columbia), an amendment to its articles of incorporation must be approved by special resolution. Eurasian’s articles of incorporation specify that the majority of votes required for Eurasian to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

     Bullion. Under Bullion’s articles of incorporation, an amendment to its articles of incorporation must be approved by the affirmative vote of a majority of the shares entitled to vote on each such amendment. Bullion’s bylaws, whether adopted by the board of directors or the shareholders, are subject to amendment, alteration, or repeal, and new bylaws may be made, except that (a) no bylaws adopted or amended by the shareholders may be altered or repealed by the board of directors; and (b) no bylaws may be adopted by the board of directors which require more than a majority of the voting shares for a quorum at a meeting of shareholders, or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; provided , however that (i) if any bylaw regulating an impending election of directors is adopted or amended or repealed by the board of directors, there must be set forth in the notice of the next meeting of shareholders for the election of directors, the bylaws so adopted or amended or repealed, together with a concise statement of the changes made; and (ii) no amendment, alteration or repeal of the amendment provision contained in the bylaw may be made except by the shareholders.

Potential Anti-Takeover Provisions

     Eurasian. Eurasian’s articles of incorporation do not provide for anti-takeover provisions.

     Bullion. The Utah Control Shares Acquisition Act limits the ability of persons acquiring more than 20% of a company’s voting stock to vote those shares absent approval of voting rights by the holders of a majority of all shares entitled to be cast, excluding all interested shares. The Utah Control Shares Acquisition Act, however, permits a company to opt out of these protective provisions and Bullion has opted to do so.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF EURASIAN

     As of March 12, 2012, there were 53,095,200 common shares of Eurasian issued and outstanding as fully paid and non-assessable, and carrying a right to one vote per share. The following table sets forth certain information regarding the ownership of Eurasian’s common stock as of March 12, 2012 by: (i) each of Eurasian’s directors; (ii) each of Eurasian’s named executive officers; (iii) all of Eurasian’s executive officers and directors as a group; and (iv) all those known by Eurasian to be beneficial owners of more than five percent (5%) of Eurasian’s common stock. Unless otherwise indicated, the business address of each named person is c/o Eurasian Minerals Inc., Suite 501, 543 Granville Street, Vancouver, British Columbia, V6C 1X8, Canada.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Shares	Newmont Mining Corporation of Canada Limited c/o Goodmans LLP, Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario, M5H 2S7, Canada	6,450,000(1)	9.25%

Common Shares	International Finance Corporation, 2121 Pennsylvania Avenue N.W., Washington, District of Columbia, 20433	6,479,143(2)	9.30%

Common Shares	David M. Cole, President, Chief Executive Officer and Director, 6624 Willow Broom Trail, Littleton, Colorado, 80125	1,923,733(3)	2.76%

Common Shares	Christina Cepeliauskas, Chief Financial Officer	198,000(4)	*

Common Shares	M. Stephen Enders, Executive Chairman, 6624 Willow Broom Trail, Littleton, Colorado, 80125	411,333(5)	*

Common Shares	Valerie Barlow, Corporate Secretary	50,200(6)	*

Common Shares	Brian Bayley, Director, Suite 1028, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5, Canada	311,375(7)	*

Common Shares	Brian Levet, Director	150,000(8)	*

Common Shares	George Lim, Director	150,000(9)	*

Common Shares	Michael Winn, Director, 381 Forest Avenue, Suite C, Laguna Beach, California, 92651	715,908(10)	1.03%

	All directors and executive officers as a group	3,910,549	5.62%

*	Less then 1%

(1)	Includes 1,250,000 share purchase warrants to purchase common shares of Eurasian until March 14, 2013 at a price per share of Cdn. $4.00.

(2)

Includes 800,000 share purchase warrants to purchase common shares of Eurasian until November 12, 2015 at a price per share of Cdn. $4.00 until November 12, 2012, Cdn. $4.50 until November 12, 2013, Cdn. $5.00 until November 12, 2014 and Cdn. $5.50 until November 12, 2015, and 1,919,633 share purchase warrants to purchase common shares of Eurasian until the earlier of three (3) years from the date on which drilling under a drilling program commences on the Treuil/La Mine license area in Haiti or February 19, 2015 at a price per share of Cdn. $2.88.

(3)

Includes 2,500 share purchase warrants to purchase common shares of Eurasian until March 14, 2013 at a price per share of Cdn. $4.00, 75,000 stock options to purchase common shares of Eurasian until May 10, 2012 at a price per share of Cdn. $1.35, 200,000 stock options to purchase common shares of Eurasian until June 21, 2012 at a price per share of Cdn. $1.81, 96,000 stock options to purchase common shares of Eurasian until September 18, 2013 at a price per share of Cdn. $1.00,

200,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 200,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(4)

Includes 40,000 stock options to purchase common shares of Eurasian until September 18, 2013 at a price per share of Cdn. $1.00, 75,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 75,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(5)

Includes 100,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 100,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(6)

Includes 11,800 stock options to purchase common shares of Eurasian until September 2, 2015 at a price per share of Cdn. $2.21 and 30,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(7)

Includes 25,000 stock options to purchase common shares of Eurasian until May 10, 47,000 stock options to purchase common shares of Eurasian until September 18, 2013 at price per share of Cdn. $1.00, 75,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 50,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(8)	Includes 150,000 stock options to purchase common shares of Eurasian until March 18, 2016 at a price per share of Cdn. $2.91.

(9)

Includes 25,000 stock options to purchase common shares of Eurasian until September 18, 2013 at a price per share of Cdn. $1.00, 75,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18 and 50,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80.

(10)

Includes 25,000 stock options to purchase common shares of Eurasian until May 10, 2012 at a price per share of Cdn. $1.35, 47,000 stock options to purchase common shares of Eurasian until September 18, 2013 at price per share of Cdn. $1.00, 100,000 stock options to purchase common shares of Eurasian until May 7, 2015 at a price per share of Cdn. $2.18, and 50,000 stock options to purchase common shares of Eurasian until July 19, 2016 at a price per share of Cdn. $2.80

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF BULLION

     As of March 12, 2012, 39,360,518 shares of common stock of Bullion have been issued and are outstanding as fully paid and non-assessable, and carrying a right to one vote per share. The following table sets forth certain information regarding the ownership of Bullion’s common stock as of March 12, 2012 by: (i) each of Bullion’s directors; (ii) each of Bullion’s named executive officers; (iii) all of Bullion’s executive officers and directors as a group; and (iv) all those known by Bullion to be beneficial owners of more than five percent (5%) of Bullion’s common stock. The business address of each named person is c/o Bullion Monarch Mining, Inc., 20 North Main, Suite 202, St. George, Utah 84770.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of	Percent
		Beneficial Owner	of Class
Common Stock	R. Don Morris, CEO and Chairman of the Board	6,977,662 (1)	17.77%
Common Stock	James A. Morris, President and Director	2,849,488 (2)	7.26%
Common Stock	Peter Passaro, 5% Holder	3,245,471 (3)	8.27%
Common Stock	Philip Manning, Chief Financial Officer	832,182	*
Common Stock	Robert D. Morris III, Secretary	380,813	*
Common Stock	John DeMara, Director	0	*
Common Stock	Nate Bryson, Director	0	*
Common Stock	Jack Hurley, Director	0	*
	All directors and executive officers as a group (7 persons)	14,285,616	36.29%

*	Less than 1%.

(1)	172,200 shares are owned by R. Don Morris and Christina Morris as joint tenants.

(2)	158,000 shares are held for Mr. Morris’ two minor children in the name of Syndi Morris c/f Austin and McKall.

(3)	These shares are owned by Mr. Passaro and Taimi C. Passaro as joint tenants.

LEGAL MATTERS

     The legality of the Eurasian common shares offered by this proxy statement/prospectus and certain other Canadian legal matters will be passed upon for Eurasian by Blake, Cassels & Graydon LLP, Vancouver, British Columbia. Dorsey & Whitney LLP, Seattle, Washington, will issue an opinion to Eurasian concerning certain U.S. legal matters, and Durham Jones & Pinegar, P.C., St. George, Utah, will issue an opinion to Bullion concerning certain U.S. legal matters.

EXPERTS

     The financial statements of Eurasian and its subsidiaries as of March 31, 2011, and for each of the three years in the period ended March 31, 2011, appearing in this proxy statement/prospectus have been audited by Davidson & Company LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Bullion and its subsidiaries as of April 30, 2011, and for each of the two years in the period ended April 30, 2011, appearing in this proxy statement/prospectus have been audited by Mantyla McReynolds, LLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

     It is expected that Bullion will hold an annual meeting of shareholders for 2012 only if the merger is not completed. In order to be considered for inclusion in the proxy statement for the 2012 annual meeting of shareholders, should one be held, shareholder proposals must have been submitted in writing and received by the Corporate Secretary of Bullion at its principal executive offices located at 20 North Main Street, Suite 202, St. George, Utah 84770 no later than May 1, 2012 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

     Eurasian has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of Eurasian common stock to be issued to Bullion shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Eurasian and its common stock. The rules and regulations of the SEC allow Eurasian to omit certain information included in the registration statement from this document.

     Bullion files annual, quarterly and current reports, proxy statements and other information with the SEC. Eurasian is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. You may read and copy the information filed with or furnished to the SEC by Bullion or Eurasian at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Bullion and Eurasian, that file electronically with the SEC. The address of the site is www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by Bullion with the SEC are also available at Bullion’s website at www.bullionmm.com. Eurasian also files reports, statements and other information with the Canadian provincial and territorial securities regulatory authorities. Eurasian’s filings are electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com. The reports and other information filed by Eurasian with the SEC and the Canadian provincial and territorial securities regulatory authorities are also available at Eurasian’s website at www.eurasianminerals.com. The web addresses of the SEC, SEDAR, Eurasian and Bullion have been included as inactive textual references only. Information on those web sites is not part of this proxy statement/prospectus.

     Bullion shareholders requesting documents should do so by [•], 2012 to receive them before the Bullion special meeting. You will not be charged for any of these documents that you request.

     Neither Eurasian nor Bullion has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Eurasian
Financial Statements
Consolidated Financial Statements for the year ended March 31, 2011	F-2
Auditor’s Report, dated July 19, 2011 (except as to Note 18 which is as of January 23, 2012), of Davidson & Company LLP	F-3
Consolidated Balance Sheets as at March 31, 2011 and 2010	F-4
Consolidated Statements of Operations for the years ended March 31, 2011, 2010 and 2009 and for the period from inception on August 21, 2001 to March 31, 2011	F-5

Consolidated Statements of Comprehensive Loss and Accumulated Other Comprehensive Income for the years ended March 31, 2011, 2010 and 2009 and for the period from inception on August 21, 2001 to March 31, 2011

F-6
Consolidated Statements of Cash Flows for the years ended March 31, 2011, 2010 and 2009 and for the period from inception on August 21, 2001 to March 31, 2011	F-7
Consolidated Statements of Shareholders’ Equity as at inception on August 21, 2001 and as at March 31, 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010 and 2011	F-8
Notes to the Consolidated Financial Statements	F-12
Consolidated Financial Statements for the six months ended September 30, 2011	F-49
Consolidated Statements of Financial Position as at September 30, 2011, March 31, 2011 and April 1, 2010 (Unaudited)	F-51
Consolidated Statements of Operations for the three and six months ended September 30, 2011 and 2010 (Unaudited)	F-52
Consolidated Statements of Cash Flows for the three and six months ended September 30, 2011 and 2010 (Unaudited)	F-53
Consolidated Statements of Changes in Equity as at September 30, 2011 and 2010 (Unaudited)	F-54
Notes to the Interim Consolidated Financial Statements	F-55

Bullion
Financial Statements
Consolidated Financial Statements for the year ended April 30, 2011
Auditor’s Report, dated August 1, 2011, of Mantyla McReynolds, LLC	F-94
Consolidated Balance Sheets as at April 30, 2011 and 2010	F-95
Consolidated Statements of Income for the years ended April 30, 2011 and 2010	F-96
Consolidated Statements of Shareholders’ Equity for the years ended April 30, 2011 and 2010	F-97
Consolidated Statements of Cash Flows for the years ended April 30, 2011 and 2010	F-98
Notes to the Consolidated Financial Statements	F-99
Consolidated Financial Statements for the six months ended October 31, 2011
Consolidated Balance Sheets as at October 31, 2011 (Unaudited) and April 30, 2011 (Audited)	F-120
Consolidated Statements of Operations for the three and six months ended October 31, 2011 and 2010 (Unaudited)	F-121
Consolidated Statements of Cash Flows for the six months ended October 31, 2011 and 2010 (Unaudited)	F-122
Notes to the Interim Consolidated Financial Statements	F-123

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)

For the years ended March 31, 2011, 2010 and 2009

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Eurasian Minerals Inc.

We have audited the accompanying consolidated financial statements of Eurasian Minerals Inc. which comprise the consolidated balance sheets as at March 31, 2011 and 2010 and the consolidated statements of operations, cash flows, comprehensive loss and accumulated other comprehensive income and shareholders equity for the years ended March 31, 2011, 2010 and 2009, and for the cumulative period from inception on August 21, 2001 to March 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Eurasian Minerals Inc. as at March 31, 2011 and 2010 and the results of its operations and its cash flows for the years ended March 31, 2011, 2010 and 2009, and for the cumulative period from inception on August 21, 2001 to March 31, 2011, in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada	“DAVIDSON & COMPANY LLP”

Chartered Accountants
July 19, 2011
(except as to Note 18 which
is as of January 23, 2012)

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian dollars)

	March 31, 2011	March 31, 2010
ASSETS

Current
Cash and cash equivalents	$48,370,004	$11,095,799
Investments (Note 5)	353,501	2,875,968
Receivables	577,737	570,836
Prepaid expenses	377,180	150,996
Gold inventory	71,721	-
Total current assets	49,750,143	14,693,599

Restricted cash (Note 6)	387,124	236,558
Equipment (Note 7)	314,916	375,015
Equity held investment (Note 8)	79,121	-
Mineral properties (Note 9)	9,693,830	10,109,487
Reclamation bonds (Note 10)	413,037	273,583

Total assets	$60,638,171	$25,688,242

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$1,405,012	$718,031
Advances from joint venture partners	197,188	382,874
Total current liabilities	1,602,200	1,100,905

Future income tax liability (Note 14)	2,534,458	3,131,547
Total liabilities	4,136,658	4,232,452

Shareholders' equity
Preferred stock, no par value, unlimited number authorized, nil issued and outstanding (March 31, 2010 - nil)	-	-
Common stock, no par value, unlimited number authorized, 50,961,629 (March 31, 2010 - 34,265,822) issued and outstanding (Note 11)	75,058,770	31,984,129
Commitment to issue shares (Note 11)	491,996	100,365
Contributed surplus (Note 11)	5,393,723	3,407,896
Accumulated other comprehensive income	-	864,848
Deficit accumulated during the exploration stage	(24,442,976)	(14,901,448)
Total shareholders' equity	56,501,513	21,455,790

Total liabilities and shareholders' equity	$60,638,171	$25,688,242

Nature of operations (Note 1)
Subsequent events (Note 17)

On behalf of the Board:

Signed: “David M. Cole”	Director	Signed: “George Lim”	Director

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in Canadian dollars)

				For the period from
				inception on
	Year ended	Year ended	Year ended	August 21, 2001 to
	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2011

EXPLORATION EXPENDITURES (Note 9)	$10,941,182	$7,856,900	$10,672,774	$46,714,749
Less: recoveries	(6,185,414)	(5,261,860)	(8,510,438)	(24,090,197)
	4,755,768	2,595,040	2,162,336	22,624,552

GENERAL AND ADMINISTRATIVE EXPENSES
Administrative services and office costs	986,600	607,713	328,934	2,913,906
Amortization	1,402	11,331	35,741	132,016
Consulting	1,266,227	692,308	396,150	3,573,491
Investor relations and shareholder information	228,411	316,419	393,531	1,697,946
Professional fees	495,510	238,119	114,657	1,432,534
Stock-based compensation	2,819,284	479,437	284,491	5,665,405
Transfer agent and filing fees	146,715	71,702	64,329	584,065
Write-off of mineral property (Note 9)	-	278,380	-	339,130
	5,944,149	2,695,409	1,617,833	16,338,493

Loss before other items	(10,699,917)	(5,290,449)	(3,780,169)	(38,963,045)

OTHER ITEMS
Change in fair value of held-for-trading investments	(79,539)	172,992	21,541	79,647
Costs of public listing	-	-	-	(256,366)
Discontinued operations	-	-	-	19,675
Equity in loss of associated company	-	-	-	(82,845)
Foreign exchange gain (loss)	(519,792)	(522,169)	310,611	(1,753,205)
Gain on investments	1,074,394	625,961	136,865	6,680,431
Gain on sale of subsidiaries	-	-	-	7,702,226
Interest income	229,733	82,793	314,950	1,379,903
Loss on dilution of investment in a former subsidiary	(142,400)	-	-	(142,400)
Loss on disposal of equipment	(47,322)	(49,662)	-	(114,513)
Royalty income	-	-	-	121,000
	515,074	309,915	783,967	13,633,553

Loss before income taxes	(10,184,843)	(4,980,534)	(2,996,202)	(25,329,492)
Income tax recovery (Note 14)	643,315	270,420	-	913,735

Net loss for the year	(9,541,528)	(4,710,114)	(2,996,202)	(24,415,757)

LOSS PER SHARE INFORMATION
Basic and diluted loss per common share	$(0.24)	$(0.16)	$(0.11)
Weighted average number of common shares outstanding	40,055,905	29,331,005	28,243,158

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS AND ACCUMULATED OTHER COMPREHESIVE INCOME
(Expressed in Canadian dollars)

				For the period from
				inception on
	Year ended	Year ended	Year ended	August 21, 2001 to
	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2011

Loss for the year	$(9,541,528)	$(4,710,114)	$(2,996,202)	$(24,415,757)
Other comprehensive income (loss)
Unrealized gain on available-for-sale investments	-	936,278	(270,040)	434,166
Future income taxes on available-for-sale investments	-	(132,936)	-	(132,936)
Realization of previously unrecognized gain on available- for-sale investments, net of future income tax recovery	(864,848)	(65,703)	25,348	(1,071,120)

Comprehensive loss	$(10,406,376)	$(3,972,475)	$(3,240,894)	$(25,185,647)

Accumulated other comprehensive income, beginning of year	$864,848	$127,209	$371,901	$-

Transition adjustment to opening balance	-	-	-	769,890
Other comprehensive income for the year	-	737,639	(244,692)	94,958
Realization of previously unrecognized gain on available- for-sale investments, net of future income tax recovery	(864,848)	-	-	(864,848)

Accumulated other comprehensive income, end of year	$-	$864,848	$127,209	$-

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)

				For the period from
				inception on
	Year ended	Year ended	Year ended	August 21, 2001 to
	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2011

OPERATING ACTIVITIES
Net loss for the year	$(9,541,528)	$(4,710,114)	$(2,996,202)	$(24,415,757)
Items not affecting cash:
Amortization	141,602	85,191	103,228	714,846
Change in fair value of held-for-trading investments	79,539	(172,992)	(21,541)	(79,647)
Commitment to issue shares for bonus payments	391,631	100,365	75,681	567,677
Costs of public listing	-	-	-	256,366
Equity loss of an associated company	-	-	-	90,405
Future income tax recovery	(643,315)	(270,420)	-	(913,735)
Gain on sale of investments	(1,074,394)	(560,258)	(136,865)	(6,614,728)
Gain on sale of subsidiary companies	-	-	-	(7,702,226)
Loss on dilution off investment in a former subsidiary	142,400	-	-	142,400
Loss on sale of discontinued operations	-	-	-	10,766
Loss on disposal of equipment	47,322	49,662	-	110,445
Recognition of unrealized gain in accumulated other comprehensive income	-	(65,703)	-	(65,703)
Shares issued as bonus shares	953,760	115,440	117,986	1,384,731
Shares received for option payments	(107,825)	(135,000)	(84,825)	(700,050)
Stock-based compensation	2,119,328	479,437	284,491	4,965,449
Unrealized foreign exchange (gain) loss	105,379	15,648	(10,648)	115,909
Write-off of mineral property	-	278,380	-	339,130

Change in non-cash working capital items
Receivables	(19,160)	1,355,973	(1,326,047)	(504,765)
Prepaid expenses	(233,484)	66,011	(90,497)	(384,480)
Accounts payable and accrued liabilities	772,246	(334,974)	84,204	599,091
Advances from joint venture partners	(152,967)	(145,332)	117,601	229,907
Net cash used in operating activities	(7,019,466)	(3,848,686)	(3,883,434)	(31,853,969)

INVESTING ACTIVITIES
Acquisition of mineral properties	(127,752)	(263,537)	(1,216,000)	(2,252,285)
Acquisition of subsidiary	(155,070)	(202,872)	-	(357,942)
Cash acquired from acquisition of subsidiary	63,367	352,335	-	415,702
Investment in associated companies	-	-	-	(117,261)
Other receivables and deposits	-	-	-	(102,203)
Proceeds from sale of equipment	-	-	-	76,100
Proceeds from sale of gold inventory	4,671	-	-	4,671
Proceeds from sale of marketable securities	3,440,659	1,686,700	489,690	10,943,752
Proceeds from sale of subsidiary companies	-	-	-	7,728,443
Purchase of equipment	(130,589)	(80,968)	(76,180)	(1,236,999)
Purchase of gold inventory	(76,988)	-	-	(76,988)
Purchase of marketable securities	(872,653)	(1,075,890)	(773,265)	(3,923,783)
Reclamation bonds	(174,671)	(31,719)	-	(206,390)
Restricted cash	(150,566)	(174,078)	-	(381,334)
Reduction of cash on dilution of investment	(49,250)	-	-	(49,250)
Recoveries of mineral properties from joint venture partners	924,620	-	1,216,000	2,140,620
Net cash provided by (used in) investing activities	2,695,778	209,971	(359,755)	12,604,853

FINANCING ACTIVITIES
Proceeds on exercise of stock options	1,125,392	760,200	186,000	2,071,592
Proceeds on exercise of warrants	3,108	-	-	753,108
Proceeds received from private placements	40,655,000	5,272,590	3,502,000	65,078,253
Share issue costs	(185,607)	(98,226)	-	(283,833)
Net cash provided by financing activities	41,597,893	5,934,564	3,688,000	67,619,120

Change in cash and cash equivalents	37,274,205	2,295,849	(555,189)	48,370,004
Cash and cash equivalents, beginning of year	11,095,799	8,799,950	9,355,139	-
Cash and cash equivalents, end of year	$48,370,004	$11,095,799	$8,799,950	$48,370,004

Supplemental disclosure with respect to cash flows (Note 16)

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Canadian dollars)

					Accumulated
					other
	Number of		Commitment to	Contributed	comprehensive
	common shares	Capital stock	issue shares	surplus	income	Deficit	Total

Balance as at August 21, 2001 - Date of inception of legal subsidiary, Southern European Exploration Ltd. ("SEEL")	-	$-	$-	$-	$-	$-	$-
Shares issued on private placement	3,200,923	252,592	-	-	-	-	252,592
Shares issued on exercise of warrants	127,667	19,150	-	-	-	-	19,150
Loss for the period	-	-	-	-	-	(106,711)	(106,711)

Balance as at March 31, 2002	3,328,590	271,742	-	-	-	(106,711)	165,031
Shares issued on private placement	3,180,000	397,500				-	397,500
Shares issued on exercise of warrants	2,255,381	338,308	-	-	-	-	338,308
Loss for the year	-	-	-	-	-	(120,900)	(120,900)

Balance as at March 31, 2003	8,763,971	1,007,550	-	-	-	(227,611)	779,939
Shares issued on exercise of warrants	30,400	4,560	-	-	-	-	4,560
Shares issued on private placement - special warrants	3,000,000	750,000	-	-	-	-	750,000
Capital stock of SEEL eliminated on reverse acquisition	(11,794,371)	-	-	-	-	-	-
Capital stock of Eurasian Minerals Inc. ("legal parent") on reverse acquistion	2,800,000	-	-	-	-	(27,219)	(27,219)
Consolidation of shares on a 2:1 basis	(1,400,000)	-	-	-	-	-	-
Shares issued on acquisition of legal parent	9,830,608	-	-	-	-	-	-
Shares issued on exercise of options	136,250	46,325	-	-	-	-	46,325
Shares issued on exercise of warrants	250,000	70,000	-	-	-	-	70,000
Shares issued on conversion of convertible debentures	375,000	105,000	-	-	-	-	105,000
Shares issued on private placements	3,500,000	3,850,000	-	-	-	-	3,850,000
Share issue costs	-	(161,436)	-	-	-	-	(161,436)
Stock-based compensation	-	-	-	254,000	-	-	254,000
Loss for the year	-	-	-	-	-	(1,932,515)	(1,932,515)

Balance as at March 31, 2004	15,491,858	5,671,999	-	254,000	-	(2,187,345)	3,738,654

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Canadian dollars)

(continued)

					Accumulated
					other
	Number of		Commitment to	Contributed	comprehensive
	common shares	Capital stock	issue shares	surplus	income	Deficit	Total

Balance as at March 31, 2004	15,491,858	5,671,999	-	254,000	-	(2,187,345)	3,738,654
Shares issued on private placements	1,000,000	1,250,000	-	-	-	-	1,250,000
Shares issued on exercise of warrants	2,500,500	1,350,270	-	-	-	-	1,350,270
Shares issued for consulting fees	25,000	20,500	-	-	-	-	20,500
Shares issued on acquisition of mineral property	63,340	73,674	-	-	-	-	73,674
Stock-based compensation	-	-	-	355,234	-	-	355,234
Loss for the year	-	-	-	-	-	(2,590,934)	(2,590,934)

Balance as at March 31, 2005	19,080,698	8,366,443	-	609,234	-	(4,778,279)	4,197,398
Shares issued on private placements	3,500,000	4,550,000	-	-	-	-	4,550,000
Shares issued on acquisition of mineral property	224,500	278,380	-	-	-	-	278,380
Shares issued on exercise of stock options	116,650	35,145	-	-	-	-	35,145
Reclassification of fair value from options exercised	-	29,411	-	(29,411)	-	-	-
Share issue costs - brokers' warrants	-	(101,700)	-	101,700	-	-	-
Share issue costs	-	(194,610)	-	-	-	-	(194,610)
Stock-based compensation	-	-	-	24,545	-	-	24,545
Loss for the year	-	-	-	-	-	(3,407,102)	(3,407,102)

Balance as at March 31, 2006	22,921,848	12,963,069	-	706,068	-	(8,185,381)	5,483,756
Shares issued on exercise of stock options	130,000	56,000	-	-	-	-	56,000
Reclassification of fair value from options exercised	-	42,319	-	(42,319)	-	-	-
Stock-based compensation	-	-	-	430,300	-	-	430,300
Income for the year	-	-	-	-	-	7,430,968	7,430,968

Balance as at March 31, 2007	23,051,848	13,061,388	-	1,094,049	-	(754,413)	13,401,024

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Canadian dollars)

(continued)

					Accumulated
					other
	Number of		Commitment to	Contributed	comprehensive
	common shares	Capital stock	issue shares	surplus	income	Deficit	Total

Balance as at March 31, 2007	23,051,848	13,061,388	-	1,094,049	-	(754,413)	13,401,024
Shares issued on private placements	2,000,000	2,800,000		-	-	-	2,800,000
Shares issued as finders' fees	97,500	-	-	-	-	-	-
Shares issued on exercise of stock options	1,025,432	570,794	-	-	-	-	570,794
Shares issued as bonus shares	74,000	109,520	-	-	-	-	109,520
Reclassification of fair value from options exercised	-	397,143	-	(397,143)	-	-	-
Stock-based compensation	-	-	-	1,018,114	-	-	1,018,114
Shares issued on exercise of broker warrants	223,500	335,250	-	-	-	-	335,250
Reclassification of fair value from warrants exercised	-	91,102	-	(91,102)	-	-	-
Commitment to issue shares	-	-	67,525	-	-	-	67,525
Unrealized gain on available-for-sale investments	-	-	-	-	371,901	-	371,901
Loss for the year	-	-	-	-	-	(6,440,719)	(6,440,719)

Balance as at March 31, 2008	26,472,280	17,365,197	67,525	1,623,918	371,901	(7,195,132)	$12,233,409
Shares issued on private placements	1,700,000	2,822,000	-	680,000	-	-	3,502,000
Shares issued on exercise of stock options	160,000	186,000	-	-	-	-	186,000
Shares issued as bonus shares	183,365	185,510	-	-	-	-	185,510
Reclassification of fair value of options exercised	-	115,005	-	(115,005)	-	-	-
Stock-based compensation	-	-	-	284,491	-	-	284,491
Commitment to issue shares	-	-	8,157	-	-	-	8,157
Unrealized loss on available-for-sale investments	-	-	-	-	(244,692)	-	(244,692)
Loss for the year	-	-	-	-	-	(2,996,202)	(2,996,202)

Balance as at March 31, 2009	28,515,645	20,673,712	75,682	2,473,404	127,209	(10,191,334)	13,158,673

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Expressed in Canadian dollars)

(continued)

					Accumulated
					other
	Number of		Commitment to	Contributed	comprehensive
	common shares	Capital stock	issue shares	surplus	income	Deficit	Total

Balance as at March 31, 2009	28,515,645	20,673,712	75,682	2,473,404	127,209	(10,191,334)	13,158,673
Shares issued on acquisition of BCE	2,127,790	4,191,746	-	-	-	-	4,191,746
Warrants issued on acquisition of BCE	-	-	-	845,943	-	-	845,943
Shares issued on private placements	2,559,510	5,272,590	-	-	-	-	5,272,590
Shares issued on mineral property option payment	338,877	677,754	-	-	-	-	677,754
Shares issued on exercise of stock options	650,000	760,224	-	-	-	-	760,224
Shares issued as bonus shares	74,000	115,440	-	-	-	-	115,440
Reclassification of fair value from options exercised	-	390,889	-	(390,889)	-	-	-
Stock-based compensation	-	-	-	479,438	-	-	479,438
Commitment to issue shares	-		24,683				24,683
Unrealized gain on available-for-sale investments	-	-	-	-	737,639	-	737,639
Share issue costs	-	(98,226)	-	-	-		(98,226)
Loss for the year	-	-	-	-	-	(4,710,114)	(4,710,114)

Balance as at March 31, 2010	34,265,822	31,984,129	100,365	3,407,896	864,848	(14,901,448)	21,455,790
Shares issued on private placements	14,900,000	40,655,000	-	-	-	-	40,655,000
Shares issued as finders' fees	398,970	1,104,728	-	-	-	-	1,104,728
Shares issued on exercise of stock options	759,000	1,125,392	-	-	-	-	1,125,392
Shares issued on exercise of warrants	1,554	3,108	-	-	-	-	3,108
Shares issued as bonus shares	448,000	953,760	-	-	-	-	953,760
Shares issued on acquisition of subsidiary	160,000	316,800	-	-	-	-	316,800
Shares issued on acquisition of mineral property	28,283	72,687	-	-	-	-	72,687
Reclassification of fair value from options exercised	-	608,010	-	(608,010)	-	-	-
Stock-based compensation	-	-	-	2,119,328	-	-	2,119,328
Commitment to issue shares	-		391,631				391,631
Unrealized loss on available-for-sale investments		-	-	-	(864,848)	-	(864,848)
Share issue costs	-	(1,764,844)	-	474,509	-	-	(1,290,335)
Loss for the year	-	-	-	-	-	(9,541,528)	(9,541,528)

Balance as at March 31, 2011	50,961,629	$75,058,770	$491,996	$5,393,723	$-	$(24,442,976)	$56,501,513

The accompanying notes are an integral part of these consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

1. NATURE OF OPERATIONS

Eurasian Minerals Inc. (the “Company” or “Eurasian”) was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 under the name of 33544 Yukon Inc. On October 10, 2001, the Company changed its name to Southern European Exploration Ltd. (“Southern European”). On November 24, 2003, the Company completed the reverse take-over of Marchwell Capital Corp. (“Marchwell”) and subsequently changed its name to Eurasian Minerals Inc.

The Company’s principal business activities are the acquisition and exploration of mineral properties in Turkey, Haiti, the Kyrgyz Republic, Europe, USA, and the Asia Pacific region. The Company’s continuing operations and the ability of the Company to meet its mineral property commitments are dependent upon the support of present and future joint venture partners and the ability of the Company to raise additional financing.

Some of the Company’s mineral exploration activities are located in emerging nations and, consequently, may be subject to a higher level of risk compared to other developed countries. Operations, the status of mineral property rights and the recoverability of investments in emerging nations can be affected by changing economic, regulatory and political situations.

The Company is currently exploring and has not yet acquired a mineral property containing reserves that are economically recoverable. In the event the Company completes an acquisition, the recoverability of amounts capitalized for mineral properties is dependent upon the discovery of sufficient economically recoverable ore reserves, confirmation of the Company’s interest in the underlying mineral properties, the ability of the Company to arrange appropriate financing to complete the development of the mineral properties and upon future profitable production or proceeds from the sale of the mineral properties.

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements include the accounts of Eurasian and its wholly-owned subsidiaries. The Company acquired its wholly-owned subsidiary Bronco Creek Exploration Ltd. (“BCE”) on January 20, 2010 (see Note 4) and its results from operations and cash flows from that date have been included in these consolidated financial statements. All significant intercompany transactions and balances have been eliminated upon consolidation.

Financial Instruments

All financial instruments are classified into one of the following four categories:

a) Financial assets and financial liabilities held for trading
Financial assets and financial liabilities held for trading are acquired or incurred principally for the purpose of selling or repurchasing them in the near term. They are recognized at fair value based on market prices, with any resulting gains and losses reflected in net income (loss) for the period in which they arise.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

b) Held-to-maturity financial assets
Held-to-maturity financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturity that an entity has the positive intention and ability to hold to maturity. They are measured at amortized cost using the effective interest rate method less any impairment loss. A gain or loss is recognized in net income when the financial asset is derecognized or impaired, and through the amortization process.

c) Available-for-sale financial assets
Available-for-sale financial assets are non-derivative financial assets that are designated as available for sale, or that are not classified as loans and receivables, held-to-maturity investments, or held for trading. They are measured at fair value. Fair value is determined based on market prices. Equity instruments that do not have a quoted market price in an active market are measured at cost. Gains and losses are recognized directly in other comprehensive income (loss) until the financial asset is derecognized, at which time the cumulative gain or loss previously recognized in accumulated other comprehensive income (loss) is recognized in net income (loss) for the period.

d) Loans and receivables and other financial liabilities
Loans and receivables and other financial liabilities are measured at amortized cost, using the effective interest rate method less any impairment loss.

Eurasian’s financial instruments consist of cash and cash equivalents, receivables, marketable securities, warrants, restricted cash, reclamation bonds, accounts payable and accrued liabilities, and advances from joint venture partners. Unless otherwise noted the fair value of these financial instruments approximates their carrying values.

Cash and cash equivalents are classified as financial assets held for trading and are accounted for at fair value. Cash equivalents include highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

Warrants are classified as derivative financial assets held for trading and are accounted for at fair value. For warrants that are not traded on an exchange, no market value is readily available. When there are sufficient and reliable observable market inputs, a valuation technique is used; if no such market inputs are available, the warrants are valued at intrinsic value, which is equal to the higher of the market value of the underlying security less the exercise price of the warrant, or zero.

Marketable securities are classified as available-for-sale and are measured at fair market value. Marketable securities transferred to the Company as part of an acquisition are classified as held-for-trading and are carried at fair market value. Changes in fair value of held-for-trading assets are reflected in the statement of operations in the period in which they occur. Changes in fair value of available-for-sale assets are reflected in accumulated other comprehensive income on the balance sheet until sold or if there is an other than temporary impairment in value.

Reclamation bonds are classified as financial assets held-to-maturity.

Restricted cash is classified as financial assets held-for-trading.

The Company classifies its accounts payable and accrued liabilities and advances from joint venture partners as other financial liabilities.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Equity investment

The Company accounts for its long-term investments in affiliated companies over which it has significant influence on the equity basis of accounting, whereby the investment is initially recorded at cost, adjusted to recognize the Company’s share of earnings or losses and reduced by dividends received.

Mineral properties and exploration expenditures

Acquisition costs for mineral properties, net of recoveries, are capitalized on a property-by-property basis. Acquisition costs include cash consideration and the value of common shares, based on recent issue prices, issued for mineral properties pursuant to the terms of the agreement. Exploration expenditures, net of recoveries, are charged to operations as incurred. After a property is determined by management to be commercially feasible, exploration and development expenditures on the property will be capitalized. When there is little prospect of further work on a property being carried out by Eurasian or its partners, when a property is abandoned, or when the capitalized costs are no longer considered recoverable, the related property costs are written down to management’s estimate of their net recoverable amount. The costs related to a property from which there is production, together with the costs of production equipment, will be depleted and amortized using the unit-of-production method.

A mineral property acquired under an option agreement where payments are made at the sole discretion of Eurasian, is capitalized at the time of payment. Option payments received are treated as a reduction of the carrying value of the related acquisition cost for the mineral property until the payments are in excess of acquisition costs, at which time they are then credited to operations. Option payments are at the discretion of the optionee and, accordingly, are accounted for when receipt is reasonably assured.

Equipment

Equipment is recorded at cost and amortized over its estimated useful life using the declining balance method at a rate of 20% per annum. Amortization on equipment used directly on exploration projects is included in exploration expenditures for that mineral property.

Asset retirement obligations

Asset retirement obligations are recognized for the expected obligations related to the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets. An asset retirement obligation is recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made with a corresponding asset retirement cost recognized by increasing the carrying amount of the related long-lived asset. The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life. The initial fair value of the liability is accreted, by charges to operations, to its estimated future value. Eurasian has no known asset retirement obligations.

Foreign currency translation

The Company’s subsidiaries are integrated foreign operations and are translated into Canadian dollar equivalents using the temporal method. Monetary items are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Income and expense items are translated at the appropriate transaction date rates, except for amortization, which is translated at the same rate as the related asset.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Translation gains and losses are reflected in the statements of operations.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities of three months or less.

Gold inventory

Gold inventory is carried on the balance sheet at the lower of cost and net realizable value. A decline in the value of Gold inventory below cost, due to market conditions, will be charged to income with subsequent increases in value reflected in the carrying value to a maximum of the original cost. An assessment of net realizable value is made at each balance sheet date. When the net realizable value declines below cost, a write-down is recorded.

Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees. For directors and employees, the fair value of the options is measured at the date of grant. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For directors, employees and non-employees, the fair value of the options is accrued and charged to operations, with the offset credit to contributed surplus, over the vesting period. If and when the stock options are exercised, the applicable amounts are transferred from contributed surplus to share capital. Stock-based compensation awards are calculated using the Black-Scholes option pricing model.

Income taxes

Income taxes are accounted for using the future income tax method. Under this method income taxes are recognized for the estimated income taxes payable for the current period, and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities, and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized. To the extent that Eurasian does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess. Future income tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

Income (Loss) per share

Basic income or loss per share is calculated by dividing the net income or loss for the year by the weighted average number of shares outstanding during the year. Diluted income or loss per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of shares outstanding used in the calculation of diluted income or loss per share assumes that the deemed proceeds received from the exercise of stock options, share purchase warrants and their equivalents would be used to repurchase common shares of Eurasian at the average market price during the year.

Existing stock options and share purchase warrants have not been included in the current year computation of diluted loss per share as to do so would be anti-dilutive. Accordingly, the current year basic and diluted losses per share are the same.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

Valuation of equity units issued in private placements

Eurasian has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the day prior to the announcement date. The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants is recorded as contributed surplus.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. Significant areas requiring the use of management estimates include:

a) Recorded costs of mineral properties are not intended to reflect present or future values of resource properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

b) The determination of the fair value of stock options or warrants using stock pricing models requires the input of highly subjective assumptions, including the expected price volatility. Changes in the subjective input assumptions could materially affect the fair value estimate, therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options and warrants.

c) The determination of future income tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts, and therefore do not necessarily provide certainty as to their recorded values.

d) Option or sale agreements, under which the Company may receive shares as payment, require the Company to determine the fair value of shares received. Many factors can enter into this determination, including, if public shares, the number of shares received, the trading value of the shares, volume of shares, resale restrictions, and if non-public shares, the underlying asset value of the shares, or value of the claims under option or sale. This determination is highly subjective and does not necessarily provide a reliable single measure of the fair value of the shares received.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

3. NEW AND FUTURE ACCOUNTING STANDARDS

Business Combinations and Related Sections

CICA Handbook Section 1582, “Business Combinations”, Section 1601 “Consolidated Financial Statements” and Section 1602, “Non-Controlling Interests”, replace Sections 1581, “Business Combinations” and 1600, “Consolidated Financial Statements” respectively and establish a new section for accounting for a non-controlling interest in a subsidiary. The new standards revise guidance on the determination of the carrying amount of assets acquired and liabilities assumed, goodwill and accounting for non-controlling interests at the time of a business combination. These standards are effective April 1, 2011 prospectively, with early adoption permitted. Earlier adoption of these sections is permitted as of the beginning of a fiscal year. All three sections must be adopted concurrently. These new sections effectively bring Canadian GAAP into line with IFRS. The Company does not expect to adopt these new CICA Handbook sections prior to April 1, 2011. At that point, the Company will begin reporting its financial results under IFRS.

International Financial Reporting Standards

A decision of the CICA Accounting Standards Board (the “AcSB’) requires the Company to report under IFRS for interim and annual financial statements for fiscal years beginning on or after April 1, 2011. The transition date of April 1, 2010 will require the restatement for comparative purposes of amounts reported by the Company for interim periods and for the year ended March 31, 2011. The Company therefore is required to present IFRS financial statements for its June 30, 2011 interim financial statements.

4. ACQUISITION OF SUBSIDIARIES

Bronco Creek Exploration

On January 20, 2010, Eurasian completed the acquisition of Bronco Creek Exploration Inc. (“BCE”) through a Plan of Merger (the “Acquisition”) that resulted in the BCE shareholders receiving 0.3108 common shares of Eurasian in exchange for one common share of BCE. The acquisition resulted in Eurasian issuing 2,127,790 common shares and 1,063,895 non-transferable common share purchase warrants in exchange for 100% of BCE’s issued and outstanding common shares. Each full warrant entitles BCE shareholders to purchase one additional share until January 29, 2012 at a purchase price of $2.00 per share. The warrants were valued using the Black-Scholes option pricing model resulting in a fair value of $845,943 which was included in the total purchase price of $5,291,296.

The Company has a promissory note with BCE of US$500,001, dated August 25, 2006 and repayable in full on August 26, 2011. Before the Acquisition, the Company surrendered the conversion feature of the promissory note. The loss of $50,735 on change of the terms of the promissory note is included in the consideration of acquiring BCE.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

4. ACQUISITION OF SUBSIDIARIES (cont’d…)

The purchase price allocation is as follows:

Purchase price:

Issuance of Eurasian common shares	$4,191,746
Fair value of Eurasian warrants granted	845,943
Transaction costs	253,607
$5,291,296

Purchase price allocation:
Cash	$352,311
Receivables	13,745
Reclamation bonds	140,333
Investments	620,055
Mineral properties (Note 9)	8,510,276
Accounts payable and advances	(545,594)
Note payable	(530,799)
Future income tax liability	(3,269,031)
$5,291,296

Phelps Dodge Exploration Sweden

On August 12, 2010, the Company completed the purchase of a Swedish subsidiary, Phelps Dodge Exploration Sweden AB, from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX). The purchase price was US$150,000 and 160,000 common shares of the Company at a value of $1.98 per share.

The purchase price allocation is as follows:

Purchase price:

Issuance of Eurasian common shares	$316,800
Cash	155,070
$471,870

Purchase price allocation:
Cash	$63,367
Receivables	4,024
Royalty properties (Note 9)	592,032
Accounts payable	(16,604)
Future income tax liability	(170,949)
$471,870

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

5. INVESTMENTS

At March 31, 2011, the Company had the following investments:

		Accumulated
		Unrealized Gains
	Cost	(Losses)	Fair Value

Available-for-sale investments
Common shares	$-	$-	$-

Held-for-trading investments
Warrants	-	172,088	172,088
Common shares	198,080	(16,667)	181,413
	198,080	155,421	353,501
	$198,080	$155,421	$353,501

At March 31, 2010, the Company had the following investments:

		Accumulated
		Unrealized Gains
	Cost	(Losses)	Fair Value

Available-for-sale investments
Common shares	$1,195,855	$997,784	$2,193,639

Held-for-trading investments
Warrants	-	258,304	258,304
Common shares	300,200	123,825	424,025
	300,200	382,129	682,329
	$1,496,055	$1,379,913	$2,875,968

During the year, the Company recorded an unrealized gain of $Nil (2010 – gain of $936,278; 2009 – loss of $270,040) on common shares designated as available-for-sale. The Company recorded total other comprehensive loss of $Nil (2010 –income of $737,639; 2009 – loss of $244,692) for the year ended March 31, 2011. Common shares and common share purchase warrants acquired in the prior year on acquisition of BCE are designated as held-for-trading. Accordingly the change in fair value has been recorded in the net loss for the year.

The Company has a promissory note with BCE of US$500,001, dated August 25, 2006 and repayable in full on August 26, 2011. The Company originally recognized the note payable as available-for-sale investment and the conversion feature as held-for-trading investment. Before the Acquisition (Note 4), the Company surrendered the conversion feature of the promissory note. The modification of the loan is deemed as the settlement of the original promissory note and the issuance of a new promissory note. The Company recorded a $65,703 accumulated unrealized gain on the promissory note which was originally recorded in accumulated other comprehensive income.

6. RESTRICTED CASH

At March 31, 2011 the Company classified $387,124 (2010 - $236,558) as restricted cash. This amount is comprised of $50,960 (2010 - $50,960) held as a security deposit for the Company’s Haiti exploration program, and $336,164 (2010 -$185,598) cash held by wholly-owned subsidiaries of the Company whose full amount is for use and credit to the Company’s joint venture partner in Haiti.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

7.EQUIPMENT

	March 31, 2011			March 31, 2010
		Accumulated			Accumulated
	Cost	Amortization	Net Book Value	Cost	Amortization	Net Book Value

Equipment	$853,000	$538,084	$314,916	$729,844	$354,829	$375,015

During the year ended March 31, 2011 amortization of $140,200 (2010 – $69,883; 2009 – $55,486) has been included in exploration expenditures. A loss on disposal of fixed assets of $47,322 (2010 – $49,662; 2009 – $Nil) was recognized during the year. This amount relates to equipment destroyed during the January 2010 earthquake in Haiti.

8. EQUITY INVESTMENTS

The Company has a 49% equity investment in a joint venture with Chesser Resources Ltd, an ASX listed Exploration Company. At March 31, 2011, the Company’s investment in the joint venture was $79,121 (2010 - $Nil). The Company’s share of the loss of the joint venture for the year ended March 31, 2011 was $57,694 (2010 - $Nil; 2009 – $Nil) which has been included in gain on investments.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES

The Company has capitalized the following acquisition costs on its mineral properties as at:

Mineral properties

Country	Properties	March 31, 2011	March 31, 2010

Asia Pacific	Australia various	$200,438	$-

Haiti	Grand Bois property	2,140,720	2,140,720
	Grand Bois property(recoveries)	(2,140,720)	(1,216,100)

Kyrgyz Republic	Gezart property	39,000	39,000

Sweden	Various	16,671	16,671
	Viad royalties	592,033	-

Turkey	Beyoulk	68,191	68,191
	Biga Peninsula	153,960	153,960
	Golcuk property	34,674	34,674
	Sisorta	-	283,508
	Trab	78,587	78,587

United States of America	Cathedral Well, Nevada	680,822	680,822
	Copper Springs, Arizona	1,276,541	1,276,541
	Courtland East, Arizona	42,551	42,551
	Hardshell Skarn, Arizona	170,206	170,206
	Jasper Canyon, Arizona	382,962	382,962
	Mesa Well, Arizona	510,617	510,617
	Middle Mountain, Arizona	425,514	425,514
	Mineral Hill, Wyoming	425,514	425,514
	Park-Sayler, Arizona	340,411	340,411
	Red Hills, Arizona	510,617	510,617
	Richmond Mountain, Nevada	425,514	425,514
	Silver Bell, Arizona	765,924	765,924
	Superior West, Arizona	1,914,812	1,914,812
	Yerington, Nevada	638,271	638,271

Total		$9,693,830	$10,109,487

On August 12, 2010, the Company completed the purchase of a Swedish subsidiary, Phelps Dodge Exploration Sweden AB, and subsequently changed its name to Viad Royalties AB, from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) for a total purchase price of $471,870 (Note 4). The values attributed to these properties are disclosed above. On May 21, 2010, Chesser Resources completed an earn-in to the Sisorta property and was awarded 51% of EBX BVI by way of issuance of 3,143 common shares of EBX BVI. This resulted in the removal of $283,508 related to the original acquisition costs of the Sisorta property and a loss on dilution of a former subsidiary of $142,400.

On January 20, 2010, Eurasian acquired Bronco Creek Exploration Ltd. (Note 4) and as part of that transaction acquired exploration properties totalling $8,510,276 in Arizona, Wyoming, and Nevada, USA. The values attributed to these properties are disclosed in the table above. The Company relinquished the Akoguz license in the Kyrgyz Republic during the prior year, and consequently wrote-off $278,380 relating to the original acquisition costs of the license.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Exploration expenditures

During the year ended March 31, 2011, the Company incurred the following exploration expenditures which were expensed as incurred:

						United
			Kyrgyz		Turkey and	States of
	Asia Pacific	Haiti	Republic	Sweden	Caucasus	America	Other	Total
Administration	$14,259	$245,760	$106,647	$93,652	$133,987	$127,631	$34,816	$756,752
Assays	16,590	20,350	43,768	355	325,562	81,482	7,731	495,838
Database acquisition	38,952	-	-	-	7,387	-	-	46,339
Drilling	-	6,080	494,342	63,512	367,660	665,019	-	1,596,613
Fees and permits	23,037	8,791	-	184,003	195,066	440,868	38,665	890,430
Field supplies	19,485	536,911	47,879	23,696	197,225	152,046	4,400	981,642
Geophysics	45,044	89,784	-	-	112,334	260,323	-	507,485
Legal	101,294	3,489	17,190	13,878	43,028	12,870	-	191,749
Personnel -	630,394	930,329	202,291	454,946	842,173	1,097,051	208,037	4,365,221
consultants/employees
Travel	55,274	252,158	39,179	51,719	78,807	76,613	37,255	591,005
Vehicles	3,864	388,846	48,952	10,632	65,814	-	-	518,108
Exploration expenditures	948,193	2,482,498	1,000,248	896,393	2,369,043	2,913,903	330,904	10,941,182
Recoveries	-	(2,312,864)	-	(13,540)	(2,009,151)	(1,849,859)	-	(6,185,414)
Net exploration expenditures	$948,193	$169,634	$1,000,248	$882,853	$359,892	$1,064,044	$330,904	$4,755,768

During the year ended March 31, 2010, the Company incurred the following exploration expenditures which were expensed as incurred:

						United
			Kyrgyz		Turkey and	States of
	Asia Pacific	Haiti	Republic	Europe	Caucasus	America	Other	Total
Administration	$8,532	$288,004	$-	$110,718	$104,278	$88,349	$22,281	$622,162
Assays	5,338	167,623	-	68,258	280,078	447	2,235	523,979
Drilling	-	-	-	246	595,660	105,436	-	701,342
Fees and permits	411	84,952	-	75,738	115,220	38,814	1,644	316,779
Field supplies	792	742,303	-	28,046	147,461	14,842	4,121	937,565
Geophysics	-	8,087	-	-	-	75,448	-	83,535
Legal	15,148	39,708	-	4,993	23,916	-	226	83,991
Personnel -	185,143	1,591,384	-	573,607	823,979	173,230	120,405	3,467,748
consultants/employees
Travel	35,043	428,729	-	54,510	67,701	-	55,965	641,948
Trenching and roads	-	-	-	20,733	43,816	-	-	64,549
Vehicles	-	284,843	-	29,388	98,135	-	(3,109)	409,257
Other	-	-	-	6,546	(2,501)	-	-	4,045
Exploration expenditures	250,407	3,635,633	-	972,783	2,297,743	496,566	203,768	7,856,900
Recoveries	-	(2,901,548)	-	-	(2,029,827)	(330,485)	-	(5,261,860)
Net exploration expenditures	$250,407	$734,085	$-	$972,783	$267,916	$166,081	$203,768	$2,595,040

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

During the year ended March 31, 2009, the Company incurred the following exploration expenditures which were expensed as incurred:

						United
			Kyrgyz		Turkey and	States of
	Asia Pacific	Haiti	Republic	Europe	Caucasus	America	Other	Total
Administration	$-	$417,839	$-	$172,970	$298,422	$-	$16,864	$906,095
Assays	-	271,127	-	88,998	563,485	-	-	923,610
Drilling	-	63,120	-	148,614	1,834,967	-	-	2,046,701
Fees and permits	-	305,871	-	37,459	166,757	-	1,968	512,055
Field supplies	-	367,152	-	88,792	265,441	-	-	721,385
Geophysics	-	4,935	-	-	103,751	-		108,686
Legal	-	133,326	-	7,756	19,480	-	7,794	168,356
Personnel -	-	1,781,555	-	643,406	1,324,410	-	56,747	3,806,118
consultants/employees
Travel	-	477,067	-	77,152	72,788	-	16,084	643,091
Trenching and roads	-	20,058	-	28,514	65,603	-	-	114,175
Vehicles	-	453,068	-	49,706	117,796	-		620,570
Other	-	-	-	-	101,932	-		101,932
Exploration expenditures	-	4,295,118	-	1,343,367	4,934,832	-	99,457	10,672,774
Recoveries	-	(3,995,841)	-	-	(4,514,597)	-	-	(8,510,438)
Net exploration expenditures	$-	$299,277	$-	$1,343,367	$420,235	$-	$99,457	$2,162,336

Kyrgyz Republic licenses

The Company has four licenses in Kyrgyzstan: Gezart and Akart, forming a contiguous block, and Uchkol and Suchodol licenses in the northeast part of the country. For calendar 2011, a 350 metre drill program with minimum expenditures of US$217,000 is required. Management does not intend to renew the Akart license and there are no capitalized costs to be removed in respect of the Akart license. For the Suchodol and Uchkol licenses, the 2011 work commitments are US$17,000, and US$51,000, respectively.

Sweden licenses

The Company has been granted six exploration permits that comprise the Kiruna South project (Pikkujarvi 1, 2, 3, and 4, Puoltsa 10, Kalixfors 1, and Saivo 1) in the area south of Kiruna, Northern Sweden. Additionally, the Company holds 2 licenses under the Storasen Project (Storasen 1 and 2,), 2 licenses in the regional program (Ussavaara 1 and Norrmyran 2), and 2 licenses (Rumma 1 and Norrmyran 1) that were acquired as part of the Phelps Dodge Sweden Exploration AB acquisition. There are no specific spending commitments on the Swedish licenses and permits.

Kiruna South

On February 17, 2011, the Company entered into a Strategic Regional Alliance and Earn-In Agreement with Antofagasta Minerals S.A., a company organized under the laws of Chile (“Antofagasta”). Antofagasta and the Company have agreed to form an alliance to carry out mineral exploration and project development in Sweden on certain licenses (“Alliance properties”), with a right of Antofagasta to earn up to an undivided 70% interest in certain projects, including the Kiruna South Designated Project.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Kiruna South (continued)

In connection with the signing of the agreement Antofagasta purchased an aggregate of $5,005,000 of Units in the capital of the Company at a price of $3.25 per Unit on March 1, 2011. Each Unit consists of one common share in the capital of the Company and one-half of one common share purchase warrant. Each full warrant is exercisable to acquire an additional common share for a period of two years at $4.00 (Note 11). Upon payment of the Units, the Company and Antofagasta were deemed to have entered into an alliance.

The Company will act as the operator and will continue to explore and develop the Alliance properties until such time as the combined Technical Committee determines a project or license is to be designated a Designated Project. As of the Effective Date, the Parties deemed the Kiruna South Properties as a Designated Project. The Kiruna South Properties include the Norrmyran 1, Storasen 1 and 2, and Rumma 1 licenses. Upon the designation of other licenses or projects as Designated Projects, Antofagasta will pay to Eurasian a success fee of $50,000 for each new Designated Project; and reimburse the Company for Qualifying Acquisition Costs incurred in connection with the acquisition of the Alliance Property that is designated as a Designated Project, and Antofagasta will be entitled to attribute the Qualifying Acquisition Costs towards its obligation to fund the First Option Expenditures in respect of the applicable Designated Project.

Upon an Alliance Property being determined to be a Designated Project, the First Earn-In Phase will commence and the Company will grant to Antofagasta the sole and exclusive right and option to acquire an undivided 51% Interest in such Designated Project (the “First Option”) by completing the following in respect of the Kiruna South Designated Project:

Funding expenditures totaling US$10,000,000 over a five year period as follows,

i.not less than US$500,000 on or before the first anniversary of the Effective Date;

ii.not less than an additional US$1,000,000 on or before the second anniversary of the Effective Date (for cumulative First Option Expenditures of $1,500,000);

iii.not less than US$2,000,000 on or before the third anniversary of the Effective Date (for cumulative First Option Expenditures of US$3,500,000);

iv.not less than US$3,000,000 on or before the fourth anniversary of the Effective Date (for cumulative First Option Expenditures of US$6,500,000); and

v.not less than US$3,500,000 on or before the fifth anniversary of the Effective Date (for cumulative First Option Expenditures of US$10,000,000);

For projects and licenses designated as Designated Projects subsequent to the Effective date, the Company will grant to Antofagasta the sole and exclusive right and option to acquire an undivided 51% Interest in such Designated Projects (the “First Option”) by funding Expenditures on the applicable Designated Project of an aggregate of US$5,000,000 (the “First Option Expenditures”) over a five-year period, commencing on the relevant Designation Date of the applicable Designated Project, to be funded as follows:

i.not less than US$500,000 on or before the first anniversary of the relevant Designation Date;

ii.not less than an additional US$500,000 on or before the second anniversary of the relevant Designation Date (for cumulative First Option Expenditures of US$1,000,000);

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Kiruna South (continued)

iii.not less than an additional $1,000,000 on or before the third anniversary of the relevant Designation Date (for cumulative First Option Expenditures of US$2,000,000);

iv.not less than an additional $1,250,000 on or before the fourth anniversary of the relevant Designation Date (for cumulative First Option Expenditures of US$3,250,000); and

v.not less than an additional $1,750,000 on or before the fifth anniversary of the relevant Designation Date (for cumulative First Option Expenditures of US$5,000,000).

In addition, in respect of a designated project, Antofagasta is required to make a one-time payment to the Company on or before the fifth anniversary of the relevant Designation Date equal to the product obtained by multiplying 225,000 pounds of copper by the Copper Price calculated on the date of payment (the “First Copper Payment”). In the case of the Kiruna South Designated Project, the First Copper Payment must be made on or before the fifth anniversary of the Effective Date as a condition to exercise of the First Option.

Upon Antofagasta satisfying the First Option Conditions, Antofagasta will be deemed to have earned an undivided 51% Interest. On the First Option Date, the Mineral Rights and Other Rights comprising the applicable Designated Project will be deemed to be a Joint Venture Property and transferred to a newly formed entity (“Newco”).

If Antofagasta exercises the First Option the Second Earn-In Phase will commence immediately. On the First Option Exercise Date the Company will grant to, or will cause Newco to grant to, Antofagasta the sole and exclusive right and option to acquire an additional undivided 19% Interest (for an aggregate 70% Interest) (the “Second Option”). The right of Antofagasta to exercise the Second Option and acquire an additional undivided 19% Interest (for an aggregate 70% Interest) is conditional on Antofagasta (collectively the “Second Option Conditions”):

a)exercising the First Option;

b)funding Expenditures on the applicable Joint Venture Property as follows,

i. not less than US$500,000 on or before the first anniversary of the First Option Exercise Date;

ii.not less than an additional US$1,000,000 on or before the second anniversary of the First Option Exercise Date (for cumulative Second Option Expenditures of US$1,500,000);

iii.not less than an additional US$1,500,000 on or before the third anniversary of First Option Exercise Date (for cumulative Second Option Expenditures of US$3,000,000); and

iv.not less than an additional US$2,000,000 annually thereafter until a Feasibility Study is delivered and a Second Copper Payment is made; and

c)preparing and delivering to Newco a Feasibility Study on the applicable Joint Venture Property; and

d)making a one-time payment to the Company on or before the date of delivery of the Feasibility Study equal to the product obtained by multiplying 225,000 pounds of copper by the Copper Price calculated on the date of payment (the “Second Copper Payment”).

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Kiruna South (continued)

Upon Antofagasta satisfying the Second Option Conditions, Antofagasta will be deemed to have earned an additional undivided 19% Interest (for an aggregate 70% Interest).

At any time following the commencement of the Post-Feasibility Phase until the Commencement of Commercial Production or the termination of the Post-Feasibility Phase, the Company may elect to Transfer its entire Interest to Antofagasta (or its designated Affiliate) (the “Put Option”), subject to the following terms:

a)

effective as of the date of the exercise of the Put Option (the “Put Option Exercise Date”) by the Company, the Post- Feasibility Phase will terminate and the Company will thereafter have no further right, title or interest in the applicable Joint Venture Property, the applicable Newco except that Antofagasta will grant to the Company a 2% Royalty calculated and granted over the applicable Joint Venture Property. Antofagasta will make annual payments to the Company, as an advancement for the 2% Royalty granted to the Company (the “Advance Royalty Payments”) equal to the product obtained by multiplying 90,000 pounds of copper by the Copper Price calculated on the date of payment, the first such payment to be made within 90 days of the Put Option Exercise Date and subsequent payments to be made annually on the anniversary of the Put Option Exercise Date; and

b)

if, by the seventh anniversary date of the commencement of the Post-Feasibility Phase, the Operator or Antofagasta (as the case may be) has failed to obtain all necessary material permits and licenses to operate a mine and to proceed with the Commencement of Commercial Production on the applicable Joint Venture Property, upon due application and diligent effort by the Operator or Antofagasta to obtain same, the amount of the Advance Royalty Payments due each year will be reduced by 50% until such necessary material permits and licenses are obtained.

Turkish exploration licenses

The Company has acquired numerous exploration licenses in Turkey. There are no specific spending commitments, but quarterly reports must be filed.

Sisorta Joint Venture

On October 26, 2007, Eurasian signed a definitive agreement (“Agreement”) to joint venture the Sisorta gold project with Chesser Resources Limited, (“Chesser”). The terms and conditions of the Agreement are as follows:

a)	Chesser will issue 500,000 shares (received) and pay US$100,000 (received) on execution of the agreement.

b)

Chesser may earn up to 51% in the property by spending US$4,000,000 over a three year period of which US$750,000 is a firm year one commitment (on August 6, 2009, Chesser gave the Company notice of its completion of the Stage One Earn-In Commitment).

c)	Chesser will issue an additional 1,000,000 shares (received) and pay US$100,000 (received) on October 26, 2008 and 1,500,000 shares and US$100,000 on October 26, 2009 (received).

d)

Chesser may subsequently earn a 70% interest in the project by sole funding exploration to delivery of a bankable feasibility study over the subsequent 5 years, with yearly cash payments of US$100,000 (Chesser has declined such earn-in).

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Sisorta Joint Venture (continued)

Chesser completed the earn-in and was awarded 51% of EBX BVI (a wholly owned subsidiary of the Company) by way of issuance of 3,143 common shares of EBX BVI on May 21, 2010.

As Chesser has opted to move to the co-funded joint venture arrangement, the Company now has the option to either participate or dilute down to 10%, at which point triggering conversion to a 3% NSR that can be further reduced to a 2% NSR through payment of US$1,500,000 by Chesser.

The financial results of the Sisorta Joint Venture are no longer consolidated and are accounted for as an investment under the equity method.

Akarca, Samli, Elmali Joint Venture

On December 23, 2008, the Company signed an option and joint venture agreement (the "Agreement") on the Akarca, Samli, and Elmali properties in Turkey (the "Properties"), with a subsidiary of Centerra Gold Inc. ("Centerra"), a Canadian gold mining and exploration company.

Centerra has exclusive rights to earn up to a 70% interest in the subject properties in two phases, as follows:

Phase One. Centerra shall have the right to earn a 50% interest by making US$5,000,000 in exploration expenditures over 3 years as follows:

  US$750,000 (incurred) by December 23, 2010,
  US$1,500,000 (incurred) by December 23, 2011,
  US$2,750,000 by December 23, 2012.

As part of the Agreement, Centerra reimbursed the Company for expenditures incurred on the properties from August 2008 up to the signing date of the Agreement. In addition, upon completion of the Phase One earn-in requirements, Centerra will also be required to pay the Company US$1,000,000 within 30 days.

Phase Two. Centerra may earn an additional 20%, bringing the total to 70%, in the properties by spending a further US$5,000,000 in exploration expenditures over two years.

Once ownership is vested in the projects, each partner must contribute or dilute. Should a partner dilute to 10%, its ownership is converted to a 4% NSR, which may be reduced to a 2% NSR by the payment of US$4,000,000 by the non-diluting party.

Dedeman Agreement

On August 7, 2007, the Company entered into an agreement with Dedeman Madencilik San.Vetic.A.S. (“Dedeman”) on the Aktutan exploration property. Dedeman will make a US$40,000 advance royalty payment to the Company prior to August 7, 2008, US$60,000 prior to August 7, 2009 and US$100,000 prior to August 7, 2010 and thereafter for as long as they hold the property. Dedeman has drilling and expenditure commitments over the first three years of the agreement depending on results. The Company will retain a 4% uncapped net smelter royalty and can reacquire the property if Dedeman decides to relinquish it. As of March 31, 2011, all advance royalty payments due were received.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Dedeman Agreement (continued)

In November 2006 the Company through its wholly owned subsidiary, Eurasia Madencilik Ltd. Sti, completed an exchange of mineral properties with Dedeman. The Company transferred its Balya and Sofular lead-zinc properties to Dedeman in exchange for the Alankoy gold-copper property. The Company made a US$100,000 advance royalty payment to Dedeman for the Alankoy property in May 2008. Dedeman retains a 3% net smelter royalty on the property and a reversionary right to re-acquire the property should the Company decide to relinquish the license. The Company retains the right to purchase Dedeman’s 3% royalty for US$1,000,000 at any time. Dedeman is to make a US$100,000 advance royalty payment (paid) to the Company for the Balya property prior to the first anniversary of the agreement. Dedeman is also committed to drill a minimum of 12 exploration holes for a total of 3,000 meters during the first year and incur expenditures of US$500,000 in year 2 (incurred) and US$1,000,000 in year 3 (incurred). The Company retains a 4% net smelter royalty and a reversionary right to re-acquire the property if Dedeman decides to relinquish the license or does not meet its work commitment. Dedeman also acquired the Sofular properties but the Company retains a 3% net smelter royalty on the properties and a reversionary interest in the properties should Dedeman decide to relinquish one or more of them. Dedeman has the right to purchase the 3% royalty on Sofular at any time for US$1,000,000.

Haiti exploration permits

La Miel Joint Venture

In July 2006, the Company acquired the La Mine and La Miel gold projects in Haiti. The acquisition cost was the annual land fee payment which is based on a standard fee per hectare, which was nominal. On April 18, 2008, the Company and Newmont Ventures Limited (“Newmont”) entered into a joint venture (“JV”) for the La Miel project in Haiti, whereby Newmont can earn a 65% participating interest in the La Miel JV on or before six years from April 18, 2008 by either (i) completing a feasibility study which identifies a minimum resource containing at least 3,000,000 ounces of gold (subject to NI 43-101 resource and reserve reporting requirements) or (ii) solely funding the first US$30,000,000 in JV expenditures (“Venture Expenditures”), whichever comes first, as outlined below:

  US$1,000,000 (incurred) on or before April 18, 2009
  An additional US$2,000,000 (incurred) on or before April 18, 2010
  An additional US$3,000,000 on or before April 18, 2011
  An additional US$4,000,000 on or before both April 18, 2012 and April 18, 2013
  An additional US$16,000,000 on or before April 18, 2014 until completion of the La Miel earn-in.

Thereafter, the Company may elect to either (i) fund its share of the Venture Expenditures, (ii) have the JV be entirely carried by Newmont, or (iii) not contribute to subsequent programs and budgets and dilute its interest.

If the Company elects to have Newmont fund the project through to production, Newmont will solely fund 100% of Venture Expenditures until commencement of commercial production and Newmont’s participating interest would be increased by 5% to a total of 70%. Upon commencement of commercial production Newmont shall recover all Venture Expenditures made on the Company’s behalf, plus interest at LIBOR plus 4 percentage points, from 80% of the Company’s share of dividends or distribution of earnings from the venture.

If the Company elects not to participate in financing the Venture Expenditures, the Company may immediately withdraw from the La Miel JV and convert its participating interest to a 3.5% NSR and receive an advance annual minimum royalty of US$1,000,000 which shall be credited against future royalty payments to be paid to the Company. If the Company elects to fund its share of Venture Expenditures and elects not to convert to a royalty or be carried through to production, each party shall carry its proportionate share of expenditures. Any election to not contribute by either party will be subject to standard dilution.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

La Miel Joint Venture (continued)

Within 30 days following completion of the La Miel earn-in, Newmont shall pay the Company a one time bonus of US$2,000,000. Within 30 days following the commencement of commercial production on the La Miel project, Newmont shall pay the Company an additional one-time bonus of US$2,000,000.

Regional Strategic Alliance

On April 18, 2008, Newmont and the Company reached an agreement to conduct a Regional Strategic Alliance (“RSA”) exploration program. The RSA concluded in January 2011 the finalization of an agreement whereby all exploration lands under the RSA were converted to Designated Projects. On a go-forward basis, Newmont will now solely fund and manage the exploration programs in Haiti, eliminating the 65%/35% split of costs incurred under the original agreement. Exploration lands formerly covered under the SRA are included as two new Designated Projects: Northeast Haiti and North Central Haiti. Newmont may earn a 70% participating interest in the new Northeast Haiti and North Central Haiti Designated Projects by solely funding the first US$10M in venture expenditures on, or before, six years from the date the government issues the mining convention and exploration licenses. If EMX elects for its interest to be financed, Newmont may earn an additional 5% interest in any specific Designated Project.

Grand Bois Joint Venture

On December 22, 2008 the Company, through its Haitian subsidiary Ayiti Gold Company S. A., purchased a 100% interest in the Grand Bois property from Société Minière Citadelle S.A. and La Geominerale d’Haiti S.A. (together “SMC”), subject to making the payments as outlined below under the Purchase Agreement (the "Agreement"):

  The Company is required to pay SMC US$1,000,000 (paid) subject to certain deductions required to maintain the property in good standing.

  On January 21, 2010, the Company has the option to pay SMC the equivalent of US$1,000,000 as follows: US$750,000 in cash or the Company’s stock and US$250,000 in cash (paid on January 20, 2010).

  Upon completion of a feasibility study, the Company has the option to pay SMC the equivalent of US$3,000,000 in either the Company’s stock or cash, or any combination thereof.

  SMC retains a 20% net profits interest. The Company has the option at any time to purchase SMC's net profits interest for US$15,000,000.

The Agreement to acquire the Grand Bois property from SMC is subject to the Company’s Strategic Venture Agreement with Newmont. Newmont has elected to include the Grand Bois property in a "Designated Project" venture, and work on the property will be governed by a Designated Projects Joint Venture Agreement. Newmont is responsible for all expenditures on the project until such time as it earns its interest.

Newmont can earn a 65% interest in the Property by choosing to either:

  Fund 100% of the initial US$10,000,000 of expenditures on the project by December 22, 2014, or

  Complete a positive feasibility study on the property by December 22, 2014.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Grand Bois Joint Venture (continued)

Newmont has reimbursed the Company for the initial US$1,000,000 payment to SMC. The Company made the second US$1,000,000 payment on the first anniversary of the Agreement and Newmont has reimbursed the Company for this second US$1,000,000 payment. After Newmont earns a 65% interest in the project, the Company has 120 days to elect one of three options: a) fund its proportionate share of expenditures for the program; b) let Newmont fund the Company’s share of expenditures to production in exchange for receiving an additional 5% interest in the project up to 70%; or c) convert its 35% interest to a 3.5% NSR royalty and receive annual US$1,000,000 advance minimum royalty payments.

La Mine Designated Project

On August 24, 2009 Newmont increased its participation in the Company's Treuil and La Mine licenses by electing them as a Designated Project (collectively the La Mine Designated Project) in accordance with the Eurasian-Newmont Strategic Venture Agreement. Newmont may earn a 65% participating interest in the La Mine Joint Venture (JV) by (i) completing a Feasibility Study which reports a minimum reserve containing at least 2,000,000 ounces of gold (subject to NI 43-101 classification requirements) or (ii) solely funding the first US$20,000,000 in venture expenditures on or before six years from the date the government issues the mining convention and research permits, whichever comes first, in accordance with the following minimum expenditures (the "La Mine Earn-in"):

  US$1,000,000 on or before the first anniversary of the issuance of the mining convention and exploration licenses;

  An additional US$2,000,000 on or before the second anniversary;

  An additional US$3,000,000 on or before the third anniversary and each subsequent anniversary until completion of the La Mine Earn-in.

Montagne Designated Project

On September 7, 2010 Newmont increased its participation in the Company’s Platon and La Montagne licenses by electing them as a Designated Project (collectively the Montagne Designated Project) in accordance with the Eurasian-Newmont Strategic Venture Agreement. Newmont may earn a 70% participating interest in the Montagne Designated Project by solely funding the first US$10 million in venture expenditures within six years following the issuance of the mining convention and research permits for this Project. If EMX elects that its interest be financed by Newmont, then Newmont may earn an additional 5% interest in this Project.

United States exploration licenses

Bullion Creek Property, Arizona

The Company holds a 100% interest in the Bullion Creek property. Mineral rights are held by 197 unpatented federal mining claims and two State of Arizona exploration permits.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Cathedral Well Property and Richmond Mountain Property, Nevada

The Company owns a 100% interest in the Cathedral Well property comprised of 232 unpatented federal mining claims, located on BLM and National Forest lands. The 100% owned Richmond Mountain property comprises 231 unpatented federal mining claims. By Option Agreement dated December 12, 2008, the Company granted to Fargo Resources Incorporated, a wholly-owned subsidiary of Eldorado Gold Corporation (“ELD”), a right to acquire a 100% interest in either property for the considerations consisting of a combination of cash payments and a net smelter royalty. ELD has fulfilled its commitment in both the Cathedral Well and Richmond Mountain properties by making cash payments to EMX of $133,916 and $137,989 and completing exploration expenditures of $785,373 and $440,315 respectively and has earned the right to a 0.5% NSR on both properties. Subsequent to March 31, 2011, ELD has terminated its interest in both projects and retained the 0.5% NSR.

Copper Basin Property, Arizona

The Company holds a 100% interest in the Copper Basin property comprising 57 unpatented federal mining claims.

Copper Springs, Globe-Miami District, Arizona

Mineral rights are held by 250 federal unpatented mining claims and 1 Arizona State exploration permit. The project consists of a 100% interest in the mineral rights subject to a Letter of Agreement dated August 26, 2009 whereby, the Company granted Geo Minerals Ltd. (“GEO”) a 100% interest in the Copper Springs property, for consideration of advance royalty payments, common shares of GEO, and warrants to purchase GEO common shares, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. Subsequent to March 31, 2011, the Company negotiated and executed a termination of the Letter of Agreement including a debt settlement with GEO where all mineral rights revert 100% back to the Company.

Courtland East Property, Arizona

Mineral rights are held by 18 unpatented mining claims.

Hardshell Skarn Property, Arizona

The Company owns a 100% interest in the Hardshell Skarn property comprising 16 unpatented federal mining claims located on Coronado National Forest lands.

Jasper Canyon Property, Arizona

The Company controls a 100% interest in 91 unpatented mining claims located on Tonto National Forest.

Mesa Well Property, Arizona

The Company owns a 100% interest in mineral rights held by 6 Arizona State Exploration Permits. Subsequent to March 31, 2011, the Company executed a Regional Acquisition Agreement with Vale Exploration Canada, whereby as part of the Agreement, Vale elected the Mesa Well project as the first Designated Project and subject to the terms of an Earn-In Agreement. Vale may earn an initial 60% equity interest in the project for consideration of cash payments and $4,500,000 in exploration expenditures within four years.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Middle Mountain Property, Arizona

The Company owns a 100% interest in 44 federal unpatented mining claims and 13 Arizona State Exploration Permits subject to a Mining Lease dated March 4, 2008 and a subsequently amended and Restated Mining Lease and Option Agreement dated November 12, 2009, whereby the Company granted GEO a 100% interest in the Middle Mountain property, for consideration comprising advance royalty payments, common shares of GEO, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. The Company executed an Amending Agreement on June 14, 2010 granting GEO an extension to the work commitments and advance royalty payments until completion of the ongoing drill program.

Mineral Hill Property, Wyoming

The property consists of 67 unpatented mining claims staked by BCE on lands administered by the Black Hills National Forest. The Company owns a 100% interest in the claims subject to a Pooling Agreement dated July 31, 2009 whereby the Company “pooled” its interest in the mining claims with Mineral Hill LP who owns a 100% interest in 20 patented mining claims and 10 unpatented federal mining claims that adjoin the Company’s property. The Agreement stipulates that considerations received from any third party, including lease payments, stock distribution, and royalties be divided as to 40% to the Company and 60% to Mineral Hill LP. Until such time as a third party has paid a total of US$5,000,000 in proceeds to the Company and Mineral Hill LP, all further considerations will be divided as to 30% to the Company and 70% to Mineral Hill LP.

By a Mining Lease Agreement dated May 10, 2010, the Company granted Golden Predator Mines US Incorporated, (“GPD”) a 100% interest in the pooled Mineral Hill property, for consideration comprising advance royalty payments, common shares of GPD, and warrants to purchase GPD common shares, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. On May 10, 2011, the Company executed an amendment to the Mining Lease Agreement dated May 10, 2010 that reduces the second and third year work commitments.

Park-Sayler, Sacaton Property, Arizona

The Company owns a 100% interest in the Park-Sayler property mineral rights comprised of 1 Arizona State Exploration Permit.

Red Hills Property, Arizona

The Red Hills property comprises 264 federal unpatented mining claims, and 5 Arizona state exploration permits. The Company owns a 100% interest in the mineral rights subject to a Mining Lease dated August 4, 2008 and a subsequent Amended and Restated Mining Lease and Option Agreement dated November 12, 2009, whereby the Company granted Geo Minerals Ltd. (“GEO”) a 100% interest in the Red Hills property, for consideration of advance royalty payments, common shares of GEO, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. The Company executed an Amending Agreement on June 14, 2010 granting GEO an extension to the work commitments and advance royalty payments until completion of a drill program.

Red Picacho Property, Arizona

The Company holds a 100% interest in the Red Picacho property with 50 unpatented federal mining claims.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Silver Bell West, Silver Bell District, Arizona

Mineral rights are held by 188 federal unpatented mining claims. The Company owns a 100% interest in the mineral rights subject to a Letter of Agreement dated August 26, 2009 whereby, the Company granted Geo Minerals Ltd. (“GEO”) a 100% interest in the Silver Bell West property, for consideration of advance royalty payments, common shares of GEO, and warrants to purchase GEO common shares, and minimum exploration expenditures. The Company retains a 2.5% net smelter royalty. Subsequent to March 31, 2011, the Company executed an amendment to the LOI reducing the first and second year work commitments.

Superior West Project, Arizona

The property consists of 269 federal unpatented mining claims staked by BCE, located on Tonto National Forest lands and 14 unpatented federal mining claims under option from Carouso and Sparks. The Company owns a 100% interest in the mineral rights on mining claims staked by the Company and by an Option Agreement dated, July 1, 2009, an option to earn a 100% interest in the Carouso Sparks property, for the consideration of cash payments totaling US$1,000,000 on or before July 31, 2014. Carouso and Sparks retain a 2% NSR Royalty, 1% of which may be purchased for US$2,000,000 in 0.5% increments. By Earn-In Agreement dated July 31, 2009, the Company granted Freeport-McMoran Mineral Properties, a wholly owned subsidiary of Freeport-McMoran Exploration Corporation (“FMEC”) two separate rights to acquire a 51% and a subsequent 19% interest. The initial interest in the Superior West property, may be acquired for cash consideration, making all property and option payments on behalf of the Company to Caruso and Sparks and minimum exploration expenditures. FMEC may acquire the additional 19% interest by sole funding and delivering a feasibility study.

Yerington West Property, Nevada

Mineral rights are held by 214 unpatented federal mining claims located on lands administered by the BLM. By Option Agreement, dated September 24, 2009, the Company granted Entrée Gold Inc., (“ETG”) the right to acquire an 80% interest in the Yerington West property, for consideration of cash payments, common shares of ETG, advanced production payments, minimum exploration expenditures, and delivery of a bankable feasibility study by November 23, 2019.

Australia-Asia Pacific

The Company’s Australian properties are comprised of contiguous exploration licenses along the Koonenberry gold belt in New South Wales, Australia acquired either directly through staking or through agreements with three key license holders.

Perry & Armstrong

On December 7, 2009 (amended June 20, 2010) the Company entered into an agreement with two individuals to acquire a right to earn up to a 100% interest in the exploration license 6854 for a total consideration of A$100,000 (cash and shares). Of this consideration, A$20,000 is due on signing (paid), and A$40,000 cash (paid) and A$40,00 in shares of the Company (16,632 shares issued subsequent to year end at a value of $41,580 or $2.50 per share) is due on the 1st anniversary of the amended agreement. The agreement also includes a requirement to satisfy work commitments totaling A$350,000 over a period of three years.

Once the 100% ownership is vested by the Company in the property, Perry and Armstrong’s interest reverts to a 2% NSR, at which time EMX has the right to buy the 2% NSR (after bankable feasibility study) for consideration equivalent to 10% of the “Proved Ore Reserves” (as defined in The JORC Code) of gold contained within the Tenement at a price of US$30 per ounce of gold.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

9. MINERAL PROPERTIES AND EXPLORATION EXPENDITURES (continued)

Arastra

On July 13, 2010, the Company entered into an agreement with Rodinia Resources Pty Ltd. to acquire a right to earn up to a 100% interest in four Exploration Licenses (EL6803, 7093, 7455 and 7623) in consideration of A$50,000 (paid) and an advanced minimum royalty payment of A$70,000 (28,283 shares were issued at a value of $72,683 or $2.57 per share) and by making a series of advance minimum royalty payments (“AMR”) totaling A$2,020,000 (half in cash and half in shares) and satisfying work commitments of A$5,500,000 over a period of five years.

Once 100% ownership is earned by the Company, Arastra’s interest reverts to a 2% NSR, at which time the Company has the right to purchase 1.5% (after bankable feasibility study) of the NSR for A$8,000,000 less total AMR payments.

Rockwell

The Company entered into an agreement on March 2, 2011 with Rockwell Resources (“Rockwell”) in which the Company has the right to earn a 100% interest in the Kayrunnera exploration license. Under this agreement, the Company will make a series of payments to Rockwell totaling A$200,000 over two years as a combination of A$100,000 cash (A$50,000 paid) and A$100,000 in shares (16,078 shares issued subsequent to year end at a value of $49,520 or $3.08 per share), and satisfying work commitments totaling A$1,100,000 over a three year period.

Once the 100% ownership is vested by the Company, Rockwell’s interest reverts to a 2% NSR, at which time the Company has the right to buy 1.0% of the NSR for A$5,000,000. The residual 1.0% NSR can be purchased by the Company for a further A$8,000,000 at any time thereafter.

10. RECLAMATION BONDS

	March 31, 2011	March 31,2010
Australia - various properties	$50,115	$-
Sweden - various properties	13,871	-
Turkey - various properties	122,234	137,463
United States of America - various properties	226,817	136,120
	$413,037	$273,583

Reclamation bonds are held as security for the estimated cost of reclamation of the Company’s land and unproven mineral interests. Once reclamation of the properties is complete, the bonds will be returned to the Company. Management has determined that it has no asset retirement obligations related to the properties requiring reclamation bonds.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

11. CAPITAL STOCK

Common shares issued

Pursuant to a share exchange agreement with an effective date of November 24, 2003, the Company (formerly Marchwell Capital Corp.) acquired all of the issued and outstanding shares of Southern European Exploration Ltd. (“Southern European”), a private Yukon Company. The Company issued 9,830,608 shares to acquire 11,794,371 issued and outstanding shares of Southern European. The shares issued in the transaction resulted in the shareholders of Southern European acquiring the voting control of the Company and accordingly, the reverse take-over was accounted for as a recapitalization of the Company. The equity transactions prior to November 24, 2003 represent the equity transactions of Southern European, the legal subsidiary. On the date of the reverse take-over, the common shares of Southern European were eliminated and replaced with the common shares of the legal parent, Eurasian. On the completion of the reverse take-over, the Company consolidated its common stock on a 2:1 basis.

On July 31, 2003, the Company completed a non-brokered private placement issuing 3,000,000 Special Warrants for gross proceeds of $750,000. On November 24, 2003, the Special Warrants were exercised into units. Each unit consisted of one common share and one transferable share purchase warrant. The share purchase warrants were exchanged for 2,500,500 warrants of the Company. Each warrant entitles the holder to purchase common shares at $0.54 per share for one year and in the second year at a price of $0.66 per share.

On November 21, 2003, the shareholders’ of the Company approved a consolidation of the Company’s common shares, on the basis of one new share for every two existing common shares.

On March 12, 2004, the Company completed a non-brokered private placement issuing 3,500,000 units at a price of $1.10 per unit for gross proceeds of $3,850,000. Each unit consisted of one common share and one common share purchase warrant. Each warrant allowed for the purchase of one common share at an exercise price of $2.00 and was exercisable for 24 months.

On November 25, 2004, Barrick Gold Corporation purchased 1,000,000 units in the capital of the Company at a price of $1.25 per unit for gross proceeds of $1,250,000. Each unit consisted of one common share and one common share purchase warrant. Each warrant enabled the holder to purchase one additional common share at a price of $2.00 per share until November 25, 2006.

On November 3, 2005, the Company completed a private placement of 3,500,000 units at a price of $1.30 per unit for gross proceeds of $4,550,000. Each unit consisted of one common share and one non-transferable share purchase warrant. A cash finder’s fee of 6 percent which amounted to $194,610 was paid in cash. Brokers received 249,500 warrants, valued at $101,700.

On October 5, 2007, the Company closed a private placement issuing 2,000,000 units at a price of $1.40 per unit for gross proceeds of $2,800,000. Each unit consisted of one common share and one non-transferable, share purchase warrant. Each warrant entitled the holder to acquire an additional common share at a price of $2.00 per share until October 5, 2009.

On April 25, 2008, the Company completed a non-brokered private placement financing with Newmont (through Newmont Mining Corporation of Canada Limited) for $3,502,000 by the issuance of 1,700,000 units at a price of $2.06 per unit. Each unit consists of one common share (“Common Share”) and 0.75 of a non-transferable common share purchase warrant (“Warrant”). Each full Warrant entitles Newmont, or its designated affiliate, to purchase one additional Common Share until April 25, 2010, at a purchase price of $2.50 per share. All Common Shares and non-transferable Warrants issued pursuant to the Company’s private placement of units are subject to a regulatory hold period expiring August 26, 2008. The proceeds of the private placement were allocated according to their relative fair value using the residual method to determine the fair value of the warrants issued. Of the total unit price of $2.06, $1.66 was allocated to the common share and $0.40 to the 0.75 of a warrant which comprised each unit.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

11. CAPITAL STOCK (continued)

Common shares issued (continued)

On January 19, 2010, the Company made its first anniversary payment to Societe Miniere itadelle, S.A. as a requirement to acquire a 100% interest in the Grand Bois gold-copper property. The payment consists of a combination of US$250,000 in cash and the issuance 338,877 common shares of the Company pursuant to the terms of the purchase agreement.

On January 20, 2010, the Company completed its purchase of BCE. Under the terms of the Agreement, 2,127,790 shares and 1,063,895 non-transferable common share purchase warrants were issued in exchange for 100% of BCE's outstanding shares. Each full warrant entitles BCE shareholders to purchase one additional share until January 29, 2012 at a purchase price of $2.00 per share. A total of 1,703,120 common shares issued are subject to an 18 month escrow period as required by TSX Venture Exchange regulations.

On March 12, 2010, the Company completed a non-brokered private placement financing with International Finance Corporation (“IFC”), a member of the World Bank Group for $5,272,590 by the issuance of 2,559,510 units at a price of $2.06 per unit. Each unit consists of one common share (“Common Share”) and 0.75 of a non-transferable common share purchase warrant (“Warrant”). Each full Warrant entitles IFC to purchase one additional Common Share until the earlier of (a) three years from the date on which drilling commences on the Company’s Treiul-La Mine property in Haiti, or (b) February 19, 2015 at a purchase price of $2.88 per share.

On June 9, 2010, the Company completed a non-brokered private placement financing of $5,280,000 by issuing 2,400,000 shares at $2.20 per share. Newmont Mining Corporation of Canada Limited, a wholly-owned subsidiary of Newmont Mining Corporation (NYSE: NEM), purchased 2,000,000 shares at $2.20 per share and the International Finance Corporation, a member of the World Bank Group, purchased 400,000 shares at $2.20 per share.

In July 2010, the Company issued 28,283 common shares as part of the consideration of its acquisition of an Australian gold property. The common shares were valued at $2.57 per share (Note 9).

In August 2010, the Company completed the purchase of a Swedish subsidiary from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) and as part of that transaction issued 160,000 common shares valued at $1.98 per share (Note 4).

On November 9, 2010 and November 12, 2010, the Company issued 6,200,000 units and 800,000 units respectively at $2.50 per unit. Each unit consisted of one common share and one transferable share purchase warrant to purchase another common share at $3.50 until November 9, 2011, $4.00 until November 9, 2012, $4.50 until November 9, 2013, $5.00 until November 9, 2014, and $5.50 until November 9, 2015. If the volume weighted average price of the Company’s common shares on the TSX Venture Exchange is at least 30% above the current exercise price of the warrants for a period of 30 consecutive trading days after the four month anniversary of closing, the Company will give notice that the warrants must be exercised within 15 trading days or they will expire. The Company also issued to finders 255,900 units (being 5% of the number of units issued to subscribers introduced by finders) with a fair value of $639,750 or $2.50 per unit, each unit having the same terms as those issued in the private placement, and 255,150 finder warrants (being 5% of such units) with a fair value of $303,509 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of 2 years, volatility of 85.23% and a dividend rate of NIL. Each finder warrant is exercisable for two years to acquire one common share for $2.65.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

11. CAPITAL STOCK (continued)

Common shares issued (continued)

In March 2011 the Company issued 5,500,000 units at $3.25 per unit in three separate tranches, 1,540,000 million closed March 1, 2011, 921,000 closed March 14, 2011, and 3,039,000 closed on March 18, 2011. Each unit consisted of one common share and one half transferable share purchase warrant, each full share purchase warrant being exercisable for one common share for two years at $4.00 per share. The Company also issued to finders 143,070 units (being 5% of the number of units issued to subscribers introduced by finders) with a fair value of $464,978 or $3.25 per unit, each unit having the same terms as those issued in the private placement, and 143,070 finder warrants (being 5% of such units) with a fair value of $171,000 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of 2 years, volatility of 70.11% and a dividend rate of NIL. Each finder warrant is exercisable for two years to acquire one common share for $3.50.

Stock options

The Company adopted a stock option plan (“the Plan”) pursuant to the policies of the TSX-V. The maximum number of shares that may be reserved for issuance under the plan is limited to 10% of the issued common shares of the Company at any time. The vesting terms are determined at the time of the grant. During the three years ended March 31, 2011, the change in stock options outstanding was as follows:

		Weighted average
	Number	exercise price
Balance as at March 31, 2008	2,258,668	$1.39
Granted	768,000	1.01
Exercised	(160,000)	1.16
Cancelled / expired	(171,667)	1.37
Balance as at March 31, 2009	2,695,001	1.29
Granted	505,000	1.41
Exercised	(650,000)	1.20
Cancelled / expired	(305,000)	1.13
Balance as at March 31, 2010	2,245,001	1.38
Granted	1,653,000	2.33
Exercised	(759,000)	1.48
Cancelled / expired	(4,500)	1.35
Balance as at March 31, 2011	3,134,501	1.85
Number of options exercisable, March 31, 2011	3,111,168	$1.85

The weighted average grant date fair value of options granted during the year was $1.28 per option (2010 – $0.77; 2009 –$0.51) .

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

11. CAPITAL STOCK (continued)

Stock options (continued)

The following table summarizes information about the stock options which were outstanding and exercisable at March 31, 2011:

Date Granted	Number of Options	Exercisable	Exercise Price	Expiry Date

May 1, 2006	218,334	218,334	$1.20	* May 1, 2011
October 1, 2006	50,000	50,000	0.80	October 1, 2011
May 10, 2007	190,000	190,000	1.35	May 10, 2012
May 22, 2011	6,667	6,667	1.40	May 22, 2012
June 1, 2007	29,000	29,000	1.63	June 1, 2012
June 21, 2007	400,000	400,000	1.81	June 21, 2012
November 7, 2007	15,000	15,000	1.79	November 7, 2012
April 22, 2008	10,000	10,000	1.66	April 22, 2013
September 18, 2008	385,000	385,000	1.00	September 18, 2013
December 19, 2008	10,000	10,000	1.00	December 19, 2013
May 22, 2009	115,000	115,000	1.20	May 22, 2014
February 8, 2010	150,000	150,000	1.74	February 8, 2015
May 7, 2010	1,005,000	981,667	2.18	May 7, 2015
June 7, 2010	23,000	23,000	2.05	June 7, 2015
September 2, 2010	120,000	120,000	2.21	September 2, 2015
November 10, 2010	177,500	177,500	2.51	November 10, 2015
February 1, 2011	50,000	50,000	3.21	February 1, 2016
March 18, 2011	150,000	150,000	2.91	March 18, 2016
March 25, 2011	30,000	30,000	3.15	March 25, 2016

Total	3,134,501	3,111,168

*Subsequent to March 31, 2011, 210,000 options were exercised and 8,334 expired unexercised.

Stock-based compensation

During the year ended March 31, 2011, the Company recorded stock-based compensation of $2,819,284 (2010 –$479,437; 2009 – $284,491), of which $2,119,328 represents the fair value of options granted in the year, and $699,955 represents the fair value of bonus shares granted or accrued during the year with the offsetting amounts credited to contributed surplus, commitment to issue shares, or share capital.

The fair value of stock options granted was estimated using the Black-Scholes option pricing model with weighted average assumptions as follows:

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

	2011	2010	2009
Risk free interest rate	2.54%	1.73%	2.98%
Expected life (years)	5	5	5
Expected volatility	62.00%	63.00%	60.00%
Dividend yield	-	-	-

11. CAPITAL STOCK (continued)

Bonus shares

The Company has received TSX-Venture Exchange approval for the issuance of certain bonus shares as discretionary bonuses earned by the President and CEO, directors and officers, area managers, and certain employees of the Company pursuant to an annual compensation review. The purpose of these bonuses is to reward these individuals for the Company's successes to date (most of which directly result from their significant efforts) and to provide them with a long term incentive to remain with the Company.

For the year ended March 31, 2011, the Company issued 448,000 (2010 – 74,000; 2009 – 183,365) common shares with a fair value of $953,760 (2010 - $115,400; 2009 – $185,510). Of this amount, $486,757 (2010 and 2009 – $Nil) has been included in stock-based compensation expense, $18,203 (2010 - $37,400; 2009 – $Nil) in consulting expenses, and $448,800 (2010 - $78,000; 2009 – $Nil) in mineral property expenditures.

For the year ended March 31, 2011, the Company also accrued in commitment to issue shares, $269,607 (2010 - $56,409) of stock based compensation and $222,390 (2010 - $43,956) of mineral property expenditures. Upon the reversal of prior year accruals included in commitment to issue shares, $213,198 has been included in stock based compensation and $178,434 in mineral property expenditures.

Warrants

During the three years ended March 31, 2011, the change in warrants outstanding was as follows:

WARRANTS

		Weighted average
	Number	exercise price
Balance as at March 31, 2008	2,097,500	$2.00
Issued	1,275,000	2.50
Balance as at March 31, 2009	3,372,500	2.19
Issued	2,983,528	2.57
Expired	(2,097,500)	2.00
Balance as at March 31, 2010	4,258,528	2.55
Issued	10,475,655	3.61
Exercised	(1,554)	2.00
Expired	(1,275,000)	2.50
Balance as at March 31, 2011	13,457,629	$3.38

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

11. CAPITAL STOCK (continued)

Warrants (continued)

As at March 31, 2011, the following share purchase warrants were outstanding:

	Number of Warrants	Exercise Price	Expiry Date

Acquisition of Bronco Creek, January 29, 2010	1,062,341	$2.00	January 29, 2012
Private placement, March 12, 2010	1,919,633	2.88	March 12, 2015
Private placement, November 8, 2010	6,200,000	*	November 8, 2015
Private placement, November 12, 2010	800,000	*	November 12, 2015
Finders Unit warrants, November 8, 2010	255,150	2.65	November 8, 2015
Finders warrants, November 8, 2010	255,900	*	November 8, 2015
Private placement, March 1, 2011	770,000	4.00	March 1, 2013
Private placement, March 14, 2011	460,500	4.00	March 14, 2013
Private placement, March 18, 2011	1,519,500	4.00	March 18, 2013
Finders Unit warrants, March 14, 2011	8,075	4.00	March 14, 2013
Finders Unit warrants, March 18, 2011	63,460	4.00	March 18, 2013
Finders warrants, March 14, 2011	16,150	3.50	March 14, 2013
Finders warrants, March 18, 2011	126,920	3.50	March 18, 2013

Total	13,457,629

* $3.50 per share on or before November 8, 2011, and the price escalates $0.50 per year on the anniversary date.

12. RELATED PARTY TRANSACTIONS

During the year ended March 31, 2011, the Company paid or accrued $1,212,176 (2010 – $715,995; 2009 – $423,834) to directors or companies controlled by directors for services supplied by them for investigation and exploration activities and management and administration services. Of this amount, $769,308 (2010 – $375,685; 2009 – $277,254) is included in consulting costs, $72,000 (2010 – $60,000) is included in professional fees for director services, and $372,868 (2010 -$340,310; 2009 – $146,580) is included in administrative services and office costs which were paid to Seabord Services Corp., a management company controlled by a director, for administrative services which include: a chief financial officer, a corporate secretary, accounting staff and office space. These transactions were in the normal course of operations and are measured at the exchange amount which is the amount established and agreed to by the related parties.

As at March 31, 2011, a total of $24,158 (2010 - $193,126) was included in accounts payable and accrued liabilities which was due to related parties and a total of $10,000 (2010 - $10,000) due from related parties was included in accounts receivable. These balances are non-interest bearing and are due on demand. Due to related parties consists of amounts owed to directors and officers and owed to companies which have at least one director in common with Eurasian.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

13. SEGMENTED INFORMATION

The Company operates solely within the resource property exploration industry. At March 31, 2011 and 2010, the Company had equipment and mineral properties located geographically as follows:

March 31, 2011	Equipment	Mineral properties

Asia Pacific	$-	$200,438
Canada	67,715	-
Haiti	101,661	-
Kyrgyz Republic	39,617	39,000
Sweden	2,858	608,704
Turkey and Caucuses	92,232	335,412
United States of America	10,833	8,510,276
	$314,916	$9,693,830

March 31, 2010	Equipment	Mineral properties

Asia Pacific	$-	$-
Canada	84,045	-
Haiti	88,341	924,620
Kyrgyz Republic	60,805	39,000
Sweden	-	16,671
Turkey and Caucuses	134,207	618,920
United States of America	7,617	8,510,276
	$375,015	$10,109,487

14. INCOME TAXES

A reconciliation of income taxes at statutory rates is as follows:

	2011	2010	2009

Loss for the year before income taxes	$(10,184,843)	$(4,980,534)	$(2,996,202)

Expected income tax (recovery)	$(2,854,930)	$(1,477,070)	$(917,587)
Effect of lower tax rates in foreign jurisdictions	559,957	344,260	(270,062)
Effect of lower tax rates on capital gains	(139,875)	(69,766)	(41,915)
Stock-based compensation	790,278	142,186	87,125
Foreign exchange	48,316	85,426	(90,456)
Other	(395,694)	156,638	9,806
Unrecognized benefit of non-capital losses	1,348,633	547,906	1,223,089
Total tax recovery	$(643,315)	$(270,420)	$-

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

14. INCOME TAXES (continued)

The significant components of the Company's future income tax assets and liabilities are as follows:

	2011	2010

Future income tax assets:
Non-capital loss carry forwards	$5,686,000	$3,992,000
Share issue costs	280,000	20,000
Other	56,000	65,000
Future income tax assets	6,022,000	4,077,000
Valuation allowance	(5,287,000)	(4,077,000)
Future income tax assets	$735,000	$-

Future income tax liabilities:
Resource properties	$(3,197,000)	$(3,269,031)
Investments	(73,000)	(223,587)
Future income tax liabilities:	(3,270,000)	(3,492,618)
Recognized tax liabilities	643,315	270,420
Recognition of non-capital loss carry forwards	92,227	90,651
Net future income tax liability	$(2,534,458)	$(3,131,547)

The Company has available for deduction against future taxable income non-capital losses of approximately $26,300,000 (2010 - $19,800,000). These losses, if not utilized, will expire through to 2031. Future tax benefits which may arise as a result of these non-capital losses and other deductions have not been recognized in these financial statements and have been offset by a valuation allowance.

15. RISK AND CAPITAL MANAGEMENT; FINANCIAL INSTRUMENTS

The Company is a junior exploration company and considers items included in shareholders’ equity as capital. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company currently has no continuing sources of revenues. In order to fund future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed. As at March 31, 2011, the Company had working capital of $48,147,943 and shareholders’ equity of $56,501,513. Management has assessed that this working capital is sufficient for the Company to continue as a going concern beyond one year. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through public and/or private placements, sell assets, or return capital to shareholders. The Company is not subject to externally imposed capital requirements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

15. RISK AND CAPITAL MANAGEMENT; FINANCIAL INSTRUMENTS (continued)

Fair Value

Financial instruments measured at fair value on the balance sheet are summarized in levels of the fair value hierarchy as follows:

Assets	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$48,370,004	$-	$-	$48,370,004
Restricted cash	387,124	-	-	387,124
Marketable securities	181,413	-	-	181,413
Warrants	-	172,088	-	172,088

Total	$48,938,541	$172,088	$-	$49,110,629

The carrying value of receivables and accounts payable and accrued liabilities approximated their fair value because of the short-term nature of these instruments.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, interest rate risk, market risk, liquidity risk and currency risk.

Credit Risk

The Company is exposed to credit risk by holding cash and cash equivalents. This risk is minimized by holding the funds in Canadian banks or with Canadian treasury bills. The Company has minimal accounts receivable exposure.

Interest rate risk

The Company is exposed to interest rate risk because of fluctuating interest rates. Management believes the interest rate risk is low given the current low global interest rate environment. Fluctuations in market rates do not have a significant impact on the Company’s operations due to the short term to maturity and no penalty cashable feature of its cash equivalents. A 10% increase or decrease in effective interest rates would increase or decrease net shareholders’ equity by approximately $23,000.

Market risk

The Company is exposed to market risk because of the fluctuating values of its publicly traded marketable securities and other company investments. The Company has no control over these fluctuations and does not hedge its investments. Based on the March 31, 2011 portfolio values, every 10% increase or decrease in the share prices of these companies would have impacted other comprehensive income, up or down, by approximately $16,000 before income taxes and net loss by $20,000.

Liquidity risk

Liquidity risk is the risk that the Company is unable to meet its financial obligations as they come due. The Company manages this risk by careful management of its working capital to ensure its expenditures will not exceed available resources.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

15. RISK AND CAPITAL MANAGEMENT; FINANCIAL INSTRUMENTS (continued)

Currency risk

Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the entity’s functional currency. The Company operates in Canada, Haiti, Turkey, the Kyrgyz Republic, Sweden, Australia and the USA. The Company funds cash calls to its subsidiary companies outside of Canada in US (“USD”) dollars and a portion of its expenditures are also incurred in local currencies.

The exposure of the Company’s cash, receivables, and accounts payable and accrued liabilities to foreign exchange risk is as follows:

As at March 31, 2011	USD amount

Cash	$6,942,396
Receivables	385,953
Accounts payable and accrued liabilities	(105,452)

Total	$7,222,897

The balances noted above reflect the USD balances held within the parent Company. Balances denominated in another currency other than the functional currency held in foreign operations are considered immaterial and cash balances will be spent prior to significant foreign exchange fluctuations. For the year ended March 31, 2011, the average USD to CDN foreign exchange rate was US$1 for every CDN$1.0172. Based on the above net exposures and assuming that all other variables remain constant, a 1% change in the United States dollar against the Canadian dollar would result in a change in the loss/gain of approximately $72,000 for the year.

16. SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2011	2010	2009

Cash received for interest	$229,733	$242,534	$94,174
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The significant non-cash investing and financing transactions during the year ended March 31, 2011 included:

a)	Re-allocation of $608,010 of contributed surplus to share capital from the exercise of options;
b)	Issuance of 28,283 common shares valued at $72,687 for the acquisition of mineral properties;
c)	Issuance of 160,000 common shares valued at $316,800 for the acquisition of a subsidiary;
d)	The net adjustment of $989,571 to accumulated other comprehensive income for fair value changes of investments available for sale;
e)	Issuance of 398,970 common shares valued at $1,104,728 as finder’s fees and share issue costs related to private placements;

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

16. SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (continued)

The significant non-cash investing and financing transactions during the year ended March 31, 2010 included:

a)	Receipt of shares valued at $135,000 of public companies pursuant to mineral property option and royalty agreements;
b)	Issuance of shares valued at $4,191,746 on acquisition of BCE;
c)	Issuance of warrants valued at $845,943 on acquisition of BCE;
d)	Issuance of shares valued at $677,754 for acquisition of mineral properties,
e)	Issuance of common shares valued at $115,440 for management bonuses; and
f)	Accrued $100,365 as a commitment to issue shares for management bonuses to be paid.

The significant non-cash investing and financing transactions during the year ended March 31, 2011 included:

a)	Receipt of shares valued at $84,825 of public companies pursuant to mineral property option and royalty agreements;
b)	Issuance of common shares valued at $185,510 for management bonuses; and
c)	Accrued $75,681 as a commitment to issue shares for management bonuses to be paid.

17. SUBSEQUENT EVENTS

Subsequent to March 31, 2011 the Company:

a)Issued 429,300 common shares pursuant to the exercise of stock options for total proceeds of $525,728;

b)Issued 52,691 common shares valued at $148,547 as part of the option payments on the properties in Australia (Note 9);

c)Issued 273,000 bonus shares valued at $656,230 to directors, officers, employees and consultants of the Company;

d)On April 6, 2011 through its wholly owned subsidiary Bronco Creek Exploration, entered into an Option Agreement with Vale Exploration Canada Inc (“VEC”) regarding potential mining deposits in Arizona, USA. The Company granted to VEC the right to earn up to a 75% interest by incurring the following:

   To earn the initial 60% interest:

a.	US $4,500,000 in exploration expenditures within 4 years of the effective date including:

i.US$100,000 in the first year; and

ii.An aggregate of US $500,000 within the first two years.

b.	Paying US $30,000 upon the completion of the first 1,000 meters of drilling.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

17. SUBSEQUENT EVENTS (continued)

Upon completion of the initial required expenditures, a Mining Venture will be formed between the two groups for continued development of the properties in question. VEC can then earn an additional 15% (aggregate 75%) interest by incurring the following:

a.

Incur US $1,000,000 in annual Feasibility Costs until the feasibility completion date and VEC will not be considered to be in default if a minimum US $350,000 in Feasibility Costs are incurred. Feasibility Costs in excess of US $1,000,000 will carry-forward to the following year.

b.	If the feasibility study is not completed within seven years, VEC has an option to extend the feasibility period by another two years by paying the Company a one-time payment of US $1,000,000.

e)The Board of Directors of the Company approved the Company’s change of the year-end effective December 31, 2011.

18. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which may differ in certain respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The Company has determined that no changes are required had these consolidated financial statements been prepared in accordance with US GAAP. Material variations in the accounting measurement principles, practices and methods used in preparing these consolidated financial statements from measurement principles, practices and methods accepted in the United States are described below.

 a)Income taxes

Under US GAAP the provisions prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that the Company recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The requirement also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. In accordance with the provisions, any cumulative effect resulting from the change in accounting principle is to be recorded as an adjustment to the opening balance of deficit. The accounting policy did not result in a material impact on the Company's consolidated financial position or results of operations.

The Company’s tax returns are subject to tax examinations by tax authorities until the respective statute of limitation. It is subject to tax examinations by tax authorities for all taxation years commencing on or after 2006. Management’s analysis of ASC 740 supports the conclusion that the Company does not have any accruals for uncertain tax positions as of March 31, 2011 and 2010. As a result, tabular reconciliation of beginning and ending balances would not be meaningful. If interest and penalties were to be assessed, the Company would charge interest to interest expense, and penalties to other operating expense. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

18. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

b)Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. The amendments in this update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. The amendments in this ASU require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. The amendments in this update should be applied retrospectively. ASU 2011-05 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2011, with early adoption permitted. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” which amends U.S. GAAP to conform with fair value measurement and disclosure requirements in International Financial Reporting Standards. The amendments in this update change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

•  Those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements.

•  Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in U.S. GAAP). The amendments in this update are to be applied prospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
MARCH 31, 2011

18. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

In December 2010, the FASB issued ASU 2010-29, “Business Combinations: (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations”. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, “Intangibles — Goodwill and Other” (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts”. The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

EURASIAN MINERALS INC.
(An Exploration-Stage Company)
CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)

September 30, 2011

NOTICE TO READER

The accompanying unaudited condensed consolidated interim financial statements of Eurasian Minerals Inc. for the six and three months ended September 30, 2011 have been prepared by management and approved by the Audit Committee and the Board of Directors of the Company. These financial statements have not been reviewed by the Company’s external auditors.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Condensed Interim Consolidated Statements of Financial Position
(Unaudited – Prepared by Management)

ASSETS	September 30, 2011	March 31, 2011	April 1, 2010

Current
Cash and cash equivalents (Note 3)	$43,655,517	$48,370,004	$11,095,799
Investments (Note 4)	262,482	353,501	2,875,968
Receivables (Note 5)	728,218	577,737	570,836
Prepaid expenses	176,371	377,180	150,996
Gold inventory	46,791	71,721	-
Total current assets	44,869,379	49,750,143	14,693,599

Non-current
Restricted cash	320,403	387,124	236,558
Equipment (Note 6)	405,480	314,916	375,015
Investment in associated companies (Note 7)	1,924,264	79,121	-
Exploration and evaluation assets (Note 8)	6,469,060	6,253,850	6,840,456
Reclamation bonds	414,087	413,037	273,583
Total non-current assets	9,533,294	7,448,048	7,725,612

TOTAL ASSETS	$54,402,673	$57,198,191	$22,419,211

LIABILITIES

Current
Accounts payable and accrued liabilities	$927,507	$1,405,012	$718,031
Advances from joint venture partners	1,125,633	197,188	382,874
Total liabilities	2,053,140	1,602,200	1,100,905

EQUITY
Capital stock	76,634,265	75,058,770	31,984,129
Commitment to issue shares	344,031	491,996	100,365
Share based payment reserve	7,202,102	5,393,723	3,407,896
Accumulated other comprehensive income	-	-	864,848
Deficit	(31,830,865)	(25,348,498)	(15,038,932)
Total equity	52,349,533	55,595,991	21,318,306

TOTAL LIABILITIES AND EQUITY	$54,402,673	$57,198,191	$22,419,211

Nature of operations (Note 1)
Events after reporting date (Note 15)

Approved and authorized by the board on November 15, 2011:

Signed: “David M. Cole”	Director	Signed: “George Lim”	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Condensed Interim Consolidated Statements of Operations
(Unaudited – Prepared by Management)

	Three months ended		Six months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
EXPLORATION EXPENDITURES	$2,736,112	$2,544,253	$5,594,368	$4,696,873
Less: recoveries	(1,113,336)	(2,062,189)	(2,595,950)	(3,237,261)
Net exploration expenditures	1,622,776	482,064	2,998,418	1,459,612

GENERAL AND ADMINISTRATIVE EXPENSES
Administrative and office	259,732	275,697	576,519	389,813
Depreciation (Note 6)	3,216	359	3,524	737
Investor relations	67,866	60,456	101,932	98,246
Salaries and consultants	517,316	133,083	838,450	616,189
Professional fees	211,483	259,066	317,739	216,890
Share-based compensation (Note 9)	1,668,471	571,103	1,859,562	1,863,001
Transfer agent and filing fees	16,102	30,076	42,033	38,387
Total general and administrative expenses	2,744,186	1,329,840	3,739,759	3,223,263
Loss before other items	(4,366,962)	(1,811,904)	(6,738,177)	(4,682,875)
OTHER ITEMS
Write-off of exploration and evaluation assets	(26,206)	-	(26,206)	-
Foreign exchange gain (loss)	208,415	(19,784)	286,614	(11,587)
Gain (Loss) on investments	(5,454)	187,261	(37,226)	830,728
Equity in loss of associated companies	(173,428)	(25,785)	(148,044)	(25,785)
Interest income	97,365	40,605	245,586	66,751
Change in fair value of held-for-trading investments	9,081	57,251	(64,914)	(105,076)
Loss on dilution of investment in a former subsidiary	-	(22,951)	-	(142,400)
Total other income (loss)	109,773	216,597	255,810	612,631
Loss before income taxes	(4,257,189)	(1,595,307)	(6,482,367)	(4,070,244)
Income tax recovery (expense)	-	(111,554)	-	(111,554)
Comprehensive loss for the period	$(4,257,189)	$(1,706,861)	$(6,482,367)	$(4,181,798)
Basic and diluted loss per share	$(0.08)	$(0.05)	$(0.13)	$(0.12)
Weighted average number of common shares outstanding	51,501,480	36,928,113	51,407,392	35,973,379

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Condensed Interim Consolidated Statements of Cash Flows
(Unaudited – Prepared by Management)

	For the three month ended		For the six month ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Loss for the period	$(4,257,189)	$(1,706,861)	$(6,482,367)	$(4,181,798)
Items not affecting cash:
Bonus shares issued for services	704,485	99,000	704,485	99,000
Change in fair value of held-for- trading investments	(9,081)	(74,790)	64,914	87,537
Commitment to issue bonus shares	-	(102,600)	-	46,532
Depreciation	51,754	29,571	77,475	86,195
Future income tax expense	-	111,554	-	111,554
Interest received during the period	(89,806)	-	(245,586)	-
Loss on dilution of investment	-	-	-	142,400
(Loss) gain on sale of investments	5,454	(187,261)	37,226	(830,728)
Share of loss in equity investments	173,428	3,735	148,044	25,785
Share-based compensation (Note 9)	1,668,471	571,103	1,859,562	1,863,001
Unrealized foreign exchange (gain) loss	(8,912)	70,095	(8,977)	(1,443)
Write-off of exploration and evaluation assets	26,206	-	26,206	-
Changes in non-cash working capital items:
Receivables	(94,066)	61,680	(125,474)	(698,562)
Prepaid expenses	361,966	(233,874)	200,809	(225,631)
Accounts payable and accrued liabilities	(230,105)	2,624	(477,505)	184,914
Advance from joint venture partner	545,277	(147,013)	928,445	64,567
Total cash used in operating activities	(1,152,118)	(1,503,037)	(3,292,743)	(3,226,677)
Cash flows from investing activities
Acquisition of mineral properties	(41,139)	(136,625)	(92,869)	(136,625)
Acquisition of subsidiary	-	(91,703)	-	(91,703)
Purchase of gold inventory	(7,068)	-	(7,068)	-
Dilution of investment	-	-	-	(49,250)
Input tax refund received	11,869	-	11,869	-
Interest received on cash and cash equivalents	89,806	-	245,586	-
Proceeds from sale of marketable securities	-	726,103	324,060	1,884,161
Purchase of marketable securities	-	(207,068)	(331,082)	(345,818)
Purchase of equity investments	(1,416,047)	-	(1,993,187)	-
Purchase of equipment	(125,165)	(53,485)	(168,039)	(53,485)
Reclamation bonds	(7,552)	(75,605)	(1,050)	(114,282)
Restricted cash	306,534	(45,681)	66,721	26,357
Total cash used in investing activities	(1,188,762)	115,936	(1,945,059)	1,119,355
Cash flows from financing activities
Proceeds received from private placements	-	-	-	5,280,000
Share issuance costs	(7,639)	(9,734)	(2,413)	(42,444)
Proceeds received from options exercised	24,000	123,550	525,728	268,875
Total cash provided by financing activities	16,361	113,816	523,315	5,506,431
Change in cash and cash equivalents	(2,324,519)	(1,273,285)	(4,714,487)	3,399,109
Cash and cash equivalents, beginning	45,980,036	15,768,193	48,370,004	11,095,799
Cash and cash equivalents, ending	$43,655,517	$14,494,908	$43,655,517	$14,494,908

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Condensed Interim Consolidated Statements of Changes in Equity
(Unaudited – Prepared by Management)

					Accumulated
					other
	Number of		Commitment to	Share based	comprehensive
	common shares	Capital stock	issue shares	payment reserve	income	Deficit	Total

At April 1, 2011	50,961,629	$75,058,770	$491,996	$5,393,723	$-	$(25,348,498)	$55,595,991
Shares issued on exercise of stock options (Note 9)	429,300	525,728	-	-	-	-	525,728
Shares issued as bonus shares	273,000	656,230	(656,230)	-	-	-	-
Shares issued on acquisition of mineral property	52,691	148,547	-	-	-	-	148,547
Reclassification of fair value of options exercised	-	247,403	-	(247,403)	-	-	-
Share based compensation - corporate	-	-	470,520	1,389,042	-	-	1,859,562
Share based compensation - exploration	-	-	37,745	666,740	-	-	704,485
Share issue costs	-	(2,413)	-	-	-	-	(2,413)
Loss for the period	-	-	-	-	-	(6,482,367)	(6,482,367)

At September 30, 2011	51,716,620	$76,634,265	$344,031	$7,202,102	$-	$(31,830,865)	$52,349,533

					Accumulated
					other
	Number of		Commitment to	Share based	comprehensive
	common shares	Capital stock	issue shares	payment reserve	income	Deficit	Total

At April 1, 2010	34,265,822	$31,984,129	$100,365	$3,407,896	$864,848	$(15,038,932)	$21,318,306
Private placements	2,400,000	5,280,000	-	-	-	-	5,280,000
Shares issued on exercise of stock options	193,500	268,875	-	-	-	-	268,875
Shares issued as bonus shares	242,000	503,160	(503,160)	-	-	-	-
Shares issued on acquisition of subsidiary	160,000	316,800	-	-	-	-	316,800
Shares issued on acquisition of mineral property	28,283	72,687	-	-	-	-	72,687
Reclassification of fair value of options exercised	-	143,377	-	(143,377)	-	-	-
Commitment to issue shares	-	-	503,160	-	-	-	503,160
Share based compensation - corporate	-	-	-	1,458,841	-	-	1,458,841
Share issue costs	-	(42,444)	-	-	-	-	(42,444)
Unrealized loss on available-for-sale investments	-	-	-	-	(780,884)	-	(780,884)
Loss for the period	-	-	-	-	-	(4,181,798)	(4,181,798)

At September 30, 2010	37,289,605	$38,526,584	$100,365	$4,723,360	$83,964	$(19,220,730)	$24,213,543

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

1.	NATURE OF OPERATIONS

Eurasian Minerals Inc. (the “Company” or “Eurasian”) was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 under the name of 33544 Yukon Inc. On October 10, 2001, the Company changed its name to Southern European Exploration Ltd. On November 24, 2003, the Company completed the reverse take-over of Marchwell Capital Corp. and subsequently changed its name to Eurasian Minerals Inc.

The addresses of the Company’s head office, principal address, and registered and records office is the 5th floor, 543 Granville Street, Vancouver, British Columbia, Canada V6C 1X8.

The Company’s principal business activities are the acquisition and exploration of mineral properties in Turkey, Haiti, the Kyrgyz Republic, Europe, USA, and the Asia Pacific region. The Company’s continuing operations and the ability of the Company to meet its mineral property commitments are dependent upon the support of present and future joint venture partners and the ability of the Company to raise additional financing.

Some of the Company’s mineral exploration activities are located in emerging nations and, consequently, may be subject to a higher level of risk compared to other developed countries. Operations, the status of mineral property rights and the recoverability of investments in emerging nations can be affected by changing economic, regulatory and political situations.

These condensed consolidated interim financial statements of the Company are presented in Canadian dollars, which is the functional currency of the parent company and its subsidiaries.

At the date of the condensed consolidated interim financial statements, the Company has not identified a known body of commercial grade mineral on any of its exploration and evaluation assets. The ability of the Company to realize the costs it has incurred to date on these exploration and evaluation assets is dependent upon the Company identifying a commercial mineral body, to finance its development costs and to resolve any environmental, regulatory or other constraints which may hinder the successful development of the exploration and evaluation assets. To date, the Company has not earned any revenues and is considered to be in the exploration stage.

These condensed consolidated interim financial statements have been prepared assuming the Company will continue on a going-concern basis. The Company has incurred losses since its inception and the ability of the Company to continue as a going-concern depends upon its ability to raise adequate financing and to develop profitable operations. These condensed consolidated interim financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance and Conversion to International Financial Reporting Standards

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

These are the Company’s IFRS condensed consolidated interim financial statements for part of the period covered by the first IFRS consolidated annual financial statements to be presented in accordance with IFRS for the year ending December 31, 2011.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Statement of Compliance and Conversion to International Financial Reporting Standards (continued…)

Prior to the Company’s condensed consolidated interim financial statements for the period ended June 30, 2011, the Company’s first IFRS condensed consolidated interim financial statements, the Company prepared its consolidated annual and consolidated interim financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”). The Company adopted IFRS effective April 1, 2011 and as comparative information for 2010 has also been prepared under IFRS, the Company’s date of transition is effective as of April 1, 2010 (the “transition date”), as further described below. The policies applied in these condensed consolidated interim financial statements are based on IFRS issued and current as of November 15, 2011, the date that the Audit Committee approved the consolidated financial statements on behalf of the Board of Directors. Any subsequent changes to IFRS that are given effect in the Company’s annual consolidated financial statements for the year ended December 31, 2011 could result in the restatement of these interim consolidated financial statements, including the Company’s transition adjustments.

Basis of Presentation

These condensed consolidated interim financial statements have been prepared on a historical cost basis as modified for the revaluation of held for trading and available for sale financial assets, and have been prepared using the accrual basis of accounting, except for cash flow information. The preparation of interim financial statements in conformity with IAS 34 requires management to make judgments, estimates and assumptions that affect the application of the policies and reported amounts of assets and liabilities, revenue and expenses. Actual results may differ from these estimates. These condensed consolidated interim financial statements do not include all of the information required for full annual financial statements. The preparation of these condensed consolidated interim financial statements resulted in changes to the accounting policies as compared to the most recent annual financial statements prepared under Canadian GAAP.

The accounting policies set out below have been applied consistently to all periods presented in these condensed consolidated interim financial statements. They also have been used in preparing an opening IFRS statement of financial position at April 1, 2010 for the purposes of the transition to IFRS, as required by IFRS 1, “First Time Adoption of International Financial Reporting Standards (“IFRS 1”). The Company has applied all of the mandatory exemptions, and in addition has applied the following optional elections:

•	IFRS 3(R), Business Combinations, has not been applied to business combinations that occurred before the transition date;
•	IFRS 2, Share-based Payments, has only been applied to all share based payments which had not vested at April 1, 2010; and
•	IFRIC 1, Changes in Existing Decommissioning, Restoration and Similar Liabilities, has been applied prospectively, commencing on the transition date.

These condensed interim consolidated financial statements do not contain all of the information and disclosures required in annual financial statements and should be read in conjunction with the Company’s Canadian GAAP annual financial statements for the year ended March 31, 2011.

The impact of the transition from Canadian GAAP to IFRS is explained in Note 14.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Basis of Measurement

These condensed interim consolidated financial statements have been prepared on a historical costs basis except for financial instruments classified as financial instruments at fair value through profit or loss, which are stated at their fair value. In addition, these financial statements have been prepared using the accrual basis of accounting.

These condensed interim consolidated financial statements are presented in Canadian dollars, which is also the Company and its subsidiary’s functional currency.

The preparation of these condensed interim consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported expenses during the period. Actual results could differ from these estimates.

Basis of Consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its wholly-owned subsidiaries, after eliminating intercompany balances and transactions.

Subsidiaries

Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to the Company, until the date on which control ceases. The Company’s principal operating subsidiaries are as follows:

Name	Place of Incorporation	Ownership Percentage

AES Madencilik Ltd. Sirketi	Turkey	100%
Eurasia Madencilik Limited Sirketi	Turkey	99%
Montex LLC	Kyrgyz Republic	100%
Altyn Minerals LLC	Kyrgyz Republic	100%
Georgian Minerals LLC	Georgia	100%
Eurasian Minerals Cooperatief U.A.	Netherlands	100%
EMX Georgia Cooperatief U.A.	Netherlands	100%
Ayiti Gold Company S.A.	Haiti	100%
Marien Mining Company S.A.	Haiti	100%
EMX (USA) Services Corp.	Nevada, USA	100%
Bronco Creek Exploration Inc.	Arizona, USA	100%
Viad Royalties AB	Sweden	100%
Eurasian Minerals Sweden AB	Sweden	100%
Eliseror Limited	Cyprus	100%
EMX Australia Pty Ltd	Australia	100%

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Business Combinations

Business combinations that occurred prior to April 1, 2010 were not accounted for in accordance with IFRS 3, Business Combinations (“IFRS 3”) or IAS 27, Consolidated and Separate Financial Statements, in accordance with the IFRS 1 exemption discussed in Note 14.

Acquisitions of businesses are accounted for using the purchase method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity investments issued by the Company in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 are recognized at their fair values at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5, Non-current Assets Held for Sale and Discontinued Operations, which are recognized and measured at fair value less costs to sell.

Business combinations that involve companies in the exploration stage are treated as asset acquisitions.

The interest of non-controlling shareholders in the acquiree is initially measured at the non-controlling shareholders’ proportion of the net fair value of the assets, liabilities and contingent liabilities recognized.

Equity investment

The Company accounts for its long-term investments in affiliated companies over which it has significant influence on the equity basis of accounting, whereby the investment is initially recorded at cost, adjusted to recognize the Company’s share of earnings or losses and reduced by dividends received.

Estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities and disclosure of contingent assets or liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i) Recorded costs of mineral properties are not intended to reflect present or future values of resource properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

ii) The determination of the fair value of stock options or warrants using stock pricing models requires the input of highly subjective assumptions, including the expected price volatility. Changes in the subjective input assumptions could materially affect the fair value estimate, therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options and warrants.

iii) The determination of deferred income tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts, and therefore do not necessarily provide certainty as to their recorded values.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Estimates (continued…)

iv) Option or sale agreements, under which the Company may receive shares as payment, require the Company to determine the fair value of shares received. Many factors can enter into this determination, including, if public shares, the number of shares received, the trading value of the shares, volume of shares, resale restrictions, and if non-public shares, the underlying asset value of the shares, or value of the claims under option or sale. This determination is highly subjective and does not necessarily provide a reliable single measure of the fair value of the shares received.

Foreign currency translation

The functional currency is the currency of the primary economic environment in which the entity operates and has been determined for each entity within the Company. The functional currency for all entities within the Company is the Canadian dollar. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

Transactions in currencies other than the Canadian dollar are recorded at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, the monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the rate of exchange at the statement of financial position date while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Exchange gains and losses arising on translation are reflected in profit or loss for the period.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities of three months or less.

Financial instruments

Financial assets are classified into one of the following categories based on the purpose for which the asset was acquired. All transactions related to financial instruments are recorded on a trade date basis. The Company’s accounting policy for each category is as follows:

Financial assets at fair value through profit or loss (“FVTPL”)

Financial assets are classified at fair value through profit or loss if they are classified as held for trading or is designated as such upon initial recognition. Financial assets are designated as at FVTPL if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management strategy. Attributable transaction costs are recognized in profit or loss when incurred. FVTPL are measured at fair value, and changes are recognized in profit or loss.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Financial instruments (continued…)

Held-to-maturity (“HTM”)

These assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company’s management has the positive intention and ability to hold to maturity. These assets are measured at amortized cost using the effective interest method. If there is objective evidence that the asset is impaired, determined by reference to external credit ratings and other relevant indicators, the financial asset is measured at the present value of estimated future cash flows. Any changes to the carrying amount of the investment, including impairment losses, are recognized in profit or loss.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted on an active market. Such assets are initially recognized at fair value plus any direct attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment loss.

Available-for-sale (“AFS”)

Non-derivative financial assets not included in the above categories are classified as available-for-sale. They are carried at fair value with changes in fair value recognized directly in equity. Where a decline in the fair value of an available-for- sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from equity and recognized in profit or loss.

The Company has classified its financial assets as follows:

•	Cash, cash equivalents and restricted cash are classified as FVTPL.
•	Amounts receivable are classified as loans and receivables.
•	Marketable securities purchased in the open market are classified as available for sale.
•	Reclamation deposits are classified as HTM.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the investments have been impacted.

For all financial assets objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or
•	default or delinquency in interest or principal payments; or
•	it becoming probable that the borrower will enter bankruptcy or financial re-organization.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Impairment of financial assets (continued…)

For certain categories of financial assets, such as receivables, assets that are assessed not to be impaired individually are subsequently assessed for impairment on a collective basis. The carrying amount of financial assets is reduced by the impairment loss directly for all financial assets with the exception of receivables, where the carrying amount is reduced through the use of an allowance account. When a receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date of impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities

Financial liabilities are classified into one of two categories:

•	Fair value through profit or loss;
•	Other financial liabilities.

Fair value through profit or loss

This category comprises derivatives, or liabilities, acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried in the statement of financial position at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities

This category includes promissory notes, amounts due to related parties and accounts payable and accrued liabilities, all of which are recognized at amortized cost.

The Company classified its financial liabilities which consisted of accounts payable and accrued liabilities and advances from joint partners as other liabilities.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Mineral exploration and evaluation expenditures

Pre-exploration Costs

Pre-exploration costs are expensed in the period in which they are incurred.

Exploration and evaluation expenditures

Acquisition costs for exploration and evaluation assets, net of recoveries, are capitalized on a property-by-property basis. Acquisition costs include cash consideration and the value of common shares, based on recent issue prices, issued for exploration and evaluation pursuant to the terms of the agreement. Exploration expenditures, net of recoveries, are charged to operations as incurred. After a property is determined by management to be commercially feasible, exploration and development expenditures on the property will be capitalized. When there is little prospect of further work on a property being carried out by the Company or its partners, when a property is abandoned, or when the capitalized costs are no longer considered recoverable, the related property costs are written down to management’s estimate of their net recoverable amount. The costs related to a property from which there is production, together with the costs of production equipment, will be depleted and amortized using the unit-of-production method.

An exploration and evaluation property acquired under an option agreement where payments are made at the sole discretion of the Company, is capitalized at the time of payment. Option payments received are treated as a reduction of the carrying value of the related acquisition cost for the mineral property until the payments are in excess of acquisition costs, at which time they are then credited to operations. Option payments are at the discretion of the optionee and, accordingly, are accounted for when receipt is reasonably assured.

Gold Inventory

Gold inventory is carried on the balance sheet at the lower of cost and net realizable value. A decline in the value of gold inventory below cost, due to market conditions, will be charged to income with subsequent increases in value reflected in the carrying value to a maximum of the original cost. An assessment of net realizable value is made at each statement of financial position date. When the net realizable value declines below cost, a write-down is recorded.

Equipment

Recognition and Measurement:

On initial recognition, equipment is valued at cost, being the purchase price and directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs and the estimated present value of any future unavoidable costs of dismantling and removing items. The corresponding liability is recognized within provisions.

Equipment is subsequently measured at cost less accumulated depreciation, less any accumulated impairment losses, with the exception of land which is not depreciated.

When parts of an item of equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Equipment (continued…)

Subsequent Costs:

The cost of replacing part of an item of equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

Major Maintenance and Repairs:

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the items will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

Gains and Losses:

Gains and losses on disposal of an item of equipment are determined by comparing the proceeds from disposal with the carrying amount, and are recognized net within other income in profits or loss.

Depreciation:

Depreciation is recognized in profit or loss and is provided on a declining balance method of 20% per annum over the estimated useful life of the assets. Depreciation on equipment used directly on exploration projects is included in exploration expenditures for that mineral property.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Impairment

At the end of each reporting period, the Company’s assets are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in the profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Rehabilitation provision

The Company is subject to various government laws and regulations relating to environmental disturbances caused by exploration and evaluation activities. The Company records the present value of the estimated costs of legal and constructive obligations required to restore the exploration sites in the period in which the obligation is incurred. The nature of rehabilitation activities includes restoration, reclamation and re-vegetation of the affected exploration sites.

The rehabilitation provision generally arises when the environmental disturbance is subject to government laws and regulations. When the liability is recognized, the present value of the estimated costs is capitalized by increasing the carrying amount of the related mining assets. Over time, the discounted liability is increased for the changes in present value based on current market discount rates and liability specific risks.

Additional environmental disturbances or changes in rehabilitation costs will be recognized as additions to the corresponding assets and rehabilitation liability in the period in which they occur.

The Company does not have any significant rehabilitation obligations.

Loss per share

The Company presents basic loss per share for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive.

Share-based compensation

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes, or provides services similar to those performed by an employee.

The fair value of stock options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized over the vesting period. Consideration paid for the shares on the exercise of stock options is credited to capital stock.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share-based payment. Otherwise, share-based payments are measured at the fair value of goods or services received.

Income tax

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Income tax (continued…)

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for relating to goodwill not deductible for tax purposes, the initial recognition of assets and liabilities that affect neither accounting nor taxable loss, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against that excess.

Future Accounting Pronouncements

The Company has reviewed new and revised accounting pronouncements that have been issued but are not yet effective. The Company has not early adopted any of these standards and is currently evaluating the impact, if any, that these standards might have on its consolidated financial statements.

Accounting Standards Issued and Effective January 1, 2012

IAS 12 - Income Taxes (Amended) (“IAS 12”), introduces an exception to the general measurement requirements of IAS 12 in respect of investment properties measured at fair value.

IFRS 7 - Financial instruments: Disclosures (Amended) require additional disclosures on transferred financial assets.

Accounting Standards Issued and Effective January 1, 2013

IFRS 9 - Financial Instruments replaces the current standard IAS 39 Financial Instruments: Recognition and Measurement, replacing the current classification and measurement criteria for financial assets and liabilities with only two classification categories: amortized cost and fair value.

IFRS 10 - Consolidated Financial Statements establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. This standard

i.	requires a parent entity (an entity that controls one or more other entities) to present consolidated financial statements

ii.	defines the principle of control, and establishes control as the basis for consolidation

iii.	sets out how to apply the principle of control to identify whether an investor controls an investee and therefore must consolidate the investee

iv.

sets out the accounting requirements for the preparation of consolidated financial statements. IFRS 10 supersedes IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation—Special Purpose Entities.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (continued…)

Future Accounting Pronouncements (continued…)

IFRS 11 - Joint Arrangements establishes the core principle that a party to a joint arrangement determines the type of joint arrangement in which it is involved by assessing its rights and obligations and accounts for those rights and obligations in accordance with that type of joint arrangement.

IFRS 12 - Disclosure of Involvement with Other Entities requires the disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial position, financial performance and cash flows.

IFRS 13 - Fair Value Measurement defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 applies when another IFRS requires or permits fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements), except for: share-based payment transactions within the scope of IFRS 2 Share-based Payment; leasing transactions within the scope of IAS 17 Leases; measurements that have some similarities to fair value but that are not fair value, such as net realizable value in IAS 2 Inventories or value in use in IAS 36 Impairment of Assets.

IAS 27 - Separate Financial Statements has the objective of setting standards to be applied in accounting for investments in subsidiaries, joint ventures, and associates when an entity elects, or is required by local regulations, to present separate (non-consolidated) financial statements.

IAS 28 - Investments in Associates and Joint Ventures prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures. IAS 28 applies to all entities that are investors with joint control of, or significant influence over, an investee (associate or joint venture).

3.	CASH AND CASH EQUIVALENTS

Cash consists of deposits at banks earning interest at floating rates based on daily bank deposit rates and cash on hand.

	September 30, 2011	March 31, 2011	April 1, 2010

Cash	$7,951,097	$11,520,852	$7,735,827

Short-term deposits	35,704,420	36,849,152	3,359,972

Total	$43,655,517	$48,370,004	$11,095,799

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

4.	INVESTMENTS

At September 30, 2011, the Company had the following investments:

		Accumulated
		unrealized gain
September 30, 2011	Cost	(loss)	Fair value

Held-for-trading investments
Warrants	$-	$16,455	$16,455
Common shares	181,176	64,851	246,027

Total investments	$181,176	$81,306	$262,482

At March 31, 2011, the Company had the following investments:

		Accumulated
		unrealized gain
March 31, 2011	Cost	(loss)	Fair value

Held-for-trading investments
Warrants	$-	$172,088	$172,088
Common shares	198,080	(16,667)	181,413

Total investments	$198,080	$155,421	$353,501

At April 1, 2010, the Company had the following investments:

		Accumulated
		unrealized gain
April 1, 2010	Cost	(loss)	Fair value

Available-for-sale investments
Common shares	$1,195,857	$997,782	$2,193,639
	1,195,857	997,782	2,193,639

Held-for-trading investments
Warrants	-	258,304	258,304
Common shares	300,200	123,825	424,025
	300,200	382,129	682,329
Total investments	$1,496,057	$1,379,911	$2,875,968

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

5.	RECEIVABLES

The Company’s receivables arise from goods and services tax, and harmonized sales taxes receivable due from government taxation authorities, and recovery of exploration expenditures from mineral property venture partners, as follows:

Category	September 30, 2011	March 31, 2011	April 1, 2010

Refundable taxes	$299,449	$437,010	$387,221
Recoverable exploration expenditures	279,442	140,727	183,615
Other	149,327	-	-

Total	$728,218	$577,737	$570,836

The carrying amounts of the Company’s trade and other receivables are denominated in the following currencies:

Currency	September 30, 2011	March 31, 2011	April 1, 2010

Canadian dollars	$222,355	$119,173	$67,249
US dollars	258,402	234,148	422,673
Turkish Lira	105,978	194,304	67,218
Swedish Krone	93,053	-	-
Other	48,430	30,112	13,696

Total	$728,218	$577,737	$570,836

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

6.	EQUIPMENT

	Office	Computer	Vehicles	Field	Total
Cost
As at April 1, 2010	$148,508	$82,239	$434,658	$64,674	$730,079
Additions	8,729	3,433	98,609	127,831	238,602
Disposals	(9,908)	(13,705)	(70,929)	(22,169)	(116,711)
As at March 31, 2011	147,329	71,967	462,338	170,336	851,970
Additions	600	76,499	83,216	7,724	168,039
Disposals	(1,022)	(16,697)	(128,495)	(6,766)	(152,980)
As at September 30, 2011	146,907	131,769	417,059	171,294	867,029
Accumulated depreciation
As at April 1, 2010	54,128	64,327	207,998	28,611	355,064
Additions	17,194	8,043	140,787	62,201	228,225
Disposals	(9,000)	(5,482)	(23,607)	(8,146)	(46,235)
As at March 31, 2011	62,322	66,888	325,178	82,666	537,054
Additions	7,876	12,653	45,494	11,452	77,475
Disposals	(1,022)	(16,697)	(128,495)	(6,766)	(152,980)
As at September 30, 2011	$69,176	$62,844	$242,177	$87,352	$461,549
Net book value
As at April 1, 2010	$94,380	$17,912	$226,660	$36,063	$375,015
As at March 31, 2011	$85,007	$5,079	$137,160	$87,670	$314,916
As at September 30, 2011	$77,731	$68,925	$174,882	$83,942	$405,480

7.	INVESTMENT IN ASSOCIATED COMPANIES

The Company has a 49% equity investment in a joint venture with Chesser Resources Ltd, an ASX listed exploration company. At September 30, 2011, the Company’s investment in the joint venture was $117,547 (March 31, 2011 - $79,121) The Company’s share of income of the joint venture for the six months ended September 30, 2011 was $38,427 (March 31, 2011 – loss $57,694) and has been included in Equity in loss of associated companies.

The Company also has a 26.7% equity investment in a private exploration company. At September 30, 2011, the Company’s investment was $1,954,761 (March 31, 2011 - $nil). The Company’s share of the net loss for the six months ended September 30, 2011 was $186,471 (March 31, 2011 - $nil) and has been included in Equity in loss of associated companies.

8.	EXPLORATION AND EVALUATION ASSETS

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

Country	Properties	September 30, 2011	March 31, 2011	April 1, 2010

Asia Pacific	Various	$441,854	$200,438	$-

Haiti	Grand Bois property	2,140,720	2,140,720	2,140,720
	Grand Bois property(recoveries)	(2,140,720)	(2,140,720)	(1,216,100)

Kyrgyz Republic	Gezart property	39,000	39,000	39,000

Sweden	Various	16,671	16,671	16,671
	Viad royalties	421,084	421,084	-

Turkey	Beyoulk	68,191	68,191	68,191
	Biga Peninsula	153,960	153,960	153,960
	Golcuk property	34,674	34,674	34,674
	Sisorta	-	-	283,508
	Trab	78,587	78,587	78,587

United States	Cathedral Well, Nevada	419,300	419,300	419,300
of America	Copper Springs, Arizona	786,186	786,186	786,186
	Courtland East, Arizona	-	26,206	26,206
	Hardshell Skarn, Arizona	104,825	104,825	104,825
	Jasper Canyon, Arizona	235,856	235,856	235,856
	Mesa Well, Arizona	314,475	314,475	314,475
	Middle Mountain, Arizona	262,062	262,062	262,062
	Middle Hill, Wyoming	262,062	262,062	262,062
	Park-Sayler, Arizona	209,650	209,650	209,650
	Red Hills, Arizona	314,475	314,475	314,475
	Richmond Mountain, Nevada	262,062	262,062	262,062
	Silver Bell, Arizona	471,711	471,711	471,711
	Superior West, Arizona	1,179,280	1,179,280	1,179,280
	Yerington, Nevada	393,095	393,095	393,095

Total		$6,469,060	$6,253,850	$6,840,456

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

8.	EXPLORATION AND EVALUATION ASSETS (continued…)

The following mineral property discussions relate to transactions occurring during the six months ended September 30, 2011. These notes should be read in conjunction with the Company’s most recently filed audited annual consolidated financial statements as at March 31, 2011.

United States exploration licenses

EMX – VALE Regional Acquisition Agreement

On April 6, 2011 the Company announced the establishment of a Regional Acquisition Agreement (the "EMX-Vale Agreement") between its wholly owned subsidiary, Bronco Creek Exploration Inc. ("BCE"), and Vale Exploration Canada Inc., a subsidiary of Brazilian-based Vale S.A. ("Vale"), focused on identifying and developing copper projects in the western United States. The Agreement includes a regional exploration portfolio generation program, under which Vale has elected to make the Mesa Well copper property the first Designated Project.

Regional Acquisition Partnership and Designated Projects

The Company will conduct a generative, copper-focused acquisition and exploration program within an Area of Interest ("AOI") comprised of the states of Arizona, Nevada, Utah, Idaho, and Montana. EMX will be the operator of the program, and Vale will provide 100% of all regional exploration funding, with a minimum first year expenditure of US$350,000. The Agreement may be renewed by mutual agreement of both parties on an annual basis. All properties will be acquired in the name of BCE, and Vale will have the opportunity to earn an initial 60% interest in any new acquisition, as well as those within EMX's current portfolio, as a Designated Project ("DP") according to the terms summarized below:

•

Vale will have an option to earn an initial 60% interest in a DP by spending US$4,500,000 in exploration over a four year period. After the initial earn-in, Vale may earn an additional 15% interest ("Additional Interest") in a DP by a) sole funding exploration work at a minimum of US$1,000,000 per year, b) producing a feasibility study within seven years of DP election, and c) making a $500,000 cash payment to EMX. Vale may extend the time required to produce a feasibility study for an additional two years by paying EMX US$1,000,000.

•

Upon Vale's completion of the Additional Interest requirements a) each party will fund its share of further expenditures on a go-forward basis, or b) EMX, within five years, can elect to convert its participating interest to a 2.5% NSR and three cash payments equal to the product obtained by multiplying the price of copper for the previous 12 month period times 1) 226,000 pounds of copper due upon election, 2) 339,000 pounds of copper due on the fifth anniversary, and 3) 339,000 pounds of copper due on the tenth anniversary.

•

 If Vale elects to not proceed with the Additional Interest option after the 60% earn-in, each party will then fund its share of further exploration expenditures on a go-forward basis. EMX has the right to convert its participating interest to a 2.5% NSR and three cash payments up until the third anniversary of joint funding. The three cash payments will be equal to the product obtained by multiplying the price of copper for the previous 12 month period times 1) 452,000 pounds of copper due upon election, 2) 566,000 pounds of copper due on the fifth anniversary, and 3) 566,000 pounds of copper due on the tenth anniversary.

•

If either party's participating interest is diluted below 15%, their interest will automatically be converted to a 2.5% NSR, of which the first 0.5% may be purchased by the other party for US$2,500,000 within 18 months after the later of a) conversion to a NSR or b) the completion of a feasibility study.

•	As an additional consideration, Vale will make a cash payment to EMX of US$2,000,000 upon commencement of commercial production.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

8.	EXPLORATION AND EVALUATION ASSETS (continued…)

United States exploration licenses (continued…)

For properties not elected to DP status, EMX is free to advance the project on its own terms within the first six months after Vale's decision to decline. However, after six months have elapsed, and prior to EMX vending a project to a third party, Vale has the right to reconsider and elect the property as a DP. If Vale declines this second opportunity, EMX may continue to advance the property with no further obligation to Vale.

During the six months ended September 30, 2011, the Company acquired the following properties by staking.

Cruiser Gold Property, Nevada

The Company owns a 100% interest in the Cruiser Gold Property comprising 213 unpatented federal lode mining claims.

Frasier Creek Property

The Company owns a 100% interest in 175 unpatented federal lode mining claims.

Hartman Wash Property, Arizona

The Company owns a 100% interest in mineral rights held by 30 unpatented lode mining claims and 4 exploration permits.

Lomitas Negras Property, Arizona

The Company owns a 100% interest in 100 unpatented lode mining claims and 12 exploration permits. The property is subject to the EMX-Vale Agreement.

San Manuel Property, Arizona

The Company owns a 100% interest in 5 exploration permits.

Australia – Asia Pacific

Perry and Armstrong - Koonenbury

On December 7, 2009 (amended June 20, 2010) the Company entered into an agreement with two individuals to acquire a right to earn up to a 100% interest in the exploration license 6854 for a total consideration of A$100,000 (cash and shares). Of this consideration, A$60,000 was paid in cash, and A$40,000 was paid in shares of the Company by the issuance of 16,632 shares at a value of $41,580 or $2.50 per share (Note 9). The agreement also includes a requirement to satisfy work commitments totaling A$350,000 over a period of three years as follows:

		Cumulative
Period	Initial Payment (A$)	Expenditures (A$)
Commencement date (paid)	$60,000	$-
June 30, 2011 (issued and incurred)	40,000	50,000
June 30, 2012	-	100,000
June 30, 2013	-	200,000
Totals	$100,000	$350,000

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

8.	EXPLORATION AND EVALUATION ASSETS (continued…)

Australia – Asia Pacific (continued)

Arastra - Koonenbury

On July 13, 2010, the Company entered into an agreement with Rodinia Resources Pty Ltd (Arastra Exploration Pty Ltd) to acquire a right to earn up to a 100% interest in four Exploration Licenses (EL6803, 7093, 7455 and 7623) in consideration of A$50,000 (paid) and an advance minimum royalty payment of A$70,000 (28,283 shares were issued at a value of $72,683 or $2.57 per share)(Note 9) and by making a series of advance minimum royalty payments (“AMR”) totaling A$2,020,000 (half in cash and half in shares) and satisfying work commitments of A$5,500,000 over a period of five years as follows:

		Cumulative	Advance Minimum Royalty	EMX Percentage
Period	Initial Payment (A$)	Expenditures (A$)	Payments (A$) *	Interest Earned (%)
Commencement date	$50,000(paid)	$-	$70,000(paid in shares)	0%
July 13, 2011	-	300,000(incurred)	100,000(paid)	0%
July 13, 2012	-	1,000,000	200,000	50%
July 13, 2013	-	2,000,000	250,000	50%
July 13, 2014	-	3,500,000	300,000	50%
July 13, 2015	-	5,500,000	1,100,000	100%
Totals	$50,000	$5,500,000	$2,020,000

* to be paid 50% in cash and 50% shares During the six months ended September 30, 2011, the Company paid to Rodinia an advance minimum royalty payment of A$50,000 in cash and A$50,000 in the Company’s shares (19,981 shares were issued at a value of $53,749 or $2.69 per share) (Note 9).

Rockwell - Koonenbury

The Company entered into an agreement on March 2, 2011 with Rockwell Resources (“Rockwell”) in which the Company has the right to earn a 100% interest in the Kayrunnera exploration license. Under this agreement, the Company will make a series of payments to Rockwell totaling A$200,000 over two years as a combination of cash A$100,000 and A$100,000 in shares. The Company is also required to satisfy work commitments totaling A$1,100,000 over a three year period as follows:

	Reimbursement of Past	Cumulative Expenditures
Period	Expenditures (A$)*	(A$)
Commencement date (paid and issued)	$100,000	$-
March 2, 2012	50,000	250,000
March 2, 2013	50,000	350,000
March 2, 2014	-	500,000
Totals	$200,000	$1,100,000

* to be paid 50% in cash and 50% shares During the six months ended September 30, 2011, the company paid A$50,000 in cash and issued 16,078 shares with a value of $53,218 or $3.31 per share.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

8.	EXPLORATION AND EVALUATION ASSETS (continued…)

Exploration expenditures

During the six months ended September 30, 2011, the Company incurred the following exploration expenditures which were expensed as incurred:

		Kyrgyz		Turkey and	United States
	Asia Pacific	Republic	Sweden	Caucasus	of America	Other	Total

Administration costs	$12,239	$10,583	$37,967	$90,866	$102,846	$8,611	$263,112
Assays	62,499	1,191	9,428	140,550	20,268	3,564	$237,500
Drilling and trenching	-	6,461	-	33,978	1,539	-	$41,978
Fixed assets (not capitalized)	1,800	16,997	114,760	513,391	6,654	-	$653,602
Logistics	17,279	26,701	72,700	165,368	219,950	4,461	$506,459
Personnel	160,646	72,641	271,074	257,827	669,797	172,064	$1,604,049
Share-based compensation (note 9)	85,053	42,527	158,161	132,683	62,251	186,065	$666,740
Property costs	21,383	187	99,206	153,382	648,024	-	$922,182
Professional services	39,124	17,618	36,858	119,099	16,377	844	$229,920
Technical studies and consultants	267,189	-	-	41,811	8,089	-	$317,089
Travel	46,369	4,149	22,295	1,768	59,498	17,658	$151,737

Subtotal	713,581	199,055	822,449	1,650,723	1,815,293	393,267	5,594,368
Recoveries	-	-	(784,397)	(1,175,699)	(634,410)	(1,444)	(2,595,950)

Exploration expenditures (net)	$713,581	$199,055	$38,052	$475,024	$1,180,883	$391,823	$2,998,418

During the six months ended September 30, 2010, the Company incurred the following exploration expenditures which were expensed as incurred:

		Kyrgyz		Turkey and	United States	Haiti and
	Asia Pacific	Republic	Europe	Caucasus	of America	other	Total

Administration costs	$15,971	$35,572	$40,305	$67,933	$87,916	$129,192	$376,889
Assays	7,357	-	23,096	139,872	46,087	19,555	235,967
Drilling and trenching	-	5,982	-	-	340,204	-	346,186
Fixed assets (not capitalized)	448	15,938	-	27,519	-	305,464	349,369
Logistics	13,245	21,494	3,977	243,313	79,412	160,083	521,524
Personnel	256,494	53,823	181,655	354,907	278,476	591,299	1,716,654
Property costs	23,820	-	956	92,903	338,638	24,835	481,152
Professional services	46,700	-	-	19,716	-	302	66,718
Technical studies and consultants	5,138	-	6,553	98,049	151,022	1,606	262,368
Travel	27,938	9,168	33,585	41,948	50,114	177,293	340,046

Subtotal	397,111	141,977	290,127	1,086,160	1,371,869	1,409,629	4,696,873
Recoveries	-	-	-	(972,029)	(1,130,431)	(1,134,801)	(3,237,261)

Exploration expenditures (net)	$397,111	$141,977	$290,127	$114,131	$241,438	$274,828	$1,459,612

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

9.	EQUITY Share capital

Authorized share capital consists of an unlimited number of common shares without par value.

Issued share capital

For the six months ended September 30, 2011:

•	The Company issued 273,000 bonus shares valued at $656,230 to directors, officers, employees and consultants of the Company.

•	The Company issued 429,300 common shares for gross proceeds of $525,728 pursuant to the exercises of share purchase options.

•	The Company issued 52,691 common shares with an aggregate value of $148,547 towards the acquisition of the following properties:

Koonenbury - Perry and Armstrong                                 16,632 common shares valued at $41,580
Koonenbury - Rockwell                                                       16,078 common shares valued at $53,218
Koonenbury - Arastra                                                          19,981 common shares valued at $53,749

For the year ended March 31, 2011:

•

In March 2011, the Company issued 5,500,000 units at $3.25 per unit. Each unit consisted of one common share and one half transferable share purchase warrant, each full share purchase warrant being exercisable for one common share for two years at $4.00 per share. The Company also issued to finders 143,070 units with a fair value of $464,978 or $3.25 per unit, each unit having the same terms as those issued in the private placement, and 143,070 finder warrants with a fair value of $171,000 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of 2 years, volatility of 70.11% and a dividend rate of NIL. Each finder warrant is exercisable for two years to acquire one common share for $3.50.

•

On November 9, 2010 and November 12, 2010, the Company issued 6,200,000 units and 800,000 units respectively at $2.50 per unit. Each unit consisted of one common share and one transferable share purchase warrant to purchase another common share at $3.50 until November 9, 2011, $4.00 until November 9, 2012, $4.50 until November 9, 2013, $5.00 until November 9, 2014, and $5.50 until November 9, 2015. If the volume weighted average price of the Company’s common shares on the TSX Venture Exchange is at least 30% above the current exercise price of the warrants for a period of 30 consecutive trading days after the four month anniversary of closing, the Company will give notice that the warrants must be exercised within 15 trading days or they will expire. The Company also issued to finders 255,900 units with a fair value of $639,750 or $2.50 per unit, each unit having the same terms as those issued in the private placement, and 255,150 finder warrants with a fair value of $303,509 or $1.19 per finders warrant determined using the Black Scholes pricing model with the following assumptions: risk free rate of 1.74%, expected life of 2 years, volatility of 85.23% and a dividend rate of NIL. Each finder warrant is exercisable for two years to acquire one common share for $2.65.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

9.	EQUITY (continued…)

•

On June 9, 2010, the Company completed a non-brokered private placement financing of $5,280,000 by issuing 2,400,000 shares at $2.20 per share. Newmont Mining Corporation of Canada Limited, a wholly-owned subsidiary of Newmont Mining Corporation (NYSE: NEM), purchased 2,000,000 shares at $2.20 per share and the International Finance Corporation, a member of the World Bank Group, purchased 400,000 shares at $2.20 per share.

•	Issued 759,000 common shares for gross proceeds of $1,125,392 pursuant to the exercise of share purchase options.

•	Issued 1,554 common shares for gross proceeds of $3,108 pursuant to the exercise of share purchase warrants.

•	Issued 448,000 discretionary bonus shares valued at $953,760.

•	Issued 28,283 common shares as part of the consideration of its acquisition of an Australian gold property. The common shares were valued at $2.57 per share

•	Completed the purchase of a Swedish subsidiary from Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) and as part of that transaction issued 160,000 common shares valued at $1.98 per share.

Share options

The Company adopted a stock option plan (“the Plan”) pursuant to the policies of the TSX-V. The maximum number of shares that may be reserved for issuance under the plan is limited to 10% of the issued common shares of the Company at any time. The vesting terms are determined at the time of the grant. The maximum term of the options is five years and the vesting requirements are determined at the time of each grant. The Plan has been approved by the Exchange and is approved by the shareholders of the Company each year at its annual general meeting.

The continuity of share purchase options for the period ended September 30, 2011 is as follows:

		Weighted Average
	Number	Exercise Price

Balance as at April 1, 2010	2,245,001	$1.38
Granted	1,653,000	2.33
Exercised	(759,000)	1.48
Cancelled / expired	(4,500)	1.35

Balance as at March 31, 2011	3,134,501	1.85
Granted	1,406,000	2.79
Exercised	(429,300)	1.23
Cancelled / expired	(8,334)	1.20

Balance as at September 30, 2011	4,102,867	$2.24

Number of options currently exercisable	4,066,200	$2.24

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

9.	EQUITY (continued…)

Share options (continued…)

The following table summarizes information about the stock options which were outstanding and exercisable at September 30, 2011:

Date Granted	Number of Options	Exercisable	Exercise Price	Expiry Date

May 10, 2007	160,000	160,000	$1.35	May 10, 2012
May 22, 2011	6,667	6,667	1.40	May 22, 2012
June 1, 2007	29,000	29,000	1.63	June 1, 2012
June 21, 2007	400,000	400,000	1.81	June 21, 2012
November 7, 2007	15,000	15,000	1.79	November 7, 2012
April 22, 2008	10,000	10,000	1.66	April 22, 2013
September 18, 2008	370,000	370,000	1.00	September 18, 2013
December 19, 2008	10,000	10,000	1.00	December 19, 2013
May 22, 2009	20,000	20,000	1.20	May 22, 2014
February 8, 2010	150,000	150,000	1.74	February 8, 2015
May 7, 2010	987,500	980,833	2.18	May 7, 2015
June 7, 2010	23,000	23,000	2.05	June 7, 2015
September 2, 2010	108,200	108,200	2.21	September 2, 2015
November 10, 2010	177,500	177,500	2.51	November 10, 2015
February 1, 2011	50,000	50,000	3.21	February 1, 2016
March 18, 2011	150,000	150,000	2.91	March 18, 2016
March 25, 2011	30,000	30,000	3.15	March 25, 2016
July 19, 2011	1,306,000	1,276,000	2.80	July 19, 2016
August 3, 2011	10,000	10,000	2.70	August 3, 2016
August 29, 2011	50,000	50,000	2.66	August 29, 2016
September 9, 2011	40,000	40,000	2.70	September 9, 2016

Total	4,102,867	4,066,200

Share-based compensation

For the period ended September 30, 2011 the Company issued 1,406,000 (September 30, 2010 - 1,243,000) stock options with a fair value of $2,055,782 (September 30, 2010 - $1,458,841). Of this amount, $1,389,042 (September 30, 2010 - $1,458,841) has been included in stock-based compensation expense and $666,740 (September 30, 2010 - $nil) in exploration expenditures with the offsetting amounts credited to contributed surplus.

The Company also recorded stock-based compensation expense of $470,520 (September 30, 2010 - $nil) and exploration expenditures of $37,745 (September 30, 2010 - $nil) with the offsetting amounts credited to commitment to issue shares.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

9.	EQUITY (continued…)

Share-based compensation (continued…)

The fair value of stock options granted was estimated using the Black-Scholes option pricing model with weighted average assumptions as follows:

	Six months ended	Six months ended
	September 30, 2011	September 30, 2010
Risk free interest rate	2.07%	2.40%
Expected life (years)	5	5
Expected volatility	60.92%	68.00%
Dividend yield	-	-

Warrants

The continuity of warrants for the period ended September 30, 2011 is as follows:

		Weighted Average
	Number	Exercise Price

Balance as at March 31, 2010	4,258,528	$2.55
Issued	10,475,655	3.61
Exercised	(1,554)	2.00
Expired	(1,275,000)	2.50

Balance as at March 31, 2011 and September 30, 2011	13,457,629	$3.38

As at September 30, 2011, the following share purchase warrants were outstanding:

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

	Number of Warrants	Exercise Price	Expiry Date

Acquisition of Bronco Creek, January 29, 2010	1,062,341	$2.00	January 29, 2012
Private placement, March 12, 2010	1,919,633	2.88	March 12, 2015
Private placement, November 8, 2010	6,200,000	*	November 8, 2015
Private placement, November 12, 2010	800,000	*	November 12, 2015
Finders Unit warrants, November 8, 2010	255,150	2.65	November 8, 2015
Finders warrants, November 8, 2010	255,900	*	November 8, 2015
Private placement, March 1, 2011	770,000	4.00	March 1, 2013
Private placement, March 14, 2011	460,500	4.00	March 14, 2013
Private placement, March 18, 2011	1,519,500	4.00	March 18, 2013
Finders Unit warrants, March 14, 2011	8,075	4.00	March 14, 2013
Finders Unit warrants, March 18, 2011	63,460	4.00	March 18, 2013
Finders warrants, March 14, 2011	16,150	3.50	March 14, 2013
Finders warrants, March 18, 2011	126,920	3.50	March 18, 2013

Total	13,457,629

* $3.50 per share on or before November 8, 2011, and the price escalates $0.50 per year on the anniversary date.

9.	EQUITY (continued…)

Loss per Share

The calculation of basic and diluted loss per share for the six months ended September 30, 2011 and 2010 was based on the loss attributable to common shareholders of $6,487,367 (2010 – $4,181,798) and a weighted average number of common shares outstanding of 51,407,392 (2010 – 35,973,379). The diluted loss per share did not include the effect of the share purchase options and warrants outstanding because they were anti-dilutive.

10.	SEGMENTED INFORMATION

The Company operates in a single reportable operating segment, being exploration and development of mineral properties. The Company has equipment and mineral properties located geographically as follows:

EXPLORATION AND EVALUATION ASSETS	September 30, 2011	March 31, 2011	April 1, 2010

Asia Pacific	$441,854	$200,438	$-
Haiti	$-	$-	$924,620
Kyrgyz Republic	39,000	39,000	39,000
Sweden	437,755	437,755	16,671
Turkey	335,412	335,412	618,920
United States of America	5,215,039	5,241,245	5,241,245

Total	$6,469,060	$6,253,850	$6,840,456

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

EQUIPMENT	September 30, 2011	March 31, 2011	April 1, 2010

Canada	$61,113	$67,715	$84,045
Haiti	101,661	101,661	88,341
Kyrgyz Republic	39,617	39,617	60,805
Sweden	49,274	2,858	-
Turkey	121,602	92,232	134,207
United States of America	32,213	10,833	7,617

Total	$405,480	$314,916	$375,015

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

11.	RELATED PARTY TRANSACTIONS

The aggregate value of transactions and outstanding balances relating to key management personnel were as follows:

		Termination	Share-based
For the six months ended September 30, 2011	Salary or Fees	Benefits	Payments	Total
David M. Cole	$171,119	$-	$417,438	$588,557
President and Chief Executive Officer
M. Stephen enders	98,254	-	245,763	344,017
Executive Chairman
Michael Winn	12,000	-	124,688	136,688
Director
Brian Bayley	12,000	-	73,107	85,107
Director
George Lim	12,000	-	73,107	85,107
Director
Brian Levet	12,000	-	-	12,000
Director
Christina Cepeliauskas (1)¹)	-	-	114,109	114,109
Chief Financial Officer
Valerie Barlow (1)¹)	-	-	44,976	44,976
Corporate Secretary
Total	$317,373	$-	$1,093,188	$1,410,561

		Termination	Share-based
For the six months ended September 30, 2010	Salary or Fees	Benefits	Payments	Total
David M. Cole	$229,614	$-	$331,880	$561,494
President and Chief Executive Officer
M. Stephen enders	49,763	-	204,640	254,403
Executive Chairman
Michael Winn	12,000	-	162,040	174,040
Director
Brian Bayley	12,000	-	89,580	101,580
Director
George Lim	12,000	-	89,580	101,580
Director
Christina Cepeliauskas (1)¹)	-	-	89,580	89,580
Chief Financial Officer
Valerie Barlow (1)¹)	-	-	47,628	47,628
Corporate Secretary
Total	$315,377	$-	$1,014,928	$1,330,305

Related party assets and liabilities	Service or Term	September 30, 2011	March 31, 2011	April 1, 2011
Amounts due to:
David M. Cole President and Chief Executive Officer	Expense Reimbursement	$32,616	$24,849	$66,001
		$32,616	$24,849	$66,001

(1) Seabord Services Corp., (“Seabord”) is a management services company controlled by Michael Winn, a director. Seabord provides a chief financial officer, a corporate secretary, accounting staff, administration staff and office space to Eurasian. Christina Cepeliauskas, the Chief Financial Officer and Valerie Barlow, the Corporate Secretary, are employees of Seabord and are not paid directly by Eurasian. During the six months ended September 30, 2011, Seabord charged $199,200 (2010 - $183,288) for the above services.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

12.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

During the six month period ended September 30, 2011, the Company:

•	re-allocated contributed surplus of $247,403 to share capital for exercise of options
•	issued 273,000 bonus shares valued at $656,230 to directors, officers, employees and consultants of the Company (Note 9)
•	issued 52,961 common shares valued at $148,547 for mineral properties. (Note 9)

During the six months ended September 30, 2010, the Company did not have any significant non-cash investing and financing activities.

13.	RISK AND CAPITAL MANAGEMENT - FINANCIAL INSTRUMENTS

The Company is a junior exploration company and considers items included in shareholders’ equity as capital. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company currently has no continuing sources of revenues. In order to fund future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed. As at September 30, 2011, the Company had working capital of $42,816,239 and shareholders’ equity of $52,349,533. Management has assessed that this working capital is sufficient for the Company to continue as a going concern beyond one year. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through public and/or private placements, sell assets, or return capital to shareholders. The Company is not subject to externally imposed capital requirements.

Fair Value

Financial instruments measured at fair value on the statement of financial position at September 30, 2011, are summarized in levels of the fair value hierarchy as follows:

Assets	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$43,655,517	$-	$-	$43,655,517
Restricted cash	320,403	-	-	320,403
Held-for-trading securities	246,027	-	-	246,027
Warrants	-	16,455	-	16,455

Total	$44,221,947	$16,455	$-	$44,238,402

The carrying value of receivables and accounts payable and accrued liabilities approximated their fair value because of the short-term nature of these instruments.

The Company’s financial instruments are exposed to certain financial risks, including credit risk, interest rate risk, market risk, liquidity risk and currency risk.

Credit Risk

The Company is exposed to credit risk by holding cash and cash equivalents. This risk is minimized by holding the funds in Canadian banks or with Canadian treasury bills. The Company has minimal accounts receivable exposure.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

13.	RISK AND CAPITAL MANAGEMENT - FINANCIAL INSTRUMENTS (continued…)

Interest rate risk

The Company is exposed to interest rate risk because of fluctuating interest rates. Management believes the interest rate risk is low given the current low global interest rate environment. Fluctuations in market rates do not have a significant impact on the Company’s operations due to the short term to maturity and no penalty cashable feature of its cash equivalents. A 10% increase or decrease in effective interest rates would increase or decrease net shareholders’ equity by approximately $36,000.

Market risk

The Company is exposed to market risk because of the fluctuating values of its publicly traded marketable securities and other company investments. The Company has no control over these fluctuations and does not hedge its investments. Based on the September 30, 2011 portfolio values, every 10% increase or decrease in the share prices of these companies would have impacted other comprehensive income, up or down, by approximately $25,000 before income taxes and net loss by $25,000.

Liquidity risk

Liquidity risk is the risk that the Company is unable to meet its financial obligations as they come due. The Company manages this risk by careful management of its working capital to ensure its expenditures will not exceed available resources.

Currency risk

Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the entity’s functional currency. The Company operates in Canada, Haiti, Turkey, the Kyrgyz Republic, Sweden, Australia and the USA. The Company funds cash calls to its subsidiary companies outside of Canada in US (“USD”) dollars and a portion of its expenditures are also incurred in local currencies.

The exposure of the Company’s cash, receivables, and accounts payable and accrued liabilities to foreign exchange risk at September 30, 2011, is as follows:

Accounts	USD amount

Cash	$2,892,774
Receivables	-
Accounts payable and accrued liabilities	93,356

Total	$2,986,130

The balances noted above reflect the USD balances held within the parent Company. Balances denominated in another currency other than the functional currency held in foreign operations are considered immaterial and cash balances will be spent prior to significant foreign exchange fluctuations.

For the six months ended September 30, 2011, the average USD to CAD foreign exchange rate was USD$1 for every CAD$0.9729. Based on the above net exposures and assuming that all other variables remain constant, a 1% change in the United States dollar against the Canadian dollar would result in a change in the loss/gain of approximately $30,000 for the period.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

13.	RISK AND CAPITAL MANAGEMENT - FINANCIAL INSTRUMENTS (continued…) FINANCIAL INSTRUMENTS

The Company has classified its financial assets as follows:

Financial assets at September 30, 2011	Loans and receivables	Held-for-trading	Available-for-sale

Cash and cash equivalents	$-	$43,655,517	$43,655,517
Receivables	728,218	-	728,218
Investments	-	262,482	262,482
Restricted cash	-	320,403	320,403

Total	$728,218	$44,238,402	$44,966,620

Financial assets at March 31, 2011	Loans and receivables	Held-for-trading	Available-for-sale

Cash and cash equivalents	$-	$48,370,004	$-
Receivables	577,737	-	-
Investments	-	353,501	-
Restricted cash	-	387,124	-

Total	$577,737	$49,110,629	$-

Financial assets at April 1, 2010	Loans and receivables	Held-for-trading	Available-for-sale

Cash and cash equivalents	$-	$11,095,799	$-
Receivables	570,836	-	-
Investments	-	682,329	2,193,639
Restricted cash	-	236,558	-

Total	$570,836	$12,014,686	$2,193,639

The carrying value of its financial assets approximates their fair value as at September 30, 2011 due to their short term maturity. The Company classifies its only financial liability, accounts payable and accrued liabilities as other financial liabilities. The total other liabilities outstanding at September 30, 2011 was $927,507 (March 31, 2011 - $1,405,012). The carrying value of its financial liabilities approximates their fair value as at September 30, 2011 due to their short term maturity.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

The accounting policies in Note 2 have been applied in preparing the consolidated interim financial statements for the six months ended September 30, 2011, the comparative information for the six and three months ended September 30, 2010, the financial statements for the year ended March 31, 2011, and the preparation of an opening IFRS statement of financial position on the Transition Date, April 1, 2010.

In preparing the opening IFRS consolidated statement of financial position, the Company has adjusted amounts reported previously in financial statements that were prepared in accordance with GAAP. An explanation of how the transition from GAAP to IFRS has affected the Company’s financial position is set out in the following table. The guidance for the first time adoption of IFRS is set out in IFRS 1. IFRS 1 provides for certain mandatory exceptions and optional exemptions for first time adopters of IFRS.

The Company elected to take the following IFRS 1 optional exemptions:

	i.	to apply the requirements of IFRS 3, Business Combinations, prospectively from the Transition Date of April 1, 2010;

ii.

to apply the requirements of IFRS 2, Share-based payments, only to equity instruments granted after November 7, 2002 which had not vested as of the Transition Date; and to transfer all foreign currency translation differences, recognized as a separate component of equity, to deficit as at the Transition Date including those foreign currency differences which arose on adoption of IFRS.

iii.

to transfer all foreign currency translation differences, recognized as a separate component of equity, to deficit as at the Transition Date including those foreign currency differences which arose on adoption of IFRS.

The Company applied the following mandatory exemption:

Estimates

Hindsight is not used to create or revise estimates. In accordance with IFRS 1, an entity’s estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous GAAP applied, unless there is objective evidence that those estimates were in error. The Company’s IFRS estimates as of April 1, 2010 are consistent with its Canadian GAAP estimates for the same date.

There is a possibility that the opening statement of financial position may require adjustment before constituting the external statement of financial position as at April 1, 2010 due to factors such as changes in accounting standards, including exposure drafts and final determination by management.

A reconciliation of Statement of Financial Positions and Statements of Operations and Comprehensive Loss for the periods noted below.

•	Consolidated Statement of Financial Position as at the transition date of April 1, 2010
•	Consolidated Statement of Financial Position as at March 31, 2011
•	Consolidated Statement of Financial Position as at September 30, 2010
•	Consolidated Statement of Comprehensive Loss for the year ended March 31, 2011
•	Consolidated Statement of Comprehensive Loss for the six month period ended September 30, 2010
•	Consolidated Statement of Comprehensive Loss for the three month period ended September 30, 2010

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Consolidated Statement of Financial Position as at the transition date of April 1, 2010:

	Canadian GAAP	IFRS Adjustments	Note	IFRS

Current
Cash and cash equivalent	$11,095,799	$-		$11,095,799
Investments	2,875,968	-		2,875,968
Receivables	570,836	-		570,836
Prepaid expenses	150,996	-		150,996
Total current assets	14,693,599	-		14,693,599

Non-current
Restricted cash	236,558	-		236,558
Equipment	375,015	-		375,015
Equity held investment	-	-		-
Mineral properties	10,109,487	(3,269,031)	14 a )	6,840,456
Reclamationbonds	273,583			273,583
Total non-current assets	10,994,643	(3,269,031)		7,725,612

TOTAL ASSETS	$25,688,242	$(3,269,031)		$22,419,211

LIABILITIES

Current
Accounts payable and accrued liabilities	$718,031	$-		$718,031
Advances from joint venture partners	382,874	-		382,874
Total current liabilities	1,100,905	-		1,100,905

Deferred income tax liability	3,131,547	(3,131,547)	14 a )	-

TOTAL LIABIITIES	4,232,452	(3,131,547)		1,100,905

EQUITY
Capital stock	31,984,129	-		31,984,129
Commitment to issue shares	100,365	-		100,365
Contributed surplus	3,407,896	-		3,407,896
Accumulated other comprehensive income	864,848	-		864,848
Deficit	(14,901,448)	(137,484)	14 a )	(15,038,932)
Total equity	21,455,790	(137,484)		21,318,306

TOTAL LIABILITIES AND EQUITY	$25,688,242	$(3,269,031)		$22,419,211

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Consolidated Statement of Financial Position as at March 31, 2011:

	Canadian GAAP	IFRS Adjustments	Note	IFRS

Current
Cash and cash equivalent	$48,370,004	$-		$48,370,004
Investments	353,501	-		353,501
Receivables	577,737	-		577,737
Prepaid expenses	377,180	-		377,180
Gold inventory	71,721	-		71,721
Total current assets	49,750,143	-		49,750,143

Non-current
Restricted cash	387,124	-		387,124
Equipment	314,916	-		314,916
Equity held investment	79,121	-		79,121
Mineral properties	9,693,830	(3,439,980)	14 a ), b)	6,253,850
Reclamationbonds	413,037			413,037
Total non-current assets	10,888,028	(3,439,980)		7,448,048

TOTAL ASSETS	$60,638,171	$(3,439,980)		$57,198,191

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,405,012	$-		$1,405,012
Advances from joint venture partners	197,188	-		197,188
Total current liabilities	1,602,200	-		1,602,200

Deferred income tax liability	2,534,458	(2,534,458)	14 a ), b), c), d)	-

TOTAL LIABIITIES	4,136,658	(2,534,458)		1,602,200

EQUITY
Capital stock	75,058,770	-		75,058,770
Commitment to issue shares	491,996	-		491,996
Contributed surplus	5,393,723	-		5,393,723
Accumulated other comprehensive income	-	-		-
Deficit	(24,442,976)	(905,522)	14 a ), b), c), d)	(25,348,498)
Total equity	56,501,513	(905,522)		55,595,991

TOTAL LIABILITIES AND EQUITY	$60,638,171	$(3,439,980)		$57,198,191

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Consolidated Statement of Financial Position as at September 30, 2010:

	Canadian GAAP	IFRS Adjustments	Note	IFRS

Current
Cash and cash equivalent	$14,494,908	$-		$14,494,908
Investments	1,189,821	-		1,189,821
Receivables	1,257,139	-		1,257,139
Prepaid expenses	369,327	-		369,327
Gold inventory	-	-		-
Total current assets	17,311,195	-		17,311,195

Non-current
Restricted cash	210,201	-		210,201
Equipment	320,060	-		320,060
Equity held investment	111,030	-		111,030
Mineral properties	10,627,323	(3,439,980)	14 a ), b)	7,187,343
Reclamationbonds	352,648			352,648
Total non-current assets	11,621,262	(3,439,980)		8,181,282

TOTAL ASSETS	$28,932,457	$(3,439,980)		$25,492,477

LIABILITIES

Current
Accounts payable and accrued liabilities	$817,680	$-		$817,680
Advances from joint venture partners	414,722	-		414,722
Total current liabilities	1,232,402	-		1,232,402

Deferred income tax liability	3,283,253	(3,283,253)	14 a ), b), c), d)	-

TOTAL LIABIITIES	4,515,655	(3,283,253)		1,232,402

EQUITY
Capital stock	38,526,584	-		38,526,584
Commitment to issue shares	146,897	-		146,897
Contributed surplus	4,723,360	-		4,723,360
Accumulated other comprehensive income	83,964	-		83,964
Deficit	(19,064,003)	(156,727)	14 a ), b), c), d)	(19,220,730)
Total equity	24,416,802	(156,727)		24,260,075

TOTAL LIABILITIES AND EQUITY	$28,932,457	$(3,439,980)		$25,492,477

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Consolidated Statement of Comprehensive Loss for the year ended March 31, 2011:

	Canadian GAAP	IFRS Adjustments	Note	IFRS

EXPLORATION EXPENDITURES	$10,941,182	$-		$10,941,182
Less: recoveries	(6,185,414)	-		(6,185,414)
	4,755,768	-		4,755,768

GENERAL AND ADMINISTRATIVEEXPENSES
Administrative and office	986,600	-		986,600
Depreciation	1,402	-		1,402
Investor relations	228,411	-		228,411
Professional fees	495,510	-		495,510
Salaries and consultants	1,266,227	-		1,266,227
Stock-based compensation	2,819,284	-		2,819,284
Transfer agent and filing fees	146715	-		146,715
	5,944,149	-		5,944,149

Loss before other items	(10,699,917)	-		(10,699,917)

OTHER ITEMS
Foreign exchange loss	(519,792)	-		(519,792)
Gain on investments	1,074,394	-		1,074,394
Loss on disposal of equipment	(47,322)	-		(47,322)
Change in fair value of held-for-trading investments	(79,539)	-		(79,539)
Wrtie-off of minerla property	-	-		-
Interest income	229,733	-		229,733
Loss on dilution of investment in a former subsidiary	(142,400)	-		(142,400)
	515,074	-		515,074

Loss before income taxes	(10,184,843)	-		(10,184,843)
Income tax recovery (expense)	643,315	(768,038)	14 b), c), d)	(124,723)

Net loss for the year	(9,541,528)	(768,038)		(10,309,566)
Deficit, beginning	(14,901,448)	(137,484)	14 a)	(15,038,932)

Deficit, ending	(24,442,976)	(905,522)		(25,348,498)

Basic and diued loss per share	$(0.24)			$(0.26)
Weighted average number of common shares outstanding	40,055,905			40,055,905

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Consolidated Statement of Comprehensive Loss for the six months ended September 30, 2010:

	Canadian GAAP	IFRS Adjustments	Note	IFRS

EXPLORATION EXPENDITURES	$4,696,873	$-		$4,696,873
Less: recoveries	(3,237,261)	-		(3,237,261)
	1,459,612	-		1,459,612

GENERAL AND ADMINISTRATIVEEXPENSES
Administrative and office	389,813	-		389,813
Depreciation	737	-		737
Investor relations	98,246	-		98,246
Professional fees	216,890	-		216,890
Salaries and consultants	616,189	-		616,189
Stock-based compensation	1,863,001	-		1,863,001
Transfer agent and filing fees	38,387	-		38,387
	3,223,263	-		3,223,263

Loss before other items	(4,682,875)	-		(4,682,875)

OTHER ITEMS
Foreign exchange loss	(11,587)			(11,587)
Gain on investments	804,943			804,943
Loss on disposal of equipment	-			-
Change in fair value of held-for-trading investments	(105,076)			(105,076)
Wrtie-off of minerla property	-			-
Interest income	66,751			66,751
Loss on dilution of investment in a former subsidiary	(142,400)			(142,400)
	612,631	-		612,631

Loss before income taxes	(4,070,244)	-		(4,070,244)
Income tax recovery (expense)	(92,311)	(19,243)	14 b), c), d)	(111,554)

Net loss for the year	(4,162,555)	(19,243)		(4,181,798)
Deficit, beginning	(14,901,448)	(137,484)	14 a)	(15,038,932)

Deficit, ending	(19,064,003)	(156,727)		(19,220,730)

Basic and diued loss per share	$(0.12)			$(0.12)
Weighted average number of common shares outstanding	35,973,379			35,973,379

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Consolidated Statement of Comprehensive Loss for the three months ended September 30, 2010:

	Canadian GAAP	IFRS Adjustments	Note	IFRS

EXPLORATION EXPENDITURES	$2,544,253	$-		$2,544,253
Less: recoveries	(2,062,189)	-		(2,062,189)
	482,064	-		482,064

GENERAL AND ADMINISTRATIVEEXPENSES
Administrative and office	275,697	-		275,697
Depreciation	359	-		359
Investor relations	60,456	-		60,456
Professional fees	133,083	-		133,083
Salaries and consultants	259,066	-		259,066
Stock-based compensation	571,103	-		571,103
Transfer agent and filing fees	30,076	-		30,076
	1,329,840	-		1,329,840

Loss before other items	(1,811,904)	-		(1,811,904)

OTHER ITEMS
Foreign exchange loss	(19,784)	-		(19,784)
Gain on investments	161,476	-		161,476
Loss on disposal of equipment	-	-		-
Change in fair value of held-for-trading investments	57,251	-		57,251
Wrtie-off of minerla property	-	-		-
Interest income	40,605	-		40,605
Loss on dilution of investment in a former subsidiary	(22,951)	-		(22,951)
	216,597	-		216,597

Loss before income taxes	(1,595,307)	-		(1,595,307)
Income tax recovery (expense)	(111,554)	-		(111,554)

Net loss for the year	(1,706,861)	-		(1,706,861)
Deficit, beginning	(17,357,142)	(156,727)		(17,513,869)

Deficit, ending	(19,064,003)	(156,727)		(19,220,730)

Basic and diued loss per share	$(0.05)			$(0.05)
Weighted average number of common shares outstanding	36,931,735			36,931,735

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Share-based payment

Under GAAP, the Company measured stock-based compensation related to share purchase options at the fair value of the share purchase options granted using the Black-Scholes option pricing formula and recognized this expense over the vesting period of the options. Forfeitures are recognized as they occur.

IFRS 2, similar to GAAP, requires the Company to measure stock-based compensation related to share purchase options granted to employees at the fair value of the share purchase options on the date of grant and to recognize such expense over the vesting period of the options. However, for share purchase options granted to non-employees, IFRS requires that share-based compensation be measured at the fair value of the services received unless the fair value cannot be reliably measured.

Prior to April 1, 2010, the Company used the straight-line method of calculating vested options. The fair value of stock- based awards with graded vesting was calculated as one grant and the resulting fair value was recognized on a straight- line basis over the vesting period. Effective February1, 2010, the Company changed from the straight-line method to the graded-vesting method.

Under IFRS – each tranche of an award with different vesting dates is considered a separate grant for the calculation of fair value, and the resulting fair value is amortized over the vesting period of the respective tranches.

Prior to April 1, 2010, forfeitures of awards were recognized as they occurred. Under IFRS, forfeiture estimates are recognized on the grant date and revised for actual experiences in subsequent periods.

The adjustments were calculated only for unvested share purchase options issued and outstanding as of and after the transition date. At transition date all options were fully vested.

Deferred income tax

Under Canadian GAAP, the Company recognized a future income tax liability upon the acquisition of an asset in a transaction which is not a business combination. Under IFRS, IAS 12 Income Taxes does not permit a deferred tax liability to be recognized upon the recognition of an asset in a transaction which is not a business combination. To conform to IFRS, the Company reversed these previously booked liabilities and their related future income tax recoveries resulting from an increase in the asset tax basis from expenditures incurred.

To conform to IFRS, the following adjustments were made:

a)

Reversal of $3,269,031 from mineral properties which was the result of the recognition of a deferred tax liability from the acquisition of Bronco Creek Exploration Inc (“BCE”) during the year ended March 31, 2010. Reversal of the related deferred tax liability of $3,131,547, and the reversal of the difference being $137,484 which relates to the income tax recovery that resulted from an increase in the asset tax basis from expenditures incurred during the year.

b)

Reversal of $170,949 from mineral properties which was the result of the recognition of a deferred tax liability from the acquisition of Viad Royalties AB (Formerly Phelps Dodge Exploration AB) during the year ended March 31, 2011 and the reversal of the related deferred tax liability of $170,949.

	c)	Reversal of the related income tax recovery of $19,243 recorded during the six months ended September 30, 2010 related to the recovery of the deferred tax liability recorded on the BCE acquisition.

Eurasian Minerals Inc.
(An Exploration-Stage Company)
Notes to the Condensed Interim Consolidated Financial Statements
(Unaudited – Prepared by Management)
For the three and six months ended September 30, 2011 and 2010

14.	FIRST TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (continued…)

Deferred income tax (continued…)

d)

Reversal of the related income tax recovery of $577,846 recorded during the six months ended September 30, 2010 related to the recovery of the deferred tax liability recorded on the BCE and Viad Royalties AB acquisitions.

15.	EVENTS AFTER REPORTING DATE

•	The Company issued 158,498 bonus shares, valued at $351,866, to directors, officers, employees and consultants of the Company.

•	The Board of Directors of the Company approved the Company’s change of the year-end effective December 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Bullion Monarch Mining, Inc
Orem, Utah

We have audited the accompanying consolidated balance sheet of Bullion Monarch Mining, Inc. and subsidiaries as of April 30, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bullion Monarch Mining, Inc. and subsidiaries as of April 30, 2011 and 2010, and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Mantyla McReynolds, LLC

Mantyla McReynolds, LLC
Salt Lake City, UT
August 1, 2011

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 30, 2011 and 2010

	2011	2010
Current Assets
Cash and cash equivalents	$570,551	$459,505
Royalty receivables	527,959	398,808
Prepaid expenses	74,237	47,985
Inventories	70,790	80,290
Deposits	13,080	1,000
Employee advances	17,207	5,321
Income taxes receivable	-	19,648
Payroll tax receivable	476	476
Total current assets	1,274,300	1,013,033
Property, Plant, and Equipment, net	2,740,908	2,498,841
Other Assets
Mining properties, at cost	5,342,665	273,071
Notes receivable	106,121	101,967
Oil shale leases	9,669	9,669
Interest in mineral rights	58,459	-
Other investments	168,965	257,555
Deferred tax asset	371,801	501,845
Patent, net	335,938	367,188
Other	190,826	10,000
Total other assets	6,584,444	1,521,295
Total assets	$10,599,652	$5,033,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$369,947	$416,024
Leases payable	87,493	-
Income taxes payable	128,246	556
Due to shareholders	254,176	-
Total current liabilities	839,862	416,580
Long-Term Liability	-	-
Total liabilities	839,862	416,580
Stockholders' Equity
Preferred stock - par value $0.001, 10,000,000 shares authorized
No shares issued and outstanding	-	-
Common stock - par value $0.001, 100,000,000 shares authorized; 43,637,548 issued and 43,504,093 outstanding as of April 30, 2011 and 38,686,210 issued and outstanding as of April 30, 2010	43,638	38,686
Additional paid-in capital	4,650,263	1,427,464
Less treasury stock	(104,309)	-
Accumulated other comprehensive income (loss)	(5,816)	74,855
Cumulative translation adjustment	182,483	-
Retained earnings since September 27, 2006 ($3,632,043 accumulated deficit eliminated)	5,593,529	3,529,526
Total Bullion stockholders' equity	10,359,788	5,070,531
Noncontrolling interests	(599,998)	(453,942)
Total stockholders' equity	9,759,790	4,616,589
Total liabilities and stockholders' equity	$10,599,652	$5,033,169

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended April 30, 2011 and 2010

	2011	2010

Royalty Revenue	$6,289,315	$5,214,603
Operating Expense
Professional fees	901,322	1,152,985
Salaries and benefits	840,403	514,052
General and administrative	477,842	446,959
Gold tax	315,014	259,730
Exploration	118,305	-
Interest in mineral rights	208,000	-
Research and development	468,360	451,733
Total Operating Expenses	3,329,246	2,825,459

Operating Income	2,960,069	2,389,144

Other Income (Expense)
Interest income	15,011	4,725
Rent income	4,400	-
Interest expense	(1,833)	-
Gain on foreign exchange	1,327	-
Loss from joint venture	(406,765)	(1,593,235)
Loss on investment	(1,500)	(57,255)

Total Other Income (Expense)	(389,360)	(1,645,765)

Net Income Before Income Taxes	2,570,709	743,379

Provision (Benefit) For Income Taxes	608,305	(68,014)

Net Income	1,962,404	811,393

Plus: Net Loss Attributable to Noncontrolling Interests	146,056	125,652

Net Income Attributable to Bullion Stockholders	2,108,460	937,045

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	182,483	-
Change in unrealized gain (loss) on marketable securities	(80,671)	82,861

Net Comprehensive Income	$2,210,272	$1,019,906

Net Income Per Share - Basic and Diluted	$0.05	$0.02

Weighted Average Shares Outstanding	38,954,421	38,690,534

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended April 30, 2011 and 2010

					Accumulated
				Additional	Other	Cumulative		Non-	Net
	Common	Common	Treasury	Paid-in	Comprehensive	Translation	Retained	controlling	Stockholders'
	Shares Issued	Stock	Stock	Capital	Income	Adjustment	Earnings	Interest	Equity
Balance, April 30, 2009	39,366,010	$39,366	$(127,215)	$1,444,352	$(8,005)	$-	$2,751,368	$(328,290)	$3,771,576
Purchase of treasury stock	-	-	(49,240)	-	-	-	-	-	(49,240)
Retirement of treasury stock	(679,800)	(680)	176,455	(16,888)	-	-	(158,887)	-	-
Unrealized loss on investment, net of tax	-	-	-	-	82,860	-	-	-	82,860
Net income for the year ended April 30, 2010	-	-	-	-	-	-	937,045	(125,652)	811,393
Balance, April 30, 2010	38,686,210	$38,686	$-	$1,427,464	$74,855	$-	$3,529,526	$(453,942)	$4,616,589
Purchase of treasury stock	-	-	(150,615)	-	-	-	-	-	(150,615)
Retirement of treasury stock	(71,573)	(71)	46,306	(1,778)	-	-	(44,457)	-	-
Stock issued for services	22,911	23	-	9,577	-	-	-	-	9,600
Stock issued for purchase of Dourave- Canada	5,000,000	5,000	-	3,215,000	-	-	-	-	3,220,000
Unrealized loss on investment, net of tax	-	-	-	-	(80,671)	-	-	-	(80,671)
Translation Adjustment	-	-	-	-	-	182,483	-	-	182,483
Net income for the year ended April 30, 2011	-	-	-	-	-	-	2,108,460	(146,056)	1,962,404
Balance, April 30, 2011	43,637,548	$43,638	$(104,309)	$4,650,263	$(5,816)	$182,483	$5,593,529	$(599,998)	$9,759,790

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended April 30, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities:
Net income	$1,962,404	$811,393
Adjustments to reconcile net income to net cash from operating activities:
Loss from joint venture	406,765	1,593,235
Loss on investment	-	57,255
Depreciation	51,334	57,838
Amortization	31,250	31,247
Deferred income taxes	177,960	(570,701)
Securities received in lieu of cash from revenues	(40,000)	-
Common stock issued for services	9,600	-
(Increase) in royalties receivable	(129,150)	(249,943)
(Increase) decrease in income tax receivable	19,648	(19,648)
Decrease in payroll tax receivable	-	3,384
(Increase) in prepaid expenses	(10,727)	(28,910)
Decrease in inventories	9,500	-
(Increase) in deposits	(12,080)	-
(Increase) decrease in employee advances	3,702	(1,821)
(Increase) in interest accrued on notes	(4,154)	(1,967)
Increase (decrease) in income taxes payable	127,690	(93,734)
Increase (decrease) in accounts payable and other liabilities	(379,985)	308,499
Net cash from operating activities	2,223,757	1,896,127
Cash Flows from Investing Activities:
Purchase of property, plant, and equipment	(221,026)	(839,213)
Issuance of notes receivable	(1,223,100)	(100,000)
Proceeds from securities	-	8,000
Purchase of investment	-	(57,255)
Purchase of interest in joint venture	-	(167,765)
Funding of exploration of joint venture	(406,765)	(1,350,470)
Purchase of securities	-	(16,434)
Cash acquired in purchase acquisition	68,453	-
Net cash used in investing activities	(1,782,438)	(2,523,137)
Cash Flows From Financing Activitiy:
Purchase of treasury stock	(150,615)	(49,240)
Capitalization of exchange fees	(180,826)	-
Net cash used in financing activities	(331,441)	(49,240)
Effect of Rate Changes on Cash and Cash Equivalents	1,168	-
Net Increase (Decrease) in Cash	111,046	(676,250)
Cash at Beginning of Period	459,505	1,135,755
Cash at End of Period	$570,551	$459,505
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for taxes	$284,000	$616,275

     Non-cash investing and financing activities:
     During the year ended April 30, 2011, the Company retired 71,573 shares of treasury stock, reducing the par value of common stock by $72, additional paid-in capital by $1,778 and retained earnings by $44,456.
     During the year ended April 30, 2011, the Company issued 5,000,000 shares of stock in the purchase of Dourave-Canada, increasing the par value of common stock by $5,000 and additional paid-in capital by $3,195,000.
     During the year ended April 30, 2010, the Company retired 679,800 shares of treasury stock, reducing the par value of common stock by $680, additional paid-in capital by $16,888 and retained earnings by $158,887.
     During the year ended April 30, 2010, the Company cancelled the $75,000 note receivable that was outstanding as of April 30, 2009 in exchange of a capital interest in a Joint Venture.

See accompanying notes to financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization

The consolidated financial statements include the accounts of Bullion Monarch Mining, Inc., EnShale, Inc., Dourave Mining and Exploration, Inc., and Dourave Mineracao E Exploracao Mineral LTDA, Dourave-Bullion Limited Partnership and Dourave-Bullion Mineracao E Exploracao Mineral LTDA (collectively referred to as “the Company”). All intercompany transactions and balances have been eliminated.

Bullion Monarch Mining, Inc. (Bullion) derives its revenues from royalties as a result of exploring, acquiring and developing mining properties in the western United States and South America. Bullion currently has interests in properties in Utah, Oregon, Nevada and Brazil (See Note 7 for discussion on expansion into Brazil). The Company currently has three mines producing royalties in the Carlin Trend, Nevada.

In 1999, Bullion Monarch Company was administratively dissolved by the State of Utah for failing to file its annual reports with the Department of Commerce for the State of Utah. Bullion Monarch Company subsequently organized Bullion Monarch Mining, Inc., and completed a court approved reorganization, effective March 31, 2005, whereby shareholders of the dissolved Bullion Monarch Company exchanged rights in that company for a like number of shares in the newly organized Bullion Monarch Mining, Inc. equal to the shares previously owned in Bullion Monarch Company, following a fairness hearing conducted by the Utah Division of Securities on September 27, 2006. Shares issued by Bullion Monarch Mining, Inc. since inception, will continue to be its shares held by its shareholders; and Bullion Monarch Company rights holders who have not exchanged rights for shares of Bullion Monarch Mining, Inc. under the reorganization will continue to have the same rights of exchange each had under the reorganization with Bullion Monarch Company, subject to the five year exchange limitation provided for in the reorganization or to the close of business on September 26, 2011.

EnShale, Inc. (Enshale), an (80%) owned subsidiary of Bullion, is a Wyoming corporation and was organized under the laws of that state on July 11, 2005, as International Energy Resource Development, Inc. The name of that company was later changed to EnShale, Inc. EnShale is engaged in several activities associated with the development of technology for the extraction of oil from oil shale deposits.

Dourave Mining and Exploration Inc. (Dourave Canada) is a wholly owned subsidiary of Bullion. Dourave Canada is a federally incorporated corporation, organized under the laws of Canada as 6854893 Canada Inc. on November 11, 2007 and changed its name to Dourave Mining and Exploration Inc. by way of a Certificate of Amendment filed on December 4, 2007.

Dourave Mineracao E Exploracao Mineral LTDA (Dourave Brazil) was incorporated under the laws of Brazil on September 17, 2007.

Dourave-Bullion Joint Venture, L.P., DBA Dourave-Bullion Limited Partnership (DB Partnership) is owned 33% by Bullion and 66% by Dourave Brazil. DB Partnership is organized under the laws of the state of Utah.

Dourave-Bullion Mineracao E Exploracao Mineral LTDA (DBM) is 99% owned by DB Partnership. DBM was organized under the laws of Brazil.

Dourave Canada and subsidiary (Dourave Brazil) as well as DB Partnership and subsidiary (DBM) (collectively referred to as “Dourave”) are engaged in the acquisition and exploration of resource properties. Dourave currently holds interests in resource properties in Brazil. The Company is in the process of exploring its mineral property interests and has not yet determined whether they contain mineral reserves that are economically recoverable. As a result, the Company expenses these costs as they are incurred.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company manages liquidity risk by maintaining adequate cash balances. The Company continuously monitors both actual and forecasted cash flows and matches the maturity profile of financial assets and liabilities.

(d) Inventories

Inventories consist of ore and are carried at the lower of cost (first in first out) or market.

(e) Royalty Revenue

The Company recognizes revenues in accordance ASC 605, which clarifies application of U. S. generally accepted accounting principles to revenue transactions. Revenue is recognized as earned; persuasive evidence of an agreement exists, as precious metals are mined and the risks and rewards have been transferred (and sold on the market), prices are fixed or determinable, and cash collections are reasonably assured.

Royalty Revenue is recognized as estimated ore deposits are sold by the operator. Adjustments to estimates are recorded at final settlement with the buyer of the ore. The Company believes all amounts are fully collectible and therefore has not recorded an allowance for doubtful accounts. The Company charges off and expenses uncollectible accounts when management estimates no possibility of collecting the related receivable. The Company considers royalty receivables to be past due or delinquent based on contractual payment terms.

(f) Impairment of Patents

The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. No such adjustments were required for the fiscal years ended April 30, 2011 and 2010.

(g) Fair Values of Financial Instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximates the carrying amount due to the short duration of these accounts.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h) Investments

As of April 30, 2011, the Company owns 245,000 shares of Golden Ibex which is approximately a (2.45% ) ownership. The Company also owns 1,651,000 common shares of Sydney Resource Corporation Company, which is approximately a (2.16%) interest. The Company also owns 2,000,000 common shares of Pacific Gold Corporation, which is approximately a (0.26%) interest. The Company accounts for these investments as “available-for-sale” and records each of the investments at fair market value with an associated adjustment, if necessary, as an unrealized gain or loss (see Note 18).

(i) Mineral Taxes

The Company pays a minerals tax to the state of Nevada. The Company’s policy is to record royalties prior to the deduction for the mineral tax and to record the mineral tax as an expense. During the years ended April 30, 2011 and 2010, the Company included $315,014 and $259,730, respectively, of this mineral tax in gold tax expenses.

(j) Income Taxes

The Company applies the guidance in ASC 740 which requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of ASC 740 and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740.

(k) Net Income Per Share

The Company computes basic income per share by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. To calculate diluted earnings per share, all warrants whose average exercise price is less than or equal to the average share price for the year are assumed to be exercised. Also under this method, certain shares that are considered contingently issuable, such as escrowed shares subject to release based on performance criteria, are excluded from the calculation of weighted average common shares. For the years ended April 30, 2011 and 2010, potentially dilutive common shares (relating to warrants outstanding at year end) totaling 2,517,433 and none, respectively, were not included in the computation of income per share because their effect did not increase weighted average shares outstanding.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l) Property and Equipment and Mining Properties

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Assets are depreciated using the straight-line method over their estimated useful lives ranging from three to five years and not to exceed 40 years for buildings.

Royalty Interest in Mineral Properties
Royalty interests in mineral properties include acquired royalty interests in production stage and development stage properties. In accordance with ASC 805-20-55-37, the fair value of acquired royalty interests in mineral properties are capitalized as tangible assets.

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. Acquisition costs of royalty interests on exploration stage mineral properties, where there are no proven and probable reserves, are not amortized. At such time as the associated exploration stage mineral interests are converted to proven and probable reserves, the cost basis is amortized over the remaining life of the mineral property, using proven and probable reserves. The carrying values of exploration stage mineral interests are evaluated for impairment at such time as information becomes available indicating that the production will not occur in the future.

Impairment of Long-Lived Assets
The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. No such adjustments were considered necessary for the fiscal years ended April 30, 2011 and 2010.

Exploration and Development Costs
In general, exploration costs are expensed as incurred. When the Company has determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to acquire and develop such property are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

(m) Impact of New Accounting Standards

Accounting Standards Update No. 2011-04: Fair value measurements update 2011-04
In May 2011, the FASB issued an update to the authoritative guidance related to fair value measurements as a result of the FASB and the IASB working together to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). The amendments will add new disclosures, with a particular focus on Level 3 measurements. The objective of these amendments is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n) Impact of New Accounting Standards (Continued)

Accounting Standards Update No. 2010-29: Business combinations update 2010-29
In December 2010, the FASB issued an update to the authoritative guidance related to business combinations. The amendments in this update specify that, for material business combinations, on an individual or aggregate basis, when comparative financial statements are presented, revenue and earnings of the combined entity should be disclosed as though the business combination had occurred as of the beginning of the comparable prior annual reporting period. The amendments in this update also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company has not chosen early adoption and does not expect this guidance to have a material impact on its consolidated financial statements.

Accounting Standards Update No. 2010-28: Goodwill impairment update 2010-28
In December 2010, the FASB issued an update to the authoritative guidance on the two-step testing required for impairment of goodwill and other intangible assets. When a goodwill impairment test is performed (either on an annual or interim basis), an entity must assess whether the carrying amount of a reporting unit exceeds its fair value. If it does, an entity must perform an additional test to determine whether goodwill has been impaired and to calculate the amount of that impairment. The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that an impairment of goodwill exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2010. Early adoption is not permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

Accounting Standards Update No. 2010-06: Editorial and maintenance update 2010-06
In January 2010, the FASB issued authoritative guidance requiring new disclosures and clarifying some existing disclosure requirements about fair value measurement. Under the new guidance, a reporting entity should (a) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers, and (b) present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The new guidance requires only enhanced disclosures and the Company does not expect this guidance to have a material impact on its consolidated financial statements.

Accounting Standards Update No. 2009-13: Revenue recognition update 2009-13
In October 2009, the FASB issued an update to authoritative guidance on the revenue recognition related to multiple deliverable revenue arrangements. The guidance addresses the accounting for multiple deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Vendors often provide multiple products or services to their customers. Those deliverables often are provided at different points in time or over different time periods. The current authoritative guidance establishes the accounting and reporting guidance for arrangements under which the vendor will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company has not chosen early adoption and does not expect this guidance to have a material impact on its consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 2 ACQUISITION OF DOURAVE CANADA

On April 1, 2011, shareholders holding approximately 81.37% of the outstanding capital shares of Dourave Canada entered into a revised Stock Purchase Agreement with Bullion. The revised agreement removed Dourave Canada as a party to the Stock Purchase Agreement but was otherwise unchanged from the agreement filed with Bullion’s original Form 8-K and is referred to as the Principal Purchase Agreement. On April 1, 2011, shareholders of the Company also entered into Stock Purchase Agreements referred to as the Minority Purchase Agreements, whereby Bullion purchased all remaining outstanding capital shares of Dourave Canada. Collectively the two agreements are referred to as the Purchase Agreements.

On April 1, 2011, pursuant to the terms of the Purchase Agreements, Bullion acquired the outstanding capital shares of Dourave Canada and completed the issuance of 5,000,000 shares of Bullion’s common stock and warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share as total consideration for all of the capital shares of Dourave Canada acquired pursuant to the Purchase Agreements. Bullion also assumed the obligation to issue up to 281,410 shares of its common stock under outstanding warrants to purchase capital shares of Dourave Canada at an exercise price equal to $4.78 per share.

The allocation of the purchase price for this acquisition, as of the date of the acquisition, was as follows:

Assets:

Cash	$68,453
Employee Advance	15,588
Prepaid Expenses	15,525
Software and Equipment, net	72,375
Interest in Mineral Rights	56,151
Mining Properties	4,869,421

Total assets acquired	5,097,513

Liabilities:
Accounts Payable	316,810
Leases Payable	84,346
Due to Bullion	1,233,789
Due to Shareholders	242,568

Total liabilities assumed	1,877,513

Total consideration	$3,220,000

The acquisition was accounted for as a purchase transaction, and accordingly, the assets and liabilities of Dourave Canada were recorded at their estimated fair values at the date of acquisition. All intercompany activity and balances between Bullion and Dourave Canada since the date of acquisition has been removed at consolidation.

For the period after acquisition of April 1 through April 30, 2011, Dourave had no revenue and incurred $218,938 in losses. The following supplemental proforma information reflects revenue and earnings of the combined entity for the years ended April 30, 2011 and 2010, as though the Dourave Canada acquisition that occurred on April 1, 2011, had actually occurred as of the beginning of the two comparative annual periods.

	2011	2010
Revenues	$6,289,315	$5,214,603
Net Income	$1,817,962	$227,416
Earnings per share	$0.04	$0.01

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 3 INCOME TAXES

Below is a summary of deferred tax asset and liability calculations. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

	2011	2010

Deferred Tax Assets
Available for Sale Securities	3,454	-
Foreign Exploration Costs	2,404,192	534,321
Loss on Investment	21,892	21,335
Long-term Lease	8,383	6,539
Related Party Receivable	5,914	-
Stock Issuance Costs	4,218	-
Organizational Costs	3,073	-
Net Operating Losses	500,422	429,245
Valuation Allowance	(2,119,486)	(429,245)
Net Deferred Tax Asset	832,062	562,195

Deferred Tax Liabilities
Available for Sale Securities	-	(44,462)
Note Receivable Dourave Brazil	(431,497)	-
Property, Plant, & Equipment	(28,764)	(15,888)
Net Deferred Tax Liability	(460,261)	(60,350)
Net Deferred Taxes	$371,801	$501,845

Dourave had a deferred tax asset of $1,613,613, with a corresponding valuation allowance of the same amount at April 1, 2011. Due to the acquisition of the company, these amounts have been included in the financial statements. In the month of April 2011, Dourave deferred tax asset increased by $76,628, for a total deferred tax asset of $1,690,241. The valuation allowance was also increased by $76,628, for a total valuation allowance of $1,690,241. There has not been any change in the other entities’ valuation allowance. The consolidated valuation allowance at April 30, 2011 is $2,119,486.

During 2011 and 2010, the amount of income tax expense (benefit) allocated to other comprehensive income totaled $47,916 and $49,217, respectively.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 3 INCOME TAXES (CONTINUED)

The provision for income taxes consists of the following:

	2011	2010
Current Taxes
Federal	$394,625	$460,693
State	35,720	41,994
Deferred Taxes
Federal	162,394	(520,725)
State	15,566	(49,976)
Provision for Income Taxes	$608,305	$(68,014)

Reconciliation between federal income taxes at the statutory tax rate (35%) and the actual income tax provision for continuing operations follows:

	2011	2010
Expected provision (based on 35% statutory rate)	$899,748	$260,182
Effect of:
Federal benefit of state taxes	(15,133)	(14,278)
Permanent tax deductible differences	(403,072)	(318,932)
Effect of research credit	(17,075)	(16,673)
State income tax	83,638	29,121
Effective rate difference	(25,664)	(7,434)
Other	9,235	-
Change in valuation allowance	76,628	-
Total actual provision/(benefit)	$608,305	$(68,014)

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 3 INCOME TAXES (CONTINUED)

Enshale has the following operating loss carryforwards available at April 30, 2011:

Date of Operating	Year of	Balance of
Loss	Expiration	Loss
4/30/2006	4/30/2026	$351,426
4/30/2007	4/30/2027	217,449
4/30/2008	4/30/2028	657,538
Total NOL Carryforward		$1,226,413

Dourave has the following operating loss carryforwards available at April 30, 2011:

Date of Operating	Year of	Balance of
Loss	Expiration	Loss
12/31/2008	12/31/2028	$32,811
12/31/2009	12/31/2029	43,738
Total NOL Carryforward		$76,549

As mentioned in Note 1 (j), the Company has adopted the provisions of ASC 740. This adoption did not result in any adjustments to deferred tax assets or liabilities. The Company did not identify any material uncertain tax positions of the Company on returns that have been filed or that will be filed.

A reconciliation of the unrecognized tax benefits for 2011 is presented in the table below:

Balance as of May 1, 2010	$-
Additions based on tax positions related to the current year	-
Additions based on tax positions related to prior year	-
Reductions for tax positions of prior year	-
Reductions due to expiration of statute of limitations	-
Settlements with taxing authorities	-
Balance as of April 30, 2011	$-

The Company has filed income tax returns in the United States. All years prior to 2006 are closed by expiration of the statute of limitations. The years ended April 30, 2007 through April 30, 2010 are open for examination.

Dourave Canada has filed income tax returns in Canada (2007 through 2010) and Dourave Brazil has filed income tax returns in Brazil (2008 through 2010). All years are open for examination.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended April 30, 2011 and 2010, the Company recognized no interest and penalties. The Company had no payments of interest and penalties accrued at April 30, 2011 and 2010, respectively.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 4 TREASURY STOCK

As of April 30, 2011, the Company had 133,455 shares of common stock held as treasury stock. During the years ended April 30, 2011 and 2010, the Company acquired 205,028 and 168,000 common shares valued at cost, for $150,615 and $49,240, respectively. The Company retired 71,573 and 679,800 of treasury shares valued at $46,306 and $176,455 during the years ended April 30, 2011 and 2010. The Company accounts for treasury stock using the cost method.

NOTE 5 NON-CONTROLLING INTEREST/INTERCOMPANY TRANSACTIONS

Bullion originally owned 100% of Enshale’s common stock. On March 10, 2006, however, the Company agreed to issue shares to the officers of EnShale in lieu of compensation. The Company issued 8,000,000 shares of EnShale common stock (equivalent to $264,000 or $0.033 per share) to the officers for compensation. On April 30, 2008, EnShale issued 20,000,000 shares of its common stock to Bullion for the purchase of oil shale leases. As of April 30, 2011, Bullion owned 80% of EnShale.

As of April 30, 2011, EnShale owed Bullion $4,537,889 for funds advanced. In addition, EnShale also owed Bullion $426,147 in accrued interest. Bullion loaned EnShale the cash so EnShale could pay its operating expenses and construction of demonstration and testing plant. Both the short-term loan and accrued interest were eliminated in these consolidated financial statements.

As of April 30, 2011, Dourave Brazil owed Bullion $1,408,100 for funds advanced. In addition, Dourave Brazil also owed Bullion $15,874 in accrued interest. Bullion loaned Dourave Brazil the cash for the exploration of certain mining properties. Both the short-term loan and accrued interest were eliminated in these consolidated financial statements.

NOTE 6 CONCENTRATIONS

During the year ended April 30, 2010, the Company received 99% of its royalty revenues from a single entity. As of April 30, 2011, the total royalty receivable balance of $527,959 was due from this entity. Should this entity experience any difficulties, the Company could be severely impacted, including a loss of all material income.

NOTE 7 MINING PROPERTIES AND MINERAL LEASES

Royalty Properties

Carlin Trend Royalty Claim Block

Leeville Mine: This property is located in Eureka County, Nevada, in the Carlin Trend, sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East and is accessed via improved paved roads. The property is currently being mined and Bullion is receiving a continuing one-percent (1%) gross smelter return royalty. According to Newmont, the Leeville mine, which accounts for the vast majority of Bullion’s royalty revenue, is estimated to have a mine life to 2024. The Leeville mine reached full production in August 2008 and royalties from this period were included in revenue for the year ended April 30, 2009, which totaled $3,799,890. The fiscal year ended April 30, 2010, was the first complete year in which the Leeville mine operated at full production, which contributed most of Bullion’s total royalty revenue of $5,214,603. The fiscal year ended April 30, 2011 produced royalty revenue of $6,056,444 for the company. The properties are carried on the consolidated balance sheets of the Company at April 30, 2011 and 2010, at their historical cost of $360.

East Ore Body Mine: This property is located in Eureka County, Nevada, in the Carlin Trend, sections 1, 2, 10, 11, and 12 of Township 35 North, Range 50 East and is accessed via improved paved roads. The property is currently being mined and Bullion is receiving a continuing one-percent (1%) gross smelter return royalty. We have claimed that this 1% royalty as defined in the May 10th 1979 Leeville/East Ore Mine Agreement also applies to an area of interest. See Part I, Item 3, regarding the Company’s litigation with Newmont and BarrickGold Strike. The East Ore

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

Royalty Properties Continued

Body Mine continues to produce small amounts of gold attributable to the Company’s royalty. During the past year, royalties to Bullion from this mine totaled $51,595. Mine life and future production are unavailable from Newmont at this time.

North Pipeline: This property is located in Lander County, Nevada, Township 29 North, Range 47 East and is accessed via improved paved roads. This property was purchased on June 6, 1979 Currently, an unaffiliated mining company, Nevada Rae Gold, has been given rights to mine gold from the placer deposits (the top gravel layer) on this property. We have an advanced guaranteed royalty of $20,000 minimum per calendar year. During the past fiscal year, royalties to Bullion from this mine totaled $19,814. The production royalty is $0.50 per yard of ore processed or 4% of net profit, whichever is greater. No estimates have been made on the mineral deposits on the land

Golden Ibex Property: This property consists of 13 patented mining claims located approximately 10 miles west of Sumpter and 40 miles southeast of Baker City in Southeastern Oregon, in the heart of the Blue Mountain Gold belt, which has been long known for precious metal production. The Company currently owns a 1% NSR royalty interest and a 2.4% equity position in Golden Ibex. Bullion is not currently collecting any royalties on the Golden Ibex Property.

Maggie Creek: This property is located in Eureka County, Nevada, seven (7) miles north of Carlin City, Nevada, and is accessed via improved paved roads. Bullion’s interest in this property is a three-percent (3%) royalty income from operations performed by others mining this property. No operations have commenced on this property. Reserve estimates on this property, if any, are not available to us. The value of this property was derived from the exploration and development costs as described in Note 1(l) as well as the par value of stock issued to an unrelated company in exchange for their assets, of which the Maggie Creek property (jointly owned by Bullion and the other company) was the primary asset.

Resource Properties

Niquelandia: The Niquelandia bauxite project is located at 14° 27' 0” South, 48° 27' 0” West, just north of the town of Niquelandia in the state of Goiás, Brazil. The town of Niquelandia is located approximately 200 km northwest of Brasilia, the federal capital of Brazil. Access to the Niquelândia Project area is readily available on asphalt state road GO 237. State road GO 538 is a well maintained improved dirt road that runs along the western portion of the Project to Indaianopolis. State road BR 414 runs east of the Project.

The Niquelândia Project is comprised of nine mineral leases totalling 16,488.3 hectares. A third party has recently transferred all exploration rights for the Niquelândia bauxite property to Dourave Brazil. By agreement, and registered with Departamento Nacional de Prodacao Mineral (“DNPM”) as of February 16, 2011, Dourave Brazil has obtained the right to explore on and eventually purchase the property. Niquelândia Project infrastructure is uncommonly good. The proximity to paved roads and electrical power is excellent. An airport, with a paved, lighted runway over 5,000 feet long (that is well maintained but not legal for night flight), is located to the southeast of the property. Cell phone, internet and telephone access are available. A ready workforce is available. Mine equipment, repair and support are available locally.

On February 16, 2011, the Company acquired an option to acquire the "Niquelandia" property, which is comprised of ten exploration permits covering approximately 17,783 ha. in the state of Goias, Brazil. In addition to the payments listed below, the property is subject to an effective royalty of $0.50 per ton of proven reserves of aluminum ore or bauxite, if any, as at the fourth anniversary date of the agreement, payable to the optionor. To keep the option in good standing, the Company must make payments to the owner of $10.25 million and carry out exploration work in the amount of $10 million over four years on or before the anniversary dates as follows:

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

	Payment	Work
On Signing	$250,000	$-
First Anniversary	1,000,000	1,500,000
Second Anniversary	2,000,000	2,000,000
Third Anniversary	3,000,000	3,000,000
Fourth Anniversary	4,000,000	3,500,000
	$10,250,000	$10,000,000

Bom Jesus: This property is located in Para, Brazil. This property is accessible by air or river transportation. In 2007 the Company acquired an option to acquire the Bom Jesus property, comprised of 183 prospector leases and two overlying exploration leases covering 9,150 hectares. In exchange for monthly payments of $10,000 to the vendor, the Company received the right to explore the property. Dourave made payments through February 28, 2010, and, in an amendment to the option agreement dated February 11, 2010, the parties agreed to defer subsequent payments, with no deadline set for payment. The other terms of the option were unchanged. In an agreement dated September 20, 2010, which superseded and replaced this Bom Jesus option agreement, the parties to the Bom Jesus option agreement agreed to increase the property subject to the option to 12,003 ha. See Bom Jesus and Bom Jardim – Agreements.

Bom Jardim: This property is also located in Para, Brazil. This property is accessible by air or river transportation. In 2008 the Company acquired an option, amended April 2, 2009, to purchase the Bom Jardim property from an individual, comprised of one exploration lease covering 900 hectares, for $2 million On June 20, 2010 this Bom Jardim optioned expired. With the expiry of the original Bom Jardim option agreement, the Company entered into an agreement with the parties to the Bom Jesus agreement, dated September 20, 2010, which superseded and replaced the existing Bom Jesus option agreement. See Bom Jesus and Bom Jardim – Agreements. In addition to the Bom Jesus option agreement, the owners of the Bom Jesus exploration permit also agreed to option to the Company a 30,000 hectare property which they designated as the Bom Jardim property. This property is known by the same name as the original Bom Jardim property because it surrounds the original property. The property now under lease is comprised of three exploration tenements surrounding, but not including, the original 900Ha Bom Jardim option property owned by an individual. Dourave Brazil has conducted geochemical and geophysical surveys on the Bom Jardim property, which is currently being analyzed for a potential diamond drilling program in the future.

Bom Jesus and Bom Jardim – Agreements: On June 20, 2010 the original lease with Joaquim Carlos Lima on the Bom Jardim property expired. With the expiration of the original Bom Jardim option agreement, Dourave entered into an agreement with the parties to the Bom Jesus agreement, dated September 20, 2010, which superseded and replaced the existing Bom Jesus option agreement. In addition to increasing the property under the Bom Jesus option agreement to 12,003 hectares, the deal included an option on a 30,000 hectare property which the vendors designated the Bom Jardim property. The property is known by the same name as the original Bom Jardim property, because it surrounds the original property. The property now under lease is comprised of three exploration tenements surrounding, but not including, the original 900Ha Bom Jardim option property owned by Joaquim Carlos Lima. The parties agreed to the following additional terms. In exchange for monthly lease payments of $10,000 to the vendors commencing September 30, 2010 the Company has the right to explore the properties. If the Company discovers an “exploitable resource” on either of the properties and commences to “exploit its resources”, the vendors shall transfer the relevant property to the Company upon receipt from the Company of $7 million, to be paid as follows:

a.	$1 million upon the submission of an feasibility study to the DNPM;
b.	$1 million upon the approval of the feasibility study by the DNPM;
c.	$1 million within ten days following publication of a mining concession on the Bom Jesus or Bom Jardim property by the regulatory authorities in the Brazilian Government Official Daily Gazette;
d.	$1 million within ten days following issuance of an environmental permit by the appropriate licensing authority;
e.	$1 million within 180 days following the payment described in item (c) above;
f.	$1 million within 60 days following the payment described in item (d) above; and
g.	$1 million within 60 days following the payment described in item (e) above.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

Resource Properties (Continued)

In June 2010 Bullion completed a joint venture agreement with Dourave in which Bullion’s 33.3% interest in DB Partnership was formally obtained and valued at $167,765, which amount represented the final valuation for Bullion’s 33.3% interest in the Bom Jardim and Bom Jesus mining properties. In addition to the $167,765 capital contribution commitment, the Company agreed to fund certain exploration activities of the joint venture. The Company accounted for this investment utilizing the equity method. For the years ended April 30, 2011 and 2010, the Company has recorded the exploration funding costs as loss from joint venture of $406,765 and $1,593,235, respectively, on the consolidated statements of income. On April 1 2011, Bullion announced the acquisition of Dourave in a stock purchase transaction. (See Note 2).

Other Properties

Ouro Mil Property: This property is located approximately 290 km due south of the city of Itaituba in southern Para region of Brazil. This property comprises of 82 mineral concessions for a total area of 13,444 hectares and includes 71 prospector leases and 3 overlying exploration leases. Geochemical and geophysical data has highlighted the potential for a large volume of low grade Alkaline or Calc-Alkaline Porhyritic Cu-Au deposits or possibly an IOCG (Iron Oxide Copper Gold) type deposit.

Pontal do Paranaita Property: This property is located close to the municipality of Paranaita, near Alta Floresta, a region that has historically produced millions of ounces of gold from alluvial workings to the north of the State of Mato Grosso in Brazil. Dourave Brazil and Chapleau Exploracao Mineral Ltd. have conducted exploration geology on this property totalling over 873 hectares. Preliminary geochemical results and geological mapping obtained by the Company is encouraging with the potential for a large volume of gold deposits.

Based on the geochemical results and geological mapping completed to-date, 10 zones of hydrothermal alteration were defined with gold mineralization that measured approximately 2,250 meters in length. The results of select gold in samples of rock from the Pontal do Paranaita property possess values such as 114.05 g/t Au (sample R09070). There are more than ten samples with values between 0.5 g/t Au and 3.48g/t Au.

Caldeiras: This property is accessed from the Trans-Garimpeiro highway in Brazil. It is in an area which has recently been the focus of a regional gold rush and is a grassroots exploration target. The project area covers 28,355 hectares. The area is characterized by geology which is normally associated with old volcanic craters and there is strong evidence of a series of nested carters in the project area. High grade gold and/or basemetals have been exploited in this area.

Ophir: This property is located in Tooele County, Utah, Township 5 North, and Range 4 and is accessed via improved, unpaved roads. This property was purchased in two transactions during the 1970s. The property consists of a 100% interest in five patented claims located in Tooele County, Utah, the Commodore, Prince of Wales, Prince of Wales #2, Prince of Wales #4 and Prince of Wales #5 claims. No operations have commenced on this property and no estimates of the mineral deposits have been made.

EnShale Oil Shale Property:

ML50142: The property covered under this mineral lease is located in Uinta County, Utah, T8S, R25E, SLB&M and is 1,278.04 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease

ML50145: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 866.47 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

ML50146: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R24E, SLB&M and is 1442.01 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

ML50147: The property covered under this mineral lease is located in Uinta County, Utah, T9S, R25E, SLB&M and is 200.9 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

ML50148: The property covered under this mineral lease is located in Uinta County, Utah, T11S, R25E, SLB&M and is 863.4 acres. Access to this location is via a dirt road. The lease was purchase on December 1, 2005, and has an initial period of ten (10) years and may be renewed. No operations have commenced within the area covered by this lease.

Carrying Values and Depletion

Acquisition costs of production stage royalty interests are depleted using the units of production method over the life of the mineral property, which is estimated using proven and probable reserves. As of April 30, 2011 and 2010, no depletion was reflected in the accompanying financial statements since the amount was determined to be insignificant.

The following table presents each property and its carrying value as of April 30, 2011 and 2010:

Property Name	Carrying Value
Leeville/East Ore	$360
North Pipeline	500
Maggie Creek	22,211
Ophir	250,000
Bom Jesus	1,774,358
Niquelandia	1,267,398
Bom Jardim	760,439
Ouro Mill	659,047
Pontal do Paranaita	354,872
Caldeiras	253,480
Total Mining Properties, at cost	$5,342,665

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 7 MINING PROPERTIES AND MINERAL LEASES (CONTINUED)

Mineral Leases

During 2006, Enshale acquired five (5) oil shale mineral leases from the State of Utah. Each lease required an initial bid on the lease. These initial bids totaled $9,669. Each lease has a ten (10)-year life with a minimum yearly lease payment of $1 per acre due on the anniversary of the lease date. A minimum lease payment of $500 is expected irrespective of actual acreage. During the years ended April 30, 2011 and 2010, lease payments totaled $4,953 and $5,231, respectively, which were expensed through operations. The leases may be extended if the State of Utah chooses to grant an extension. If the lease is extended, the following advanced annual minimum royalty payments are due on or before the anniversary date of the lease:

Year	Minimum Annual Royalty
11 thru 15	$10 per acre or part of acre
16 thru 20	$15 per acre or part of acre
21 and beyond	$20 per acre of part of acre

A production royalty is also owed to the State of Utah of five-percent (5%) of the market price of the minerals sold with a minimum royalty of one dollar ($1.00) . The production royalty may be increased at one-percent (1%) per annum until a maximum of twelve- and-one half-percent (12½%) is reached. In 2011 and 2010, no production royalties were accrued or paid because production on these properties had not commenced.

The following is a schedule by years of future minimum lease payments extending beyond April 30, 2011:

Year ending April 30	Amount
2012	4,268
2013	4,396
Thereafter	10,043
Total	$18,707

NOTE 8 INTEREST IN MINERAL RIGHTS

During June 2010, Bullion entered into a binding term sheet relating to certain mining rights located in Chihuahua Mexico, commonly referred to as the La Reyna property. As of April 30, 2011, Bullion had recorded $208,000 in exploration right payments. Bullion, at its sole discretion, shall have the right to continue exploration activities by payment of $100,000 at six month intervals, through May 31, 2012, at which time the payment requirements increase for each successive period. The above payments may be applied toward a $5,000,000 purchase price on the property. After the second payment of $100,000 was made, the Company contacted the landowner with whom the agreement was made, and informed them that due to an unacceptable level of risk related to physical employee security, as well as regional political instability in strategic areas of Chihuahua Mexico, Bullion had decided to discontinue option payments and cease exploration on the property. The $208,000 payments were written off as interest in mineral rights on the statements of operations for April 30, 2011.

NOTE 9 LEASE AGREEMENT

During June 2010, Bullion entered into a one year lease agreement for corporate office space in St. George, Utah. The lease allows for two, one-year extensions. Annual rent is approximately $26,000, which increases 2% per year.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 10 STOCK OFFERING

During January 2011, Bullion engaged an agent in regards to an offering of the securities of Bullion Monarch Mining Inc. in Canada. The offering is expected to consist of a minimum of 10,000,000 Common Shares. The agent will be entitled to a Corporate Finance Fee of Canadian (C)$25,000 as well as 6.75% of the gross proceeds of the stock issuance and broker warrants in the sum of 7% of the total number of securities issued pursuant to the offering. Bullion has granted an option to cover over-allotments, which will allow the agent to offer additional securities in an amount up to 15% of the original amount of securities sold at a price equal to the issue price, the option being exercisable at any time within 30 days of the closing date. Costs associated with the stock offering have been capitalized as of April 30, 2011.

NOTE 11 ENVIRONMENTAL REMEDIATION OBLIGATIONS AND CONTINGENCIES

Because of the nature of the Company’s operations, there is the potential that the Company may be held liable for environmental remediation particularly in regards to the mineral leases acquired during the year ended April 30, 2006. In those lease arrangements, the Company is required to remove all improvements, equipment, etc. within six (6) months following the termination of the lease. The property must also be restored and reclaimed according to applicable laws. Because operations have not commenced on these and other properties where such an obligation exists, no accrual has been made for these contingencies; such an estimate for accrual cannot be made. The Company will continue to evaluate the status of their operations and appropriately accrue liabilities.

NOTE 12 PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment is stated at cost less accumulated depreciation and is summarized as follows at April 30, 2011:

		Accumulated
	Cost	Depreciation	Net
Automobiles	$163,854	$113,183	$50,672
Building and plant	2,294,954	49,742	2,245,211
Computer equipment	21,408	10,447	10,961
Computer software	15,408	442	14,966
Furniture and fixtures	125,943	50,980	74,964
Other equipment	51,811	22,776	29,034
Land	315,100	-	315,100
Total Property and Equipment	$2,988,478	$247,570	$2,740,908

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 12 PROPERTY, PLANT, AND EQUIPMENT (CONTINUED)

Property, plant and equipment is stated at cost less accumulated depreciation and is summarized as follows at April 30, 2010:

		Accumulated
	Cost	Depreciation	Net
Automobiles	$117,608	$82,477	$35,131
Building and plant	2,289,236	36,929	2,252,307
Furniture and fixtures	57,365	21,062	36,303
Land	175,100	-	175,100
Total Property and Equipment	$2,639,309	$140,468	$2,498,841

Depreciation expense was $51,334 and $57,838 for the years ended April 30, 2011 and 2010, respectively. The cost of repairs and maintenance is charged to operations as incurred.

NOTE 13 PATENT

During 2006, EnShale purchased non-exclusive rights to a patent for $500,000. The patent is amortized using the straight-line method over its estimated useful life of 16 years. Amortization expense was $31,250 and $31,247 for 2011 and 2010, respectively. At April 30, 2011 and 2010, accumulated amortization totaled $164,063 and $132,812, respectively

The following is a listing of the estimated amortization expense for the next five years:

For the year ended 4/30/2012	31,500
For the year ended 4/30/2013	31,500
For the year ended 4/30/2014	31,500
For the year ended 4/30/2015	31,500
For the year ended 4/30/2016	31,500

NOTE 14 FUNDS RECEIVED UNDER OPTION AGREEMENT

On September 30, 2010, Dourave entered into an option agreement with Brazilian Gold Corporation ("BGC") whereby BGC could earn up to a 70% interest in the property known as Ouro Mil. The agreement required an initial payment of $150,000 for the option. Under the terms of this agreement, BGC will earn the first 55% of the interest in the property by paying $200,000 and incurring an additional $1,500,000 in exploration related expenses over the two years subsequent to the signing of the agreement. An additional 15% interest can be earned through payment of $350,000 and incurring exploration expenditures on the property totaling $3,500,000 through the third and fourth years after the signing of the agreement.

The balance in funds received $40,176 under the option agreement relates to funds received under the option agreement in excess of exploration expenses incurred by BGC.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 15 DUE TO SHAREHOLDERS

April 30, 2011
Sergio Aquino	$218,816
Helio Tavares	35,360
$254,176

Amounts due to Sergio Aquino and Helio Tavares in excess of $126,478 at April 30, 2011 are non-interest bearing. The interest bearing portion is at the Bank of Brazil's Selic rate, which rate is 12.50% as of April 30, 2011. The entire balance owing is unsecured and has no set repayment terms. During the year ended April 30, 2011, the Company has recorded $1,629 in interest expenses related to this loan.

All other amounts due to shareholders bear no interest, are unsecured and have no set repayment terms.

NOTE 16 PENDING LITIGATION

Bullion filed Bullion Monarch Mining, Inc. v. Newmont USA Limited (Case No. 3:08-cv-00227-ECR-VPC ) in the United States District Court, District of Nevada (Reno) on April 28, 2008. The case concerns whether Newmont USA Limited ("Newmont") is required to pay Bullion, in addition to the underlying one percent (1.0%) gross smelter return royalty on the core property which is not in dispute, a one percent (1.0%) gross smelter return royalty on any mineral properties within the "area of interest" defined in the 1979 Agreement. On September 16, 2010, the Court granted Newmont's Motion for Summary Judgment on the issue of laches and did not reach the merits of Newmont's remaining Motions for Summary Judgment. The Court also denied the Company’s Motion for Summary Judgment. On or about September 23, 2010, Bullion filed a Motion to Reconsider, which was denied on or about January 25, 2011. On October 14, 2010, Bullion filed a Notice of Appeal with the United States Court of Appeals for the Ninth Circuit as to whether the District Court erred in applying the doctrine of laches. Bullion's opening brief has been filed with the Court of Appeals and the Company is awaiting Newmont's response. The Company anticipates it will be several months before the Ninth Circuit Court of Appeals decides the matter. Given the status of the litigation, the Company is unable to determine the outcome of the case and intends to continue to prosecute the case in the best interest of the Company. The Company agreed to pay its attorneys $500,000 in installments, to cap their contingency fee. As of April 30, 2011, the balance was paid in full.

NOTE 17 NOTE RECEIVABLE

The Company issued a $100,000 note receivable to an individual on October 5, 2009. The terms of the note are a 4% annual interest rate, compounding monthly according to the exact days in the month, beginning November 1, 2009. The due date was extended to January of 2012. No payments are required until the note is due, at which time the note will be paid in full. Interest accrued as of April 30, 2011, totaled $6,121. This note receivable is collateralized by mining claims.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 18 INVESTMENTS

The Company’s investments at April 30, 2011 and 2010 are summarized as follows:

Common Stock Holdings	2011		2010

Golden Ibex
Fair value	$59,434		$59,434
Cost	59,434		59,434
Unrealized holding gain	$-	$

Sidney Resources Corporation
Fair value	$49,530		$198,121
Cost	78,800		78,800
Unrealized holding gain (loss)	$(29,270)		$119,321

Pacific Gold Corporation
Fair value	$60,000		$-
Cost	40,000		-
Unrealized holding gain (loss)	$20,000		$-

Total fair value	$168,964		$257,555
Total cost	178,234		138,234
Total unrealized holding gain (loss)	(9,270)		119,321
Deferred tax asset (liability)	3,454		(44,462)
Total unrealized holding gain (loss), net of tax	$(5,816)		$74,856

ASC 820-10-20 defines fair value as the price that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10-35 establishes a fair value hierarchy used to prioritize the quality and reliability of the information used to determine fair values.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 18 INVESTMENTS (CONTINUED)

Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

The following table provides the Company’s financial assets and liabilities carried at fair value measured on a recurring basis as of April 30, 2011:

Fair Value Measurements Using
	Total Fair	Quoted prices in	Significant other	Significant
	Value at	active markets	observable inputs	Unobservable inputs
Description	April 30, 2011	(Level 1)	(Level 2)	(Level 3)

Investments	$168,965	$109,531		$59,434

During the year ended April 30, 2011, there were no significant measurements of assets or liabilities at fair value (as defined in ASC 820-10-20) on a nonrecurring basis subsequent to their initial recognition except for the securities listed in the table above.

NOTE 19 EQUITY TRANSACTIONS

Stock Options

On February 18, 2011, the Board of Directors of Bullion approved the 2011 Stock Option Plan of Bullion Monarch Mining, Inc. (the “2011 Plan”). The 2011 Plan provides for the granting of options to purchase up to 3,000,000 shares of Bullion’s common stock to directors, employees and consultants of the Company, including officers and directors who are employees of the Company. Under the 2011 Plan, the granting of options, exercise prices and terms are determined by the Company’s Board, or a committee designated by the Board to administer the 2011 Plan. The term of options granted under the 2011 Plan may not exceed 10 years. No options have been granted under the 2011 Plan.

Shares Issued

On October 31, 2010, the Company issued 22,911 shares of Bullion’s common stock to Larry Anderson in lieu of payment for services.

On April 1, 2011, the Company issued 5,000,000 shares of Bullion’s common stock as well as warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share as consideration for the purchase of Dourave. The warrants are set to expire two years after the purchase date, or the end of business April 1, 2013. See Note 2 for purchase details.

NOTE 20 LINE OF CREDIT

On April 26, 2011, the Company entered into a Commercial Line of Credit agreement for an amount up to $500,000. Accrued interest and fees shall be payable monthly, beginning May 26, 2011. The principal balance is payable upon the maturity date of April 26, 2012. Interest is computed on a 365/360 basis according to the LIBOR Rate plus 3.081 percentage points. There is no penalty for prepayment. No advancements have been made on this line of credit as of April 30, 2011.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
For the years ended April 30, 2011 and 2010

NOTE 21 SUBSEQUENT EVENTS

In May 2011, the Company decided to postpone its planned Canadian market offering of up to ten million shares because of unfavorable market conditions (See Note 10). The offering was planned to coincide with and assist in the listing of Bullion shares on a Canadian stock exchange. The Company plans to review business conditions in the fall of 2011 to determine if it will proceed with an offering of its shares at that time.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
October 31, 2011 and April 30, 2011

	October 31, 2011	April 30, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$587,918	$570,551
Royalty receivables	449,970	527,959
Prepaid expenses	174,860	74,237
Inventories	66,590	70,790
Deposits	13,080	13,080
Employee advances	5,375	17,207
Notes receivable, current	108,267	-
Payroll tax receivable	476	476
Total current assets	1,406,536	1,274,300
Property, Plant, and Equipment, net	2,567,622	2,740,908
Other Assets
Mining properties, at cost	3,826,713	5,342,665
Notes receivable	-	106,121
Oil shale leases	9,669	9,669
Interest in mineral rights	54,638	58,459
Other investments	220,992	168,965
Deferred tax asset	807,912	371,801
Patent, net	320,313	335,938
Other	10,000	190,826
Total other assets	5,250,237	6,584,444
Total assets	$9,224,395	$10,599,652
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$337,481	$369,947
Leases payable	58,742	87,493
Income taxes payable	-	128,246
Due to shareholders	247,750	254,176
Total current liabilities	643,973	839,862
Long-Term Liability	-	-
Total liabilities	643,973	839,862
Stockholders' Equity
Preferred stock - par value $0.001, 10,000,000 shares authorized No shares issued and outstanding	-	-
Common stock - par value $0.001, 100,000,000 shares authorized; 39,208,210 issued and 39,074,755outstanding as of October 31, 2011 43,637,548 issued and 43,504,093 outstanding as of April 30, 2011	39,208	43,638
Additional paid-in capital	4,654,693	4,650,263
Less treasury stock	(104,309)	(104,309)
Accumulated other comprehensive loss	6,826	(5,816)
Cumulative translation adjustment	(19,011)	182,483
Retained earnings since September 27, 2006 ($3,632,043 accumulated deficit eliminated)	4,668,761	5,593,529
Total Bullion stockholders' equity	9,246,168	10,359,788
Noncontrolling interests	(665,746)	(599,998)
Total stockholders' equity	8,580,422	9,759,790
Total liabilities and stockholders' equity	$9,224,395	$10,599,652

See accompanying notes to condensed consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended October 31, 2011 and 2010
(Unaudited)

	For the Three	For the Three	For the Six Months	For the Six Months
	Months Ended	Months Ended	Ended October 31,	Ended October 31,
	October 31, 2011	October 31, 2010	2011	2010
Royalty Revenue	$1,636,989	$1,411,196	$2,852,120	$2,772,118
Operating Expense
Professional fees	316,140	147,803	540,918	490,888
Salaries and benefits	224,629	169,311	468,214	335,258
General and administrative	198,808	159,967	390,378	244,024
Gold tax	75,849	68,560	136,606	139,154
Exploration	500,060	-	1,073,271	-
Write down of mining property	1,365,879	-	1,365,879	-
Research and development	86,457	128,160	172,072	234,187
Total Operating Expenses	2,767,822	673,801	4,147,338	1,443,511
Operating Income (Loss)	(1,130,833)	737,395	(1,295,218)	1,328,607
Other Income (Expense)
Interest income	1,143	1,847	2,245	2,912
Interest expense	(18,045)	-	(25,340)	-
Gain on foreign exchange	1,844	-	2,081	-
Loss on sale of assets	-	-	(23,662)	-
Loss from joint venture	-	-	-	(406,765)
Loss on investment	-	-	-	(1,500)
Total Other Income (Expense)	(15,058)	1,847	(44,676)	(405,353)
Net Income (Loss) Before Income Taxes	(1,145,891)	739,242	(1,339,894)	923,254
Provision (Benefit) For Income Taxes	(484,489)	172,838	(349,379)	157,457
Net Income (Loss)	(661,402)	566,404	(990,515)	765,797
Plus: Net Loss Attributable to Noncontrolling Interests	31,968	38,235	65,748	71,826
Net Income (Loss) Attributable to Bullion Stockholders	(629,434)	604,639	(924,767)	837,623
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(106,353)	-	(17,057)	-
Change in unrealized gain (loss) on marketable securities	(12,453)	(45,321)	12,645	(115,032)
Net Comprehensive Income (Loss)	$(748,240)	$559,318	$(929,179)	$722,591
Net Income (Loss) Per Share - Basic and Diluted	$(0.02)	$0.01	$(0.02)	$0.02

Weighted Average Shares Outstanding	41,819,019	38,559,092	42,661,556	38,602,157

See accompanying notes to condensed consolidated financial statements.

BULLION MONARCH MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended October 31, 2011 and 2010
(Unaudited)

	For the Six Months	For the Six Months
	Ended October 31,	Ended October 31,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(990,515)	$765,797
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Write down of mining property	1,365,879	-
Loss from joint venture	-	406,765
Loss on sale of assets	23,662	-
Depreciation	36,458	26,794
Amortization	15,625	15,625
Deferred income taxes	(455,496)	3,645
Securities received in lieu of cash from revenues	(20,000)	(40,000)
Common stock issued for services	-	9,600
Decrease in royalties receivable	77,989	13,533
(Increase) in income tax receivable	-	(96,154)
(Increase) in prepaid expenses	(100,622)	(4,071)
Decrease in inventories	4,200	5,000
(Increase) in deposits	-	(12,080)
Decrease in employee advances	11,832	3,321
(Increase) in interest accrued on notes	(2,146)	(2,825)
Increase (decrease) in income taxes payable	(128,246)	183,966
(Decrease) in accounts payable and other liabilities	(98,593)	(159,428)
Net cash from (used in) operating activities	(259,973)	1,119,488
Cash Flows from Investing Activity:
Purchase of property, plant, and equipment	(21,957)	(97,149)
Proceeds from sale of assets	119,499	-
Issuance of notes receivable	-	(183,000)
Purchase of interest in mineral rights	-	(108,000)
Funding of exploration of joint venture	-	(406,765)
Net cash used in investing activities	97,542	(794,914)
Cash Flows From Financing Activity:
Purchase of treasury stock	-	(127,537)
Write off previously capitalized exchange fees	180,826	-
Net cash from (used in) financing activities	180,826	(127,537)
Effect of Rate Changes on Cash and Cash Equivalents	(1,028)	-
Net Increase (Decrease) in Cash	17,367	197,037
Cash at Beginning of Period	570,551	459,505
Cash at End of Period	$587,918	$656,542
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for taxes	$356,000	$66,000

Non-cash Financing Activity:
During the six months ended October 31, 2011, 4,429,338 stock rights of the Company expired, which reduced shares issued and outstanding. Common stock was closed against Additional Paid-in Capital.
During the six months ended October 31, 2010, the Company retired 71,573 shares of treasury stock, reducing the par value of Common Stock by $72, Additional Paid-in Capital by $1,778 and Retained Earnings by $44,456.

See accompanying notes to condensed consolidated financial statements.

Bullion Monarch Mining, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 1    ORGANIZATION

The condensed consolidated financial statements include the accounts of Bullion Monarch Mining, Inc., EnShale, Inc., Dourave Mining and Exploration, Inc., Dourave Mineracao E Exploracao Mineral LTDA, Dourave-Bullion Limited Partnership and Dourave-Bullion Mineracao E Exploracao Mineral LTDA (collectively referred to as “Bullion” or “the Company”). All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Bullion derives its revenues from royalties as a result of exploring, acquiring and developing mining properties in the western United States and South America. Bullion currently has interests in properties in Nevada, Utah, Oregon and Brazil. Bullion currently has four mines producing royalties in the Carlin Trend, Nevada.

EnShale, Inc. (“EnShale”), a majority-owned subsidiary of Bullion, is a Wyoming corporation and is engaged in several activities associated with the development of technology for the extraction of oil from oil shale deposits.

Dourave Mining and Exploration Inc. (“Dourave Canada”) is a wholly owned subsidiary of Bullion. Dourave Mineracao E Exploracao Mineral LTDA (“Dourave Brazil”) is a majority-owned subsidiary of Dourave Canada. Dourave-Bullion Joint Venture, L.P., DBA Dourave-Bullion Limited Partnership (“DB Partnership”) is owned 33% by Bullion and 66% by Dourave Brazil. Dourave-Bullion Mineracao E Exploracao Mineral LTDA (“DBM”) is 99% owned by DB Partnership. Dourave currently holds interests in resource properties in Brazil.

NOTE 2    BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with the requirements of the SEC for unaudited interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended October 31, 2011, are not necessarily indicative of the results that may be expected for the fiscal year ending April 30, 2012. For further information, refer to the audited consolidated financial statements for the fiscal year ended April 30, 2011, and footnotes thereto included in Bullion’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Certain immaterial reclassifications have been made to the income statements for the three month period ended October 31, 2010, to conform to the 2011 presentation.

NOTE 3    SIGNIFICANT ACCOUNTING POLICIES

Exploration and Development Costs

In general, exploration costs are expensed as incurred. When Bullion has determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to acquire and develop such property are capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment.

Bullion Monarch Mining, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 4    TREASURY STOCK

During the three months ended October 31, 2011, Bullion did not purchase or retire any stock. As of October 31, 2011, the number of shares in treasury totaled 133,455, with a cost of $104,309.

NOTE 5    RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Update No. 2011-05: Presentation of Comprehensive Income 2011-05
In June 2011, the Financial Accounting Standards Board (“FASB”) issued an update related to presentation of Comprehensive Income. ASU 2011-05 requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, and the second statement would include components of other comprehensive income. This ASU does not change the items that must be reported in other comprehensive income. These provisions are effective for fiscal years beginning after December 15, 2011 and for interim periods within those fiscal years; however, early adoption is permitted. The provisions of ASU 2011-05, when adopted, are not expected to have a material impact on Bullion’s consolidated financial statements.

Accounting Standards Update No. 2011-04: Fair value measurements update 2011-04
In May 2011, the FASB issued an update to the authoritative guidance related to fair value measurements as a result of the FASB and the IASB working together to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). The amendments will add new disclosures, with a particular focus on Level 3 measurements. The objective of these amendments is to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. Bullion does not expect this guidance to have a material impact on its consolidated financial statements.

NOTE 6    STOCK OFFERING

Earlier in 2011 the Company began working on a potential offering of its common stock in Canada to be undertaken in conjunction with a listing on a Canadian exchange. Because of unfavorable market conditions the Company has decided not to pursue an offering of its stock. The Company is exploring the option of listing on a Canadian exchange without an offering of its stock. The Company has expensed the costs that were previously capitalized of $180,826 related to the potential offering.

NOTE 7    STOCK OPTION PLAN

On February 18, 2011, the Board of Directors of Bullion approved the 2011 Stock Option Plan of Bullion Monarch Mining, Inc. (the “2011 Plan”). The 2011 Plan provides for the granting of options to purchase up to 3,000,000 shares of Bullion’s common stock to directors, employees and consultants of Bullion, including officers and directors who are employees of Bullion. Under the 2011 Plan, the granting of options, exercise prices and terms are determined by the Company’s Board, or a committee designated by the Board to administer the 2011 Plan. The term of options granted under the 2011 Plan may not exceed 10 years. No options have been granted under the 2011 Plan.

NOTE 8    STOCK RIGHTS EXPIRATION

Bullion Monarch Mining, Inc. recorded the expiration of rights held by shareholders of Bullion Monarch Company, which were exchangeable for shares of Bullion Monarch Mining, Inc. prior to September 26, 2011, pursuant to a court-approved reorganization of Bullion Monarch Company. Pursuant to the reorganization, the rights were subject to a five year limitation to convert to shares of Bullion Monarch Mining, Inc. As a result of the expiration of such rights, the outstanding number of shares of Bullion Monarch Mining, Inc. was reduced by 4,429,338 shares.

Bullion Monarch Mining, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 9    AMOUNTS DUE TO SHAREHOLDERS

On September 13, 2011 the Company agreed to repay amounts owed to Sergio Aquino, a shareholder of the Company, as a result of loans he made as a shareholder to Dourave prior to Bullion’s acquisition of Dourave, by issuing 185,763 shares of Bullion stock as full repayment of principal and interest in the amount of R$357,468 at an exchange rate of R$1.6036. The US dollar amount resulting was settled at price of $1.20 per share of Bullion common stock. The stock was issued subsequent to the quarter-end (see Note 12).

NOTE 10  NIQUELANDIA PROJECT

After carefully reviewing the results of exploration and related testing completed on the Niquelandia bauxite project, the Company has determined that the project lacks the economic basis to perform further work or to continue holding rights to the property. Although the property contains a large deposit of bauxite, the silica content was too high to allow for economic processing of the bauxite. Under terms of its contract, the Company has contacted the underlying claim holders to inform them of its decision. The mining property has been written down to reflect the Company’s decision not to proceed with the development of this property and project.

NOTE 11  ACQUISITION OF DOURAVE

On April 1, 2011, Bullion acquired the outstanding capital shares of Dourave Canada and completed the issuance of 5,000,000 shares of Bullion’s common stock and warrants to purchase up to 2,500,000 shares of its common stock at an exercise price equal to $1.20 per share as total consideration for all of the capital shares of Dourave Canada.

For the period after acquisition from May 1, 2011 through October 31, 2011, Dourave had $100,000 in lease revenue and incurred $237,136 in losses. The following supplemental proforma information reflects revenue and earnings of the combined entity for the three months ended October 31, 2010, as though the Dourave acquisition that occurred on May 1, 2010 the beginning of the comparative periods.

October 31, 2010
Revenues	$1,411,196
Net Income	$475,559
Earnings per share	$0.01

NOTE 12  SUBSEQUENT EVENTS

On November 8, 2011, the Company issued 185,763 shares to Sergio Aquino, a shareholder of the Company, in settlement of amounts owed to him by Dourave for loans he made as a shareholder to Dourave prior to its acquisition by Bullion (see Note 9).

On November 22, 2011, the Company signed a contract for the sale of its office facility in Vernal, Utah.

On November 23, 2011 $30,946 was paid to Helio Tavarez, a shareholder of the Company, in settlement of amounts owed to him by Dourave for loans he made as a shareholder to Dourave prior to its acquisition by Bullion. The total amount owed to Mr. Tavarez was R$55.915,42. The transaction was completed at the then prevailing exchange rate of R$1.8069.

Annex A

This Merger Agreement has been furnished to provide investors with information regarding its terms. It is not intended to provide any other factual information about Eurasian or Bullion or any of their respective subsidiaries. In particular, the assertions embodied in the representations and warranties contained in this Merger Agreement are qualified by information in confidential Disclosure Letters exchanged between the parties in connection with the signing of this Merger Agreement. The confidential Disclosure Letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in this Merger Agreement. Moreover, certain representations and warranties in this Merger Agreement were used for the purpose of allocating risk between Eurasian and Bullion rather than establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under this Merger Agreement and should not rely on the representations and warranties in this Merger Agreement as characterizations of the actual state of facts about Eurasian, Bullion or their respective subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of this Merger Agreement, which subsequent information may or may not be reflected in Eurasian’s or Bullion’s public disclosures.

EXECUTION VERSION

EURASIAN MINERALS INC.

- AND -

EMX (UTAH) CORP.

- AND -

BULLION MONARCH MINING, INC.

AGREEMENT AND PLAN OF MERGER

DATED: FEBRUARY 7, 2012

(continued)

(continued)

Page
8.16	Counterparts	A-64

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated February 7, 2012,

AMONG:

EURASIAN MINERALS INC., a corporation incorporated under the Laws of the Province of British Columbia (“Eurasian”)

- and -

EMX (UTAH) CORP., a corporation incorporated under the Laws of the State of Utah and a wholly-owned subsidiary of Eurasian (“Merger Sub”)

- and -

BULLION MONARCH MINING, INC., a corporation incorporated under the Laws of the State of Utah (“Bullion”)

WHEREAS, Eurasian and Bullion entered into a letter agreement on November 14, 2011 setting out the terms by which Eurasian would acquire all of the issued and outstanding shares of Bullion common stock by way of a merger of a wholly-owned subsidiary of Eurasian with and into Bullion;

WHEREAS, the Board of Directors of Bullion has unanimously (a) determined that it is in the best interests of Bullion and its shareholders, to enter into this Agreement with Eurasian and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the adoption and approval of this Agreement by the shareholders of Bullion;

WHEREAS, the Board of Directors of Eurasian has determined that the Merger is in the best interests of Eurasian and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Eurasian and certain shareholders of Bullion have agreed to enter into voting agreements, providing that, among other things, such shareholders will vote their shares of Bullion common stock, in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Agreement” means this Agreement and Plan of Merger, including all schedules and exhibits hereto, together with the Bullion Disclosure Letter and the Eurasian Disclosure Letter, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof.

“Applicable Exchanges” has the meaning assigned to it in Section 5.9.

“Articles of Merger” has the meaning assigned to it in Section 2.3.

“Authorization” means any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit.

“BC Act” means the Business Corporations Act (British Columbia), as may be amended from time to time.

“Book-Entry Shares” has the meaning assigned to it in Section 3.1(c) .

“Bullion” means Bullion Monarch Mining, Inc., a corporation incorporated under the Laws of the State of Utah.

“Bullion Benefit Plan” has the meaning ascribed to it in Section 4.1(x)(i) .

“Bullion Board” means the board of directors of Bullion.

“Bullion Break Fee” has the meaning assigned to it in Section 7.2.

“Bullion Disclosure Letter” means the disclosure letter delivered by Bullion to Eurasian and Merger Sub contemporaneously with the execution and delivery of this Agreement.

“Bullion ERISA Affiliate” has the meaning ascribed to it in Section 4.1(x)(i) .

“Bullion Expense Reimbursement Payment” has the meaning assigned to it in Section 7.4(c) .

“Bullion Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, Liabilities (including any contingent Liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Bullion and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Bullion Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable Laws or US GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in the United States or Brazil; provided, however, that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Bullion and its Subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Bullion and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Bullion Material Adverse Effect has occurred.

“Bullion Mineral Rights” has the meaning assigned to it in Section 4.1(o)(i) .

“Bullion Property” has the meaning assigned to it in Section 4.1(o)(i) .

“Bullion Public Documents” has the meaning assigned to it in Section 4.1(h) .

“Bullion Share” means a whole share of common voting stock of Bullion with a par value of $0.001 per share.

“Bullion Warrants” means outstanding warrants to purchase Bullion Shares.

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in each of Salt Lake City, Utah, Denver, Colorado and Vancouver, British Columbia are open for the conduct of business.

“Canadian GAAP” means Canadian generally accepted accounting principles, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants, including, as applicable, International Financial Reporting Standards.

“Cash Consideration” has the meaning assigned to it in Section 3.1(b) .

“Certificate” has the meaning assigned to it in Section 3.1(c) .

“Closing” has the meaning assigned to it in Section 2.2.

“Closing Date” has the meaning assigned to it in Section 2.2.

“Competing Transaction” has the meaning assigned to it in Section 5.7(c) .

“Confidentiality Agreement” has the meaning assigned to it in Section 8.6.

“Current Liabilities” means the sum of all current accounts payable, accrued Liabilities, actual or contingent severance payments payable by Bullion or it subsidiaries and accrued expenses of Bullion and its Subsidiaries, including all expenses of Bullion incurred in respect of the Merger, on a consolidated basis.

“Dissent Rights” has the meaning assigned to it in Section 3.3.

“Dissenting Shares” has the meaning assigned to it in Section 3.3.

“Effective Time” has the meaning assigned to it in Section 2.3.

“Environmental Laws” means all Laws, imposing obligations, responsibilities, Liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, storage, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances.

“Environmental Liabilities” means, with respect to any Person, all Liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, storage, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substance.

“Environmental Permits” means all Authorizations or program participation requirements with or from any Governmental Authority under any Environmental Laws.

“ERISA” has the meaning ascribed to it in Section 4.1(x)(i) .

“Eurasian” means Eurasian Minerals Inc., a corporation incorporated under the Laws of the Province of British Columbia.

“Eurasian Board” means the board of directors of Eurasian.

“Eurasian Break Fee” has the meaning assigned to it in Section 7.3.

“Eurasian Disclosure Letter” means the disclosure letter delivered by Eurasian to Bullion contemporaneously with the execution and delivery of this Agreement.

“Eurasian Expense Reimbursement Payment” has the meaning assigned to it in Section 7.4(b) .

“Eurasian Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that are, or would reasonably be expected to be, material and adverse to the assets, Liabilities (including any contingent Liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Eurasian and its Subsidiaries taken as a whole, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Eurasian Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global precious or base metal mining industry generally; (c) any change in the market price of precious or base metals; (d) any change in applicable Laws or US GAAP; or (e) general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States, Turkey or Haiti; provided, however, that with respect to clauses (b), (c), (d) or (e), such change does not relate primarily to Eurasian and its Subsidiaries, taken as a whole, or does not have a materially disproportionate effect on Eurasian and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the global precious or base metal mining industry; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Eurasian Material Adverse Effect has occurred.

“Eurasian Mineral Rights” has the meaning ascribed to it in Section 4.3(l)(i) .

“Eurasian Options” means outstanding options to acquire Eurasian Shares.

“Eurasian Property” has the meaning ascribed to it in Section 4.3(l)(i) .

“Eurasian Public Documents” means all forms, reports, schedules, statements and other documents filed by Eurasian since March 31, 2010 on SEDAR or EDGAR.

“Eurasian Share” means a whole share of common stock of Eurasian.

“Eurasian Warrants” means outstanding warrants to acquire Eurasian Shares.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Agent” has the meaning assigned to it in Section 3.2(a) .

“Exchange Fund” has the meaning assigned to it in Section 3.2(a) .

“Governmental Authority” means any federal, national, provincial, state, municipal, local or other governmental department, commission, board, bureau or agency, domestic or foreign.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in Liability under, any Environmental Law.

“Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including, but not limited to (i) patents, patent applications, patent disclosures and all continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software (in both source code and object code form), data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vi) other proprietary rights relating to any of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including settled or established common law).

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any hypothecation, mortgage, pledge, assignment, lien, charge, security interest, adverse right or claim, other third party interest or encumbrances of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Locked-up Shareholders” means those securityholders of Bullion that have signed a Voting Agreement.

“Material Contract” means a contract which a party to this Agreement or one of its respective Subsidiaries is a party or by which such a Person is bound or under which such a Person has, or will have, any Liability or contingent Liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Person in excess of $250,000 annually or $500,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) which provide any rights to one or more third parties with respect to a material mineral property or other material asset; (d) which is outside the ordinary course of business; (e) which contain covenants that: (i) in any way purport to restrict the business activity of such Person or any of its affiliates; or (ii) limit the freedom of such Person or any of its affiliates to engage in any line of business or to compete with any Person; (f) which, if terminated without the consent of the Person would result in a Bullion Material Adverse Effect with respect to Bullion or a Eurasian Material Adverse Effect with respect to Eurasian; or (g) is a contract pursuant to which such Person or one of its Subsidiaries provides any indemnification to any other Person other than in the ordinary course of business.

“Merger” has the meaning assigned to it in Section 2.1.

“Merger Consideration” has the meaning assigned to it in Section 3.1(b) .

“Merger Sub” means EMX (Utah) Corp., a corporation incorporated under the Laws of the State of Utah as a wholly-owned Subsidiary of Eurasian.

“Merger Sub Share” means a whole share of common stock of Merger Sub.

“Notice of Superior Proposal” has the meaning assigned to it in Section 5.7.

“Old Bullion” means Bullion Monarch Company, the predecessor to Bullion pursuant to a court approved reorganization, a corporation which was incorporated under the Laws of the State of Utah and which was administratively dissolved by the State of Utah in 1999; references to Old Bullion in this Agreement include the Subsidiaries of Old Bullion.

“OTCQB” means the OTCQB tier of the OTC Market.

“Outside Date” has the meaning assigned to it in Section 7.1(e)(i) .

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” has the meaning assigned to it in Section 5.3(a) .

“Registration Statement” has the meaning assigned to it in Section 5.3(a) .

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Share Consideration” has the meaning assigned to it in Section 3.1(b) .

“Shareholder Approval” has the meaning ascribed to it in Section 4.1(b) .

“Shareholders’ Meeting” has the meaning assigned to it in Section 5.3(a) .

“Subsidiary” means, with respect to any entity, any other entity of which securities or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or 50% or greater of the outstanding voting securities, are owned directly or indirectly by such entity.

“Substitute Warrant” has the meaning assigned to it in Section 3.6.

“Superior Proposal” has the meaning assigned to it in Section 5.7.

“Surviving Corporation” has the meaning assigned to it in Section 2.1.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, stamp, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any installments in respect thereof, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.

“Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” has the meaning assigned to it in Section 5.7.

“Third Party Agreements” has the meaning assigned to it in Section 4.1(bb)(v) .

“TSX-V” means the TSX Venture Exchange.

“US GAAP” means United States generally accepted accounting principles.

“Utah Act” means the Utah Revised Business Corporation Act.

“Voting Agreements” means the voting agreements between Eurasian and each of the Locked-up Shareholders.

“Working Capital” means: (a) the sum of (i) all cash and cash equivalents held by Bullion and its Subsidiaries on a consolidated basis, plus (ii) all accounts receivable of Bullion and its Subsidiaries on a consolidated basis, plus (iii) all pre-paid expenses and inventories of Bullion and its Subsidiaries on a consolidated basis, less (b) the amount of Current Liabilities.

ARTICLE 2
THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Utah Act, at the Effective Time, (a) Merger Sub will merge with and into Bullion (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and Bullion will continue its corporate existence under the Utah Act as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., (Mountain time), as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 6 hereof (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Blake, Cassels & Graydon LLP in Vancouver, B.C., unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Bullion, Eurasian and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce in accordance with the relevant provisions of the Utah Act. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce or at such later date or time as may be agreed by Bullion and Eurasian in writing and specified in the Articles of Merger in accordance with the Utah Act (the effective time of the Merger being referred to herein as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Utah Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Bullion and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions and duties of each of Bullion and Merger Sub shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5 Articles of Incorporation; By-laws. At the Effective Time and by virtue of the Merger, (a) the Bullion articles of incorporation shall be amended to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except (i) that the name of the corporation may be changed as determined by Eurasian, (ii) that any provisions of the articles of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted and (iii) as so amended shall be the amended and restated articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and this Agreement. At the Effective Time, the Bullion by-laws shall be amended to be identical to the by-laws of Merger Sub in effect immediately prior to the Effective Time and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law and this Agreement.

2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The individuals designated by Eurasian in writing to Bullion at least three Business Days prior to the Closing Date shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE 3
EFFECT OF THE MERGER ON CAPITAL STOCK

3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Eurasian, Merger Sub or Bullion or the holder of any capital stock of Eurasian, Merger Sub or Bullion:

(a)

Cancellation of Certain Bullion Shares Owned by the Parties. Each Bullion Share that immediately prior to the Effective Time is owned by Eurasian, Merger Sub or Bullion (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)

Conversion of Bullion Shares Not Owned by the Parties. Each Bullion Share issued and outstanding immediately prior to the Effective Time (other than Bullion Shares to be cancelled and retired in accordance with Section 3.1(a)), will be converted into the right to receive:

	(i)	0.45 of a Eurasian Share (the “Share Consideration”); and

	(ii)	$0.11 in cash (the “Cash Consideration”, and together with the Share Consideration, the “Merger Consideration”),

Subject to adjustment in accordance with Section 3.1(e) hereof.

(c)

Cancellation of Bullion Shares. At the Effective Time, all Bullion Shares not subject to cancellation pursuant to Section 3.1(a) will no longer be outstanding and all such Bullion Shares will be automatically cancelled and retired and will cease to exist, as of the Effective Time, and, subject to Section 3.3 with respect to Dissenting Shares, each holder of a certificate (each, a “Certificate”) or book-entry share (each, a “Book-Entry Share”) formerly representing any such Bullion Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.2 hereof, and any other cash to which holders of Bullion Shares have become entitled in accordance with Sections 3.2(c) and/or 3.2(d).

(d)

Conversion of Merger Sub Capital Stock. At the Effective Time, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(e)

Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding number of Bullion Shares or Eurasian Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (but excluding any change that results from (i) the exercise of stock options or the conversion into Eurasian Shares or Bullion Shares of other equity awards relating to the Eurasian Shares or Bullion Shares or (ii) the grant of stock-based compensation to directors or employees of Eurasian or Bullion or their respective Subsidiaries under Eurasian’s or Bullion’s, as applicable, stock option or compensation plans or arrangements), the Merger Consideration shall be appropriately and proportionately adjusted to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization.

3.2 Exchange of Certificates.

(a)

Exchange Agent. Prior to the Effective Time, Eurasian shall appoint an exchange agent reasonably acceptable to Bullion (the “Exchange Agent”) to act as the agent for the purpose of delivering the Merger Consideration for: (i) the Certificates, and (ii) the Book- Entry Shares. At or prior to the Effective Time, Eurasian shall deposit, or cause to be deposited, on behalf of Merger Sub, with the Exchange Agent, (i) certificates of Eurasian Shares representing the number of Eurasian Shares that is sufficient to deliver, and Eurasian shall instruct the Exchange Agent to timely deliver, the aggregate Share Consideration and (ii) immediately available funds sufficient to pay, and Eurasian shall instruct the Exchange Agent to timely pay, the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional Eurasian Shares pursuant to Section 3.2(d)) and from time to time as needed, additional cash sufficient to pay any dividends or other distributions pursuant to Section 3.2(c) (such Eurasian Shares and aggregate Cash Consideration, together with any other cash with respect thereto payable pursuant to Section 3.2(c) and Section 3.2(d), being hereinafter referred to as the “Exchange Fund”). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Bullion Shares shall be entitled under Section 3.1(b), Eurasian shall promptly deposit, or cause to be promptly deposited, in trust, additional Eurasian Shares or cash, as the case may be, with the Exchange Agent sufficient to make all issuances required under this Agreement.

(b)

Exchange Procedures. As promptly as practicable after the Effective Time, and in any event within seven (7) Business Days thereafter, Eurasian shall cause the Exchange Agent to mail to each holder of record of Bullion Shares whose shares were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in surrendering the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for certificates or book-entries representing Eurasian Shares comprising the Share Consideration portion of the Merger Consideration and cash comprising the Cash Consideration portion of the Merger Consideration and any dividends or other distributions to which holders of Certificates or Book-Entry Shares are entitled pursuant to Section 3.2(c) and cash in lieu of any fractional Eurasian Shares to which such holders are entitled pursuant to Section 3.2(d). Upon surrender of a Certificate or Book-Entry Share for cancellation with the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and/or such other documents as may reasonably be requested by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor: (A) a certificate or book-entry representing that number of Eurasian Shares that such holder has the right to receive pursuant to the provisions of this Article 3 after taking into account all the Bullion Shares then held by such holder under all such Certificates or Book-Entry Shares so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article 3, including (1) the Cash Consideration portion of the Merger Consideration (2) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and (3) any cash in lieu of fractional Eurasian Shares to which such holder is entitled pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Bullion Shares that is not registered in the transfer records of Bullion, (x) a certificate or book-entry representing the number of Eurasian Shares comprising the Share Consideration portion of the Merger Consideration and (y) a check for the proper amount of cash (i) comprising the Cash Consideration portion of the Merger Consideration, (ii) comprising any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and (iii) any cash in lieu of fractional Eurasian Shares to which such holder is entitled pursuant to Section 3.2(d) shall be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Eurasian Shares to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that any such Tax has been paid or is not applicable. The Eurasian Shares constituting the Share Consideration, at Eurasian’s option, shall be in uncertificated book-entry form unless a physical certificate is requested by a holder of Bullion Shares or is otherwise required under applicable Law. Until surrendered as contemplated by this Section 3.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration, any dividends or other distributions to which the holder of such Certificate or Book-Entry Share is entitled pursuant to Section 3.2(c) and any cash in lieu of fractional Eurasian Shares to which such holder is entitled pursuant to Section 3.2(d). No interest will be paid or will accrue for the benefit of holders of Bullion Shares on the Merger Consideration or on any other cash payable to holders of Bullion Shares pursuant to this Article 3.

(c)

Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Eurasian Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Eurasian Shares that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional Eurasian Shares shall be paid to any holder pursuant to Section 3.2(d), in each case, until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with this Article 3. Following surrender of any Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, in addition to all other amounts to which such holder is entitled under this Article 3, the amount of dividends or other distributions payable with respect to such Eurasian Shares with a record date after the Effective Time and paid with respect to Eurasian Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Eurasian Shares.

(d)

Fractional Shares. No fractional Eurasian Share will be issued in connection with the exchange pursuant to the provisions of this Article 3, no dividends or other distributions with respect to Eurasian Shares shall be payable on or with respect to any fractional share and no such fractional share shall entitle the owner thereof to vote or to any rights of a shareholder of Eurasian, but rather holders of Bullion Shares otherwise entitled to a fractional Eurasian Share will receive cash in lieu thereof based on one whole Eurasian Share being valued at the volume weighted average price on the TSX-V of a Eurasian Share for the five trading days ending on the trading day which is three trading days prior to the Closing Date.

(e)

Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Eurasian, provided that (i) no such investment gains or losses thereon shall affect the amounts payable to the holders of Bullion Shares pursuant to this Agreement, (ii) following any losses in the Exchange Fund, Eurasian shall promptly provide additional funds to the Exchange Agent to the extent such losses result in the amount of cash in the Exchange Fund being less than the amounts that remain payable to the holders of Bullion Shares under this Agreement and (iii) such investments shall be in (A) short-term obligations of, or guaranteed by, the United States of America or Canada with maturities of no more than 30 days or (B) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Financial Services LLC, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(f)

No Further Transfers. All Merger Consideration issued upon the conversion of Bullion Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Bullion Shares formerly represented by a Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Bullion Shares on the stock transfer books of the Surviving Corporation.

(g)

Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Bullion Shares one year after the Effective Time shall be returned to Eurasian, upon demand, and any former holder of Bullion Shares shall thereafter look only to Eurasian for issuance of the Merger Consideration or any dividends or other distributions to which such holder is entitled with respect to Eurasian Shares and cash in lieu of any fractional Eurasian Share in accordance with this Article 3. Notwithstanding the foregoing, none of Eurasian, Merger Sub, Bullion, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Bullion Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any securities or cash remaining unclaimed by holders of Bullion Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Eurasian free and clear of any claims or interest of any Person previously entitled thereto.

3.3 Dissent Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Bullion Shares issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 16-10a-1321 of the Utah Act (“Dissent Rights”) (such Bullion Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s Dissent Rights under the Utah Act with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Sections 16-10a-1301 through 16-10a-1331 of the Utah Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s Dissent Rights pursuant to Section 16-10a-1323 of the Utah Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 16-10a-1301 through 16-10a-1331 of the Utah Act, such Bullion Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. Bullion shall provide Eurasian prompt written notice of any demands received by Bullion for appraisal of the Bullion Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Bullion prior to the Effective Time pursuant to the Utah Act that relates to such demand, and Eurasian shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Eurasian, Bullion shall not make any payment with respect to, or settle or offer to settle, any such demands.

3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by Eurasian, the posting by such Person of a bond in such reasonable and customary amount as Eurasian may reasonably request as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Eurasian shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 3.2(c) and cash in lieu of any fractional Eurasian Share to which such holder would be entitled pursuant to Section 3.2(d), in each case in accordance with the terms of this Agreement.

3.5 Withholding Rights. Each of the Exchange Agent, Eurasian, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article 3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Eurasian, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Eurasian, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.6 Bullion Warrants. The Bullion Warrants outstanding at the Effective Time shall be deemed to be exchanged at the Effective Time for warrants or other rights to receive the Merger Consideration. Each Bullion Warrant so exchanged (each, a “Substitute Warrant”) shall be exercisable upon the same terms and conditions as under the applicable agreement evidencing the Bullion Warrant, except that (A) each such Substitute Warrant shall be exercisable for, and represent the right to acquire, in lieu of one Bullion Share, (i) 0.45 of a Eurasian Share, and (ii) $0.11 in cash, on the same terms and conditions as the original Bullion Warrant. Eurasian shall take all corporate action necessary to reserve for issuance a sufficient number of Eurasian Shares for delivery upon exercise of Substitute Warrant pursuant to the terms set forth in this Section 3.6.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Bullion Representations and Warranties. Except as disclosed in the Bullion Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Bullion hereby represents and warrants to Eurasian and Merger Sub as follows, and acknowledges that Eurasian and Merger Sub are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Bullion is duly incorporated and validly existing under the Laws of the State of Utah and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Bullion is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Bullion Material Adverse Effect. True and complete copies of the articles of incorporation and by-laws of Bullion have been delivered or made available to Eurasian, and Bullion has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Bullion has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Bullion and the consummation by Bullion of the transactions contemplated by this Agreement have been duly authorized by the Bullion Board and, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Bullion Shares entitled to vote thereon (the “Shareholder Approval”), no other corporate proceedings on the part of Bullion are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Bullion and constitutes a valid and binding obligation of Bullion, enforceable by Eurasian and Merger Sub against Bullion in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by Bullion of this Agreement and the performance by it of its obligations hereunder and the completion of the Merger will not violate, conflict with or result in a breach of any provision of the organizational documents of Bullion or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Bullion Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, license or permit to which Bullion or any of its Subsidiaries is a party or by which Bullion or any of its Subsidiaries is bound; or (ii) any Law to which Bullion or any of its Subsidiaries is subject or by which Bullion or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit, or result in the imposition of any Lien upon any of Bullion’s assets or the assets of any of its Subsidiaries. Other than the Shareholder Approval and those listed on Schedule 4.1(c) to the Bullion Disclosure Letter, no Authorization, consent or approval of, or filing with, any other Person is necessary on the part of Bullion for the consummation by Bullion of its obligations in connection with the Merger under this Agreement or for the completion of the Merger not to cause or result in any loss of any rights or assets or any interest therein held by Bullion or any of its Subsidiaries in any properties, except for: (i) the filing of the Articles of Merger with the State of Utah; (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other consents of Governmental Authorities listed in Schedule 4.1(c) of the Bullion Disclosure Letter; and (vi) such other consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Bullion Material Adverse Effect.

(d)

Subsidiaries. Bullion does not have Subsidiaries or any interests in any Person, other than those listed on Schedule 4.1(d) to the Bullion Disclosure Letter. Each Subsidiary of Bullion is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Bullion Material Adverse Effect. Except as disclosed on Schedule 4.1(d) of the Bullion Disclosure Letter, Bullion beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries. All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, Liens, claims or encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares. Bullion does not hold any equity or voting interest, or right to acquire an equity or voting interest, in any Person, other than its interests in the Subsidiaries listed on Schedule 4.1(d) to the Bullion Disclosure Letter or as otherwise disclosed on such Schedule.

(e)	Compliance with Laws.

(i)

Except as set forth in Schedule 4.1(e) to the Bullion Disclosure Letter, the operations of Bullion and its Subsidiaries have been and are now (and the operations of Old Bullion were) conducted in compliance with all Laws that have been and are now applicable to the operations of Bullion or of any of its Subsidiaries and, to the knowledge of Bullion, none of Bullion or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Bullion Material Adverse Effect.

(ii)

None of Bullion or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles of incorporation or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Bullion Material Adverse Effect.

(iii) Bullion has fully complied with all of its obligations pursuant to the Order and Judgment on Amended Stipulation by the Utah Third District Court dated March 31, 2005.

(f)

Company Authorizations. Except as set forth in Schedule 4.1(f) to the Bullion Disclosure Letter, Bullion and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Bullion or its Subsidiaries or otherwise in connection with the material business or operations of Bullion or its Subsidiaries and such Authorizations are in full force and effect. Bullion and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Bullion Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Bullion, threatened regarding any of the Authorizations. None of Bullion or any of its Subsidiaries has received any written notice of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Bullion Material Adverse Effect and, to the knowledge of Bullion, all such Authorizations continue to be effective in order for Bullion and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. No Person other than Bullion or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.

(i)

The authorized share capital of Bullion consists of 100,000,000 Bullion Shares and 10,000,000 shares of preferred stock of a par value of $0.001 per share. As at the date of this Agreement there are: (y) 39,360,518 Bullion Shares validly issued and outstanding as fully-paid and non-assessable shares of Bullion and nil preferred shares issued and outstanding; and (z) Bullion Warrants providing for the issuance of 2,500,000 Bullion Shares upon the exercise thereof.

(ii)

The Bullion Shares are quoted on the OTCQB and the Frankfurt Stock Exchange, and are not listed or quoted on any market, stock exchange, over-the-counter market or quotation system other than the OTCQB and the Frankfurt Stock Exchange.

(iii)

Schedule 4.1(g)(iii) to the Bullion Disclosure Letter sets forth, as of the date hereof, the holders of all outstanding Bullion Warrants and the number, exercise prices and expiration dates of each grant to such holders. All Bullion Shares that may be issued pursuant to the exercise of outstanding Bullion Warrants will, when issued in accordance with the terms of the Bullion Warrants be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iv)

There are no contractual obligations of Bullion or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Bullion capital stock or capital stock of any of its Subsidiaries, voting securities of, or any other equity interests in Bullion or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Bullion capital stock, or any voting securities of, or any other equity interests in Bullion or any of its Subsidiaries or (ii) pursuant to which Bullion or any of its Subsidiaries is or could be required to register shares of Bullion capital stock or other securities under the Securities Act.

(v)

Except as set forth in Subsection 4.1(g)(i) or Schedule 4.1(g)(v) to the Bullion Disclosure Letter, none of Bullion and its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock- based performance units, commitments or agreements of any character (A) calling for the purchase, transfer or issuance of, or the payment of any amount based on, any Bullion capital stock or capital stock of any of its Subsidiaries, voting securities of or any other equity interests in Bullion or any securities representing the right to purchase or otherwise receive any Bullion Shares, voting securities of or other equity interests in Bullion or its Subsidiaries, (B) obligating Bullion or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, convertible or exchangeable security, “phantom” stock right, stock appreciation right, stock-based performance unit, commitment or agreement or (C) giving any Person the right to receive any economic benefit or right similar to, or derived from, the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Bullion or any of its Subsidiaries.

(vi)

There are no voting trusts or other agreements or understandings to which Bullion or any of its Subsidiaries is a party relating to the voting of any Bullion capital stock, or any voting securities of or any equity interests in Bullion or any of its Subsidiaries.

	(vii)	No order ceasing or suspending trading in securities of Bullion nor prohibiting the sale of such securities has been issued and is outstanding against Bullion or its directors, officers or promoters.

(h)

SEC Filings. Bullion has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since April 30, 2010 (the “Bullion Public Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Bullion Public Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Bullion Public Documents. None of the Bullion Public Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Bullion’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. Bullion has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(i)

Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Bullion Public Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Bullion and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Bullion’s operations, cash flows and changes to shareholders’ equity for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by US GAAP and the applicable rules and regulations of the SEC.

(j)

Internal Controls. Bullion and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, (ii) that receipts and expenditures of Bullion and its Subsidiaries are being made only in accordance with authorizations of management and the Bullion Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Bullion’s and its Subsidiaries’ assets that could have a material effect on Bullion’s financial statements.

(k)

Disclosure Controls and Procedures. Bullion’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Bullion in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Bullion’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Bullion required under the Exchange Act with respect to such reports. Bullion has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Bullion’s auditors and the audit committee of the Bullion Board and on Schedule 4.1(k) of the Bullion Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to Bullion that are reasonably likely to adversely affect in any material respect Bullion’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to Bullion that involves management or other employees who have a significant role in Bullion’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 5, as in effect on the date of this Agreement.

(l)

Undisclosed Liabilities. Neither Bullion nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the balance sheet of Bullion dated as of October 31, 2011 contained in Bullion Public Documents (including in the notes thereto), (ii) are incurred in connection with the transactions contemplated by this Agreement, or (iii) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, which would not be prohibited by this Agreement, and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Bullion Material Adverse Effect.

(m)

Off-balance Sheet Arrangements. Neither Bullion nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar agreement (including any agreement or arrangement relating to any transaction or relationship between or among Bullion and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Bullion or any of its Subsidiaries in Bullion’s or such Subsidiary’s published financial statements or other Bullion Public Documents.

(n)

Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Bullion (or each former principal executive officer and each former principal financial officer of Bullion, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to Bullion Public Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Bullion nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Bullion or any of its Subsidiaries. Bullion is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Bullion Material Adverse Effect.

(o)	Interest in Properties and Mineral Rights.

(i)

All of Bullion’s and its Subsidiaries’ real properties (collectively, the “Bullion Property”) and all of Bullion’s and its Subsidiaries’ mineral interests and rights (including any claims, concessions, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Bullion Mineral Rights”), are set out in Schedule 4.1(o)(i) of the Bullion Disclosure Letter. Other than the Bullion Property and the Bullion Mineral Rights set out in Schedule 4.1(o)(i) of the Bullion Disclosure Letter, neither Bullion nor its Subsidiaries, owns or has any interest in any real property or any mineral interests and rights.

(ii)

Except as disclosed on Schedule 4.1(o)(ii) of the Bullion Disclosure Letter, Bullion or a Subsidiary of Bullion is the sole legal and beneficial owner of all right, title and interest in and to the Bullion Property and the Bullion Mineral Rights, free and clear of any Liens.

	(iii)	All of the Bullion Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)

The Bullion Property and the Bullion Mineral Rights are in good standing under applicable Law and, to the knowledge of Bullion, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

	(v)	There is no adverse claim against or challenge to the title to or ownership of the Bullion Property or any of the Bullion Mineral Rights.

	(vi)	Bullion or a Subsidiary of Bullion has the exclusive right to deal with the Bullion Property and all of the Bullion Mineral Rights.

(vii)

Except as disclosed in Schedule 4.1(o)(vii) of the Bullion Disclosure Letter, no Person other than Bullion and its Subsidiaries has any interest in the Bullion Property or any of the Bullion Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)

Except as disclosed in Schedule 4.1(o)(viii) of the Bullion Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Bullion’s or a Subsidiary’s interest in the Bullion Property or any of the Bullion Mineral Rights.

(ix)

There are no material restrictions on the ability of Bullion and its Subsidiaries to use, transfer or exploit the Bullion Property or any of the Bullion Mineral Rights, except pursuant to the applicable Law.

(x)

None of Bullion, any of its Subsidiaries or Old Bullion has received any written notice from any Governmental Authorities of any revocation or intention to revoke any interest of Bullion or a Subsidiary in any of the Bullion Property or any of the Bullion Mineral Rights.

(xi)

Bullion and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licenses operations from landowners or Governmental Authorities permitting the use of land by Bullion and its Subsidiaries, and mineral interests that are required to exploit the development potential of the Bullion Property and the Bullion Mineral Rights as contemplated in Bullion Public Documents filed on or before the date hereof and no third party or group holds any such rights that would be required by Bullion to develop the Bullion Property or any of the Bullion Mineral Rights as contemplated in Bullion Public Documents filed on or before the date hereof.

(xii)

All mines located in or on the Bullion Property, or properties pooled or unitized therewith, which have been abandoned by Bullion, any of its Subsidiaries or Old Bullion have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Bullion as of the date hereof have been accurately set forth in Bullion Public Documents without omission of information necessary to make the disclosure not misleading

(p)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Bullion Material Adverse Effect:

(i)

all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Bullion, its Subsidiaries and its material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)

all costs, expenses, and Liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Bullion or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(q)	Employment Matters.

(i)

Other than as disclosed in Schedule 4.1(q)(i) of the Bullion Disclosure Letter, neither Bullion nor any of its Subsidiaries has entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of Bullion.

(ii)

Except as disclosed in Schedule 4.1(q)(ii) of the Bullion Disclosure Letter, neither Bullion nor any of its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of Bullion, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Bullion, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.1(q) on or before the Closing Date.

(iii)

Neither Bullion nor any of its Subsidiaries is subject to any written claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Bullion, threatened, or any litigation actual, or to the knowledge of Bullion, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not reasonably be expected to have a Bullion Material Adverse Effect. To the knowledge of Bullion, no labor strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Bullion.

(iv)

Bullion and its Subsidiaries have operated in accordance in all material respects with all applicable Laws with respect to employment and labor, including employment and labor standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labor relations and privacy and there are no current, pending, or to the knowledge of Bullion, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Bullion Material Adverse Effect.

(r)

Absence of Certain Changes or Events. Except as (x) disclosed in the Bullion Public Documents filed and publicly available prior to the date of this Agreement, (y) set forth in Schedule 4.1(r) of the Bullion Disclosure Letter or (z) contemplated by this Agreement, since April 30, 2011:

	(i)	Bullion and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

	(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Bullion Material Adverse Effect has been incurred;

	(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Bullion Material Adverse Effect;

	(iv)	except as required by US GAAP, there has not been any change in the accounting practices used by Bullion and its Subsidiaries;

(v)

except as disclosed in Schedule 4.1(r)(v) of the Bullion Disclosure Letter and except for ordinary course adjustments to officers, directors or employees, there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of Bullion or its Subsidiaries;

(vi)

except as disclosed in Schedule 4.1(r)(vi) of the Bullion Disclosure Letter, there has not been any redemption, repurchase, cancellation or other acquisition of Bullion Shares by Bullion, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Bullion Shares;

(vii)

there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

	(viii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(ix)

except as disclosed in Schedule 4.1(r)(ix) of the Bullion Disclosure Letter, there has not been any satisfaction or settlement of any claims or Liabilities that were not reflected in Bullion’s audited financial statements, other than the settlement of claims or Liabilities incurred in the ordinary course of business consistent with past practice.

(s)

Litigation. Except as disclosed in Schedule 4.1(s) of the Bullion Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of Bullion, threatened against or relating to Bullion or any of its Subsidiaries, the business of Bullion or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Authorities which, if adversely determined, would have, or would reasonably be expected to have, a Bullion Material Adverse Effect or prevent or materially delay the consummation of the Merger, nor to the knowledge of Bullion are there any events or circumstances which, in the reasonable opinion of Bullion, could be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Subsection 4.1(s) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Bullion Material Adverse Effect). Neither Bullion nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Bullion Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(t)	Taxes.

(i)

Except as set forth in Schedule 4.1(t) to the Bullion Disclosure Letter, Bullion has filed or caused to be filed, and will continue to file and cause to be filed, in a timely manner all Tax Returns required to be filed by it (all of which Tax Returns were correct and complete in all material respects and no material fact has been omitted therefrom) and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable, collectible and remittable. Bullion has provided adequate accruals in accordance with US GAAP in all published consolidated financial statements for any Taxes for the period covered by such financial statements which have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Liability for Taxes not reflected in such consolidated financial statements has been incurred or accrued by Bullion other than in the ordinary and regular course of business. To the knowledge of Bullion, no lien for Taxes has been filed or exists other than for Taxes not yet due and payable.

(ii)

All Taxes, local improvements, utilities and any and all other payments to or assessments of any Governmental Authority having jurisdiction in respect of the Bullion Property have been accrued, paid or made by Bullion in respect of the Bullion Property. There are no reassessments of Taxes in respect of Bullion that are outstanding and there are no outstanding issues which have been raised and communicated to Bullion by any Governmental Authority for any taxation year in respect of which a Tax Return of Bullion has been audited. No Governmental Authority has challenged, or disputed Bullion in writing of any Taxes or Tax Returns. Bullion is not negotiating any draft assessment or reassessment with any Governmental Authority. Bullion is not aware of any contingent Liabilities for Taxes or any grounds for an assessment or reassessment of Bullion, including, without limitation, unreported benefits conferred on any shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Bullion Financial Statements. Bullion has not received any written indication from any Governmental Authority that an assessment or reassessment of Bullion is proposed in respect of any Taxes, regardless of its merits. Bullion has not executed or filed with any Governmental Authority any agreement or waiver extending the period for the assessment, reassessment, collection of any Taxes or filing of any Tax Returns. Bullion has not entered into a closing agreement pursuant to Section 7121 of the Tax Code or similar provision under any other applicable Laws.

(iii)

Bullion has withheld from each payment made to any of its present or former employees, officers and directors, and to all other Persons, all amounts required by applicable Law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Bullion has remitted all Federal Insurance Contributions Act (FICA) and similar contributions, retirement plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the proper Governmental Authority within the time required under applicable Laws. Bullion has charged, collected and remitted on a timely basis all Taxes required under applicable Laws on any sale, supply or delivery whatsoever, made by them.

(iv)	Bullion has not received written notice from a taxing authority in a jurisdiction where it does not file a Tax Return that it may be subject to taxation by that jurisdiction.

(v)

Bullion is not a party to any agreement or contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Tax Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Bullion that are not deductible (in whole or in part) as a result of the application of Section 280G of the Tax Code.

(vi)

Bullion (i) has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; or (ii) has granted a power of attorney to any Person with respect to a taxable period.

(vii)	Bullion is not subject to accumulated earnings tax penalty and has not received any notification regarding a personal holding company tax.

(viii)

Bullion is not required to include in income any adjustment under either Section 481(a) or Section 482 of the Tax Code (or an analogous provision of applicable Law) by reason of a voluntary change in accounting method or otherwise and Bullion has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

(ix)

All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Tax Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Tax Code) were reported by Bullion in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Tax Code.

(x)

Bullion has not engaged in any transaction that would result in a deemed election under Section 338(e) of the Tax Code, and Bullion will not engage in any such transaction within any applicable “consistency period” (as such term is defined in Section 338 of the Tax Code). Bullion was not acquired in a qualified stock purchase under Section 338(d)(3) of the Tax Code and no elections under Section 338(g) of the Tax Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to Bullion.

(xi)	Bullion is not a party to any Tax allocation or sharing agreement.

(xii)	Bullion has paid all Taxes, charges, fees, levies or other assessments of a foreign country paid or accrued from the date of its formation.

(xiii)

Except as set forth in Schedule 4.1(t) to the Bullion Disclosure Letter, Bullion does not have either an “overall foreign loss” within the meaning of Section 904 of the Tax Code or a “dual consolidated loss” within the meaning of Treasury Regulation Section 1.1503-2.

(xiv)	Bullion does not participate in or cooperate with (or participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Tax Code.

(xv)

Bullion is a United States real property holding corporation within the meaning in Section 897(c)(2) of the Tax Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code and the Bullion Shares are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897-9T(d).

(xvi)

To the knowledge of Bullion, each Bullion shareholder who holds, or has held during the prior 5 years, directly or constructively, more than five percent of the issued and outstanding Bullion Shares is “United States person” as defined under Section 7701(a)(30) of the Tax Code.

(xvii)

Bullion (i) has been not a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was Bullion) or (ii) does not have any Liability for the Taxes of any Person (other than Bullion) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(xviii)

 Bullion does not constitute either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Tax Code) in a distribution of shares qualifying for tax-deferred treatment under Section 355 of the Tax Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Tax Code) in conjunction with the purchase of the Bullion Shares.

(xix)

 None of the indebtedness of Bullion constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Tax Code) with respect to which any interest deductions may be disallowed under Section 279 of the Tax Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Tax Code; and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Tax Code.

	(xx)	Bullion has not engaged in any transaction that is subject to disclosure under present or former Treasury Regulation Sections 1.6011-4 or 1.6011-4T, as applicable.

(xxi)

There is no contract, agreement, plan or arrangement to which Bullion is a party as of the Closing Date, including but not limited to the provisions of this Agreement, covering any employee or former employee of Bullion that would reasonably be expected to give rise to a payment of any amount as a result of the Merger that would not be deductible pursuant to Sections 404 or 162(m) of the Tax Code.

(xxii)

 Bullion has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(u)

Books and Records. The corporate records and minute books of Bullion and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Bullion and its Subsidiaries as provided to Eurasian are complete and accurate in all material respects. The corporate minute books for Bullion and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Bullion and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices for companies of similar size and character to Bullion and such Subsidiary and in accordance with US GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by Bullion, accurately and fairly reflect the transactions and dispositions of assets of Bullion and its Subsidiaries; and (c) in the case of the Subsidiaries, during the period of time when owned by Bullion, accurately and fairly reflect the basis for Bullion’s consolidated financial statements.

(v)	Insurance.

(i)

Bullion has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Bullion nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by Bullion through the Closing Date. No written (or to the knowledge of Bullion other) notice of cancellation or termination has been received by Bullion or any Subsidiary with respect to any such policy.

(w)

Non-Arm’s Length Transactions. Except as disclosed in Schedule 4.1(q) or Schedule 4.1(w) of the Bullion Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Bullion or any of its Subsidiaries) between Bullion or any of its Subsidiaries on the one hand, and any (a) officer or director of Bullion or any of its Subsidiaries, (b) any holder of record or, to the knowledge of Bullion, beneficial owner of five percent or more of the voting securities of Bullion, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(x)	Benefit Plans.

(i)

Schedule 4.1(x)(i) of the Bullion Disclosure Letter contains a true and complete list of each plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees or directors, including those intended to provide pension, profit sharing, retirement, supplemental retirement, deferred compensation, equity incentive, or bonus or other incentive benefits (whether or not tax qualified and whether or not defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); disability, medical, dental, or other health insurance benefits, life insurance or other death benefit benefits (whether or not defined in Section 3(1) of ERISA); salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) (i) to which Bullion or any of its Subsidiaries is a party or by which it is bound, (ii) with respect to which Bullion or any of its Subsidiaries has made any payments or contributions or may otherwise have any Liability, whether direct or indirect, (including any such plan or other arrangement formerly maintained by Bullion or any of its Subsidiaries), (iii) that Bullion or any of its Subsidiaries has committed to implement, establish, adopt or contribute to in the future, (iv) for which Bullion or any of its Subsidiaries is or may be financially liable as a result of Bullion’s affiliation with any company or any company’s shareholders which together with Bullion or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Tax Code or Section 4001(b)(1) of ERISA (a “Bullion ERISA Affiliate”) (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is maintained by Bullion or any of its Subsidiaries for the benefit of its employees or former employees), or (v) for or with respect to which Bullion or any of its Subsidiaries is or may become liable under any common law successor doctrine, express successor liability provision of Law, labor or employment Law or agreement with a predecessor employer (“Bullion Benefit Plan”). No Bullion Benefit Plan includes any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither Bullion nor any of its affiliates has any present or potential Liability.

(ii)

With respect to each Bullion Benefit Plan, (i) such plan has been administered in compliance with its terms and applicable Law in all material respects, (ii) neither Bullion nor any Bullion ERISA Affiliate has engaged in, and Bullion and each Bullion ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Bullion or any Bullion ERISA Affiliate to any liability for a material breach of fiduciary duty under ERISA, (iii) no disputes are pending or, to the knowledge of Bullion or any Bullion ERISA Affiliate, threatened, other than ordinary claims for benefits, nor, to the knowledge of Bullion, is there any basis for such a proceeding, (iv) neither Bullion nor any Bullion ERISA Affiliate has engaged in, and neither Bullion nor any Bullion ERISA Affiliate has any knowledge of any Person that has engaged in, any transaction prohibited by Section 406 of ERISA or Section 4975 of the Tax Code, (v) all contributions due have been made on a timely basis, (vi) all required reports, notices and descriptions related to the Bullion Benefit Plan (including, but not limited to, those required by Bullion Benefit Plan provisions, ERISA and the Tax Code) have been distributed to participants or filed with the appropriate Governmental Authority, (vii) all contributions made under any Bullion Benefit Plan meet the requirements for deductibility under the Tax Code, (viii) Bullion is not liable (either directly or as a result of indemnification) for any excise Taxes, penalties, damages or equitable relief as a result of any violation under ERISA or any other applicable Law, and (ix) no audit or examination by a Governmental Authority is currently pending (nor has written notice been received regarding a potential audit or examination) and there are no pending submissions to a Governmental Authority.

(iii)

Any Bullion Benefit Plan, individual employment, severance or other compensatory agreement or arrangement with respect to which Bullion or any Bullion ERISA Affiliate has any current or future obligation that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Tax Code), complies in form with the requirements under Code Section 409A and the Treasury Regulations issued thereunder (without regard to the effective date of such regulations) so as not to result in the imposition of additional Tax or interest to a service provider. No Bullion Benefit Plan is a multiple employer plan (as defined in Section 413(c) of the Tax Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Tax Code, a plan that is intended to be qualified under Section 401(a), a welfare plan that is self funded, a plan that owns employer stock or a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Tax Code.

(iv)

Except as listed on Schedule 4.1(x)(iv) of the Bullion Disclosure Letter, no present or former employees or directors of Bullion or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Tax Code) or any similar benefits.

	(v)	Neither Bullion nor any Bullion ERISA Affiliate is or ever has been subject to the requirements of Section 4980B of the Tax Code or Section 406 of ERISA.

(vi)

No condition, agreement or Bullion Benefit Plan provision limits the right of Eurasian or Merger Sub to amend, cut back or terminate any Bullion Benefit Plan (except to the extent such limitation arises under ERISA). Each Bullion Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(vii)

The execution, delivery, and performance by Bullion of this Agreement or any Ancillary Agreement to which Bullion is or will be a party and the consummation of the Transactions will not constitute an event under any Bullion Benefit Plan that will (i) cause any Bullion Benefit Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or director of Bullion or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, benefit or award, (iii) modify or result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increases in benefits, awards or compensation with respect to any employee of Bullion, or (iv) cause any payments or benefits to any employee or director to be either subject to an excise Tax or non-deductible to Bullion under Sections 4999 and 280G of the Tax Code.

(y)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Bullion Material Adverse Effect:

	(i)	all facilities and operations of Bullion and its Subsidiaries have been conducted, and are now (and the facilities and operations of Old Bullion were), in compliance with all Environmental Laws;

(ii)

Bullion and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Bullion Property and Bullion Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)

no environmental, reclamation or closure obligation, demand, notice, work order or other Liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Bullion, its Subsidiaries or Old Bullion and, to the knowledge of Bullion, there is no basis for any such obligations, demands, notices, work orders or Liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)

neither Bullion nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)

to the knowledge of Bullion, there are no changes in the status, terms or conditions of any Environmental Permits held by Bullion or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Authorities of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Bullion or any of its Subsidiaries following the Closing Date;

(vi)

Bullion and its Subsidiaries have made available to Eurasian all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(vii)

to the knowledge of Bullion, none of Bullion, its Subsidiaries or Old Bullion are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Bullion Material Adverse Effect.

(z)

Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Bullion or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Bullion or any Subsidiary, any acquisition of property by Bullion or any Subsidiary or the conduct of business by Bullion or any Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Bullion Material Adverse Effect.

(aa)

Material Contracts. Schedule 4.1(aa) of the Bullion Disclosure Letter sets forth all Material Contracts of Bullion. Bullion and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. Neither Bullion nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Bullion have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Bullion Material Adverse Effect. Neither Bullion nor any Subsidiary of Bullion knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Bullion, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Bullion Material Adverse Effect. Prior to the date hereof, Bullion has made available to Eurasian true and complete copies of all of the Material Contracts of Bullion. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Bullion (or a Subsidiary thereof, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(bb)	Intellectual Property.

(i)

Bullion owns, free and clear of all security interests, or has the valid right to use all Intellectual Property used by it in its business as currently conducted and as proposed to be conducted. Except as disclosed in Schedule 4.1(bb) of the Bullion Disclosure Letter, no other Person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (v) below and licensees of the Intellectual Property of Bullion disclosed pursuant to paragraph (iv) below) has any rights to any of the Intellectual Property owned or used by Bullion, and, to Bullion’s knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property that Bullion owns.

(ii)

To Bullion’s knowledge: (x) none of the activities or business conducted by Bullion or its Subsidiaries constitutes a misappropriation of (or in the past constituted a misappropriation of) any Intellectual Property of any other Person; and (y) none of the activities or business conducted by Bullion or its Subsidiaries infringes or violates (or in the past infringed or violated) any Intellectual Property of any Person. To Bullion’s knowledge, none of the activities or business proposed to be conducted by Bullion or its Subsidiaries will infringe, violate, or constitute a misappropriation of, any Intellectual Property of any other Person. To Bullion’s knowledge, neither Bullion nor any of its Subsidiaries has received any complaint, claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property of any Person, and, to the knowledge of Bullion, there is no basis for any such complaint, claim or notice.

(iii)

Neither Bullion nor any of its Subsidiaries has received any written communication (excluding communications from national or regional patent offices) challenging the inventorship, validity, enforceability or ownership of any Intellectual Property, and to Bullion’s knowledge, there is no reasonable basis for such challenge. To Bullion’s knowledge, all Intellectual Property identified on Schedule 4.1(bb) of the Bullion Disclosure Letter is valid and enforceable. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies Intellectual Property owned by Bullion that was developed using any federal or university funding, resources or staff, and identifies Intellectual Property owned by Bullion to which any government entity or university has any rights.

(iv)

Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application that is owned, free and clear of all security interests, by Bullion. Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application identified on Schedule 4.1(bb) of the Bullion Disclosure Letter is owned exclusively by Bullion. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application that is exclusively licensed to Bullion. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each patent, patent application, copyright registration, copyright application, trademark registration, and trademark application, other than those identified in Schedules 4.1(bb) of the Bullion Disclosure Letter and hereto, in which Bullion has rights, along with a description of such rights. Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each license or other agreements pursuant to which Bullion has granted any option, license or other rights to any third party with respect to any Intellectual Property.

(v)

Schedule 4.1(bb) of the Bullion Disclosure Letter identifies each agreement with a third party pursuant to which Bullion obtains rights to Intellectual Property (other than software that is generally commercially available) that is owned by a party other than Bullion (“Third Party Agreements”). Bullion is in compliance, in all material respects, with all Third Party Agreements, each of which are valid and in full force and effect, and to Bullion’s knowledge, has not received any notice of breach or violation by Bullion of any terms of a Third Party Agreement, and to Bullion’s knowledge, there is no basis for any such notice. Bullion has met any milestone required to be met by Bullion in order for Bullion to maintain the full benefit of its rights under any Third Party Agreement (with respect to those milestones with a deadline at or before the date hereof). Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, other than license fees for software that is generally commercially available, Bullion is not obligated to pay any royalties or other compensation to any third party in respect of the ownership, use or license of any Intellectual Property.

(vi)

Bullion has taken reasonable precautions (x) to protect its rights in its Intellectual Property and (y) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, shareholders and employees of Bullion the result of which would be to materially compromise the rights of Bullion to apply for or enforce appropriate legal protection of any Intellectual Property of Bullion.

(vii)

Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, all of the Intellectual Property purported to be developed and owned by Bullion has been created by employees or independent contractors of Bullion who have executed agreements expressly assigning all right, title and interest in such Intellectual Property to Bullion. Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, no portion of the Intellectual Property was jointly developed with any third party. Except as set forth in Schedule 4.1(bb) of the Bullion Disclosure Letter, no Bullion employee or consultant is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, non- solicitation of employees, or non-competition agreement between such employee or consultant and a third party. Each former and current Bullion employee, and each former and current Bullion consultant, has executed written confidential information and invention assignment agreements containing appropriate confidentiality provisions, and invention assignment provisions assigning to Bullion all related Intellectual Property developed by them in the course of their employment or consultant relationship with Bullion.

(cc)

Brokers. None of Bullion, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(dd)

Takeover Matters. Bullion and Bullion’s Board of Directors have each taken all actions necessary to be taken such that no “rights plans” or “poison pill plans” or restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other anti-takeover Law of any state, or any applicable anti-takeover provision in the articles of incorporation or bylaws of Bullion, is, or at the Effective Time will be, applicable to Bullion, Eurasian, Merger Sub, the Bullion Shares, the Voting Agreements, this Agreement or the Merger.

(ee)

No Expropriation. No property or asset of Bullion or its Subsidiaries (including any Bullion Property or Bullion Mineral Rights) has been taken or expropriated by any Governmental Authorities nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Bullion, is there any intent or proposal to give any such notice or to commence any such proceeding.

(ff)

Corrupt Practices Legislation. Neither Bullion, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Bullion or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Bullion or any of its Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Bullion no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Bullion or any of its Subsidiaries or affiliates.

(gg)

Competition Act. The aggregate value of Bullion’s assets in Canada, as calculated in accordance with the Competition Act (Canada), does not exceed the applicable thresholds for notifiable transactions under Part IX of the Competition Act (Canada).

(hh)	Working Capital. As at the date of this Agreement, Bullion and its Subsidiaries have a positive Working Capital balance.

4.2 Survival of Bullion Representations and Warranties. The representations and warranties of Bullion contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

4.3 Eurasian Representations and Warranties. Except as disclosed in the Eurasian Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), Eurasian hereby represents and warrants to Bullion as follows, and acknowledges that Bullion is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Eurasian is duly continued and validly existing under the laws of the Province of British Columbia and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Merger Sub is duly incorporated and validly existing under the laws of the State of Utah and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Eurasian is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Eurasian Material Adverse Effect. True and complete copies of the organizational documents of each of Eurasian and Merger Sub have been delivered or made available to Bullion, and Eurasian has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Each of Eurasian and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of Eurasian and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Eurasian Board and the directors of Merger Sub, respectively, and no other corporate proceedings on the part of Eurasian or Merger Sub are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Eurasian and Merger Sub and constitutes a valid and binding obligation of each of Eurasian and Merger Sub, enforceable by Bullion against them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by each of Eurasian and Merger Sub of this Agreement and the performance by them of their respective obligations hereunder and the completion of the Merger will not violate, conflict with or result in a breach of any provision of the organizational documents of Eurasian or those of any of its Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Eurasian Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, license or permit to which Eurasian or any of its Subsidiaries is a party or by which Eurasian or any of its Subsidiaries is bound; or (ii) any Law to which Eurasian or any of its Subsidiaries is subject or by which Eurasian or any of its Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, license or permit, or result in the imposition of any Lien upon any of Eurasian’s assets or the assets of any of its Subsidiaries. Other than those listed on Schedule 4.3(c) to the Eurasian Disclosure Letter, no Authorization, consent or approval of, or filing with, any other Person is necessary on the part of Eurasian or Merger Sub for the consummation by Eurasian and Merger Sub of their respective obligations in connection with the Merger under this Agreement or for the completion of the Merger not to cause or result in any loss of any rights or assets or any interest therein held by Eurasian or Merger Sub or any of its Subsidiaries in any properties, except for: (i) the filing of the Articles of Merger with the State of Utah; (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, and such reports under applicable securities laws as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other consents of Governmental Authorities listed in Schedule 4.3(c) of the Eurasian Disclosure Letter; and (vi) such other consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Eurasian Material Adverse Effect.

(d)

Subsidiaries. Eurasian does not have Subsidiaries or any interests in any Person, other than those listed on Schedule 4.3(d) to the Eurasian Disclosure Letter. Each Subsidiary of Eurasian is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Eurasian Material Adverse Effect. Except as disclosed on Schedule 4.3(d) of the Eurasian Disclosure Letter, Eurasian beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries. All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, Liens, claims or encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares. Eurasian does not hold any equity or voting interest, or right to acquire an equity or voting interest, in any Person, other than its interests in the Subsidiaries listed on Schedule 4.3(d) to the Eurasian Disclosure Letter.

(e)	Compliance with Laws.

(i)

The operations of Eurasian and its Subsidiaries have been and are now conducted in compliance with all Laws that have been and are now applicable to the operations of Eurasian or of any of its Subsidiaries and none of Eurasian or any of its Subsidiaries has received any written notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect.

(ii)

None of Eurasian or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect.

(f)

Company Authorizations. Eurasian and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Eurasian or its Subsidiaries or otherwise in connection with the material business or operations of Eurasian or its Subsidiaries and such Authorizations are in full force and effect. Eurasian and its Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Eurasian, threatened regarding any of the Authorizations. None of Eurasian or any of its Subsidiaries has received any written notice of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Eurasian Material Adverse Effect and, to the knowledge of Eurasian, all such Authorizations continue to be effective in order for Eurasian and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. No Person other than Eurasian or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.

(i)

The authorized share capital of Eurasian consists of an unlimited number of Eurasian Shares. As at the date of this Agreement there are: (A) 52,236,004 Eurasian Shares validly issued and outstanding as fully-paid and non-assessable shares of Eurasian; (B) Eurasian Options providing for the issuance of 4,102,867 Eurasian Shares upon the exercise thereof; and (C) Eurasian Warrants providing for the issuance of 13,103,587 Eurasian Shares upon the exercise thereof. The material terms of the Eurasian Options and the Eurasian Warrants (including exercise price) are disclosed in Schedule 4.3(g) to the Eurasian Disclosure Letter. Except for the securities referred to in this Subsection 4.3(g)(i), there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Eurasian or any of its Subsidiaries to issue or sell any shares of Eurasian or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Eurasian or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Eurasian or any of its Subsidiaries based upon the book value, income or any other attribute of Eurasian or any of its Subsidiaries.

(ii)

The Eurasian Shares are listed on the TSX-V and the NYSE Amex LLC, and are not listed or quoted on any market, stock exchange, over-the-counter market or quotation system other than the TSX-V and the NYSE Amex LLC.

(iii)

There are no contractual obligations of Eurasian or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Eurasian Shares or any shares of any of its Subsidiaries. No Subsidiary of Eurasian owns any Eurasian Shares.

(iv)

No order ceasing or suspending trading in securities of Eurasian nor prohibiting the sale of such securities has been issued and is outstanding against Eurasian or its directors, officers or promoters.

(h)

Reports. Eurasian has timely filed with all applicable Governmental Authorities true and complete copies of the Eurasian Public Documents that Eurasian is required to file therewith. All forms, reports, schedules, statements and other documents filed by Eurasian under applicable securities Laws since March 31, 2010 (including any financial statements, schedules or exhibits included or incorporated by reference therein)at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable securities Laws. None of Eurasian’s Subsidiaries is required to file or furnish any forms, reports or other documents under the applicable securities laws of any Governmental Authorities. Eurasian has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self regulatory authority which at the date hereof remains confidential.

(i)

Financial Statements. The audited consolidated financial statements for Eurasian as at and for the fiscal year ended on March 31, 2011, including the notes thereto and the report by Eurasian’s auditors thereon, has been, and all financial statements of Eurasian which are publicly disseminated by Eurasian in respect of any subsequent periods prior to the Closing Date will be, prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, Liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Eurasian and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

(j)	Internal Controls and Disclosure Controls.

(i)

Eurasian maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Eurasian and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP, and that receipts and expenditures of Eurasian and its Subsidiaries are being made only with Authorizations of management and directors of Eurasian and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Eurasian or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Eurasian, prior to the date of this Agreement: (x) there are no significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of Eurasian that are reasonably likely to adversely affect the ability of Eurasian to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Eurasian.

(ii)

The management of Eurasian has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Eurasian in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Authorities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Authorities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Eurasian in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Authorities is accumulated and communicated to Eurasian’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(k)

Undisclosed Liabilities. Except as disclosed in Schedule 4.3(k) of the Eurasian Disclosure Letter, neither Eurasian nor any of its Subsidiaries has any Liabilities, except for: (a) Liabilities that are specifically presented on the audited balance sheet of Eurasian as of March 31, 2011 or disclosed in the notes thereto; or (b) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011, that are not and would not, individually or in the aggregate with all other Liabilities of Eurasian and its Subsidiaries (other than those disclosed on such balance sheet and/or in the notes to the Eurasian financial statements), reasonably be expected to have a Eurasian Material Adverse Effect, or have a Eurasian Material Adverse Effect, or, as a consequence of the consummation of the Merger, have a Eurasian Material Adverse Effect. Without limiting the foregoing, such balance sheet reflects reasonable reserves in accordance with Canadian GAAP for contingent Liabilities relating to pending litigation and other contingent obligations of Eurasian and its Subsidiaries except as disclosed in the Eurasian Disclosure Letter.

(l)	Interest in Properties and Mineral Rights.

(i)

All of Eurasian’s and its Subsidiaries’ real properties (collectively, and where material, the “Eurasian Property”) and all of Eurasian’s and its Subsidiaries’ mineral interests and rights (including any material claims, concessions, exploration licenses, exploitation licenses, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, and where material, the “Eurasian Mineral Rights”), are set out in Schedule 4.3(l)(i) of the Eurasian Disclosure Letter. Other than the Eurasian Property and the Eurasian Mineral Rights set out in Schedule 4.3(l)(i) of the Eurasian Disclosure Letter, neither Eurasian nor its Subsidiaries, owns or has any interest in any real property or any mineral interests and rights.

(ii)

Except as disclosed on Schedule 4.3(l)(ii) of the Eurasian Disclosure Letter, Eurasian or a Subsidiary of Eurasian is the sole legal and beneficial owner of all right, title and interest in and to the Eurasian Property and the Eurasian Mineral Rights, free and clear of any Liens.

(iii)	All of the Eurasian Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)

The Eurasian Property and the Eurasian Mineral Rights are in good standing under applicable Law and, to the knowledge of Eurasian, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v)	There is no adverse claim against or challenge to the title to or ownership of the Eurasian Property or any of the Eurasian Mineral Rights.

(vi)	Eurasian or a Subsidiary of Eurasian has the exclusive right to deal with the Eurasian Property and all of the Eurasian Mineral Rights.

(vii)

Except as disclosed in Schedule 4.3(l)(vii) of the Eurasian Disclosure Letter, no Person other than Eurasian and its Subsidiaries has any interest in the Eurasian Property or any of the Eurasian Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)

Except as disclosed in Schedule 4.3(l)(viii) of the Eurasian Disclosure Letter, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Eurasian’s or a Subsidiary’s interest in the Eurasian Property or any of the Eurasian Mineral Rights.

(ix)

There are no material restrictions on the ability of Eurasian and its Subsidiaries to use, transfer or exploit the Eurasian Property or any of the Eurasian Mineral Rights, except pursuant to the applicable Law.

(x)

Neither Eurasian nor any of its Subsidiaries has received any written notice from any Governmental Authorities of any revocation or intention to revoke any interest of Eurasian or a Subsidiary in any of the Eurasian Property or any of the Eurasian Mineral Rights.

(xi)

Eurasian and its Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licenses operations from landowners or Governmental Authorities permitting the use of land by Eurasian and its Subsidiaries, and mineral interests that are required to exploit the development potential of the Eurasian Property and the Eurasian Mineral Rights as contemplated in Eurasian Public Documents filed on or before the date hereof and no third party or group holds any such rights that would be required by Eurasian to develop the Eurasian Property or any of the Eurasian Mineral Rights as contemplated in Eurasian Public Documents filed on or before the date hereof.

(xii)

All mines located in or on the Eurasian Property or any of its Subsidiaries, or properties pooled or unitized therewith, which have been abandoned by Eurasian or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Eurasian as of the date hereof have been accurately set forth in Eurasian Public Documents without omission of information necessary to make the disclosure not misleading

(m)

Absence of Certain Changes or Events. Except as (x) disclosed in the Eurasian Public Documents filed and publicly available prior to the date of this Agreement, (y) set forth in Schedule 4.3(m) of the Eurasian Disclosure Schedule or (z) contemplated by this Agreement, since March 31, 2011:

	(i)	Eurasian and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

	(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Eurasian Material Adverse Effect has been incurred;

	(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Eurasian Material Adverse Effect;

	(iv)	except as required by Canadian GAAP, there has not been any change in the accounting practices used by Eurasian and its Subsidiaries;

(v)

except as disclosed in Schedule 4.3(m)(v) of the Eurasian Disclosure Letter and except for ordinary course adjustments to officers, directors, employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Eurasian or its Subsidiaries;

(vi)

there has not been any redemption, repurchase or other acquisition of Eurasian Shares by Eurasian, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Eurasian Shares;

(vii)

there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

	(viii)	there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(ix)

except as disclosed in Schedule 4.3(m)(ix) of the Eurasian Disclosure Letter there has not been any satisfaction or settlement of any claims or Liabilities that were not reflected in Eurasian’s audited financial statements, other than the settlement of claims or Liabilities incurred in the ordinary course of business consistent with past practice.

(n)

Litigation. Except as disclosed in Schedule 4.3(n) of the Eurasian Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of Eurasian, threatened against or relating to Eurasian or any of its Subsidiaries, the business of Eurasian or any of its Subsidiaries or affecting any of their properties, assets, before or by any Governmental Authorities which, if adversely determined, would have, or would reasonably be expected to have, a Eurasian Material Adverse Effect or prevent or materially delay the consummation of the Merger. Neither Eurasian nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Eurasian Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(o)	Taxes.

(i)

Each of Eurasian and the Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Authorities, such Tax Returns were complete and correct in all material respects and Eurasian and each of its Subsidiaries has paid all Taxes, including installments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Authorities and Eurasian has provided adequate accruals in accordance with Canadian GAAP in the most recently published financial statements of Eurasian for any Taxes of Eurasian and each of the Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(ii)

Each of Eurasian and the Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Authorities such Taxes or other amounts required by Law to be remitted by it.

(iii)

Except as disclosed as Schedule 4.3(o)(iii) of the Eurasian Disclosure Letter, there are no proceedings, investigations, audits or claims now pending or threatened against Eurasian or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authorities relating to Taxes.

(iv)

There are no Liens for Taxes upon any properties or assets of Eurasian or any of its Subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Eurasian’s audited financial statements).

(p)

Books and Records. The corporate records and minute books of Eurasian and its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of Eurasian and its Subsidiaries as provided to Bullion are complete and accurate in all material respects. The corporate minute books for Eurasian and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Eurasian and its Subsidiaries in all material respects: (a) have been maintained in accordance with good business practices and in accordance with Canadian GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of its Subsidiaries, during the period of time when owned by Eurasian, accurately and fairly reflect the transactions and dispositions of assets of Eurasian and its Subsidiaries; and (c) in the case of the Subsidiaries, during the period of time when owned by Eurasian, accurately and fairly reflect the basis for Eurasian’s consolidated financial statements.

(q)	Insurance.

(i)

Eurasian has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither Eurasian nor any of its Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by Eurasian through the Closing Date. No written (or to the knowledge of Eurasian other) notice of cancellation or termination has been received by Eurasian or any Subsidiary with respect to any such policy.

(r)

Non-Arm’s Length Transactions. Except as disclosed in Schedule 4.3(r) of the Eurasian Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Eurasian or any of its Subsidiaries) between Eurasian or any of its Subsidiaries on the one hand, and any (a) officer or director of Eurasian or any of its Subsidiaries, (b) any holder of record or, to the knowledge of Eurasian, beneficial owner of five percent or more of the voting securities of Eurasian, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(s)	Environmental. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Eurasian Material Adverse Effect:

(i) all facilities and operations of Eurasian and its Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)

Eurasian and its Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Eurasian Property and Eurasian Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)

no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Eurasian and its Subsidiaries and, to the knowledge of Eurasian, there is no basis for any such obligations, demands, notices, work orders or Liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)

neither Eurasian nor any of its Subsidiaries is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)

to the knowledge of Eurasian, there are no changes in the status, terms or conditions of any Environmental Permits held by Eurasian or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Authorities of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Eurasian or any of its Subsidiaries following the Closing Date;

(vi)

Eurasian and its Subsidiaries have made available to Bullion all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(vii)

to the knowledge of Eurasian, Eurasian and its Subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Eurasian Material Adverse Effect.

(t)

Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Eurasian or any Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Eurasian or any Subsidiary, any acquisition of property by Eurasian or any Subsidiary or the conduct of business by Eurasian or any Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Eurasian Material Adverse Effect.

(u)

Material Contracts. Schedule 4.3(u) of the Eurasian Disclosure Letter sets forth all Material Contracts of Eurasian. Eurasian and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. Neither Eurasian nor any of its Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does Eurasian have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Eurasian Material Adverse Effect. Neither Eurasian nor any Subsidiary of Eurasian knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Eurasian, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Eurasian Material Adverse Effect. Prior to the date hereof, Eurasian has made available to Bullion true and complete copies of all of the Material Contracts of Eurasian. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Eurasian (or a Subsidiary thereof, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(v)	Reporting Issuer Status. As of the date hereof, Eurasian is a reporting issuer not in default under the securities Laws of the Provinces of British Columbia and Alberta.

(w)

Corrupt Practices Legislation. Neither Eurasian, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Eurasian or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Eurasian or any of its Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Eurasian no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Eurasian or any of its Subsidiaries or affiliates.

(x)

Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Eurasian and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4 Survival of Eurasian Representations and Warranties. The representations and warranties of Eurasian contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1 Access to Information. Subject to applicable Laws and the Confidentiality Agreement, each of Bullion and Eurasian hereby agree to continue allowing the other party and its agents and advisors, during the period from the date hereof until the earlier of the Effective Time and the date, if any, on which this agreement is terminated pursuant to the terms hereof, all reasonable access to their (and their respective Subsidiaries’) respective files, books, records, properties, assets, operations, personnel and offices and will provide the other party with any and all information reasonably requested relating to taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition, results of operations, business and prospects (including forecasts and projections) and will cause its accountants, agents and other advisers to cooperate with the other party and its agents in making all such information available.

5.2 Approvals. Bullion and Eurasian covenant and agree to use commercial best efforts to obtain as soon as practicable the required approvals of all applicable stock exchanges and all other regulatory and shareholder approvals.

5.3 Proxy Statement; Registration Statement.

(a)

As promptly as practicable after the execution of this Agreement, (i) Bullion shall prepare and file with the SEC the proxy statement to be sent to the shareholders of Bullion relating to the meeting of Bullion’s shareholders (the “Shareholders’ Meeting”) to be held to consider approval and adoption of this Agreement, the Merger, or any information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and (ii) Eurasian shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a proxy statement/prospectus, in connection with the registration under the Securities Act of the Eurasian Shares to be issued to the shareholders of Bullion pursuant to the Merger. Each of Bullion and Eurasian shall cooperate with each other and promptly respond to any comments from the SEC or the staff of the SEC on the Proxy Statement or the Registration Statement. Eurasian and Bullion each shall use their reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Merger, and, prior to the effectiveness of the Registration Statement, Eurasian shall take all or any action required under any applicable U.S. federal or state securities Laws or Canadian provincial or territorial securities Laws in connection with the issuance of Eurasian Shares pursuant to the Merger and in connection with the preparation, filing and mailing of the Proxy Statement and any documents ancillary thereto. Each of Eurasian and Bullion shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have been declared effective, Bullion shall use its reasonable best efforts to mail the Proxy Statement to its shareholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements of the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between it, on the one hand, and the SEC or the staff of the SEC on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger.

(b)

Bullion shall use its reasonable best efforts to cause to be delivered a letter from its independent auditors, dated (i) the date that is two (2) business days prior to the effectiveness of the Registration Statement and (ii) the Closing Date, and addressed to Eurasian and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c)

Except as provided in Section 5.7, Bullion covenants that none of the Bullion Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Eurasian or Merger Sub, the approval or recommendation by Bullion Board or any committee thereof of this Agreement, the Merger or any other transaction contemplated hereby and the Proxy Statement shall include the recommendation of Bullion Board to the shareholders of Bullion in favor of approval and adoption of this Agreement and approval of the Merger. If and only if the Bullion Board is permitted to and in fact elects to recommend a Superior Proposal in accordance with Section 5.7, then the Bullion Board shall include in the Proxy Statement, or in an amendment thereto, no recommendation regarding the approval of this Agreement and the Merger and the Bullion Board shall include in the Proxy Statement, or in an amendment thereto, the basis for its determination to not recommend this Agreement and the Merger.

(d)

No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Eurasian or Bullion without (i) providing the other party and its counsel a reasonable opportunity to review and comment thereon and (ii) the approval of the other party (such approval not to be unreasonably withheld or delayed). Eurasian and Bullion each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Eurasian Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or any other Governmental Authority for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or any other Governmental Authority for additional information.

(e)

Eurasian represents and warrants to Bullion that the information supplied by Eurasian for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Bullion, (iii) the time of the Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Eurasian or Merger Sub, or their respective officers or directors, should be discovered by Eurasian which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Eurasian shall promptly inform Bullion and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Bullion. Eurasian represents and warrants to Bullion that all documents that Eurasian is responsible for filing with the SEC or any other Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws.

(f)

Bullion represents and warrants to Eurasian that the information supplied by Bullion for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Bullion, (iii) the time of the Shareholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Bullion or any of its Subsidiaries, or their respective officers or directors, should be discovered by Bullion which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Bullion shall promptly inform Eurasian and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Bullion. Bullion represents and warrants to Eurasian that all documents that Bullion is responsible for filing with the SEC or any other Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws.

5.4 Shareholders’ Meeting. Bullion shall duly call and hold the Shareholders’ Meeting as promptly as practicable following the date hereof for the purpose of voting upon the approval and adoption of this Agreement and the Merger. Bullion shall use its reasonable best efforts to hold the Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement is declared effective. Subject to Section 5.7 hereof, Bullion shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

5.5 Interim Covenants. Each of Bullion and Eurasian covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) as required by applicable Law or by any Governmental Authority having jurisdiction; (ii) with respect to matters qualified by the correspondingly numbered section of the Bullion Disclosure Letter or the Eurasian Disclosure Letter, as applicable; (iii) as shall otherwise be agreed to in writing by the parties hereto; or (iv) as otherwise expressly contemplated or permitted by this Agreement, it will, and will cause each of its Subsidiaries to:

(a)	operate its business in the ordinary course consistent with past practice;

(b)	comply with all requirements which applicable Law may impose on it or its Subsidiaries with respect to the Merger;

(c)

promptly advise the other party (i) of any event that would render any representation or warranty given by it (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the date of the closing of the Merger, untrue or inaccurate in any material respect, (ii) of any material adverse change in respect of its business, affairs, operations and financial condition, and (iii) of any material breach by it of any covenant or agreement contained in this Agreement;

(d)

use reasonable best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it or its Subsidiaries to consummate the transactions contemplated hereby;

(e)

cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)	incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice or with the prior written consent of the other party;

(g)

not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible securities) or reach any agreement or understanding with any other party to issue any securities of it or its Subsidiaries without the prior written consent of the other party;

(h)	not amend its organizational documents or amend the organizational documents of any Subsidiary (except to the extent required to complete the Merger);

(i)

not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(j)

not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

(k)	not incur or become liable upon any indebtedness or become liable in respect of the obligation of any other person;

(l)	not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

(m)

not (i) satisfy or settle any claims or Liabilities prior to the same being due, except such as have been reserved against in its financial statements, (ii) grant any waiver, exercise any option or relinquish any contractual rights, or (iii) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(n)	not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to shareholders;

(o)

not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

(p)

not make any changes to existing accounting or material business practices except as required by applicable Law or required by generally accepted accounting principles or make any Tax election inconsistent with past practice; and

(q)	cooperate and assist the other party in such other ways to the extent practicable to implement the Merger on the terms set forth herein and in this Agreement.

5.6 Working Capital.

(a)

Bullion covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as necessary to comply with the terms of this Agreement, it shall manage the Working Capital in a fashion consistent with past practice, including by paying outstanding obligations, accounts and other indebtedness as they come due in a fashion consistent with past practice, and in any event, Bullion shall not make expenditures or incur indebtedness or liabilities in any calendar month in an aggregate amount greater than $350,000 without the prior written consent of Eurasian.

(b)

On or before the 5th day of each calendar month between the date of this Agreement and the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, Bullion shall prepare and deliver to Eurasian a statement setting forth the estimated Working Capital as of the last day of the immediately preceding calendar month, which statement shall include a reasonably detailed summary of the calculations and reasonable assumptions made to arrive at such amounts. Bullion shall provide to Eurasian any information and back-up materials reasonably requested by Eurasian with respect thereto. Such statement shall be prepared by Bullion in good faith on a basis consistent with the financial statements of Bullion.

(c)

On or before the 10th day prior to the Closing Date, Bullion shall prepare and deliver to Eurasian a statement setting forth the estimated Working Capital balance as at the Closing Date, which statement will include a list of all expenditures made for the current calendar month and all anticipated expenditures up until the Closing Date and which statement will also include a reasonably detailed summary of any other calculations and reasonable assumptions made to arrive at such amounts. Bullion shall provide to Eurasian any information and back-up materials reasonably requested by Eurasian with respect thereto. Such statement shall be prepared by Bullion in good faith on a basis consistent with the financial statements of Bullion.

5.7 No Solicitation. Until this Agreement is terminated in accordance with its terms, Bullion and its affiliates will shut down any existing data rooms established to solicit offers for Bullion and will not solicit offers or any other expression of interest intended to result in a merger or acquisition of Bullion’s assets, and after the date hereof will not directly or indirectly through any officer, director, employee, representative, counsel, advisor or agent of Bullion or its affiliates, as the case may be, take any action to solicit, assist or encourage inquiries, submissions, proposals or offers from any person or entity other than the other party to this Agreement (a “Third Party”) relating to, and will not initiate, continue or otherwise participate in any discussions or negotiations with a Third Party regarding, or furnish to any Third Party any information with respect to, enter into any form of agreement, arrangement or understanding with any Third Party with respect to, or otherwise co-operate in any way with or assist to participate in, or facilitate or encourage any efforts or attempt by, any Third Party with respect to:

(a)	the direct or indirect acquisition or disposition of all or any of Bullion’s securities;

(b)

any amalgamation, merger, sale of all or any part of its assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving Bullion and all or any material part of its assets; or

(c)	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of (a), (b) or (c) being a “Competing Transaction”), provided, however that Bullion shall not be prohibited from considering, discussing, negotiating or providing any information (including access to its management) to a Third Party in respect of a bona fide unsolicited proposal to the Bullion Board or the Bullion shareholders, that the Bullion Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment upon the receipt of advice of independent legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Bullion and its shareholders under applicable Law, (iii) provided written notice to Eurasian of its intent to furnish information or enter into discussions with such person at least five (5) Business Days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no more favorable than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting it from satisfying its obligations under this Agreement). Bullion shall promptly notify Eurasian (within no more than 48 hours) of the communication or receipt of any information relating to any Competing Transaction, any request for information that could reasonably be expected to be related to a Competing Transaction or any request for discussions or negotiations that could reasonably be expected to be related to a Competing Transaction, indicating, in connection with such notice, the identity of the person making such proposal or request and the material terms and conditions thereof. Bullion shall keep Eurasian reasonably informed on a current basis (within no more than 48 hours) of any material developments in the status and terms of such proposal or request (including whether such Competing Transaction proposal has been withdrawn or rejected and any material change to the terms thereof) and shall concurrently provide Eurasian with copies of any material written information or materials that it provides to the person making the request therefor that have not previously been provided to Eurasian.

Except as set forth in this Section 5.7, the Bullion Board (or any committee thereof) shall not approve or recommend, or cause or permit Bullion to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Bullion Board determines, in its good faith judgment prior to receipt of approval of the Merger from its shareholders and after receipt of legal advice of independent legal counsel, that it is required to do so to comply with its fiduciary obligations under applicable Law, the Bullion Board may recommend a Superior Proposal, but only (i) after providing written notice to the Eurasian Board (a “Notice of Superior Proposal”) advising it that the Bullion Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Bullion Board intends to approve or recommend, or cause or permit Bullion to enter into any letter of intent, agreement or obligation with respect to the Superior Proposal and the manner in which it intends (or may intend) to do so, and (ii) if Eurasian does not, within five (5) Business Days of its receipt of the Notice of Superior Proposal, make an offer that the Bullion Board determines, in its good faith judgment (after having received the advice of a financial advisor) to be at least as favorable to its shareholders as such Superior Proposal. During the period from Eurasian’s receipt of the Notice of Superior Proposal until the end of such five (5) Business Day period, Bullion shall, if requested by Eurasian, negotiate in good faith with Eurasian to revise this Agreement so that the Competing Transaction that constituted a Superior Proposal no longer constitutes a Superior Proposal. Any disclosure that the Bullion Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act or to comply with any other applicable Law, will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Bullion Board in violation of this Section 5.7. Except as permitted in this Section 5.7, Bullion shall not submit to the vote of its shareholders any Competing Transaction, or propose to do so.

A “Superior Proposal” means an unsolicited written bona fide offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Bullion pursuant to which the shareholders of Bullion immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any Person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Bullion), directly or indirectly, of ownership of a majority of the then outstanding Bullion Shares, in each case on terms (including conditions to consummation of the contemplated transaction) that the Bullion Board determines, in its good faith judgment (after having received the advice of independent legal counsel and a financial advisor), to be (A) more favorable to the shareholders of Bullion than the Merger (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by Eurasian in response to such offer or otherwise), and (B) reasonably capable of being completed taking into account all legal, regulatory and other aspects of such and for which financing, to the extent required, is then committed.

Bullion shall not release any third party from or waive any provision of any confidentiality or standstill agreement to which it is a party.

5.8 Eurasian Board. Eurasian shall take all such action as may be necessary (i) to cause the number of directors comprising the Eurasian Board as of the Effective Time to be increased to seven, (ii) to cause James A. Morris (or, if he is unwilling or unable to serve as a member of the Eurasian Board for any reason, such other individual as Bullion and Eurasian may agree) to be appointed to the Eurasian Board as of the Effective Time, to serve until the next annual election of directors of Eurasian, and (ii) immediately following the Effective Time to cause R. Don Morris to be appointed to the Advisory Board of Eurasian. In connection with such next annual election of directors of Eurasian, Eurasian shall take all such action as may be necessary to include James A. Morris (or, if he is unwilling or unable to serve as a member of the Eurasian Board for any reason, such other individual as Bullion and Eurasian may agree) as a nominee for the Eurasian Board recommended by the Eurasian Board for election by Eurasian’s shareholders.

5.9 Listing. Eurasian shall promptly prepare and submit to the TSX-V or such other stock exchange or exchanges upon which Eurasian Shares are then listed (the “Applicable Exchanges”) an application covering the Eurasian Shares to be issued in connection with the Merger and pursuant to the Substitute Warrants, and shall use its reasonable efforts to obtain, prior to the Effective Time, conditional approval of the Applicable Exchanges for the listings of such Eurasian Shares, subject to the customary post-closing deliveries to the Applicable Exchanges, and Bullion shall cooperate with Eurasian with respect to such listing.

5.10 Employee Matters.

(a)

All obligations of Bullion to officers or employees of Bullion or its Subsidiaries as of the Closing Date shall have been paid by Bullion or its Subsidiaries at or prior to the Effective Time. Except for Phillip Manning, Rob Morris and any other officers and employees of Bullion or its Subsidiaries designated in writing by Eurasian to Bullion, effective immediately following the Effective Time, Bullion shall terminate, or cause to resign, all United States-based officers and employees of Bullion and each of its Subsidiaries and, following payment immediately after the Effective Time of any severance obligations specifically disclosed in the Bullion Disclosure Letter to such Persons and, except (i) as contemplated in Section 5.10(b), (ii) in the case of Bullion’s officers, for the obligations set forth in Section 5.11 and (iii) the obligation to offer COBRA continuation coverage in accordance with applicable Law, neither the Surviving Corporation nor Eurasian shall have any Liability to any such Persons at or after the Effective Time.

(b)

Bullion shall cause to be delivered to Eurasian (i) duly executed and legally binding resignations of each the directors and officers of Bullion as Eurasian may designate by notice in writing to Bullion, and (ii) corresponding releases from each such resigning director and officer in respect of all claims arising from any cause, matter or thing arising at or prior to the Effective Time (except for any claims for indemnification pursuant to Section 5.11), including in respect of losses, damages, expenses, liabilities, remuneration, benefits or other monetary obligations owing or accruing to such director or officer by any of Bullion or its Subsidiaries, each in form and substance satisfactory to Eurasian, acting reasonably, and effective on the Closing Date.

5.11 Directors and Officers Insurance; Indemnification. From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will maintain in effect, for the benefit of the officers and directors of Bullion with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Bullion as of the date of this Agreement in the form disclosed by Bullion to Eurasian prior to the date of this Agreement; provided, however, that the Surviving Corporation may substitute for such existing policy a policy or policies of comparable coverage; provided, further, that if the aggregate amount paid for such insurance at any time during such period shall exceed $15,000 per year, then the Surviving Corporation shall provide only such coverage as may be obtained for an aggregate amount equal to $15,000 per year. For six years after the Effective Time, the Surviving Corporation shall honor all rights to indemnification and exculpation existing in favor of a director or officer of Bullion and its Subsidiaries under Bullion’s articles of incorporation and by-laws as in effect on the date of this Agreement.

5.12 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Bullion, Eurasian, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then Bullion, Eurasian, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.13 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Tax Code, and this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368 -2(g). Each party hereto agrees to treat the Merger as a reorganization with the meaning of Section 368(a) of the Tax Code for all U.S. federal income tax purposes, and to not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with such treatment, unless otherwise required by applicable law. Notwithstanding any provision of this Agreement, none of Eurasian, Merger Sub or Bullion makes any representation, warranty or covenant to any other party or to any holder of Bullion Shares, any holder of Eurasian Shares or other holder of Bullion securities or Eurasian securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the Tax treatment of the Merger, including, but not limited to, whether the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Tax Code or as a tax-deferred transaction for purposes of any United States state or local income tax law.

5.14 Section 16 Matters. Prior to the Effective Time, Bullion shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Bullion Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of Bullion who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Bullion.

5.15 FIRPTA. Immediately prior to the Closing Date, Bullion shall ensure that the Bullion Shares are regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897 -9T(d).

5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Bullion or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Bullion or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Bullion acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable Laws with respect to the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Bullion or Eurasian or their respective Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE 6
CONDITIONS

6.1 Mutual Conditions Precedent. The obligations of the parties to complete the Merger are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the parties:

(a)	the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of Bullion in accordance with the Utah Act and Bullion’s organizational documents;

(b)

if required by an Applicable Exchange or if required under applicable Law, the transactions contemplated under this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of Eurasian in accordance with the BC Act and Eurasian’s organizational documents;

(c)

the Eurasian Shares to be issued in connection with the Merger (including, for greater certainty, the Eurasian Shares issuable upon exercise of the Substitute Warrants) shall have been authorized for listing on the Applicable Exchange(s);

(d)

the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

(e)	receipt of all other required consents and approvals to the Merger; and

(f)

no provision of any applicable Law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such Law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a Bullion Material Adverse Effect or a Eurasian Material Adverse Effect.

6.2 Additional Conditions Precedent to the Obligations of Bullion. The obligation of Bullion to complete the Merger is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Bullion and may be waived by Bullion):

(a)	the Eurasian Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Eurasian and its Subsidiaries to permit the completion of the Merger;

(b)

the representations and warranties of Eurasian in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Eurasian set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of such date, and Eurasian shall have provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the Closing Date;

(c)

Eurasian shall have complied with and duly performed in all material respects its covenants in this Agreement, and Eurasian shall have provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the Closing; and

(d)

there shall have been no adverse material change in the business and affairs of Eurasian, or any event, occurrence or development since the date hereof which would materially and adversely affect the ability of Eurasian to complete the Merger, and Eurasian shall have provided to Bullion a certificate of a senior officer of Eurasian certifying the same as of the Closing Date.

6.3 Additional Conditions Precedent to the Obligations of Eurasian. The obligations of Eurasian and Merger Sub to complete the Merger is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Eurasian and may be waived by Eurasian):

(a)	no more than 5% of the Bullion Shares shall be Dissenting Shares;

(b)	the Bullion Board shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Bullion and its Subsidiaries to permit the completion of the Merger;

(c)

the representations and warranties of Bullion in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Bullion set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement), and Bullion shall have provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the Closing Date;

(d)

Bullion shall have complied with and duly performed in all material respects its covenants in this Agreement, and Bullion shall have provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the Closing; and

(e)

there shall have been no adverse material change in the business and affairs of Bullion, or any event, occurrence or development since the date hereof which would materially and adversely affect the ability of Bullion to complete the Merger, and Bullion shall have provided to Eurasian a certificate of a senior officer of Bullion certifying the same as of the Closing Date.

6.4 Satisfaction of Conditions. The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated:

(a)	by the mutual written consent of Bullion and Eurasian (without the need for any action on the part of their respective shareholders);

(b)

by Eurasian upon written notice to Bullion if: (i) the Bullion Board shall have failed to recommend or has withdrawn or modified or changed in a manner adverse to Eurasian its approval or recommendation of the Merger, (ii) the Bullion Board shall have approved or recommended a Superior Proposal, or (iii) the Merger is not submitted for the approval of Bullion shareholders by May 31, 2012;

(c)	by Bullion upon written notice to Eurasian in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 5.7;

(d)

by Eurasian or Bullion if the Bullion shareholders shall not have approved the Merger by the requisite vote at the Shareholders’ Meeting (as such Shareholders’ Meeting may be adjourned or postponed from time to time);

(e)	upon notice by one party to the other:

(i)

if the Merger has not been completed by July 31, 2012 (the “Outside Date”), except that the right to terminate this Agreement under this Section 7.1(e)(i) shall not be available to any party whose failure to fulfill any of its obligations has been a significant cause of, or resulted in, the failure of the Merger to be completed by such date; or

(ii)

if there shall be passed any Law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining Bullion or Eurasian from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal;

(f)

by Bullion if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Eurasian set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.1 or 6.2 not to be satisfied; provided that Bullion’s failure to fulfill any of its obligations or breach any of its representations or warranties under this Agreement has not been the primary cause of such condition not to be satisfied; and

(g)

by Eurasian if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bullion set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.1 or 6.3 not to be satisfied; provided that Eurasian’s failure to fulfill any of its obligations or breach any of its representations or warranties under this Agreement has not been the primary cause of such condition not to be satisfied.

7.2 Bullion Termination Fee. In the event:

(a)	Eurasian shall terminate this Agreement pursuant to Section 7.1(b);

(b)	Bullion shall terminate this Agreement pursuant to Section 7.1(c);

(c)

either party shall terminate this Agreement pursuant to Section 7.1(d) and (i) a bona fide unsolicited proposal for a Competing Transaction has been made by any Person other than Eurasian prior to the Shareholders’ Meeting and not withdrawn and (ii) either (x) a Competing Transaction is consummated, after the date hereof and prior to the expiration of nine months following the termination of this Agreement or (y) Bullion enters into a definitive agreement with respect to a Competing Transaction after the date hereof and prior to the expiration of nine months following the termination of this Agreement, and thereafter consummates such transaction; or

(d)

Bullion fails to complete the Merger by the Outside Date, provided that (i) Eurasian has complied with all of its obligations under this Agreement, and (ii) all conditions precedent contained in Sections 6.1 and 6.2 have been satisfied or waived by Bullion (provided further that the failure of Bullion to fulfill any of its obligations under this Agreement is not the primary cause of any such condition not being satisfied), then in any such case Bullion shall pay to Eurasian a fee of $4,000,000 (the “Bullion Break Fee”), as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Bullion by Eurasian. It is agreed by the parties that the Bullion Break Fee represents liquidated damages and a pre-estimate of the damages Eurasian will suffer or incur as a result of the event giving rise to such damages and the non-completion of the transaction contemplated herein.

7.3 Eurasian Termination Fee. In the event Eurasian fails to complete the Merger by the Outside Date, provided that (i) Bullion has complied with all of its obligations under this Agreement, and (ii) all conditions precedent contained in Sections 6.1 and 6.3 have been satisfied or waived by Eurasian (provided further that the failure of Eurasian to fulfill any of its obligations under this Agreement is not the primary cause of any such condition not being satisfied), then Eurasian shall pay to Bullion a fee of $1,000,000 (the “Eurasian Break Fee”), as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Eurasian by Bullion. It is agreed by the parties that the Eurasian Break Fee represents liquidated damages and a pre-estimate of the damages Bullion will suffer or incur as a result of the event giving rise to such damages and the non-completion of the transaction contemplated herein.

7.4 Expenses.

(a)	Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs or expenses.

(b)

In the event that the Merger is not completed due to the condition in Section 6.1(a) not having been satisfied (and provided that the Bullion Break Fee is not payable pursuant to Section 7.2 and is not paid), then Bullion shall pay or cause to be paid to Eurasian all out- of-pocket fees and expenses of Eurasian (the “Eurasian Expense Reimbursement Payment”), up to a maximum of $500,000, which were incurred in connection with this Agreement and the Merger. Eurasian shall deliver to Bullion a written notice setting out the total amount of the Eurasian Expense Reimbursement Payment and a breakdown thereof showing the sources of such fees and expenses, and the Eurasian Expense Reimbursement Payment shall be paid as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Bullion by Eurasian.

(c)

In the event that the Merger is not completed due to the condition in Section 6.1(d) not having been satisfied (and provided that the primary reason for such condition not being satisfied is not caused by or related to Bullion and provided further that the Eurasian Break Fee is not payable pursuant to Section 7.3 and is not paid), then Eurasian shall pay or cause to be paid to Bullion all out-of-pocket fees and expenses of Bullion (the “Bullion Expense Reimbursement Payment”), up to a maximum of $500,000, which were incurred in connection with this Agreement and the Merger. Bullion shall deliver to Eurasian a written notice setting out the total amount of the Bullion Expense Reimbursement Payment and a breakdown thereof showing the sources of such fees and expenses, and the Bullion Expense Reimbursement Payment shall be paid as promptly as reasonably practicable by wire transfer of immediately available funds to a bank account designated to Eurasian by Bullion.

ARTICLE 8
GENERAL

8.1 Binding Agreement. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.2 Time. Time is of the essence of this Agreement.

8.3 Knowledge.

(a)

In this Agreement, references to “the knowledge of Bullion” means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Bullion, in each case, after making due enquiries regarding the relevant matter.

(b)

In this Agreement, references to “the knowledge of Eurasian” means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Eurasian, in each case, after making due enquiries regarding the relevant matter.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah.

8.5 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.6 Confidentiality. Eurasian and Bullion acknowledge and confirm that they shall continue to be bound by the terms of the confidentiality agreement dated July 25, 2011 (as may be amended from time to time, the “Confidentiality Agreement”) entered into between Eurasian and Bullion in respect of the Merger.

8.7 Announcements. Eurasian and Bullion shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any news release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, except as may be required by Law or rule of any stock exchange. If such an announcement is required by Law or rule of any stock exchange, the party required to make the announcement shall inform the other party of the contents of the announcement proposed to be made and shall use its best efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld; it being understood that final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

8.8 Interpretation; Construction.

(a)

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the disclosure letter delivered with this Agreement.

(b)

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.9 Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):

If to Eurasian or	Eurasian Minerals Inc.
Merger Sub, to:	Suite 501 – 543 Granville Street
Vancouver, BC V6C 1X8
Facsimile: 604-688-1157
Email: dave@emxmail.com
Attention: David M. Cole

with a copy (which will	Blake, Cassels & Graydon LLP
not constitute notice to	2600 - 595 Burrard Street
Eurasian or Merger	Vancouver, British Columbia V7X 1L3
Sub) to:	Facsimile: 604-631-3309
Email: andrew.mcleod@blakes.com
Attention: Andrew McLeod

If to Bullion, to:	Bullion Monarch Mining, Inc.
20 North Main, Suite 202
St. George, Utah 84770
Facsimile: 801-426-8555
Email: andy@bullionmm.com
Attention: James A. Morris

with a copy (which will	Durham Jones & Pinegar, P.C.
not constitute notice to	192 East 200 North, 3rd Floor
Bullion) to:	St. George, Utah 84770
Facsimile: 435-628-1610
Email: jlittle@djplaw.com
Attention: Joshua E. Little

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.10 Entire Agreement. This Agreement (including the Schedules to this Agreement), the Bullion Disclosure Letter and the Eurasian Disclosure Letter to be delivered with this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Bullion Disclosure Letter and the Eurasian Disclosure Letter (other than an exception expressly set forth in any such disclosure letter), the statements in the body of this Agreement will control.

8.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted by applicable Law.

8.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to any direct, wholly-owned Subsidiary of Eurasian. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Utah or any Utah state court, in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.16 Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Bullion, Eurasian and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EURASIAN MINERALS INC.

Per:	/s/ David M. Cole
Name:	David M. Cole
Title:	President and Chief Executive Officer

EMX (UTAH) CORP.

Per:	/s/ David M. Cole
Name:	David M. Cole
Title:	President

BULLION MONARCH MINING, INC.

Per:	/s/ James A. Morris
Name:	James A. Morris
Title:	President

Annex B

VOTING AGREEMENT

            This Voting Agreement (this "Agreement"), dated as of February 7, 2012 between the undersigned shareholder ("Shareholder") of Bullion Monarch Mining, Inc., a corporation incorporated under the laws of the State of Utah (the "Company"), and Eurasian Minerals Inc., a corporation incorporated under the laws of the Province of British Columbia ("Parent").

            WHEREAS, on or about the date of the execution of this Agreement, the Company, Parent and EMX (Utah) Corp., a Utah corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into a Merger Agreement (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

            WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder execute and deliver this Agreement; and

            WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") beneficially owned by Shareholder and set forth below Shareholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares").

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

            For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder.

            Shareholder represents and warrants to Parent that:

(a)

(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all liens, charges, pledges, security interests, encumbrances, claims or demands, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)

Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, "Options").

(c)

Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder's obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)

None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder's property or assets.

(e)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder's spouse is necessary under any "community property" or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a)

Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if Shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Competing Transaction, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's or Merger Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Articles of Incorporation of the Company or the bylaws of the Company).

(b)

Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

            Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

            Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder's voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder's immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

            Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, but excluding shares of Company Common Stock underlying unexercised Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters' Rights.

            Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

8.	Termination.

            This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. In addition, upon written notice to the Parent, the Shareholder may terminate this Agreement if the board of directors of the Company receives a Superior Offer and withdraws its recommendation to shareholders regarding the Merger in accordance with Section 5.7 of the Merger Agreement.

9.	No Agreement as Director or Officer.

            Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in stockholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as an officer or director to the Company or its stockholders.

10.	Specific Performance.

            Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

11.	Entire Agreement.

            This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.	Notices.

            All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Parent:

Eurasian Minerals Inc.
6624 Willow Broom Trail
Littleton, Colorado 80125
Facsimile: 303-973-0715
Email: dave@emxmail.com

Attention: David M. Cole, President & CEO

Copy to:

Blake, Cassels & Graydon LLP
2600 - 595 Burrard Street
Vancouver, British Columbia V7X 1L3
Facsimile: 604-631-3309
Email: andrew.mcleod@blakes.com
Attention: Andrew McLeod

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

Copy to:

[STOCKHOLDER'S COUNSEL'S NAME]
[ADDRESS]
Fax: [NUMBER]
Attention:

13.	Miscellaneous.

(a)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Utah.

(b)

Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state courts located in Salt Lake County, Utah, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts located in Salt Lake County, Utah. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

(d)

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)

The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)

Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EURASIAN MINERALS INC.

By_____________________

Name:
Title:

[SHAREHOLDER]

By_____________________

Name:
Number of Shares of Company
Common Stock Beneficially
Owned as of the Date of this
Agreement:
[Number of Options Beneficially
Owned as of the Date of this
Agreement:]
Street Address:
City/State/Zip Code:
Fax:

Annex C

Part 13 of the Utah Revised Business Corporation Act

          16-10a-1301. Definitions.

          For purposes of Part 13:
          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.
          (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.
          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.
          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

          16-10a-1302. Right to dissent.

          (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:
          (a) consummation of a plan of merger to which the corporation is a party if:
          (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or
          (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;
          (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
          (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and
          (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).
          (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.
          (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:
          (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;
          (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or
          (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

          (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:
          (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;
          (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;
          (c) cash in lieu of fractional shares; or
          (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.
          (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

          16-10a-1303. Dissent by nominees and beneficial owners.

          (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.
          (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
          (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
          (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.
          (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement shall be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

          16-10a-1320. Notice of dissenters' rights.

          (1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

          (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

          16-10a-1321. Demand for payment -- Eligibility and notice of intent.

          (1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
          (a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

          (b) may not vote any of his shares in favor of the proposed action.
          (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.
          (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
          (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

          16-10a-1322. Dissenters' notice.

          (1) If proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.
          (2) The dissenters' notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:
          (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;
          (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;
          (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;
          (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;
           (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and
          (g) be accompanied by a copy of this part.

          16-10a-1323. Procedure to demand payment.

          (1) A shareholder who is given a dissenters' notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:
          (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;
          (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and
          (c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.
          (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.
          (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

          16-10a-1324. Uncertificated shares.

          (1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.
          (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

          16-10a-1325. Payment.

          (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.
          (2) Each payment made pursuant to Subsection (1) shall be accompanied by:
          (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;
          (B) an income statement for that year;
          (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and
          (D) the latest available interim financial statements, if any;
          (ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;
          (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
          (c) a statement of the dissenter's right to demand payment under Section 16-10a-1328; and
          (d) a copy of this part.

          16-10a-1326. Failure to take action.

          (1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.
          (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

          16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

          (1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.
          (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

          16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

          (1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:
          (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;
          (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or
          (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.
          (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

          16-10a-1330. Judicial appraisal of shares -- Court action.

          (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.
          (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.
          (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.
          (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
          (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:
          (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or
          (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

          16-10a-1331. Court costs and counsel fees.

          (1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or
          (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.
          (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex D

Stephen W. Semeniuk, CFA
Capital Research & Consulting

Bullion Monarch Mining, Inc.

Prepared by: Stephen W. Semeniuk, CFA

Submitted: January 27, 2012

3845 Southridge Avenue, West Vancouver, B.C. V7V 3H9
Phone 604.926.6481 Email stephen_semeniuk@shaw.ca

Summary and Conclusions

This report presents the fairness opinion on the proposed merger (‘Merger’) whereby Eurasian Minerals Inc. (‘Eurasian’), a British Columbia company, will acquire all outstanding securities of Bullion Monarch Mining, Inc.  (‘Bullion’). Bullion was incorporated under the Laws of the State of Utah and Eurasian has incorporated a wholly-owned Utah subsidiary (‘Merger Sub’) in Utah to accommodate the Merger whereby all outstanding issued Bullion shares will be cancelled and retired and converted into the right to receive 0.45 of a Eurasian share plus a cash payment of $0.11 in consideration for each Bullion share. On completion of the Merger, the Merger Sub will merge with and into Bullion and the separate existence of Merger Sub will cease and Bullion will continue its corporate existence under the Utah Act as the surviving corporation in the Merger.

Eurasian currently has 51,875,118 issued and outstanding shares as well as options providing for the issuance of 4,142,867 Eurasian shares. In addition, Eurasian has outstanding warrants providing for the issuance of 13,457,629 Eurasian shares. Bullion has 39,260,518 validly issued and outstanding shares. To complete the Merger, Eurasian will issue 17,667,233 of its shares to Bullion shareholders as well as an aggregate payment to them of $4,318,657. The number of outstanding Eurasian shares will increase to 69,542,351 of which number current Bullion shareholders will own 25.4% and Eurasian shareholders will hold 74.6% .

Eurasian’s shares are listed on the TSX Venture Exchange (‘TSX-V’) under the symbol ‘EMX’. Share prices on the TSX-V are normally quoted in Canadian currency. The average exchange rates for the Canadian dollar, published by the Bank of Canada for the months of November and December were $0.9748 and $0.9768, respectively and $0.9859 as of January 20, 2012. Priced at the closing price of Eurasian shares on January 20, 2012 of Cdn$2.30 and adjusted at the Canadian dollar exchange rate for January 20th, Eurasian’s total consideration for Bullion amounts to approximately $44.38 million in cash and shares.

The proposed Merger provides Bullion shareholders with a premium of 66% based on the closing prices of Eurasian and Bullion shares as of January 20, 2012. The Merger will create an exploration company with greater critical mass and a larger portfolio of exploration properties spread across five continents, as Eurasian currently has no exploration interests in South America. Absent the proposed Merger, Bullion will be faced with the prospect of seeking financing to support exploration on its Brazilian properties in a very difficult market for junior equities. The difficulty for Bullion is compounded as its shares do not trade on an organized and regulated stock exchange. Bullion also lacks scale to trade on the basis of its Carlin royalty as over 90% its revenues come from a single royalty stream. Better known companies specialized in holding mining royalties and related assets provide scale and diversification of royalty related cash streams and the ability to spread administrative costs over much larger cash flow streams.

Eurasian’s offer for Bullion is valued at approximately $44.38 million providing a premium of 66% to Bullion shareholders based on the closing prices Eurasian and Bullion shares as of January 20, 2012. The estimated value of Eurasian’s offer falls within the range of value calculated for the Carlin royalty of $42 million to $52 million. A more precise estimate of the value of the Carlin royalty is not possible because Bullion does not have access to operating information within its royalty claim blocks and must rely on the operator’s public disclosures.

Eurasian shares trade in greater volumes than Bullion shares. The Merger with Eurasian will provide Bullion shareholders with more liquidity for their shares, either to reduce their positions or to buy more Eurasian shares in the market. However, the combined value of trading in the companies’ shares is limited but in the case of Eurasian, its share prices have been supported by recent private placements completed with Newmont, Antofagasta and the IFC that should provide Bullion shareholders with comfort that the value of Eurasian shares, in the market, is well founded.

The Merger of Eurasian and Bullion will dilute the interests of current Bullion shareholders in Bullion’s royalty and exploration interest, but the dilution is offset by a number of compensating factors. The factors that will enhance the position of current Bullion shareholders as incoming shareholders of Eurasian include the latter’s cash resources which underpins the future growth of the company, the diversity of exploration exposure of the merged company, particularly in North and South America and liquidity for their investment through holding shares of a company listed on an organized stock exchange and management endorsed through partnerships with a number of senior miners as well as by Newmont’s holding of 9% of Eurasian’s shares (on a pre Merger basis). These characteristics represent value enhancing features of the proposed Merger.

Based on the above information, observations and analyses conducted by the writer as well as other relevant factors, it is the writer’s considered opinion that the proposed Merger involving Eurasian and Bullion whereby all outstanding common shares of Bullion will be exchanged for Eurasian shares on a 0.45 Eurasian share for 1.0 Bullion share basis plus a cash payment of $0.11 for each Bullion share, is fair, from a financial point of view, to all Bullion security holders.

January 27, 2012

Board of Directors,
Bullion Monarch Mining, Inc.
20 N. Main Street, Suite 202
St. George, Utah 84770

Re:	Proposed Business Amalgamation with Bullion Monarch Mining, Inc.

Introduction

Gentlemen:

You asked the writer to provide a fairness opinion on the plan of merger (‘Merger’) whereby Eurasian Minerals Inc. (‘Eurasian’), a British Columbia company, will acquire all outstanding securities of Bullion Monarch Mining, Inc. (‘Bullion’ or the ‘Company’). Bullion was incorporated under the Laws of the State of Utah and Eurasian has incorporated a wholly-owned Utah subsidiary (‘Merger Sub’) to accommodate the Merger. To effect the Merger, all outstanding issued Bullion shares will be cancelled and retired and converted into the right to receive 0.45 of a Eurasian share plus a cash payment of $0.11 as consideration for each Bullion share.

It is intended that the Merger will qualify as a re-organization under provisions of the United States Internal Revenue Code of 1986. On completion of the Merger, the Merger Sub will merge with and into Bullion and the separate existence of Merger Sub will cease and Bullion will continue its corporate existence under the Utah Act as the surviving corporation in the Merger. However, Bullion’s articles of incorporation will be amended to be identical to the articles of incorporation of Merger Sub.

Eurasian currently has 51,875,118 issued and outstanding shares as well as options providing for the issuance of 4,142,867 Eurasian shares. In addition, Eurasian has outstanding warrants providing for the issuance of 13,457,629 Eurasian shares. Bullion has 39,260,518 validly issued and outstanding shares. To complete the Merger, Eurasian will issue 17,667,233 of its shares to Bullion shareholders as well as an aggregate payment of $4,318,657. The number of outstanding Eurasian shares will increase to 69,542,351. Of this number, current Bullion shareholders will own 25.4% and current Eurasian shareholders will hold 74.6% .

As of the date of this report, Eurasian’s shares are not listed in the US, but trade on the TSX Venture Exchange (‘TSX-V’) under the symbol ‘EMX’. Share prices on the TSX-V are normally quoted in Canadian currency. The average exchange rates for the Canadian dollar, published by the Bank of Canada for the months of November and December were $0.9748 and $0.9768, respectively and $0.9859 as of January 20, 2012. Priced at the closing price of Eurasian shares on January 20, 2012 of Cdn$2.30 and adjusted at the US to Canadian dollar exchange rate for January 20th, Eurasian’s total consideration for Bullion amounts to approximately $44.38 million in cash and shares. All dollar amounts, except as noted, are in US currency.

Description of Bullion

Bullion is a resource exploration company with core assets in the heart of the Carlin gold trend of North-eastern Nevada. Bullion’s royalty portfolio provides investors with exposure to the precious metals sector without the costs and risks inherent in engaging in actual mine operations. Bullion re-invests its royalty cash flows into exploring and developing assets in the mining and energy industries.

Bullion’s most important asset consists of the 1% gross smelter royalty (‘GSR’) from the area of the Carlin Trend. The map shown below highlights Bullion’s five contiguous claim blocks on which it holds royalty rights. Newmont operates several gold mines, within these claim blocks, including portions of the following mines:

  The Leeville Mine
  East Ore Mine
  North Lantern Mine
  Turf Mine
  Four Corners Mine

This royalty stream has generated revenue of in excess of $10 million for Bullion over the last three fiscal years.

The locations of Bullion’s Maggie Creek properties, shown below, are located approximately seven miles north of Carlin, Nevada in sections 12 and 14, township 33 north. The land holdings that are adjacent consist of approximately 1900 acres. The properties are located south and border on Newmont’s Gold Quarry/Maggie Creek deposits. Bullion holds a 3% net smelter return royalty on the properties, but no mining activity is currently being undertaken on Bullion’s lands. Any reserve estimates, if such have been made, are not available to Bullion.

Bullion’s 440 acre North Pipeline property is located in the Cortez Trend in Lander County Nevada specifically in Section 9, township 29 north and approximately seven miles north of Barrick Gold's Pipeline deposit. Bullion owns both the surface and mineral rights. Currently Nevada Rae Gold has the right to mine placer deposits on the property subject to the greater of a production royalty of $0.50 per yard of gravel processed or 4% of net profit. Bullion has retained the hard rock mineral rights and is excited about the potential of the property. For the 2011 fiscal year ended on April 30, 2011, royalties paid to Bullion amounted to $19,814.

The underground portion of Bullion’s North Pipeline property has yet to be explored although the property is in a geographic line with several large gold deposits in the Cortez trend. These include: American Barrick’s Pipeline property with a reported proven reserve of over 10 million ounces, Corral Gold’s Robertson property with an inferred reserve of over 3 million ounces, and American Barrick’s Cortez Hills property with a proven reserve of over 10 million ounces.

Effective April 1, 2011, Bullion acquired 100% of Dourave Canada, a private mining and exploration company, holding exploration interests in Brazil held through Dourave Brazil. Consideration for the purchase was 5,000,000 Bullion shares and 2,500,000 Bullion warrants exercisable into Bullion shares at $1.20 per share. Key Dourave personnel joined Bullion’s exploration team. Dourave's key assets consist of five prospective gold mining properties located in the mineral rich Para state of Brazil. The properties are known as: Bom Jesus, Bom Jardim, Ouro Mil, and Pontal do Paranaita and Caldeiras. Bullion, subject to prior joint venture agreements, has conducted a diamond drilling program on the Bom Jesus property. Dourave also held a bauxite project that subsequently was dropped.

On September 7, 2011 Bullion announced initial results on the Bom Jesus gold property in the Tapajos region, the world's third-largest alluvial gold province. Artisanal miners in the 125,000 square kilometre region have produced an estimated 20 to 30 million oz. since the beginning of a gold rush in the 1970's.

Bullion’s sampling of artisanal (i.e. ‘garimpeiro’) shafts near drill hole FBJ-08 returned gold values of 206.2 grams per tonne (‘g/t’) gold (‘Au’) in a 0.5 metre (‘m’) interval and @ 93.3 g/t Au over a 0.70m interval. These results occurred in a zone within a structure associated with mineralization that has been traced for more than two kilometres in geophysical surveys. A detailed airborne magnetic survey is planned for 2012 and drilling of targeted areas will follow. Bullion has several active exploration projects in the Tapajos region of Brazil.

Bullion’s Ouro Mil property, also located in the Tapajos region of Brazil, is joint-ventured with Brazilian Gold Corp. (‘Brazilian’). The project comprises 82 mineral concessions covering an area of approximately 13,444 hectares. According to Brazilian, the Ouro Mil project has a coincident gold in soil and a mobile metal ion (MMI) anomaly, and a magnetic high associated with a coarse grained granitic stock. There are extensive garimpeiro workings in alluvial materials overlying the anomaly and in surrounding drainages that will be tested with a phase one (1,000 m) drill program. The gold MMI anomaly is approximately 1.4 kilometres long by 1 kilometre wide and elongated in a west to northwest direction and surrounded by base metal and uranium MMI anomalies. Brazilian is earning a 70% interest in the project by making staged cash payments and project expenditures over a four year period.

Bullion holds an 80% interest in EnShale, Inc. (‘EnShale’), a subsidiary established in 2005 to develop a patented technology for processing the oil shale for the extraction of oil. Bullion has built a pilot plant to prove the specific economics of the extraction and has completed an overall process model for an integrated shale oil recovery process, called an Aspen Model incorporating research by The Idaho National Labs, a department of the DOE. EnShale estimates that the process can produce oil for less than $30 dollars a barrel and EnShale is currently operating a pilot plant to test and improve the efficiency of the process.

For the fiscal year ended April 30, 2011, Bullion reported record revenue of $6,289,315 resulting in net income of $1,962,404, an increase of 142% over the fiscal year ended April 30, 2010 when net income amounted to $811,393. Operating income amounted to $2,960,069 compared to $2,389,144 for the fiscal year ended April 30, 2010, a year over year increase of 24%. Earnings per share amounted to $0.05 compared to $0.02 per share for the previous fiscal year. During the fiscal year ended April 30, 2011, Bullion’s total assets increased to $10,873,540 compared to $5,033,169 at April 30, 2010. Most of the increase in total assets is attributed to the acquisition of Dourave.

Bullion’s revenues for fiscal 2010 amounted to $5,214,603. The revenue increase of $1,074,712 in fiscal 2011 was primarily due to increased gold prices, coupled with sustained production from Newmont’s mines operating on Bullion’s Carlin Trend Royalty claim block. A concern for management is that most of Bullion’s current revenues are derived from its 1% royalty interest on the Carlin Royalty claim block.

Through Dourave, Bullion holds the Niquelândia bauxite project is north of the town of Niquelândia in the state of Goiás, Brazil. The town of Niquelândia, located approximately 200 kilometres northwest of Brasilia, the federal capital. The Niquelândia Project is comprised of 9 mineral exploration permits totalling approximately 16,500 hectares. Bauxite mineralization is the primary focus of the exploration permits but the property comprises the western portion of a prominent topographic feature. Nickel laterite deposits are located along the eastern portion of this topographic high.

In May 2011, Bullion postponed a planned share offering in the Canadian market for 10,000,000 shares due to unfavourable market conditions. The offering would have coincided with the listing of bullion shares on a Canadian stock exchange.

Description of Eurasian

Eurasian is a Vancouver-based mineral exploration company listed on TSX-V that acquires and explores exploration stage precious and base metals properties. Eurasian’s primary exploration focus is on properties located in Turkey, Haiti, Europe, Southwest United States, and the Australia. Eurasian Capital, Eurasian’s royalty and merchant banking division, manages a portfolio of revenue generating mineral royalties which complement Eurasian's prospect generation and exploration model.

Eurasian was incorporated under the laws of the Yukon Territory of Canada on August 21, 2001 as 33544 Yukon Inc. and, on October 10, 2001, changed its name to Southern European Exploration Ltd. On November 24, 2003, Eurasian completed the reverse take-over of Marchwell Capital Corp., an Alberta company incorporated on August 12, 1996 and which subsequently changed its name to Eurasian. Eurasian continued into British Columbia from Alberta under the Business Corporations Act on September 24, 2004.

Eurasian’s current projects span four continents and ten countries and with continued acquisitions Eurasian controls or has shared interests in well over 100 properties across in 10 countries on four continents. These include 10 royalty properties and 73 others in various partnership arrangements. As properties are advanced with substantial contributions of partner mining companies, Eurasia continues to evaluate early stage projects to continue its prospect and value generation model.

The most recent example of Eurasian’s ability to generate and advance mineral projects is the January 23rd announcement of the execution of a Designated Project (‘DP’) Earn-In Agreement with a subsidiary of Antofagasta plc, for copper exploration at the Norrmyran property in Sweden. Norrmyran is the second Designated Project in Sweden with the Kiruna South being the first that Eurasian signed with Antofagasta. Both cover an area of 126.12 square kilometres.

Antofagasta can earn up to a 70% interest in a Designated Project through a combination of cash payments and work commitments that result in a NI 43-101 compliant feasibility study. In connection with the signing of the agreement, Antofagasta purchased an aggregate of $5,005,000 of Units in the capital of Eurasian at a price of $3.25 per Unit on March 1, 2011.

Antofagasta may earn an initial 51% interest in the DP by spending an aggregate of $5 million over five years and making a one-time cash payment to Eurasian on, or before, the fifth anniversary equal to the product obtained by multiplying 225,000 pounds of copper times the average copper price for the previous 30 trading days. Additional cash payments and a NI43-101 compliant feasibility study are required to move to the 70% ownership level.

Eurasian has been granted 21 exploration permits and one exploration permit under application in Sweden covering an area of 963 square kilometres. Sixteen of these exploration permits are located in Norrbotten County, northern Sweden, where Eurasian is exploring for porphyry copper-gold and iron-oxide-copper-gold (IOCG) deposits. Eurasian is also separately advancing the Storåsen copper-gold-PGE property with Antofagasta.

Pointed out by the graph below is that Eurasian has recovered 73% of its total historic exploration expenditures by reimbursement from joint venture partners, sale of properties, periodic property cash and share payments, appreciation of shares received and project management fees and built shareholder value in the process.

Inter-corporate Relationships

The corporate structure of Eurasian, its material subsidiaries, the percentage ownership that Eurasian holds or has contractual rights to acquire in such subsidiaries (if not wholly-owned) and the jurisdiction of incorporation of such corporations is set out in the following chart:

Exploration Expenditures in Fiscal 2011

The table below appears in Eurasian’s Annual Information Form (‘AIF’) and shows where Eurasian has spent its exploration dollars. Eurasian incurred expenditures of Cdn$10,941,182 on its exploration portfolio and recovered Cdn$6,185,414 pursuant to its joint venture agreements. In fiscal 2012, Eurasian expects that its joint venture partners will spend Cdn$15 million on its properties as well as receive Cdn$1.5 million in cash and share payments.

Despite its name, Eurasian’s recent focus expanded to North America through the acquisition of Bronco Creek Exploration Inc. (‘BCE’) through an exchange of shares at a deemed total purchase price of Cdn$5,291,296. The transaction was completed on January 20, 2010. The BCE portfolio consists of 21 copper and gold properties located in Arizona, Nevada, and Wyoming. Seven of the properties are under agreements with Freeport-McMoRan, Vale, Inmet Mining, Geo Minerals, Entree Gold and Golden Predator.

On April 6, 2011, Eurasian and Vale Exploration Canada Inc. (‘Vale’) announced a regional acquisition agreement whereby Eurasian, through its subsidiary BCE, and Vale will conduct a generative, copper-focused acquisition and exploration program within an area of interest (AOI) comprising the states of Arizona, Nevada, Utah, Idaho and Montana. Eurasian will be the operator of the program, and Vale will provide 100% of all regional exploration financing, with a minimum first-year expenditure of $350,000. The agreement may be renewed by mutual agreement of both parties on an annual basis. All properties will be acquired in the name of BCE, and Vale will have the opportunity to earn an initial 60% interest in any new acquisition, as well as those within Eurasian's current portfolio.

The Eurasian/Vale agreement capitalizes on Bronco Creek Exploration's copper exploration expertise in the region and has identified a number of copper targets in key mining districts for follow-up exploration. These targets are based upon recent reinterpretations of the geology of classic mining districts, as well as new frontier exploration areas.

Some additional fiscal 2011 achievements highlighted by Eurasian (including subsequent events up to July 19, 2011) are:

  the raising of $40.6 million from private placement financings during the year. Newmont participated and owns a 9% interest in Eurasian on a fully diluted basis the final 2010 drill results from the Akarca gold-silver project in north-western Turkey that established the district scale gold-silver exploration potential, with multiple prospects and new discoveries occurring over a combined area of more than seven square kilometres consolidation of over 2,200 square kilometres of mineral rights in the highly prospective Koonenberry gold belt of New South Wales, Australia discovery of a new zone of porphyry-copper style alteration and mineralization at Yerington, Nevada during an initial drill program by partner Entrée Gold Inc.
  successful negotiation of an agreement with subsidiary of Newmont Mining Corporation whereby all of Eurasian’s remaining lands in Haiti subject to Strategic Venture were advanced to Designated Project status meaning that all exploration would be solely funded and managed by Newmont drill results from the Grand Bois project in Haiti showing multiple, near-surface gold intercepts and confirmation of historic drill results from the United Nations and other previous operators exploration results for the Vert de Gris porphyry copper-gold prospect in north-western showing clear evidence of a porphyry copper type system.
  the purchase of a Swedish subsidiary from Freeport-McMoRan Copper & Gold Inc. holding 1.0% net smelter return royalties over two advanced copper projects in Northern Sweden on March 12, 2010, International Finance Corporation (‘IFC’), a corporation headquartered established by the member countries of the World Bank Group, invested $5 million in Eurasian by the purchase of 2,559,510 common shares and 1,919,633 share purchase warrants exercisable at $2.88 until the earlier of three years from the date on which the drilling commences on the Eurasian’s Treuil-La Mine property in Haiti, or February 19, 2015.

More detailed information of Eurasian and its property interests will be included in Bullion’s information circular. The intent of this shortened description is to convey the fact that Eurasian is a well financed mineral exploration with a quality portfolio of exploration properties that have attracted the interest and support of a number of senior mining companies.

Reason for the Merger

After acquiring Dourave Canada, Bullion had planned to complete a financing consisting of at least 10,000,000 shares and to list on a Canadian stock exchange to support its planned exploration program in Brazil. Due to adverse market conditions, Bullion was unable to secure new financing.

In light of the uncertainty of whether the Carlin royalty will continue at current levels, the approach made to Bullion by Eurasian to combine was seriously considered. It was concluded that the proposal would provide current Bullion shareholders with an immediate cash return as well as providing exposure to Eurasian’s expanding property portfolio developed in some of the world's premier mineral belts. Eurasian’s acquisition of BCE was noted as an expanding focus on exploration the western US and the financing capacity and partnerships to support such exploration projects.

Qualifications of the Writer

The writer is a CFA® charter holder awarded by the CFA Institute, a global membership organization that awards the Chartered Financial Analyst® (CFA®) designation upon completion of an assigned curriculum and examinations. The CFA Institute leads the investment industry by setting the highest standards of ethics and professional excellence and vigorously advocating fair and transparent capital markets. The writer also holds an M.B.A. degree granted by Michigan State University.

From 1987 to 1991, the writer was Vice President, Research, LOM Western Securities Ltd., now known as Canaccord Capital Corp., then a leading underwriter of resources and industrial companies in Western Canada. As a condition of his employment, the writer was required to pass the Partners, Directors and Officers examination administered by the Canadian Securities Institute and was subsequently registered by the British Columbia Securities Commission under the category: Trading Partner, Director, Officer.

The writer is a past director of the Canadian Council of Financial Analysts and since 1991, the writer has been an Independent Financial Consultant providing securities valuation services, fairness opinions, financial research and related consulting services and assignments for over one hundred Canadian and International clients such as mining and exploration companies and companies operating in other sectors, financial institutions, law firms, government bodies and investment dealers.

The writer also acts as an advisor to companies on merger and acquisition matters. The writer has been accepted by the Tax Court of Canada, the British Columbia Supreme Court and the

Alberta Court of the Queen’s Bench as an expert witness on matters relating to the stock market and mineral exploration company share prices, coal mining, placer gold mining, gold company share prices and mineral claims and mineral royalty matters. The writer served as a Research and Financial Analyst with the Vancouver Stock Exchange & Securities Regulation Commission (i.e. Matkin Commission) in 1993.

Relationship of Writer with Interested Parties

The writer has no past, present or intended interest in the shares and interests of Bullion nor with Eurasian and the latter’s associated companies. The writer is not an insider, associate or affiliated with such parties. The writer will be paid a fee for this work in accordance with normal professional consulting practice. The writer may in the future - in the course of conducting financial advisory services to a broad spectrum of corporate clients - perform financial and research services for companies referred to in the preparation of this report.

Definition of Value

Normally, the definition of value that applies for the purposes of a valuation report or fairness opinion is ‘Fair Market Value’. This concept of value, assuming a going concern scenario, is the highest price obtainable, expressed in terms of money, in an open and unrestricted market between knowledgeable, prudent and willing parties, dealing at arm’s length, who are fully informed and not under compulsion to transact.

A characteristic of companies in the initial stage of their business development is that such companies are typically cash short due to the ongoing expenses of market development and working capital requirements. As long as companies in they are able to finance the launching of their business development activities by accessing internal or external sources of funding, the going concern criterion is appropriate. Bullion may require additional working capital to carry out any significant exploration programs on its Brazilian properties. Raising new investment capital as an over the counter company under current market conditions will be onerous and dilutive to current Bullion shareholders. The Merger with Eurasian addresses such issues.

The issue of fairness applying to arrangements and mergers between companies is usually based on the values that can be attributed to shareholders’ ownership rights. On a post Merger basis, the pro rata tangible and intangible values attributed to such shareholders’ interests should equate to or exceed the prior amount of such values.

Scope of Review

In the course of this engagement, the writer held a number of discussions with the management of Bullion and Eurasian. The writer had access to all information requested from the companies and no suggestions were requested of or offered as to the approach or methodology used in the preparation of this report. Documents and sources of information accessed by the writer include:

  Eurasian, EMX (Utah) Corp. and Bullion, Agreement and Plan of Merger in draft form
  Bullion, Form 10-K, dated as of July 15, 2011
  Bullion, Form 10-Q, dated as of September 13, 2011
  Old Bullion, Form 10-K, dated as of April 30, 1996
  Newmont Mining Corporation, Form 10-K
  Royal Gold, inc., Investor Fact Sheet with first quarter 2012 highlights, available on the company’s Website
  Thompson Creek Metals company Inc., News release dated December 2011
  Eurasian, AIF for the year ended March 31, 2011 and dated January 20, 2012
  Eurasian, Consolidated Financial Statements for the years ended March 31, 2010
  Eurasian, Factual Stock Report, prepared by Standard & Poors, dated December 17, 2011, 2010 and 2009 and Condensed Consolidated Interim Financial Statements for the period ended September 30, 2011
  Eurasian, company presentations available on the company’s website share trading information of the companies’ shares available from on CanadaStockwatch and other sources
  Selected news releases, project information made available by the companies on their respective websites as well as CanadaStockwatch

Considerations as to Fairness

In assessing the fairness of the Arrangement, the writer has analyzed, reviewed and considered numerous factors. Among these are the following:

  The apparent value of the Eurasian offer
  The relative selected past trading volumes and prices of Bullion and Eurasian shares in their respective markets over recent selected periods of time
  The past payments made under the gross smelter royalty that Bullion holds on the gold produced by Newmont Mining Inc. on the Carlin properties
  The mineral exploration projects, holdings and financial resources of Bullion and Eurasian
  The current cash and working capital positions and the exploration and development and financing requirements of Bullion and Eurasian
  The fact that Bullion shares are classified as penny stock under US regulations making the buying or selling of Bullion shares difficult and limiting the market for the shares
  The fact that Eurasian enjoys many revenues and cost recoveries from numerous sources a
  The fact that Bullion earns well over 90% of its revenues from only one revenue source
  The fact that Bullion was unable to complete a Canadian financing for up to 10,000,000 shares which would have coincided with a Canadian stock exchange listing
  The ownership and value dilution implications inherent in the Transaction to current Bullion shareholders in terms of their proportional ownership position in Eurasian to be outstanding on completion of the Arrangement
  The combined holdings of Bullion and Eurasian on completion of the Arrangement.

Value of Eurasian’s Consideration

Typically, the daily trading prices of shares of small cap companies only represent minority opinions of the values of the respective companies. The rationale is that, if all of a company’s shares were put on offer, the trading prices of the shares would fall reflecting the increase in supply. More supply drives down prices. Additionally, small cap companies do not have institutional followings because their small capitalizations do not provide sufficient liquidity to move into and out of significant share positions in a timely manner.

Nevertheless, at a proposed exchange ratio of 0.45 of one Eurasian share plus a cash payment of $0.11 for each Bullion share and priced at the respective closing prices of the shares on January 20, 2012 of Cdn$2.30 and $0.68, respectively, the proposed merger at the latter prices would have provided a 66% premium (i.e. $0.45/ $0.68) to Bullion shareholders. The calculation includes conversion of closing price of Eurasian shares at the Bank of Canada’s noon exchange rate for Canadian currency of $0.9859 to arrive at a Eurasian share value of $2.2676 in US funds. As it is expected that 17,667,233 Eurasian shares will be issued to Bullion shareholders, the aggregate value of Eurasian’s offer, in shares and cash, amounts to approximately $44.38 million.

A concern for Bullion shareholders should be whether they will be able to dispose of the Eurasian shares should such need arise. Under the Merger, Eurasian will issue approximately 17.67 million shares to Bullion shareholders. It will be shown in the next section that approximately 6.0 million Eurasian shares traded in the 18 week period ended on January 20th, representing an average trading rate of 333,333 shares per week. At this level of trading, the 17.67 million shares that will be paid out to Bullion shareholders will be equivalent to approximate 53 weeks of trading volume. Consequently, the calculated premium may be overstated in the sense that the attempted sale of only a moderate number of Eurasian shares, to be issued to Bullion shareholders, may apply downward pressure on the price of Eurasian shares.

The tables, below and on the following page, show the weekly trading summaries of Eurasian and Bullion shares for the 18 week period ending on Friday, January 20th. It is estimated that the dollar volume in Eurasian shares in this period amounted to approximately Cdn$13.3 million compared to approximately $2.1 million for Bullion shares.

The latter number may be inflated as over-the-counter transactions may recorded both the buy side and sell side volumes. A table also shows the ratios of weekly high, low and closing prices of Bullion shares relative to the respective weekly Eurasian share prices. Generally, only in two out of the 54 calculations did the ratios equal or exceed the proposed 0.45 exchange ratio.

Eurasian	Volume	High	Low	Close
trading week
01/16	87,261	2.30	2.15	2.30
01/09	614,705	2.43	2.21	2.30
01/02	52,765	2.28	2.15	2.17
12/26	68,358	2.20	2.10	2.15
12/19	145,063	2.25	1.85	2.15
12/12	289,685	2.24	1.81	1.87
12/05	85,819	2.23	2.03	2.10
11/28	86,654	2.18	2.07	2.12
11/21	151,725	2.35	2.07	2.07
11/14	116,263	2.50	2.30	2.30
11/07	131,528	2.49	2.34	2.40
10/31	343,483	2.45	2.14	2.30
10/24	1,720,270	2.38	1.91	2.14
10/17	387,331	2.25	2.02	2.13
10/10	466,523	2.35	1.99	2.22
10/03	328.684	2.31	1.66	2.07
09/26	666,496	2.55	2.16	2.20
09/19	166,628	2.73	2.46	2.49

Total & Av. Prices	6,022,999	2.398	2.096	2.212

Eurasian share prices were not converted to US currency. At the lowest value of Canadian currency in the month of January to the 20th of 0.9735, only the second ratio digit is affected. For example, in the calculation 0.45/1.00= 0.45, adjusting the base by 0.9735, the calculation becomes 0.45/0.9735 = 0.46225.

Bullion	Volume	High	Low	Close
trading week
01/16	214,612	0.78	0.61	0.68
01/09	99,042	0.85	0.716	0.756
01/02	149,904	0.81	0.65	0.75
12/26	266,582	0.73	0.601	0.68
12/19	113,680	0.74	0.72	0.73
12/12	395,841	0.89	0.57	0.74
12/05	115,574	0.95	0.84	0.865
11/28	113,942	0.88	0.79	0.84
11/21	66,498	0.90	0.79	0.79
11/14	106,498	0.94	0.83	0.87
11/07	63,980	0.94	0.845	0.89
10/31	61,637	0.94	0.875	0.875
10/24	93,688	0.945	0.82	0.945
10/17	69,056	0.95	0.80	0.86
10/10	62,983	0.95	0.70	0.95
10/03	254,146	0.964	0.75	0.93
09/26	167,161	1.08	0.90	0.95
09/19	113,759	1.19	1.03	1.05
Total & Av. Prices	2,528,332	0.913	0.769	0.842

Ratios: Bullion/Eurasian	High	Low	Close
trading week
01/16	0.34	0.28	0.30
01/09	0.35	0.32	0.33
01/02	0.36	0.30	0.35
12/26	0.33	0.29	0.32
12/19	0.38	0.36	0.37
12/12	0.38	0.41	0.38
12/05	0.43	0.41	0.41
11/28	0.40	0.38	0.40
11/21	0.38	0.38	0.38
11/14	0.38	0.36	0.38
11/07	0.38	0.36	0.37
10/31	0.38	0.41	0.38
10/24	0.40	0.43	0.44
10/17	0.42	0.40	0.40
10/10	0.40	0.35	0.43
10/03	0.42	0.45	0.45
09/26	0.42	0.42	0.43
09/19	0.44	0.42	0.42

Ratios of average high, low and closing prices	0.413	0.407	0.416

Estimated Value of the Carlin Royalty Cash Flow Stream

Various cases were considered based on assumed Carlin mineable proven and probable reserves of 25 million ounces by the time of the assumed closing of the proposed Transaction. At an assumed recovery rate of 1.7 million ounces of gold per year, the theoretical remaining mining life is 15 years. In actual fact mine output will gradually decline until the operations no longer are profitable. Two cash flow streams were established, one with an assumed mine life of 15 years and the other extending the term of the cash flow streams to 22 years. The two annual cash flow streams examined were $6.0 million and $7.5 million.

The first is Bullion’s actual experience of $6.2 million realized in the last fiscal year rounded to an annual level of $6.0 million. The second cash flow stream is based on an estimated gold price of $1,500 per ounce relative to Newmont’s realized price for 2010 of about $1,200 ounce. This impact of approximately 25% increases the cash flow stream to $7.5 million.

The two cash streams produced aggregate total in flows of $90 million and $112.5 million over the assumed mine life of 15 years. To reflect the tapering of the cash flow streams, the respective amounts were divided by 22 years to produce adjusted cash flow streams of $4.1 million and $5.1 million respectively. A discount rate of 8%, currently used in many preliminary economic assessments of mining projects, was applied the respective cash flow streams. The resulting value of the royalty was calculated as being in a range of $42 million to $52 million. The calculated value of Eurasian’s offer for Bullion shares of $44.38 million falls within the range of value calculated for the Carlin royalty.

What the above calculation does not reflect is the present value of Bullion’s administrative and corporate reporting and maintenance costs over the corresponding life of the royalty needed to stay in business to collect the royalty.

Significance of Eurasian’s Cash Position

In cases of amalgamations where one party holds a disproportionate cash position relative to the other party, a benefit of the Transaction can be demonstrated by calculating the impact of the moneyed partner using its cash position to make an imagined private placement into the other company. As of September 30th, Eurasian’s cash position was Cdn$43.7 million. This amount would have been sufficient to provide Bullion with a private placement of $40 million. At an assumed discounted price to market of $0.60 a share, Eurasian would have been able to acquire 66.7 million Bullion shares, which would reduce the ownership position of current Bullion shareholders to 37.1% of the then outstanding 105.9 million shares. In comparison, on completion of the proposed Transaction with Eurasian, current Bullion shareholders will own about 25.4% of Eurasian’s then outstanding 69.7 million shares.

Under the private placement scenario, current Bullion shareholders would have no claim on Eurasian’s other assets and activities. Viewed in this manner, the dilution to current Bullion shareholders for participation in Eurasian’s exploration exposure and other interests would be an 11.7% reduction in the potential ownership in a larger, more liquid company with a diverse portfolio of attractive exploration properties.

The latter calculation excludes the cash payment of $0.11 to current Bullion shareholders in an aggregate amount of $4.32 million. This payment represents 16.2% of Bullion’s current capitalization of $26.7 million calculated at the January 20th closing price of $0.68 a share (i.e. $0.68 X 39.26 million shares).

Observations

The proposed exchange ratio under the Merger provides Bullion shareholders with a premium of 66% based on the closing prices of Eurasian and Bullion shares as of January 20, 2012. The merger of Eurasian and Bullion will create a larger exploration company with greater critical mass with a larger portfolio of exploration properties spread across five continents as Eurasian currently has no exploration interests in South America. Had the companies not agreed to combine, Bullion still will be faced with the prospect of seeking required financing to support exploration on its Brazilian properties in a very difficult market for junior equities. The difficulty for Bullion is compounded as its shares do not trade on an organized and regulated stock exchange. Bullion also lacks scale to trade on the basis of its Carlin royalty as over 90% of its revenues come from a single royalty stream. Alternate investments such as Silver Wheaton Corp. and Royal Gold, Inc. provide scale and diversified royalty related cash streams and the ability to spread administrative costs over much larger cash flow streams.

Eurasian’s offer for Bullion is valued at approximately $44.38 million and provides a premium of 66% to Bullion shareholders based on the closing prices of Eurasian and Bullion shares as of January 20, 2012. The calculated value of Eurasian’s offer for Bullion shares of $44.38 million falls within the range of value calculated for the Carlin royalty as being in a range of $42 million to $52 million. A more precise estimate of the value of the Carlin royalty is not possible because Bullion does not have direct access to operating information within its royalty blocks and has to rely on public disclosures by the operator.

Eurasian shares trade in greater volumes than Bullion shares. The Merger with Eurasian will provide Bullion shareholders with more liquidity for their shares, either to reduce their positions or to buy more Eurasian shares in the market. Nevertheless, the combined market trading in the companies’ shares is limited but in the case of Eurasian, its share prices have been supported by recent private placements completed with Newmont, Antofagasta and the IFC that should provide Bullion shareholders with the assurance that the value inherent in Eurasian shares is well founded.

The Merger of Eurasian and Bullion will dilute the interests of current Bullion shareholders in Bullion’s royalty and exploration interests, but the dilution is offset by a number of compensating factors that will enhance the position of current Bullion shareholders as incoming shareholders of the combined company on a post merger basis. The potential benefits to current Bullion shareholders included Eurasian’s cash position that underpins the future growth of the combined company, the diversity and broadened exploration exposure of the combined company, particularly in North and South America and the increased liquidity for their investment in holding Eurasian shares which are listed on at least one organized stock exchange with the attendant reporting oversight required by institutional investors and the capabilities of Eurasian’s management endorsed through the company’s partnerships with a number of senior miners as well as by Newmont’s holding of 9% of Eurasian’s shares (on a pre Merger basis). These characteristics represent value enhancing features of the proposed Merger to current Bullion shareholders.

Conclusions as to Fairness

Based on the above information, observations and analyses conducted by the writer as well as other relevant factors, it is the writer’s considered opinion that the proposed Merger involving Eurasian and Bullion whereby all outstanding common shares of Bullion will be exchanged for Eurasian shares on a 0.45 Eurasian share for each Bullion share basis plus a cash payment of $0.11 for each Bullion share is fair, from a financial point of view, to all Bullion security holders.

This fairness opinion is provided for the exclusive use of the Board of Directors of Bullion and to the security holders of Bullion. The writer reserves the right to amend or withdraw the conclusions reached in this Fairness Opinion, if a material change occurs in any of the facts, representations and reports relied upon in preparing this report, or if information provided to the writer and upon which he has relied, is inaccurate in any material respect. This report has been prepared solely for the purpose of providing information. It should not be construed as a recommendation to buy or sell any of the securities mentioned herein and no representations or warranties of any kind are intended, neither implied nor should be inferred.

Yours truly,

Stephen W. Semeniuk, CFA

Certificate of Qualifications

I, Stephen Semeniuk, of 3845 Southridge Avenue, West Vancouver, Canada hereby certify that:

1.	I graduated, B. Comm. (Hons.) from the University of Windsor.

2.	I was granted an M.B.A. degree in finance from Michigan State University.

3.	I am a CFA® charter holder, having completed the program offered by the Institute of Chartered Financial Analysts in 1982.

4.

I have been practicing as an independent financial consultant since January 1991 in providing securities valuation services, fairness opinions, and financial consulting and research services to lawyers, government, investment dealers and industry.

5.

I was formerly Vice President, Research of LOM Western Securities Ltd., at that time, the leading underwriter of junior resources and industrial companies in Western Canada. I have also held securities research positions with Vancouver-based Odlum Brown Ltd. and Brink Hudson and Lefever Ltd.

6.	I have also held financial planning and operations analysis positions with B.C.R.I.C., Power Corporation of Canada, Chemcell Ltd. and Ford Motor Company of Canada.

7.

The attached Fairness Opinion on the Merger of Eurasian and Bullion was prepared for the Board of Directors of Bullion and is based on information, documents, and data provided to me as well as other data, materials and analyses I collected or prepared. I reserve the right to amend or withdraw the conclusions reached in this report, if a material change occurs in or if any of the facts, information or representations provided to me is materially inaccurate.

8.	In undertaking this project, I was not required to visit the properties and premises held by the companies.

9.	I have no past, present or intended interest in the shares or holdings of the companies discussed in the Fairness Opinion.

10.

I consent to use of this Fairness Opinion by Bullion, for its respective corporate, judicial and regulatory purposes as well as to its inclusion in the Company’s Information Circular and public files, if so required. The report, however, should not be construed as a recommendation to buy or sell any shares mentioned in this report. No such representations are intended or implied.

, West Vancouver, B.C., January 27, 2012.
Stephen W. Semeniuk, CFA

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers. Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

  indemnify an eligible party against all “eligible penalties,” which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company is required to pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

  is or was a director or officer of the company;
  is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or
  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
  if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or
  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director, officer, former director or officer or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director, former director and officer, alternate director and officer is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA and the Registrant’s articles, and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of US$10 million, subject to a corporate deductible of US$250,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number	Document Description
2.1	Agreement and Plan of Merger, dated February 7, 2012 (1)
3.1	Continuation Application and Notice of Articles for Registrant (2)
3.2	Certificate of Continuation for Registrant (3)
3.3	Articles of Incorporation for Registrant (4)
5.1	Opinion of Blake, Cassels & Graydon LLP *
8.1	Opinion of Blake, Cassels & Graydon LLP *
8.2	Opinion of Dorsey & Whitney LLP *
8.3	Opinion of Durham Jones & Pinegar *
10.1	Voting Agreement, dated February 7, 2012 (5)
10.2	Stock Option Plan, dated July 3, 2008 and amended July 7, 2009 and December 31, 2010 +
10.3	Services Agreement, dated January 1, 2012 (6)
10.4	Executive Employment Agreement, effective as of December 1, 2011, by and between David M. Cole and EMX (USA) Services Corp. (7)
10.5	Executive Employment Agreement, effective as of December 1, 2011, by and between M. Stephen Enders and EMX (USA) Services Corp. (8)
10.6	Executive Employment Agreement, effective as of December 1, 2011, by and between Paul H. Zink and EMX (USA) Services Corp. (9)
21.1	Subsidiary List of Eurasian +
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibits 5.1 and 8.1) *
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 8.2) *
23.3	Consent of Durham Jones & Pinegar (included in Exhibit 8.3) *
23.4	Consent of Davidson & Company LLP, Independent Registered Public Accountants +
23.5	Consent of Mantyla McReynolds, LLC, Independent Registered Public Accountants +
23.6	Consent of John Dreier *
23.7	Consent of Gary Giroux *
23.8	Consent of Duncan Large *
23.9	Consent of Simon Meldrum *
23.10	Consent of Pavel Reichl *
23.11	Consent of David Royle *
23.12	Consent of Michael Sheehan *
23.13	Consent of Mesut Soylu *
23.14	Consent of Dean Turner *
23.15	Consent of Andrew J. Vigar *

23.16	Consent of Stephen W. Semeniuk *
24.1	Power of Attorney (included on the signature page hereto)

(1)	Included as Annex A to the proxy statement/prospectus filed herewith.
(2)	Incorporated by reference to Exhibit 99.1 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(3)	Incorporated by reference to Exhibit 99.2 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(4)	Incorporated by reference to Exhibit 99.3 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(5)	Included as Annex B to the proxy statement/prospectus filed herewith.
(6)	Incorporated by reference to Exhibit 99.105 to Eurasian’s registration statement on Form 40-F, dated January 23, 2012 and filed with the SEC on January 24, 2012.
(7)	Incorporated by reference to Exhibit 99.4 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(8)	Incorporated by reference to Exhibit 99.5 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.
(9)	Incorporated by reference to Exhibit 99.6 to Eurasian’s report on Form 6-K furnished to the SEC on February 22, 2012.

+ Filed herewith.
* To be filed by amendment.

Item 22. Undertakings.

Regulation S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes as follows:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(6)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(g) Undertaking:

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Form F-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form F-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on March 13, 2012.

EURASIAN MINERALS INC.

By:	/s/ Christina Cepeliauskas
	Name:	Christina Cepeliauskas
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Cole, Christina Cepeliauskas and Valerie Barlow, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Stephen Enders
M. Stephen Enders	Executive Chairman and Director	March 13, 2012

/s/ David M. Cole
David M. Cole	President, Chief Executive Officer and Director	March 13, 2012
(principal executive officer)

/s/ Christina Cepeliauskas
Christina Cepeliauskas	Chief Financial Officer	March 13, 2012
(principal financial and accounting officer)

/s/ Michael Winn
Michael Winn	Director	March 13, 2012

/s/ Brian Bayley
Brian Bayley	Director	March 13, 2012

/s/ George Lim
George Lim	Director	March 13, 2012

/s/ Brian K. Levet
Brian K. Levet	Director	March 13, 2012

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Eurasian Minerals Inc., has signed this Registration Statement in the City of Littleton, State of Colorado, on March 13, 2012.

Authorized U.S. Representative

By:	/s/ David M. Cole

Name:	David M. Cole, on behalf of Eurasian Minerals Inc.

Title:	President and Chief Executive Officer